As filed with the Securities and Exchange Commission on June 18, 2007
                                                     Registration No. 333-141520

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        PRE-EFFECTIVE AMENDMENT NO. 3 TO
                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        Gateway Community Financial Corp.
--------------------------------------------------------------------------------
               (Exact name of registrant as specified in charter)

          United States                   6035                   01-0569172
---------------------------------   ------------------       -------------------
(State or other jurisdiction         (Primary SIC No.)        (I.R.S. Employer
of incorporation or organization)                            Identification No.)

                 381 Egg Harbor Drive, Sewell, New Jersey 08080
                                 (856) 589-6600
--------------------------------------------------------------------------------
         (Address and telephone number of principal executive offices)

             Robert C. Ahrens, President and Chief Executive Officer
                 381 Egg Harbor Drive, Sewell, New Jersey 08080
                                 (856) 589-6600
--------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                  Please send copies of all communications to:

                             Samuel J. Malizia, Esq.
                           Tiffany A. Hasselman, Esq.
                            MALIZIA SPIDI & FISCH, PC
                             901 New York Ave., N.W.
                                 Suite 210 East
                             Washington, D.C. 20001
                                 (202) 434-4660

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this registration statement becomes effective.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine^

PROSPECTUS

                        GATEWAY COMMUNITY FINANCIAL CORP.
          (Holding Company for Gloucester County Federal Savings Bank)

                     Up to 3,105,000 Shares of Common Stock
                (Subject to Increase to up to 3,570,750 Shares)

         Gateway Community Financial Corp. is offering for sale shares of its common stock that will represent 45% of its outstanding common stock upon completion of this offering. The remaining 55% of the common stock outstanding upon completion of this offering will be held by Gateway Community Financial, MHC, the mutual holding company parent of Gateway Community Financial Corp. Upon completion of the offering, Gateway Community Financial Corp. will have between 5,100,000 and 6,900,000 shares outstanding, including shares that will be held by Gateway Community Financial, MHC. The total number of shares of Gateway Community Financial Corp. common stock outstanding upon completion of the offering is subject to an independent appraisal that must be updated before the offering can be completed and may be increased to an adjusted maximum of 7,935,000 shares without resoliciting subscribers. The shares sold in the offering would, in that case, total 3,570,750 shares.

         The offering is expected to expire at __:__ _.m., Eastern time, on ____________, 2007. We may extend this expiration date without notice to you until ____________, 2007, unless the Office of Thrift Supervision approves a later date.

         Sandler O'Neill & Partners, L.P. will use its best efforts to assist us in our selling efforts, but is not required to purchase any of the common stock that is being offered for sale. Purchasers will not pay a commission to purchase shares of common stock in the offering. All shares being sold are being offered at a price of $10.00 per share. The offering will not be completed if we do not sell a minimum of 2,295,000 shares. We have applied to have our common stock listed for trading on the Nasdaq Global Market under the symbol "GCFC."

         The minimum purchase is 25 shares. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond ____________, 2007. If the offering is extended beyond ____________, 2007, subscribers will have the right to modify or rescind their purchase orders. We will hold funds received with orders in a deposit account that we have established at Gloucester County Federal Savings Bank for that sole purpose. We may decide during the offering also to hold funds received with orders in a deposit account at another insured depository institution. In either case, we will pay interest on all funds received at a rate equal to Gloucester County Federal Savings Bank's regular passbook savings rate. If we do terminate the offering, we will promptly return your funds with interest. If we extend the offering beyond ____________, 2007, you will be given an opportunity to confirm, modify or rescind your order, and if an affirmative response is not received, we will promptly return your funds with interest.

         This investment involves a degree of risk, including the possible loss of principal.

                 Please read Risk Factors beginning on page ___.


                                                  OFFERING SUMMARY
                                               Price Per Share: $10.00
                                                                                                             Maximum,
                                                      Minimum           Midpoint           Maximum        as adjusted
                                                      -------           --------           -------        -----------
Number of shares.........................           2,295,000          2,700,000         3,105,000          3,570,750
Gross proceeds...........................         $22,950,000        $27,000,000       $31,050,000        $35,707,500
Estimated offering expenses(1)...........            $768,000           $810,000          $851,000           $899,000
Estimated net proceeds...................         $22,182,000        $26,190,000       $30,199,000        $34,809,000
Estimated net proceeds per share.........               $9.67              $9.70             $9.73              $9.75

---------------
         (1) See Plan of Distribution and Marketing Arrangements on page___ for a description of the fees payable to Sandler O'Neill & Partners, L.P. in connection with this offering.

         These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

         Neither the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation nor any state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                        Sandler O'Neill + Partners, L.P.


                 The date of this prospectus is _________, 2007.

                                TABLE OF CONTENTS

                                                                                          Page
                                                                                          ----

Summary.......................................................................................
Risk Factors..................................................................................
A Warning About Forward-Looking Statements....................................................
Use of Proceeds...............................................................................
Our Policy Regarding Dividends................................................................
Market for the Stock..........................................................................
Capitalization................................................................................
Pro Forma Data................................................................................
Historical and Pro Forma Capital Compliance...................................................
Selected Financial and Other Data.............................................................
Management's Discussion and Analysis of Financial Condition and Results of Operations.........
Business of Gateway Community Financial, MHC..................................................
Business of Gateway Community Financial Corp..................................................
Business of Gloucester County Federal Savings Bank............................................
Regulation....................................................................................
Taxation......................................................................................
Management....................................................................................
The Offering..................................................................................
Restrictions on Acquisition of Gateway Community Financial Corp...............................
Description of Capital Stock..................................................................
Registrar and Transfer Agent..................................................................
Legal and Tax Opinions........................................................................
Experts.......................................................................................
Change in Independent Auditor.................................................................
Registration Requirements.....................................................................
Where You Can Find Additional Information.....................................................
Index to Consolidated Financial Statements....................................................


                                   [Map page]

--------------------------------------------------------------------------------

                                     SUMMARY

This summary contains an overview of the key aspects of the offering. To understand this offering fully, you should read this entire document carefully, including the consolidated financial statements and the notes to the consolidated financial statements beginning on page F-1 of this document. Throughout this document, the terms "we", "us" or "our" refer to Gateway Community Financial Corp. or Gloucester County Federal Savings Bank, or both, as the context indicates.


Gateway Community Financial Corp.

         Gateway Community Financial Corp. is a federally-chartered corporation that serves as a holding company for Gloucester County Federal Savings Bank , a federally-chartered savings bank with roots in the community going back to 1903. Gloucester County Federal Savings Bank currently operates five offices located in Gloucester and Camden Counties, New Jersey. Gateway Community Financial Corp.'s principal executive offices are located at the administrative offices of Gloucester County Federal Savings Bank at 381 Egg Harbor Road, Sewell, New Jersey 08080. The phone number at that address is (856) 589-6600. Gloucester County Federal Savings Bank maintains a website at www.gcfbank.com.

         Financial Condition. The following table summarizes our balance sheet composition as of each of the last five fiscal year ends.

                                                                               At December 31,
                                               -----------------------------------------------------------------------------------
                                                    2006            2005              2004              2003             2002
                                               -------------   --------------    --------------    --------------   --------------
                                                                              (In thousands)
Assets.....................................         $351,864         $308,011          $315,927          $293,414        $312,402
Loans receivable, net......................          210,492          180,916           167,320           163,343         182,660
Investment securities......................           52,797           41,315            48,451            50,361          58,222
Mortgage-backed securities.................           59,185           54,032            61,201            40,658          23,235
Cash and cash equivalents..................           10,618           14,031            19,760            19,448          28,729
Deposits...................................          315,962          277,544           286,611           266,895         283,732
Short-term borrowings......................            4,400                -                 -                 -               -
Total equity...............................           28,903           28,546            26,934            25,332          27,062

         As of March 31, 2007, our assets totaled $372.1 million and our deposits totaled $320.0 million, a 19.1% increase and a 12.8% increase, respectively, over assets and deposits as of December 31, 2002.

         Loans receivable, net of the allowance for loan losses, totaled $211.0 million at March 31, 2007, representing a 15.5% increase over December 31, 2002. Our loan portfolio consists primarily of one-to- four family mortgage loans, which amounted to approximately 48% of our total loans at March 31, 2007. The remainder of our loan portfolio consists of home equity loans and lines of credit (approximately 27%), auto loans (approximately 9%), commercial real estate mortgages (approximately 7%),manufactured

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

--------------------------------------------------------------------------------

housing  loans   (approximately  4%),  commercial  loans  and  lines  of  credit
(approximately 2%), savings account and other consumer loans (approximately 2%), aircraft loans (approximately 1%) and construction loans (approximately 1%).

         Results of Operations. The following table summarizes our results of operations for the last five fiscal years.

                                                             For the Year Ended December 31,
                                                --------------------------------------------------------
                                                  2006        2005        2004        2003        2002
                                                --------    --------    --------    --------    --------
                                                                     (In thousands)
Interest and dividend income ................   $ 16,273    $ 14,221    $ 13,913    $ 14,477    $ 17,306
Interest expense ............................      9,377       5,871       5,204       5,899       9,007
                                                --------    --------    --------    --------    --------
Net interest income .........................      6,896       8,350       8,709       8,578       8,299
Provisions for (recoveries of provisions for)
   loan losses ..............................       (348)       (917)        (13)      4,342       7,550
                                                --------    --------    --------    --------    --------
Net interest income after provisions for
 (recoveries of provisions for) loan losses .      7,244       9,267       8,722       4,236         749
Noninterest income ..........................        856         883         876         793         712
Noninterest expense .........................      7,631       7,634       7,689       7,384       6,022
                                                --------    --------    --------    --------    --------
Income (loss) before income tax
   expense (benefit) ........................        469       2,516       1,909      (2,355)     (4,561)
Income tax expense (benefit) ................         90         893         259        (673)     (1,924)
                                                --------    --------    --------    --------    --------
Net income (loss) ...........................   $    379    $  1,623    $  1,650    $ (1,682)   $ (2,637)
                                                ========    ========    ========    ========    ========

         In 2002 and 2003, we had net losses of $2.6 million and $1.7 million, respectively, as a result of large provisions to the allowance for loan losses during those years in connection with the significant asset quality problems that we experienced with regard to our commercial real estate and commercial loan portfolios. Provisions to the allowance were $7.6 million in 2002 and $4.3 million in 2003. Please see the Asset Quality Problems and Provisions for Loan Losses section at page __ for a discussion of the problems we experienced with commercial lending in the past. As we worked through the problems and our asset quality improved, we recognized recoveries from the allowance for loan losses in each of the last three years. In 2004, we recognized a relatively small recovery of $13,000. In 2005 and 2006, the recoveries from the allowance were larger and had a greater effect on net income for those years: for 2005, our net income of $1.6 million included a $917,000 (pre-tax) recovery of loan losses; for 2006, our net income of $379,000 included a $348,000 (pre-tax) recovery of loan losses. At this time, we do not anticipate further recoveries of loan loss provisions out of the allowance for loan losses.

         For the year ended December 31, 2006, our net interest income fell by 17.4% compared to 2005. Our net interest rate spread and margin have been reduced as a result of the flat or inverted interest rate yield curve environment, which has hurt our net interest rate spread and net interest margin because the interest rates we pay on our deposits have repriced upwards faster than the interest rates that we earn on our loans and investments. As of December 31, 2006, we had $113.5 million in certificates of deposit that will mature within one year. If the yield curve remains flat, these deposits are expected to reprice upwards faster than loans and investments, which will reduce our net interest income.

         For the quarter ended March 31, 2007, we reported a net loss of $200,000 as our net interest income continued to decline as a result of continued margin compression, and failed to cover our operating expenses for the quarter. Net interest income for the quarter ended March 31, 2007 was $1.7 million, while noninterest expenses amounted to $2.2 million. We expect to report a loss for the second quarter of 2007 as well. If the current interest rate environment persists, we may not be able to achieve profitability from our core operations in the near term and we may report a loss for the year ending December 31, 2007.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

         For more information about our financial condition and results of operations, see Selected Financial and Other Data at page __ and Management's Discussion and Analysis of Financial Condition and Results of Operation at page
__.

The Offering

         Currently, 100% of the outstanding stock of Gateway Community Financial Corp. is held by Gateway Community Financial, MHC, a federally-chartered mutual holding company. Upon completion of this offering, 55% of the outstanding stock of Gateway Community Financial Corp. will be held by Gateway Community Financial, MHC and 45% will be held by public stockholders.


         This  chart  shows  our  current   corporate   structure  (before  this
offering).

--------------------------------------------------------------------------------
                        Gateway Community Financial, MHC
--------------------------------------------------------------------------------
                                         |
                                         |  100%
                                         |
--------------------------------------------------------------------------------
                        Gateway Community Financial Corp.
--------------------------------------------------------------------------------
                                         |
                                         |  100%
                                         |
             -------------------------------------------------------
                     Gloucester County Federal Savings Bank
             -------------------------------------------------------

         This chart shows our new corporate structure (after this offering). Upon completion of the offering, Gloucester County Federal Savings Bank will change its name to "GCF Bank."

-----------------------------                 -----------------------------
      Gateway Community                              Minority Public
       Financial, MHC                                 Stockholders
-----------------------------                 -----------------------------
              |                                                 |
              |  55%                                            |  45%
              |                                                 |
--------------------------------------------------------------------------------
                        Gateway Community Financial Corp.
--------------------------------------------------------------------------------
                                         |
                                         |  100%
                                         |
             -------------------------------------------------------
                                    GCF Bank
             -------------------------------------------------------

Purpose of the Offering


         The primary reason for our decision to sell stock is to support our future growth plans. We currently qualify as a well-capitalized institution, however, our regulatory capital ratios are below peer and state median levels and we do not expect that our current capital and net income can support the asset growth we would like to achieve. The proceeds of the offering will increase our capital, allowing us to seek to implement a growth strategy while maintaining a solid capital position. Our growth strategy calls for increasing deposits at our existing branches and possibly opening de novo branches, if appropriate opportunities arise, and using those funds to originate loans and grow the loan portfolio. We also intend to supplement internal growth with the acquisition of other financial institutions or branches, if appropriate acquisition opportunities arise.


         Selling stock will also mean that Gloucester County Federal Savings Bank's depositors, employees, management and directors will have an opportunity to acquire an equity ownership interest in us and thereby obtain an economic interest in our future operations. In addition, we intend to utilize stock benefit plans as a means of attracting and retaining qualified and experienced officers, directors and employees.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

In connection with the offering, we will establish an employee stock ownership plan under which all eligible full time employees of the Bank will receive shares of Gateway Community Financial Corp. common stock.

Use of Proceeds

         Gloucester County Federal Savings Bank will receive a minimum of 50% of the net proceeds from the offering as a capital contribution and will use those proceeds for general business purposes. The offering proceeds may also be used to finance the possible acquisition of other financial institutions or branches as well as the possible opening of de novo branches, if appropriate opportunities arise. We do not, however, have any current understandings, agreements or arrangements in connection with branching or acquisitions.


         We will lend a portion of the offering proceeds to the Gloucester County Federal Savings Bank Employee Stock Ownership Plan to enable it to buy up to 8% of the shares sold in the offering. The balance of the offering proceeds will be retained by Gateway Community Financial Corp. and deposited with or loaned to Gloucester County Federal Savings Bank, providing the Bank with funds to support the Bank's lending activities. This will enable the bank to reduce its outstanding borrowings. Gateway Community Financial Corp. may also use the offering proceeds it retains for general corporate purposes, including repurchasing shares of its common stock, paying cash dividends or supporting acquisitions of other financial institutions, branches or financial services companies. We do not, however, have any current understandings, agreements or arrangements for any such acquisitions.

Conduct of the Offering

         Rights to subscribe for shares of Gateway Community Financial Corp. common stock have the following order of priority:

o Priority 1 - depositors of Gloucester County Federal Savings Bank at the close of business on December 31, 2005 with deposits of at least $50.00.

o Priority 2 - the Gloucester County Federal Savings Bank Employee Stock Ownership Plan.

o Priority 3 - depositors of Gloucester County Federal Savings Bank at the close of business on March 31, 2007 with deposits of at least $50.00.

o Priority 4 - depositors of Gloucester County Federal Savings Bank at the close of business on _________, 2007 with deposits of at least $50.00.


         Please note: Subscription rights are not transferable, and persons with subscription rights may not subscribe for shares for the benefit of any other person. If you violate this prohibition, you may lose your rights to purchase shares and may face criminal prosecution and/or other sanctions.

         If we receive subscriptions for a number of shares that exceeds the maximum of the offering range, we may be unable to fill, or may only partially fill, your order. Shares will be allocated in the order of the priorities shown above pursuant to a formula outlined in the plan of stock issuance adopted by our board of directors.

         We are offering for sale a minimum of 2,295,000 shares and a maximum of 3,105,000 shares. The independent appraisal that we used to set the number of shares being offered must be updated before we can complete the stock offering, and this could result in the number of shares being increased to up to an adjusted maximum of 3,570,750 shares. We may sell that number of shares without any notice to you.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

If the updated independent appraisal is higher than the adjusted maximum, we will be required to return all stockholders' funds to them with interest.

         If we sell between the maximum and the adjusted maximum number of shares, the Gloucester County Federal Savings Bank Employee Stock Ownership Plan will have the first priority right to purchase the additional shares to the extent that its subscription has not previously been filled. Any shares remaining will be allocated in the order of the priorities described above. See The Offering - Subscription Offering for a description of the allocation procedure.

         We may offer shares not sold in the subscription offering to the general public in a community offering. In the community offering, we will give a preference first to natural persons and trusts of natural persons who reside in Gloucester and Camden Counties, New Jersey (the counties in which Gloucester County Federal Savings Bank has offices), second to other residents of New Jersey, and third to the general public. This part of the offering may commence concurrently with the subscription offering or any time thereafter and may terminate at any time without notice but no later than ____________, 2007, unless extended.

         Shares not sold in the subscription or community offering may be offered for sale in a syndicated community offering, which would be an offering to the general public on a best efforts basis managed by Sandler O'Neill &
Partners, L.P. This part of the offering may terminate at any time without notice but no later than ____________, 2007, unless extended.

         We have the right to reject, in whole or in part, any orders for stock received in the community offering and syndicated community offering.

Deadline for Ordering Stock

         The subscription offering will expire at __:__ _.m., Eastern time, on ____________, 2007. We may extend this expiration date without notice to you for up to 45 days, until ____________, 2007. Once submitted, your order is irrevocable unless the offering is extended beyond ____________, 2007. We may request permission from the Office of Thrift Supervision to extend the offering beyond ____________, 2007, but in no event may the offering be extended beyond ____________, 2009. If the offering is extended beyond ____________, 2007, we will notify each subscriber, and subscribers will have the right to confirm, modify or rescind their subscriptions. If an affirmative response is not received, a subscriber's subscription will be canceled and funds will be returned promptly with interest.

         We may cancel the offering at any time prior to completion. If we do, orders for common stock already submitted will be canceled and subscribers' funds will be returned promptly with interest.

Purchase Limitations

         Limitations on the purchase of stock in the offering have been set by the plan of stock issuance adopted by our Board of Directors. These limitations include the following:

o        The minimum purchase is 25 shares.

o        No individual may purchase more than 15,000 shares.

o The purchases of individuals who are considered to be associates of each other or who are deemed to be acting in concert with each other will be limited so that no more than 25,000 shares in aggregate are purchased by such individuals. Persons with joint account relationships are presumed to be acting in concert with each other.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

o Persons with a joint account may only purchase up to an aggregate of 15,000 shares if that is the only account under which they have subscription rights - they are not entitled to place multiple orders that would in the aggregate exceed 15,000 shares. If, however, persons with a joint account have one or more other accounts at Gloucester County Federal Savings Bank (including a second joint account that is identical to the first joint account), they may place orders using those accounts in order to reach the higher 25,000 share limit for associates and persons acting in concert.

         Please call the stock information center if you have any questions about how many shares you may order, including whether other persons ordering stock will be deemed to be your associates or acting in concert with you. Contact information for the stock information center appears on page __.

         If determined to be necessary or desirable by the Board of Directors, the plan may be amended by a two-thirds vote of the full Board, with the concurrence of the Office of Thrift Supervision. Thus, we may increase or decrease the purchase limitations. In the event the maximum purchase limitation is increased, persons who subscribed for the maximum will be notified and permitted to increase their subscription.

Procedure for Ordering Stock

         If you want to place an order for shares in the offering, you must complete an original stock order form and send it to us together with full payment. You must sign the certification that is on the reverse side of the stock order form. We must receive your stock order form before the end of the subscription offering or the end of the community offering, as appropriate. Once we receive your order, you cannot cancel or change it without our consent. We may, in our sole discretion, reject orders received in the community offering or syndicated community offering either in whole or in part. If your order is rejected in part, you cannot cancel the remainder of your order.

         To ensure that we properly identify your subscription rights, you must provide on your stock order form all of the information requested for each of your deposit accounts as of the eligibility dates (December 31, 2005 and March 31, 2007). If you fail to do so, your subscription may be reduced or rejected if the offering is oversubscribed.

         You may pay for shares in the subscription offering or the community offering in any of the following ways:

o In cash, if delivered in person. If you choose to pay by cash, you must deliver the stock order and certification form and payment in person to any branch office of Gloucester County Federal Savings Bank and it will be exchanged for a bank check or money order. Please do not send cash in the mail.

o        By  check  or  money  order made payable to Gateway Community Financial
         Corp.

o By authorizing withdrawal from an account at Gloucester County Federal Savings Bank. To use funds in a Gloucester County Federal Savings Bank IRA account, you must transfer your account to an unaffiliated institution or broker. Since IRA account transfers take time to complete, please contact the stock information center as soon as possible for assistance.

         We will hold funds received with orders in a deposit account that we have established at Gloucester County Federal Savings Bank for that sole purpose. We may decide during the offering also to hold funds received with orders in a deposit account at another insured depository institution. In either case, we will pay interest on all funds received at a rate equal to Gloucester County Federal Savings Bank's regular passbook savings rate from the date we receive your funds until the offering is completed or terminated.

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         All funds  authorized  for  withdrawal  from deposit  accounts with us, including certificates of deposit, will continue to earn interest at the applicable account or certificate of deposit rate until the offering is completed or terminated. However, if, as a result of a withdrawal from a certificate of deposit, the balance falls below the minimum balance requirement, the remaining funds will be transferred to a savings account and will earn interest at our regular passbook savings rate. There will be no early withdrawal penalty for withdrawals from certificates of deposit used to pay for stock.

Proposed Stock Purchases by Management

         Our directors and executive officers and their associates have indicated that they intend to purchase an aggregate of approximately 215,000 shares of common stock in the offering. If 2,700,000 shares are sold (the midpoint of the offering range), their anticipated purchases would represent 8.0% of the shares sold in the offering and 3.6% of the 6,000,000 total shares outstanding after the offering, including shares issued to Gateway Community Financial, MHC. At the maximum of the offering range, these percentages decrease to 6.9% and 3.1%.

Our Estimated Pro Forma Value

         Our estimated pro forma market value was established by an independent appraisal provided by Feldman Financial Advisors, Inc. The appraisal was based on our current and projected financial condition and results of operations and also reflects the effect of the capital to be raised by the offering as well as the effect of the stock benefit plans we expect to implement after the offering.

         Feldman Financial Advisors has estimated that as of May 25, 2007, the pro forma market value of Gateway Community Financial Corp. ranged from a minimum of $51 million to a maximum of $69 million. This valuation is based on the full pro forma market value of Gateway Community Financial Corp. as though 100% of the stock was being sold to the public. The Board of Directors considered our present level of capital and our business plans and determined that shares representing 45% of the full valuation should be sold in the offering.

         Peer Group Analysis. Feldman Financial Advisors relied primarily on the comparative market value methodology in determining the estimated pro forma market value of Gateway Community Financial Corp. In applying this methodology, Feldman Financial Advisors analyzed financial and operational comparisons of Gloucester County Federal Savings Bank with a group of companies deemed to be comparable to us. In accordance with Office of Thrift Supervision appraisal guidelines, the peer group companies for a minority offering are other mutual holding companies. In that the market pricing ratios for the peer group companies may reflect a discount for the controlling majority interest owned by the mutual holding companies, that discount would also be reflected in our pro forma market value since our market value is estimated in relation to the peer group companies' market value. The percentage of the minority shares held by insiders of the peer group companies would generally not be expected to have any significant impact on the market value of the minority interest held by public stockholders, and Feldman Financial Advisors did not make any adjustments to our estimated pro forma market value in connection with the amount of our shares expected to be owned by our directors, officers and employees.

         Ten publicly traded mutual holding companies were selected to comprise the peer group for estimating our pro forma market value. The companies in the peer group

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range  in  asset  size  from  $268  million  to $574  million  and  have  market capitalizations ranging from $29 million to $113 million. Feldman Financial Advisors examined how we compare to the peer group on various bases, including earnings prospects, market area, management, acquisition activity in the state of New Jersey, stock market conditions, subscription interest, liquidity and dividend policy.

         In estimating our pro forma market value, Feldman Financial Advisors took into account that this type of offering is typically priced at a discount on a price-to-book basis to publicly traded companies due to the low returns on equity that are expected post-offering. One measure of profitability is the return on equity, which measures the amount of net income produced by a company in relation to that company's net worth. Since it will take a period of time to invest and leverage the additional capital provided by the offering, the return on equity for Gateway Community Financial Corp. is expected to be low compared to other publicly traded mutual holding companies that have been in existence for longer periods. Feldman Financial Advisors also took into account that this type of offering is typically priced at a discount on a price-to-book basis to publicly traded companies due to the inherent uncertainty regarding the degree of success any issuer will have in effectively deploying capital. After the offering, Gateway Community Financial Corp. will be faced with the challenge of successfully investing the additional capital to generate profitable and competitive earnings returns in a difficult interest rate environment.

         Feldman Financial Advisors utilized the market pricing ratios of the peer group to establish appropriate pro forma pricing ratios for Gateway Community Financial Corp. The estimated pro forma market value was established by working backwards from the pro forma pricing ratios once Feldman Financial Advisors determined appropriate ratios for Gateway Community Financial Corp. based on how Gloucester County Federal Savings Bank compares to the peer group companies on a financial and operational basis. In that comparison, Feldman Financial Advisors made a downward adjustment to our pro forma pricing based on their belief that our profitability after the offering is expected to trail behind the performance of the peer group. Feldman Financial Advisors also made an upward adjustment to our pro forma pricing based on the recent after-market performance of mutual holding company stock offerings, particularly those of New Jersey companies, such as us.

         Pricing Ratios. Consistent with Office of Thrift Supervision appraisal guidelines, Feldman Financial Advisors' analysis relied primarily on two key market pricing ratios: the price-to-earnings ratio and the price-to-book value ratio. The ratio of "price-to-earnings" is calculated as the price of one share of stock divided by the earnings per share. The price per share in the offering is $10.00. On a pro forma fully converted basis, Gateway Community Financial Corp.'s estimated earnings are $977,000 at the maximum of the offering range, or approximately $0.15 per share, resulting in a pro forma fully converted price-to-earnings ratio of 66.7x at the maximum of the offering range ($10.00 is 66.7 times greater than $0.15). The ratio of "price-to-book value" is calculated as the price of one share of stock divided by the per share value of the company's net worth (also known as the per share book value). On a pro forma fully converted basis, Gateway Community Financial Corp.'s estimated total equity is $88.4 million at the maximum of the offering range, or approximately $12.81 per share, resulting in a pro forma fully converted price-to- book ratio of 78.1% at the maximum of the offering range ($10.00 is 78.1% of $12.81). See Pro Forma

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Data at page __ for a full  discussion  of these  projections  and The  Offering
Range at page __ for a full discussion of the calculation of the ratios.

         Shown below are the average and median price to earnings multiples and price to book value ratios of the peer group companies and our price to earnings multiple and price to book value ratio at the minimum, midpoint, maximum and adjusted maximum of our pro forma market value as estimated by the appraisal. These pricing ratios are calculated on a fully-converted basis, as though we had sold the full amount (100%) of our estimated pro forma market value instead of only 45% of that value. The pricing ratios for the peer group have also been adjusted to assume that they were fully public, with all of their outstanding shares held by public stockholders.

                                                               Price-to-earnings    Price-to-book
                                                                   multiple          value ratio
                                                                   --------          -----------

Pricing ratios for peer group on a fully-converted basis:
    Average........................................................  33.6x              91.6%
    Median.........................................................  30.5x              95.3%
Pro forma pricing ratios for Gateway Community
Financial Corp. on a fully-converted basis:
    Minimum......................................................    58.8x              70.1%
    Midpoint.......................................................  62.5x              74.5%
    Maximum......................................................    66.7x              78.1%
    Maximum, as adjusted.......................................      66.7x              81.5%

         The independent appraisal is not necessarily indicative of the post-stock offering trading value; therefore you should not assume or expect that the valuation of Gateway Community Financial Corp. as indicated above means that the common stock will trade at or above the $10.00 purchase price after the stock offering is completed. You should not assume that Gateway Community Financial Corp.'s common stock will not trade below $10.00 per share.

         After-Market Performance of Peer Group. The following table provides information regarding the after-market performance of the peer group of publicly traded mutual holding companies included in the appraisal prepared by Feldman Financial Advisors. This table is not intended to indicate how our stock may perform. Furthermore, the data presented in the table reflects a small number of transactions with a wide variation in time periods that the issuers have existed as publicly traded mutual holding companies.

                                                                                After-Market Appreciation
                                                                 Date      -----------------------------------
                                                              of Initial     After        After       Through
Company (Market/Symbol)                                        Offering      1 Day       1 Month      5/25/07
----------------------                                         --------      -----       -------      -------

AJS Bancorp, Inc. (OTCBB: AJSB)                                12/17/01       32.0%        32.5%       149.5%
Colonial Bankshares, Inc. (Nasdaq: COBK)                       06/30/05        6.0%         7.5%        52.5%
FedFirst Financial Corp. (Nasdaq: FFCO)                        04/07/05       (6.6)%      (14.5)%       (7.5)%
Lake Shore Bancorp, Inc. (Nasdaq: LSBK)                        04/04/06        7.0%         2.9%        23.5%
Magyar Bancorp, Inc. (Nasdaq: MGYR)                            01/24/06        6.5%         6.0%        46.9%
Naugatuck Valley Financial (Nasdaq: NVSL)                      10/01/04        8.0%         4.2%        19.9%
Ocean Shore Holding Co. (Nasdaq: OSHC)                         12/22/04       21.5%         6.3%        33.0%
Pathfinder Bancorp, Inc. (Nasdaq: PBHC)                        11/16/95       20.0%        40.0%       139.2%
PSB Holdings, Inc. (Nasdaq: PSBH)                              10/05/04        5.0%         4.5%         7.0%
Service Bancorp, Inc. (OTCBB: SERC)                            10/08/98        0.0%       (10.0)%      227.5%
Average - peer group                                                           9.9%         7.9%        69.2%
Median - peer group                                                            6.8%         5.3%        40.0%


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         The stock price of a particular  company is subject to various factors, including, but not limited to, the amount of proceeds a company raises, the company's historical and anticipated operating results, the nature and quality of the company's assets, the company's market area, and the quality of management and management's ability to deploy proceeds (such as through loans and investments, the acquisition of other financial institutions or other businesses, the payment of dividends and common stock repurchases). In addition, stock prices may be affected by general market and economic conditions, the interest rate environment, the market for financial institutions and merger or takeover transactions, the presence of professional and other investors who purchase stock on speculation, as well as other unforeseeable events not in the control of management. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the Risk Factors section beginning on page ___. You should not assume that Gateway Community Financial Corp.'s common stock will trade at prices similar to other mutual holding companies.

Conditions to Completing the Offering

         We cannot complete the offering unless:

o        we sell at least 2,295,000 shares, the minimum of the  offering  range;
         and

o we receive final authorization from the Office of Thrift Supervision to complete the offering.

         Office of Thrift Supervision authorization does not constitute a recommendation or endorsement of an investment in our stock by the Office of Thrift Supervision.

Market for Gateway Community Financial Corp.'s Common Stock

         We applied to have our common stock listed for trading on the Nasdaq Global Market under the symbol "GCFC." Sandler O'Neill & Partners, L.P. currently intends to become a market maker in the common stock, but it is under no obligation to do so. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for the shares of common stock will develop or if developed, will be maintained. After our common stock begins trading, you may contact a stock broker to buy or sell shares.

Dividends

         We have not yet established a dividend policy, and we have not yet made plans as to the amount or timing of cash dividends that Gateway Community Financial Corp. may pay after the offering. The timing, amount and frequency of dividends will be determined by the Board of Directors. There are also restrictions on our ability to pay dividends. See Our Policy Regarding Dividends.

         If we pay dividends to stockholders of Gateway Community Financial Corp., it is anticipated that dividends payable to Gateway Community Financial, MHC would be waived. We must receive the non- objection of the Office of Thrift Supervision for any dividend waiver by Gateway Community Financial, MHC. See Regulation - Regulation of Gateway Community Financial Corp.

Restrictions on the Acquisition of Gateway Community Financial Corp. and Gloucester County Federal Savings Bank

         Federal regulations, as well as provisions contained in the charter and bylaws of Gateway Community Financial Corp. and Gloucester County Federal Savings Bank, restrict the ability of any person, firm or entity to acquire Gateway Community Financial Corp., Gloucester County Federal Savings Bank, or their capital stock. These restrictions include the requirement that a potential acquirer of common stock

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obtain the prior approval of the Office of Thrift  Supervision  before acquiring in excess of 10% of the voting stock of Gateway Community Financial Corp. or Gloucester County Federal Savings Bank. The Office of Thrift Supervision may grant such approval after the passage of three years following the offering.
Because a majority of the shares of outstanding common stock of Gateway Community Financial Corp. must be owned by Gateway Community Financial, MHC, any acquisition of Gateway Community Financial Corp. must be approved by Gateway Community Financial, MHC, and Gateway Community Financial, MHC would not be required to pursue or approve a sale of Gateway Community Financial Corp. even if such sale were favored by a majority of Gateway Community Financial Corp.'s public stockholders. Additionally, Office of Thrift Supervision regulations prohibit anyone from acquiring more than 10% of Gateway Community Financial Corp.'s common stock for a period of three years following the offering, unless such prohibition is waived by the Office of Thrift Supervision. The current policy of the Office of Thrift Supervision is not to waive this prohibition.

         Additionally, certain provisions within Gateway Community Financial Corp.'s charter and bylaws limit the rights of stockholders and may deter potential takeovers or make it more difficult and expensive to pursue a change in control or takeover attempt that our Board of Directors opposes. Amendments to these provisions require the approval of 80% of the outstanding shares if not approved by the Board of Directors. As a result, you may not have an opportunity to participate in such a transaction, and the trading price of our stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. Such provisions include:

          o    the election of directors to staggered three-year terms;
          o provisions restricting stockholders from calling special meetings of stockholders;
          o the absence of cumulative voting by stockholders in elections of directors;
          o advance notice requirements for stockholder nominations and new business; and
          o the limitation of the voting rights of a single stockholder to no more than 10% of the then-outstanding shares, including shares held by Gateway Community Financial, MHC, for a period of five years from the date this stock offering is completed.

Tax Effects of the Offering

         The minority stock offering will not be a taxable transaction for purposes of federal or state income taxes for Gateway Community Financial, MHC, Gateway Community Financial Corp., Gloucester County Federal Savings Bank or persons eligible to subscribe for stock in the offering. See Material Federal and State Tax Consequences of the Offering.

Stock Benefit Plans


         We intend to establish certain benefit plans that will use our stock to provide additional compensation to employees and directors. The Gloucester County Federal Savings Bank Employee Stock Ownership Plan, for the benefit of employees eligible to participate in the plan, intends to purchase 8% of the shares sold in the offering. We also intend to adopt a stock option plan and a restricted stock plan for the benefit of directors and officers. Officers, directors, and employees will not be required to pay cash for shares received under the Gloucester County Federal Savings Bank Employee Stock

                                       11

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Ownership Plan or shares  received under the restricted  stock plan, but will be required to pay the exercise price to exercise stock options. The exercise price for the options will be at least equal to the market price of our common stock on the date of grant.

         The stock benefit plans will result in additional annual compensation and benefit expenses which will reduce our earnings. See Pro Forma Data, for an illustration of the possible reduction in net income and stockholders' equity resulting from these benefit plans. The amount of and timing of the actual increase in compensation and benefits expense is uncertain because applicable accounting standards require that the expense be based on the fair market value of the shares of common stock at specific points in the future; however, we expect them to be material. See Pro Forma Data beginning on page __ for an estimate of the expenses from the ESOP, restricted stock plan and option plan. At the maximum of the offering range, the expenses are estimated to be $568,000 annually. This represents an approximately 11% increase over total compensation and benefits expense to directors, officers and employees of $4.4 million for 2006. Officers and other employees will receive all of the benefits under the employee stock ownership plan, as directors are not eligible to participate in that plan because it is a tax-qualified retirement plan not open to persons not employed by the Bank. The amount of shares allocated to individuals under the employee stock ownership plan is determined on the basis of their compensation relative to the compensation of all participants in the plan. Benefits under the restricted stock plan and stock option plan are expected to be awarded to officers and directors, however, the amount to any individual will be determined by the Board of Directors at such time as the awards are made, in their sole discretion.


         The following table presents information, at the maximum of the offering range, regarding the number of shares and options expected to be made available under the stock benefit plans. The value of the share awards is based on an assumed value of $10.00 per share; however, this does not mean you should assume the stock will trade at or above $10.00 per share. It could trade below $10.00 per share. The value of the option grants was determined using the Black-Scholes option-pricing formula. See Pro Forma Data. Ultimately, the value of awards under the stock benefit plans will depend on the actual trading price of our stock at a particular time, which depends on numerous factors, some of which are out of our control.

                                       12

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
                                                                   At the Maximum of the Offering Range
                                        ---------------------------------------------------------------------------------
                                           Persons                                                         Percentage of
                                           Eligible                         Number      Percentage of      Total Shares
                                              to                              of            Shares          Outstanding
                                           Receive         Estimated        Shares/         Sold in            After
                                            Awards           Value          Options      the Offering      the Offering
                                            ------           -----          -------      ------------      ------------
Employee Stock Ownership Plan.........    Employees       $2,484,000          248,400        8.0%              3.6%

                                          Directors
Restricted stock......................   and Officers     $1,352,000          135,200        4.4%              1.96%

                                          Directors
Stock options.........................   and Officers     $1,376,067          338,100       10.9%              4.9%

         If we implement the restricted stock plan within one year of the offering and Gloucester County Federal Savings Bank's tangible capital following the stock offering is less than 10%, then the number of shares that may be awarded under the restricted stock plan will be reduced and may not exceed 1.47% of the total shares outstanding rather than the 1.96% shown in the table above. If, at our discretion, we further reduce the restricted stock plan to 1.3%, we may keep the number of shares in the employee stock ownership plan at 3.6%. If we reduce the restricted stock plan to only 1.47% of the outstanding shares, however, then the employee stock ownership plan would also be reduced, to 3.4%.


         Dilution. If newly issued shares are used to fund stock options and awards made under the restricted stock plan instead of outstanding shares purchased in the open market by Gateway Community Financial Corp., the resulting dilution to your ownership interest in Gateway Community Financial Corp. would be 4.7% for the option plan and 1.9% for the restricted stock plan. It is our current intention, however, to purchase stock in the open market to fund the restricted stock plan and stock option plan to avoid stockholder dilution. The cost of purchasing shares in the open market will depend on the trading price of the stock at the time the purchases are made. We would expect to be able to use existing equity to fund the purchase of shares.

         Stockholder Approval. The stock option plan and restricted stock plan will comply with all applicable Office of Thrift Supervision regulations in effect at the time the plans are adopted. Those regulations are subject to change. Under current Office of Thrift Supervision Regulations, the plans must be approved by a majority of the total votes eligible to be cast by our public stockholders - meaning all stockholders other than our mutual holding company parent, Gateway Community Financial, MHC, which will own 55% of our outstanding stock upon completion of the offering and will continue to hold a majority of our outstanding stock so long as we remain in mutual holding company form. The Office of Thrift Supervision has proposed changes to its regulations that would eliminate the requirement to obtain the separate vote of the public stockholders for the plans if they are implemented more than one year after completion of a mutual holding company stock offering. If the Office of Thrift Supervision adopts those regulations as proposed, Gateway Community Financial, MHC, as the holder of a majority of the shares of Gateway Community Financial Corp. would control the outcome of any vote to approve an equity incentive plan that occurs more than one year after the completion of the offering.


         See Management - Stock Benefit Plans and Pro Forma Data for more information about the stock benefit plans.

Possible Conversion of Gateway Community Financial, MHC to Stock Form

         In the future, Gateway Community Financial, MHC may convert from the mutual holding company form of organization, wherein a majority of the outstanding stock is held by the mutual holding company,

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to a corporation with 100% of its shares held by public stockholders.  This type of conversion transaction is commonly known as a "second-step conversion." The Board of Directors has no current plans to undertake a second-step conversion transaction.

Risk Factors

         This investment entails various risks including the possible loss of principal. You may not be able to sell the stock at or above the $10.00 offering price. You should carefully read the information under Risk Factors beginning on page __.

Stock Information Center

         For assistance, please contact the stock information center at (___) ___-____. The stock information center's hours of operation are generally __:__ a.m. to __:__ p.m., Eastern time, Monday through Friday. The stock information center is closed on weekends and holidays.

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

                                  RISK FACTORS

         In addition to the other information in this document, you should consider carefully the following risk factors in evaluating an investment in our common stock.


Low interest rate spreads and margins and low levels of noninterest income have reduced our profitability, and we may report a loss for the fiscal year ending December 31, 2007.

         We reported a net loss of $200,000 for the quarter ended March 31, 2007 as our net interest income continued to decline and failed to cover our operating expenses for the quarter. Our net interest income decreased during 2005 and 2006 as the result of the continued compression of our interest rate spread and net interest margin caused by the flat or inverted interest rate yield curve environment during these periods. Additionally, our net interest margin is negatively impacted by our relatively low yield on interest-earning assets. Our low yield on interest-earning assets is attributable to the fact that cash and securities represent a relatively large amount of our total assets (38% at March 31, 2007) as opposed to loans, which generally earn higher yields than other interest-earning assets. Our average yield on loans for 2006 was 5.74%, while our average yield on securities and other interest-earning assets was 4.40%.

         Our profitability is also negatively impacted by our relatively low levels of noninterest income. Our high concentration of certificates of deposit as a percentage of total deposits (50% at March 31, 2007) and our low level of loans as a percentage of total assets have prevented us from generating a steady stream of noninterest income from deposit account charges and loan origination fees.

         In addition to our first quarter loss, we expect to report a loss for the second quarter of 2007 as well and may report a loss for the fiscal year ending December 31, 2007. If the flat or inverted yield curve environment persists, we may not be able to alleviate the reduction in our net interest rate spread and margin, which could prevent us from achieving profitability from our core operations in the near term.

In recent years we charged off a significant amount of loans. If we experience additional loan losses going forward that exceed the amount we have reserved for loan losses, our earnings will be adversely affected.

         The risk of credit losses on loans varies with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the value and marketability of the collateral for the loan. Management maintains an allowance for loan losses based upon historical experience, an evaluation of economic conditions and regular reviews of delinquencies and loan portfolio quality.

         Over the last five years, we charged off $10.3 million of loans, net of amounts recovered. If our assumptions and judgments about the ultimate collectibility of the loan portfolio prove to be incorrect and the allowance for loan losses is inadequate to absorb losses or if we are required to make material additions to the allowance, our earnings and capital could be significantly and adversely affected.

There are risks associated with our plan to commence actively re-growing our commercial real estate and commercial loans since that type of lending poses higher risks and we experienced significant trouble with this type of lending in the past.

         The repayment risk related to commercial loans is considered to be greater than the risk related to residential loans. Unlike residential mortgage loans, which generally are made on the basis of the borrower's ability to make repayment from his or her employment and other income, and which are secured by real property with values that tend to be more easily ascertainable, commercial loans typically are made on the basis of the borrower's ability to make repayment from the cash flow of the borrowers' business, which may include lease income. In addition, commercial loans generally result in larger balances to single borrowers, or related groups of borrowers, than one- to four-family loans.

         Beginning in the late 1990s we aggressively built a commercial loan portfolio; at December 31, 2002, our loan portfolio included $67.1 million of commercial real estate mortgage loans and commercial loans, which represented approximately 34% of our total loans at that time. The portfolio initially appeared to be sound and was performing with only minor weaknesses, but after several years there was an increasing number of loans that exhibited weaknesses or deficiencies and in 2003 we charged-off $8.6 million of commercial loans that were determined to uncollectible. Over the last five years, our charge-offs of commercial real estate and commercial loans, net of recoveries, amounted to $9.8 million.

         The size of the commercial real estate and commercial loan portfolios as a percentage of total loans decreased as we worked through the problems in those portfolios and we were from 2003 to 2005, barred by the Office of Thrift Supervision from any new commercial lending. At March 31, 2007, our commercial portfolio was $19.1 million, or 9% of total loans. We now intend to actively re-commence origination of these types of loans. We have hired two commercial lenders, one in March 2007 and one in May 2007. See Management's Discussion and Analysis - Asset Quality and Provisions for Loan Losses at page __.


We intend to increase our originations of certain higher yielding consumer loans, but such loans present higher risk.


         In 2004, we began originating loans for the purchase and refinance of manufactured housing. This portfolio totaled $7.8 million at March 31, 2007, and we intend to grow this portfolio to approximately $12 million by December 31, 2007. Our lending policy limits this portfolio to no more than 8% of total assets, which would be a limit of approximately $30 million as of March 31, 2007. In the first quarter of 2007, we established a program for financing the purchase of non-commercial use, personal airplanes. As of March 31, 2007, we had originated $1.4 million of aircraft loans, and our current goal is to grow that portfolio to as much as $15 million by the end of 2007. Our lending policy limits this portfolio to no more than 150% of our capital, which would be a limit of approximately $40 million as of March 31, 2007. We intend to originate aircraft loans to borrowers throughout the United States, not just in our primary market area. These types of loans are generally considered to involve a higher degree of credit risk and if we experience losses in these portfolios, our earnings would be adversely affected.


Changes in interest rates may adversely affect our net interest rate spread and net interest margin, which would hurt our earnings.

         We derive our income mainly from the difference or "spread" between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. In general, the larger the spread, the more we earn. When market rates of interest change, the interest we receive on our assets and the interest we pay on our liabilities will fluctuate. This can cause decreases in our spread and can adversely affect our income.

         Several years ago market interest rates were at historically low levels. However, between June 2004 and June 2006, the U.S. Federal Reserve steadily increased its target federal funds rate, raising it 17 times, from 1.00% to 5.25%. While the federal funds rate and other short-term market interest rates, which we use as a guide to our deposit pricing, have increased, intermediate- and long-term market interest rates, which we use as a guide to our loan pricing, have not increased proportionately. This has led to a "flattening" of the market yield curve, which has even "inverted" recently as short-term rates have exceeded longer-term rates. The relatively flat yield curve has hurt our net interest rate spread and net interest margin because the interest rates we pay on our deposits have repriced upwards faster than the interest rates that we earn on our loans and investments. As of December 31, 2006, we had $113.5 million in certificates of deposit that will mature within one year. If the yield curve remains flat, these deposits are expected to reprice upwards faster than loans and investments, which will reduce our net interest income.

         Interest rates also affect how much money we lend. For example, when interest rates rise, the cost of borrowing increases and loan originations tend to decrease. In addition, changes in interest rates can affect the average life of loans and investment securities. A reduction in interest rates generally results in increased prepayments of loans and mortgage-backed securities, as borrowers refinance their debt in order to reduce their borrowing cost. This causes reinvestment risk, because we generally are not able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities. Changes in market interest rates could also reduce the value of our financial assets. If we are unsuccessful in managing the effects of changes in interest rates, our financial condition and results of operations could suffer.

Our return on equity is currently low and will decrease after this offering. This could negatively impact the price of our stock.

         The net proceeds from the offering will substantially increase our equity capital. It will take a significant period of time to prudently invest this capital. For the year ended December 31, 2006, our return on average equity, which is the ratio of our earnings divided by our average equity capital,  was  1.33%.  After  the  offering,  our  estimated  ratio of pro forma earnings divided by pro forma stockholders` equity is expected to be approximately 1.10% at the midpoint of the appraisal of $27 million. Because the stock market values a company based in part on its return on equity, our low return on equity could negatively affect the trading price of our stock. See Pro Forma Data.

Strong   competition   within  our   market   area  may  limit  our  growth  and
profitability.

         Competition in the banking and financial services industry in New Jersey is intense. Many of our competitors have substantially greater resources and lending limits than we do and offer services that we do not or cannot provide. Price competition for loans might result in us originating fewer loans, or earning less on our loans, and price competition for deposits might result in a decrease in our total deposits or higher rates on our deposits. Competition in the market for hiring experienced lenders and other highly- qualified bank officers is also a challenge, which may restrict our ability to grow.

Our business is geographically concentrated in southern New Jersey, and a downturn in conditions in our market area could have an adverse impact on our profitability.

         A substantial amount of our loans are to individuals and businesses in southern New Jersey. Any decline in the economy of this market could have an adverse impact on our earnings. Adverse economic changes may also have a negative effect on the ability of our borrowers to make timely repayments of their loans. Additionally, because we have a significant amount of real estate loans, decreases in local real estate values could adversely affect the value of property used as collateral. If we are required to liquidate a significant amount of collateral during a period of reduced real estate values to satisfy the debt, our earnings and capital could be adversely affected.

Additional compensation and benefit expenses following the offering will negatively impact our profitability.

         Following the offering, we will recognize additional annual employee compensation and benefit expenses stemming from the shares granted to employees, officers and directors under new benefit plans, including the Gloucester County Federal Savings Bank Employee Stock Ownership Plan. We cannot predict the actual amount of the new stock-related compensation and benefit expenses because applicable accounting standards require that they be based on the fair market value of the shares of common stock at specific points in the future; however, we expect them to be material. See Pro Forma Data beginning on page __ for an estimate of the expenses from the ESOP, restricted stock plan and option plan. At the maximum of the offering range, the expenses are estimated to be $568,000 annually.

New expenses that we will incur as a public company will affect our earnings.


         Following the offering, our noninterest expense is likely to increase as a result of the financial accounting, legal and various other additional noninterest expenses usually associated with operating as a public company, particularly as a result of the requirements of the Sarbanes-Oxley Act of 2002. In addition, the Bank's senior management will be required to devote a significant amount of time to such matters, diverting their full attention from regular operations.


The implementation of stock-based benefit plans may dilute your ownership interest in Gateway Community Financial Corp.

         We intend to adopt a stock option plan and a restricted stock plan following the stock offering. These stock benefit plans will be funded through either open market purchases or from the issuance of authorized but unissued shares. Stockholders would experience a reduction in ownership interest in the event newly issued shares are used to fund stock options and awards made under the restricted stock plan. The use of newly issued shares of stock to fund the restricted stock plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 1.9%. The use of newly issued shares of stock to fund exercises of options granted under the stock option plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 4.7%.

Provisions in our charter and bylaws limiting the rights of stockholders may deter potential takeovers and may reduce the trading price of our stock.

         Provisions in our charter and bylaws may make it difficult and expensive to pursue a change in control or takeover attempt that our Board of Directors opposes. As a result, you may not have an opportunity to participate in such a transaction, and the trading price of our stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. Such provisions include:

          o    the election of directors to staggered three-year terms;
          o provisions restricting stockholders from calling special meetings of stockholders;
          o the absence of cumulative voting by stockholders in elections of directors;
          o advance notice requirements for stockholder nominations and new business; and
          o a provision that limits the voting rights of a single stockholder to no more than 10% of the then-outstanding shares, including shares held by Gateway Community Financial, MHC, for a period of five years from the date this stock offering is completed.

Persons who purchase stock in the offering will own a minority of Gateway Community Financial Corp.'s common stock and will not be able to exercise voting control over most matters put to a vote of stockholders, including any proposal regarding the acquisition of Gateway Community Financial Corp.

         Gateway Community Financial, MHC will own 55% of Gateway Community Financial Corp.'s common stock after the offering. The MHC's Board of Directors is comprised of the same persons as Gateway Community Financial Corp.'s Board of Directors and will generally be able to exercise voting control over matters put to a vote of stockholders of Gateway Community Financial Corp., such as a vote on a sale or merger of Gateway Community Financial Corp. or other transaction in which stockholders could receive a premium for their shares and the election of directors of Gateway Community Financial Corp.

         In  addition,  our  directors,  and  officers  are expected to purchase approximately 215,000 shares of stock in this stock offering. If 2,700,000 shares are sold (the midpoint of the offering range), their anticipated purchases would represent 8.0% of the shares sold in the offering and 3.6% of the 6,000,000 total shares outstanding after the offering, including shares issued to Gateway Community Financial, MHC. At the maximum of the offering range, these percentages decrease to 6.9% and 3.1%. In addition, the officers, employees and directors may receive up to 5.6% of the stock owned by the public under the restricted stock plan and stock option plan.


Our stock price may decline when trading commences.

         We cannot guarantee that if you purchase shares in the offering you will be able to sell them at or above the $10.00 purchase price. After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace, and will be influenced not only by our operating results but by many factors outside of our control, including prevailing interest rates, investor perceptions and general industry, geopolitical and economic conditions. Publicly traded stocks, including stocks of financial institutions, have recently experienced substantial market price volatility. These market fluctuations might not be related to the operating performance of particular companies whose shares are traded.

We operate in a highly regulated environment and may be adversely affected by changes in laws and regulations.

         We are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. Such regulation and supervision govern the activities in which an institution and its holding companies may engage and are intended primarily for the protection of the insurance fund and depositors. Regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of an institution, the classification of assets by the institution and the adequacy of an institution's allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, including changes in the regulations governing mutual holding companies, could have a material impact on us and our operations.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Forward-looking statements include:

o         statements of our goals, intentions and expectations;

o         statements  regarding  our  business  plans,  prospects,  growth   and
          operating strategies;

o         statements   regarding   the   quality  of  our  loan  and  investment
          portfolios; and

o         estimates of our risks and future costs and benefits.

         These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

o general economic conditions, either nationally or in our market area, that are worse than expected;

o changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

o our ability to enter into new markets and/or expand product offerings successfully and take advantage of growth opportunities;

o         increased competitive pressures among financial services companies;

o         changes in consumer spending, borrowing and savings habits;

o         legislative or regulatory changes that adversely affect our business;

o         adverse changes in the securities markets;

o         our ability to successfully manage our growth; and

o changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board.

         Any of the forward-looking statements that we make in this prospectus and in other public statements we make may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Consequently, no forward-looking statement can be guaranteed.

                                 USE OF PROCEEDS

         We are conducting this stock offering principally to raise capital to support our anticipated future growth. The actual net proceeds will depend on the expenses incurred by us in connection with the offering and the total number of shares of stock issued in the offering, which depends on the independent valuation and market considerations. Although the actual net proceeds from the sale of the common stock cannot be determined until the offering is completed, we estimate that net proceeds from the sale of common stock will be between $22.2 million and $30.2 million, or $34.8 million at the adjusted maximum. The net proceeds may vary significantly because total expenses of the stock offering may be significantly more or less than those estimated. Payments for shares made through withdrawals from existing deposit accounts at Gloucester County Federal Savings Bank will not result in the receipt of new funds for investment but will result in a reduction of Gloucester County Federal Savings Bank's deposits and interest expense as funds are transferred from interest-bearing certificates or other deposit accounts.

         Gateway Community Financial Corp. intends to use proceeds from the offering as follows:

                                                                                             MAXIMUM,
                                     MINIMUM           MIDPOINT           MAXIMUM          As Adjusted
                                     -------           --------           -------          -----------
                                         Percent            Percent            Percent             Percent
                                          of Net             of Net             of Net              of Net
                                Amount   Proceeds   Amount  Proceeds  Amount   Proceeds   Amount   Proceeds
                                ------   --------   ------  --------  ------   --------   ------   --------
                                                          (Dollars in thousands)
Estimated net proceeds.......  $22,182            $26,190            $30,199             $34,809
   Less:
Investment in the Bank.......   11,091    50.0%    13,095    50.0%    15,100     50.0%    17,405     50.0%
Loan to the Employee
     Stock Ownership Plan....    1,836     8.3%     2,160     8.2%     2,484      8.2%     2,857      8.2%
                               -------            -------            -------             -------
Proceeds retained by
   Gateway Community
   Financial Corp............   $9,255    41.7%   $10,935    41.8%   $12,615     41.8%   $14,547     41.8%
                                ======            =======            =======             =======


         Gloucester County Federal Savings Bank will receive at least 50% of the net proceeds from the offering as a capital contribution and will use those proceeds for general business purposes. The Bank will receive such additional amount as may be necessary so that the ratio of the Bank's tangible capital to its total assets upon completion of the offering is at least 10%. The proceeds will provide the opportunity for the Bank to significantly grow its assets and maintain status as a well-capitalized financial institution under applicable banking regulations. The offering proceeds may also be used to finance the possible acquisition of other financial institutions or branches as well as the possible opening of de novo branches, if appropriate opportunities arise. We do not, however, have any current understandings, agreements or arrangements in connection with branching or acquisitions.


         We will lend a portion of the offering proceeds to the Gloucester County Federal Savings Bank Employee Stock Ownership Plan to enable it to buy up to 8% of the shares sold in the offering. If it does not buy the full amount of its intended common stock purchase in the offering, it may purchase shares of common stock in the open market after the stock offering. If the purchase price of the common stock is higher than $10 per share, the amount of proceeds required for the purchase by the Gloucester County Federal Savings Bank Employee Stock Ownership Plan will increase.

         The balance of the offering proceeds will be retained by Gateway Community Financial Corp. and deposited with or loaned to Gloucester County Federal Savings Bank, providing funds to support the Bank's operations. This will enable the Bank to reduce its outstanding Federal Home Loan Bank borrowings. Gateway Community Financial Corp. may also use the offering proceeds it retains for general corporate purposes, including repurchasing shares of its common stock, paying cash dividends or supporting acquisitions of other financial institutions, branches or financial services companies. We do not, however, have any current understandings, agreements or arrangements for any such acquisitions.

                         OUR POLICY REGARDING DIVIDENDS

         We have not yet determined what our dividend policy will be, and we have no plans or understandings as to the amount or timing of cash dividends that Gateway Community Financial Corp. may pay after the offering. Future declarations of dividends by the Board of Directors will depend on a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions. The timing, frequency and amount of dividends will be determined by the

Board. There can be no assurance that dividends will in fact be paid on the stock or that, if paid, dividends will not be reduced or eliminated in future periods.

         Gateway Community Financial Corp.'s ability to pay dividends may also depend on the receipt of dividends from Gloucester County Federal Savings Bank, which is subject to a variety of regulatory limitations on the payment of dividends. See Regulation - Regulation of Gloucester County Federal Savings Bank
- Dividend and Other Capital Distribution Limitations. Furthermore, as a condition to the Office of Thrift Supervision giving its authorization to conduct the stock offering, we have agreed that we will not initiate any action within one year of completion of the stock offering involving the payment of a special distribution or return of capital to stockholders of Gateway Community Financial Corp.

         If Gateway Community Financial Corp. pays dividends to its stockholders, it is anticipated that dividends payable to Gateway Community Financial, MHC would be waived. We must notify the Office of Thrift Supervision of any proposed dividend waiver by Gateway Community Financial, MHC. The Office of Thrift Supervision reviews dividend waiver notices on a case-by-case basis, and, in general, does not object to any such waiver if: (i) the waiver would not be detrimental to the safe and sound operations of the subsidiary savings association and (ii) the mutual holding company's board of directors determines that such waiver is consistent with such directors' fiduciary duties to the mutual holding company's members.

                              MARKET FOR THE STOCK

         There is not, at this time, any market for Gateway Community Financial Corp.'s stock. We have applied to have our common stock listed for trading on the Nasdaq Global Market under the symbol "GCFC." Sandler O'Neill & Partners, L.P. has advised us that it intends to make a market in our common stock following the offering, but it is under no obligation to do so.

         The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of our stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock. We cannot assure you that an active and liquid trading market for the shares of common stock will develop or, if developed, will be maintained. Nor can we assure you that, if you purchase shares of common stock in the offering, you will be able to sell them at a price equal to or above $10.00 per share.

                                 CAPITALIZATION


         Set forth below is the historical capitalization as of March 31, 2007 of Gateway Community Financial Corp. and the pro forma capitalization of Gateway Community Financial Corp. as of March 31, 2007 after giving effect to the offering and to the assumptions set forth under Pro Forma Data. No effect has been given to the issuance of additional shares of stock pursuant to any stock option plan that may be adopted by Gateway Community Financial Corp. and presented for approval by the stockholders after the offering. An amount equal to 4.9% of the total number of shares outstanding after the offering, including shares held by Gateway Community Financial, MHC, would be reserved for issuance upon the exercise of options to be granted under the stock option plan following the stock offering. See Management - Stock Benefit Plans - Stock Option Plan.

                                                                          Pro Forma Capitalization at March 31, 2007
                                                                     ----------------------------------------------------------
                                                                                                                      Maximum,
                                                                       Minimum         Midpoint        Maximum      as adjusted
                                                     Historical,      2,295,000       2,700,000       3,105,000      3,570,750
                                                          at         shares sold     shares sold     shares sold    shares sold
                                                      March 31,       at $10.00       at $10.00       at $10.00      at $10.00
                                                         2007         per share       per share       per share      per share
                                                         ----         ---------       ---------       ---------      ---------
                                                                                (In thousands)
Deposits(1).....................................       $319,998        $319,998        $319,998        $319,998       $319,998
Borrowings......................................         21,000          21,000          21,000          21,000         21,000
                                                       --------        --------        --------        --------       --------
   Total deposits and borrowings................       $340,998        $340,998        $340,998        $340,998       $340,998
                                                       ========        ========        ========        ========       ========
Stockholders' equity:
  Preferred stock, $0.10 par value,
    5,000,000 shares authorized, no shares
    issued or outstanding.......................        $     -         $     -         $     -         $     -        $     -
  Common stock, $0.10 par value,
    25,000,000 shares authorized, assuming
    shares outstanding as shown(2)(3)...........              1             510             600             690            794
Additional paid-in capital(2)(3)................            249          21,921          25,839          29,758         34,264
Retained earnings...............................         28,486          28,486          28,486          28,486         28,486
Accumulated other comprehensive income..........             12              12              12              12             12
Less:
  Common stock acquired by the
  Gloucester County Federal Savings Bank
  Employee Stock Ownership Plan(4)..............              -         (1,836)         (2,160)         (2,484)        (2,857)
  Common stock acquired by
  the restricted stock plan(5)..................              -         (1,000)         (1,176)         (1,352)        (1,555)
                                                        -------         -------         -------         -------        -------
   Total stockholders' equity...................        $28,748         $48,093         $51,601         $55,110        $59,144
                                                        =======         =======         =======         =======        =======

-----------------
(1) Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Withdrawals to purchase common stock will reduce pro forma deposits by the amounts of the withdrawals.

(2)      Pro  forma  data  includes  shares  to be  held  by  Gateway  Community
         Financial, MHC after completion of the stock offering. Gateway Community Financial, MHC is currently the sole stockholder of Gateway Community Financial Corp. and holds 10,000 shares of common stock of Gateway Community Financial Corp. Upon completion of the offering, Gateway Community Financial, MHC will hold 55% of the total shares of Gateway Community Financial Corp. to be outstanding. Total outstanding shares upon completion of the offering will be 5,100,000, 6,000,000, 6,900,000 and 7,935,000, at the minimum, midpoint, maximum and adjusted maximum, respectively.

(3) The historical stockholders' equity includes the initial capitalization of the mid-tier holding company upon its formation in 2001. The pro forma stockholders' equity includes this initial capitalization. The pro forma additional paid-in capital amounts represent the net offering proceeds, less the par value of all shares outstanding upon completion of the offering. Total outstanding shares upon completion of the offering will be 5,100,000, 6,000,000, 6,900,000 and 7,935,000, at the
         minimum, midpoint, maximum and adjusted maximum, respectively.

(4) Assumes that 8% of the shares sold in the offering will be purchased by the Gloucester County Federal Savings Bank Employee Stock Ownership Plan, and that the funds used to acquire those shares will be borrowed from Gateway Community Financial Corp., concurrent with the offering. For an estimate of the impact of the loan on earnings, see Pro Forma Data. Gloucester County Federal Savings Bank intends to make scheduled discretionary contributions to the Gloucester County Federal Savings Bank Employee Stock Ownership Plan sufficient to enable it to service and repay its debt over a ten year period. The amount of shares to be acquired by the Gloucester County Federal Savings Bank Employee Stock Ownership Plan is reflected as a reduction of stockholders' equity. See Management - Stock Benefit Plans - Employee Stock Ownership Plan. If the Gloucester County Federal Savings Bank Employee Stock Ownership
         Plan is unable to purchase stock in the stock offering due to an oversubscription in the offering by Eligible Account

         Holders having first priority, and the purchase price in the open market is greater than the original $10.00 price per share, there will be a corresponding reduction in stockholders' equity.

(5) Assumes that an amount equal to 1.96% of the total number of shares outstanding after the offering, including shares held by Gateway Community Financial, MHC, is purchased by the restricted stock plan following the stock offering. The stock purchased by the restricted stock plan is reflected as a reduction of stockholders' equity. See footnote (2) to the table under Pro Forma Data.

                                 PRO FORMA DATA

         The actual net proceeds from the sale of the stock cannot be determined until the offering is completed. The net proceeds to Gateway Community Financial Corp. are currently estimated to be between $22.2 million and $30.2 million ($34.8 million at the adjusted maximum), based on the following assumptions:

o shares sold in the offering will be sold in either the subscription offering or the community offering, with no shares being sold in a syndicated community offering; and

o expenses of the offering, including the fees and expenses of Sandler O'Neill & Partners, L.P., are estimated to be between approximately $768,000 at the minimum and $851,000 at the maximum ($899,000 at the adjusted maximum).

         The following table sets forth Gateway Community Financial Corp.'s historical net income and stockholders' equity prior to the offering and pro forma net income and stockholders' equity giving effect to the offering. In preparing this table, we have made the following assumptions:


o Pro forma net income has been calculated assuming the stock had been sold at the beginning of the period and the net proceeds had been invested at an average yield of 5.0% and 4.9% for the year ended
          December 31, 2006 and the quarter ended March 31, 2007, which approximates the yield on a one-year U.S. Treasury bill on December 31, 2006 and March 31, 2007, respectively. The yield on a one-year U.S. Treasury bill, rather than an arithmetic average of the average yield on interest-earning assets and the average rate paid on deposits, has been used to estimate income on net proceeds because we believe that the one-year U.S. Treasury bill rate is a more accurate estimate of the rate that would be obtained on an investment of net proceeds from the offering. The pro forma after-tax yield (based upon a 40.0% tax rate) on the net proceeds is assumed to be 3.00% and 2.94% for the year ended December 31, 2006 and the quarter ended March 31, 2007, respectively.


o We assumed that 8.0% of the shares sold in the offering were purchased in the offering by the Gloucester County Federal Savings Bank Employee Stock Ownership Plan (ESOP) at a price of $10.00 per share using funds borrowed from Gateway Community Financial Corp. We assumed that Gloucester County Federal Savings Bank would make annual contributions to the Gloucester County Federal Savings Bank Employee Stock Ownership Plan in an amount at least equal to the principal and interest requirement of the loan. We have assumed a 10-year amortization period for the loan. The stock acquired by the Gloucester County Federal Savings Bank Employee Stock Ownership Plan is reflected as a reduction of stockholders' equity. See Management - Stock Benefit Plans - Employee Stock Ownership Plan.

o We assumed that the stock option plan had been approved by stockholders of Gateway Community Financial Corp. and that Gateway Community Financial Corp. had reserved for future issuance upon the exercise of options to be granted under the plan an amount of stock equal to 4.9% of the total number of shares outstanding after the offering, including shares held by Gateway Community Financial, MHC. We assumed that options for all shares reserved under the plan were granted to plan participants at the beginning of the period and that 30% of the options granted were non- qualified options for income tax purposes. We assumed that the options would vest at a rate of 20% per year and that compensation expense would be recognized on a straight-line basis over the 5-year vesting period. See Management - Stock Benefit Plans - Stock Option Plan.

o We assumed that the restricted stock plan had been approved by stockholders of Gateway Community Financial Corp. and that the restricted stock plan had acquired an amount of stock equal to 1.96% of the total number of shares outstanding after the offering, including shares held by Gateway Community Financial, MHC, at the beginning of the periods presented through open market purchases at a price of $10.00 per share using funds contributed to the restricted stock plan by Gloucester County Federal Savings Bank. We assumed that all shares held by the plan were granted to plan participants at the beginning of the period, that the shares would vest at a rate of 20% per year and that compensation expense will be recognized on a straight-line basis over the 5-year vesting period. See Management - Stock Benefit Plans - Restricted Stock Plan.


o We assumed that no withdrawals were made from deposit accounts to purchase shares in the offering.


o Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of stock, as adjusted in the pro forma earnings per share to give effect to the purchase of shares by the Gloucester County Federal Savings Bank Employee Stock Ownership Plan.


o Pro forma stockholders' equity amounts have been calculated as if the stock had been sold at the end of the period and no effect has been given to the assumed earnings effect of the transaction.


         The following pro forma data relies on the assumptions we outlined above, and this data does not represent the fair market value of the common stock, the current value of assets or liabilities, or the amount of money that would be distributed to stockholders if Gateway Community Financial Corp. were liquidated. The pro forma data does not predict how much we will earn in the future. You should not use the following information to predict future results of operations.

         The following table summarizes historical and pro forma data of Gateway Community Financial Corp. at or for the year ended December 31, 2006 based on the assumptions set forth above and in the notes to the tables and should not be used as a basis for projections of market value of the stock following the stock offering.

                                                                               Pro Forma
                                                               At or For the Year Ended December 31, 2006
                                                             -----------------------------------------------
                                                                                                    Maximum,
                                                              Minimum     Midpoint     Maximum    as adjusted
                                                             2,295,000    2,700,000   3,105,000    3,570,750
                                                            shares sold  shares sold shares sold  shares sold
                                                             at $10.00    at $10.00   at $10.00    at $10.00
                                                             per share    per share   per share    per share
                                                             ---------    ---------   ---------    ---------
                                                                          (Dollars in thousands,
                                                                   except share and per share amounts)

Gross proceeds ...........................................   $ 22,950     $ 27,000     $ 31,050     $ 35,708
Less expenses ............................................       (768)        (810)        (851)        (899)
                                                             --------     --------     --------     --------
  Net proceeds ...........................................     22,182       26,190       30,199       34,809
Less ESOP adjustment .....................................     (1,836)      (2,160)      (2,484)      (2,857)
Less restricted stock plan adjustment ....................     (1,000)      (1,176)      (1,352)      (1,555)
                                                             --------     --------     --------     --------
   Estimated investable net proceeds .....................   $ 19,346     $ 22,854     $ 26,363     $ 30,397
                                                             ========     ========     ========     ========
Net Income:
   Historical ............................................   $    379     $    379     $    379     $    379
   Pro forma income on net proceeds ......................        580          686          791          912
   Pro forma ESOP adjustment(1) ..........................       (110)        (130)        (149)        (171)
   Pro forma restricted stock plan adjustment(2) .........       (120)        (141)        (162)        (187)
   Pro forma option adjustment(3) ........................       (190)        (223)        (257)        (295)
                                                             --------     --------     --------     --------
   Pro forma net income ..................................   $    539     $    571     $    602     $    638
                                                             ========     ========     ========     ========
Earnings Per Share:
   Historical ............................................   $   0.07     $   0.06     $   0.05     $   0.04
   Pro forma income on net proceeds ......................       0.12         0.12         0.12         0.12
   Pro forma ESOP adjustment(1) ..........................      (0.02)       (0.02)       (0.02)       (0.02)
   Pro forma restricted stock plan adjustment(2) .........      (0.02)       (0.02)       (0.02)       (0.02)
   Pro forma option adjustment(3) ........................      (0.04)       (0.04)       (0.04)       (0.04)
                                                             --------     --------     --------     --------
   Pro forma earnings per share(4) .......................   $   0.11     $   0.10     $   0.09     $   0.08
                                                             ========     ========     ========     ========
Stockholders' Equity:
   Historical ............................................   $ 28,903     $ 28,903     $ 28,903     $ 28,903
   Estimated net proceeds ................................     22,182       26,190       30,199       34,809
   Less: common stock acquired by ESOP(1) ................     (1,836)      (2,160)      (2,484)      (2,857)
   Less: common stock acquired by restricted stock plan(2)     (1,000)      (1,176)      (1,352)      (1,555)
                                                             --------     --------     --------     --------
   Pro forma stockholders' equity ........................   $ 48,249     $ 51,757     $ 55,266     $ 59,300
                                                             ========     ========     ========     ========
Book Value Per Share:
   Historical ............................................   $   5.67     $   4.82     $   4.19     $   3.64
   Estimated net proceeds ................................       4.35         4.37         4.38         4.39
   Less: common stock acquired by ESOP(1) ................      (0.36)       (0.36)       (0.36)       (0.36)
   Less: common stock acquired by restricted stock plan(2)      (0.20)       (0.20)       (0.20)       (0.20)
                                                             --------     --------     --------     --------
   Pro forma book value per share(4) .....................   $   9.46     $   8.63     $   8.01     $   7.47
                                                             ========     ========     ========     ========
Offering price as a percentage of pro forma
   book value per share ..................................      105.7%       115.9%       124.8%       133.9%
Offering price to pro forma earnings per share ...........      90.9x       100.0x       111.1x       125.0x

--------------
(1) The expense of Gloucester County Federal Savings Bank's contribution to its Employee Stock Ownership Plan (ESOP) is based on an assumed average fair value of $10.00 per share. If the fair market value is different than $10.00 per share at the time the shares are released to ESOP participants, the related expense recognized will be different. A higher fair market value will result in higher compensation expense for the Bank.

(2) The issuance of authorized but unissued shares of stock to the restricted stock plan instead of open market purchases would dilute the voting interests of stockholders that purchased shares in the offering by approximately 1.9%. If the actual cost of the shares acquired by the restricted stock plan is different than $10.00 per share, the expense recognized will be different. There can be no assurance that stockholder approval of the restricted stock plan will be obtained or that the actual purchase price of the shares will be equal to $10.00 per share. See Management - Stock Benefit Plans - Restricted Stock Plan.


(3) The pro forma net income assumes that the options granted under the stock option plan have a value of $4.31 per option, which was determined using the Black-Scholes-Merton option pricing formula using the following assumptions: (i) the trading price on date of grant was $10.00 per share; (ii) exercise price is equal to the trading price on the date of grant; (iii) dividend yield of 0%; (iv) vesting period of 5 years and expected life of 10 years; (v) expected volatility of 16.79%; and risk-free interest rate of 5.00%. Because there is currently no market for Gateway Community Financial Corp.'s common stock, the assumed expected volatility is based on the SNL Financial MHC index. If the fair market value per share on the date of grant is different than $10.00, or if the assumptions used in the option pricing formula are different from those used in preparing this pro forma data, the value of the options and the related expense recognized will be different. There can be no assurance that the actual fair market value per share on the date of grant, and correspondingly the exercise price of the options, will be $10.00 per share. The issuance of authorized but unissued shares of stock instead of open market purchases to fund exercises of options granted under the stock option plan would dilute the voting interests of stockholders that purchased shares in the offering by approximately 4.7%. See Management - Stock Benefit Plans - Stock Option Plan.


(4) For purposes of calculating earnings per share, only the shares committed to be released under the Gloucester County Federal Savings Bank Employee Stock Ownership Plan were considered outstanding. For purposes of calculating book value per share, all shares under the Gloucester County Federal Savings Bank Employee Stock Ownership Plan were considered outstanding. We have also assumed that no options granted under the stock option plan were exercised during the period and that the trading price of Gateway Community Financial Corp. common stock at the end of the period was $10.00 per share. Under this assumption, using the treasury stock method, no additional shares of stock were considered to be outstanding for purposes of calculating earnings per share or book value per share.

         The following table summarizes historical and pro forma data of Gateway Community Financial Corp. at or for the quarter ended March 31, 2007 based on the assumptions set forth above and in the notes to the tables and should not be used as a basis for projections of market value of the stock following the stock offering.

                                                                             Pro Forma
                                                              At or For the Quarter Ended March 31, 2007
                                                             ----------------------------------------------
                                                                                                   Maximum,
                                                              Minimum    Midpoint     Maximum    as adjusted
                                                             2,295,000   2,700,000   3,105,000    3,570,750
                                                            shares sold shares sold shares sold  shares sold
                                                             at $10.00   at $10.00   at $10.00    at $10.00
                                                             per share   per share   per share    per share
                                                             ---------   ---------   ---------    ---------
                                                                        (Dollars in thousands,
                                                                  except share and per share amounts)

Gross proceeds ...........................................   $ 22,950     $ 27,000     $ 31,050     $ 35,708
Less expenses ............................................       (768)        (810)        (851)        (899)
                                                             --------     --------     --------     --------
  Net proceeds ...........................................     22,182       26,190       30,199       34,809
Less ESOP adjustment .....................................     (1,836)      (2,160)      (2,484)      (2,857)
Less restricted stock plan adjustment ....................     (1,000)      (1,176)      (1,352)      (1,555)
                                                             --------     --------     --------     --------
   Estimated investable net proceeds .....................   $ 19,346     $ 22,854     $ 26,363     $ 30,397
                                                             ========     ========     ========     ========
Net Income (Loss):
   Historical ............................................   $   (200)    $   (200)    $   (200)    $   (200)
   Pro forma income on net proceeds ......................        142          168          194          224
   Pro forma ESOP adjustment(1) ..........................        (28)         (33)         (37)         (43)
   Pro forma restricted stock plan adjustment(2) .........        (30)         (35)         (41)         (47)
   Pro forma option adjustment(3) ........................        (45)         (53)         (61)         (70)
                                                             --------     --------     --------     --------
   Pro forma net income ..................................   $   (160)    $   (152)    $   (145)    $   (136)
                                                             ========     ========     ========     ========
Earnings (Loss) Per Share:
   Historical ............................................   $  (0.04)    $  (0.03)    $  (0.03)    $  (0.03)
   Pro forma income on net proceeds ......................       0.03         0.03         0.03         0.03
   Pro forma ESOP adjustment(1) ..........................      (0.01)       (0.01)       (0.01)       (0.01)
   Pro forma restricted stock plan adjustment(2) .........      (0.01)       (0.01)       (0.01)       (0.01)
   Pro forma option adjustment(3) ........................      (0.01)       (0.01)       (0.01)       (0.01)
                                                             --------     --------     --------     --------
   Pro forma earnings per share(4) .......................   $   0.03     $   0.03     $   0.02     $   0.02
                                                             ========     ========     ========     ========
Stockholders' Equity:
   Historical ............................................   $ 28,748     $ 28,748     $ 28,748     $ 28,748
   Estimated net proceeds ................................     22,182       26,190       30,199       34,809
   Less: common stock acquired by ESOP(1) ................     (1,836)      (2,160)      (2,484)      (2,857)
   Less: common stock acquired by restricted stock plan(2)     (1,000)      (1,176)      (1,352)      (1,555)
                                                             --------     --------     --------     --------
   Pro forma stockholders' equity ........................   $ 48,096     $ 51,603     $ 55,112     $ 59,146
                                                             ========     ========     ========     ========
Book Value Per Share:
   Historical ............................................   $   5.64     $   4.79     $   4.17     $   3.62
   Estimated net proceeds ................................       4.35         4.37         4.38         4.39
   Less: common stock acquired by ESOP(1) ................      (0.36)       (0.36)       (0.36)       (0.36)
   Less: common stock acquired by restricted stock plan(2)      (0.20)       (0.20)       (0.20)       (0.20)
                                                             --------     --------     --------     --------
   Pro forma book value per share(4) .....................   $   9.43     $   8.60     $   7.99     $   7.45
                                                             ========     ========     ========     ========
Offering price as a percentage of pro forma
   book value per share ..................................      106.0%       116.3%       125.2%       134.2%
Offering price to pro forma earnings per share(5).........         NM           NM           NM           NM


-------------------------
(1) The expense of Gloucester County Federal Savings Bank's contribution to its Employee Stock Ownership Plan (ESOP) is based on an assumed average fair value of $10.00 per share. If the fair market value is different than $10.00 per share at the time the shares are released to ESOP participants, the related expense recognized will be different. A higher fair market value will result in higher compensation expense for the Bank.

(2) The issuance of authorized but unissued shares of stock to the restricted stock plan instead of open market purchases would dilute the voting interests of stockholders that purchased shares in the offering by approximately 1.9%. If the actual cost of the shares acquired by the restricted stock plan is different than $10.00 per share, the expense recognized will be different. There can be no assurance that stockholder approval of the restricted stock plan will be obtained or that the actual purchase price of the shares will be equal to $10.00 per share. See Management - Stock Benefit Plans - Restricted Stock Plan.

(3) The pro forma net income assumes that the options granted under the stock option plan have a value of $4.31 per option, which was determined using the Black-Scholes-Merton option pricing formula using the following assumptions: (i) the trading price on date of grant was $10.00 per share; (ii) exercise price is equal to the trading price on the date of grant; (iii) dividend yield of 0%; (iv) vesting period of 5 years and expected life of 10 years; (v) expected volatility of 16.79%; and risk-free interest rate of 5.00%. Because there is currently no market for Gateway Community Financial Corp.'s common stock, the assumed expected volatility is based on the SNL Financial MHC index. If the fair market value per share on the date of grant is different than $10.00, or if the assumptions used in the option pricing formula are different from those used in preparing this pro forma data, the value of the options and the related expense recognized will be different. There can be no assurance that the actual fair market value per share on the date of grant, and correspondingly the exercise price of the options, will be $10.00 per share. The issuance of authorized but unissued shares of stock instead of open market purchases to fund exercises of options granted under the stock option plan would dilute the voting interests of stockholders that purchased shares in the offering by approximately 4.7%. See Management - Stock Benefit Plans - Stock Option Plan.

(4) For purposes of calculating earnings per share, only the shares committed to be released under the Gloucester County Federal Savings Bank Employee Stock Ownership Plan were considered outstanding. For purposes of calculating book value per share, all shares under the Gloucester County Federal Savings Bank Employee Stock Ownership Plan were considered outstanding. We have also assumed that no options granted under the stock option plan were exercised during the period and that the trading price of Gateway Community Financial Corp. common stock at the end of the period was $10.00 per share. Under this assumption, using the treasury stock method, no additional shares of stock were considered to be outstanding for purposes of calculating earnings per share or book value per share.

(5) This ratio is not meaningful since there was a loss rather than earnings for the quarter ended March 31, 2007.

                   HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE

         The following table presents Gloucester County Federal Savings Bank's historical and pro forma capital position relative to its regulatory capital requirements as of March 31, 2007. Pro forma capital levels assume receipt by the Bank of 50% of the net proceeds at all points of the offering range. However, such additional amount as may be necessary will be contributed to the Bank so that the ratio of its tangible capital to its total assets upon completion of the offering is at least 10%. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see Use of Proceeds, Capitalization and Pro Forma Data. For a discussion of the capital standards applicable to Gloucester County Federal Savings Bank, see Regulation - Regulation of Gloucester County Federal Savings Bank - Regulatory Capital Requirements.

                                                                            Pro Forma at March 31, 2007
                                                ------------------------------------------------------------------------------------
                                                                                                                Maximum, as adjusted
                                                     Minimum               Midpoint              Maximum           3,570,750 shares
                              Actual, at       2,295,000 shares sold 2,700,000 shares sold 3,105,000 shares sold        sold
                            March 31, 2007      at $10.00 per share   at $10.00 per share   at $10.00 per share  at $10.00 per share
                          -------------------  --------------------   -------------------  -------------------   -------------------
                                 Percentage            Percentage            Percentage            Percentage           Percentage
                          Amount of Assets(1)  Amount  of Assets(1)   Amount of Assets(1)  Amount of Assets(1)   Amount of Assets(1)
                          ------ ------------  ------  ------------   ------ ------------  ------ ------------   ------ ------------
                                                                     (Dollars in thousands)
GAAP Capital...........  $28,472   7.68%      $36,728      9.69%     $38,231    10.04%    $39,735     10.40%    $41,465     10.8%

Tangible Capital(2)....  $27,334   7.37%      $35,590      9.39%     $37,093     9.74%    $38,598     10.10%    $40,327    10.50%
Tangible Capital
  Requirement..........    5,564   1.50         5,688      1.50        5,710     1.50       5,733      1.50       5,759     1.50
                         -------   ----       -------      ----      -------    -----     -------     -----     -------    -----
Excess.................  $21,770   5.87%      $29,902      7.89%     $31,383     8.24%    $32,865      8.60%    $34,568     9.00%
                         =======   ====       =======      ====      =======     ====     =======      ====     =======     ====

Core Capital...........  $27,334   7.37%      $35,590      9.39%     $37,093     9.74%    $38,598     10.10%    $40,327    10.50%
Core Capital
  Requirement..........   11,128   3.00        11,375      3.00       11,420     3.00      11,465      3.00      11,517     3.00
                         -------   ----       -------      ----      -------    -----     -------     -----     -------    -----
Excess.................  $16,206   4.37%      $24,215      6.39%     $25,673     6.74%    $27,133      7.10%    $28,810     7.50%
                         =======   ====       =======      ====      =======     ====     =======      ====     =======     ====

Total Risk-Based
  Capital(3)(4)........  $28,513  13.84       $36,769     17.50%     $38,272    18.15%    $39,776     18.79%    $41,506    19.53%
Risk-Based Capital
  Requirement..........   16,481   8.00        16,812      8.00       16,872     8.00      16,932      8.00      17,001     8.00
                         -------   ----       -------      ----      -------    -----     -------     -----     -------    -----
Excess.................  $12,032   5.84%      $19,957      9.50%     $21,400    10.15%    $22,844     10.79%    $24,505    11.53%
                         =======   ====       =======      ====      =======    =====     =======     =====     =======    =====


Reconciliation of pro forma increase in
GAAP and regulatory capital:
Bank's receipt of 50% of the net proceeds
  from the offering.......................    $11,091                $13,095              $15,100              $17,405
  Less: funding of employee stock
    ownership plan........................     (1,836)                (2,160)              (2,484)              (2,857)
  Less: funding of future restricted
    stock plan...........................      (1,000)                (1,176)              (1,352)              (1,555)
                                              -------                -------              -------              -------
    Total pro forma increase in GAAP and
      regulatory capital.................     $ 8,255                $ 9,759              $11,263              $12,993
                                              =======                =======              =======              =======

--------------------
(1) Tangible and core capital levels are shown as a percentage of total adjusted assets. The risk-based capital level is shown as a percentage of risk-weighted assets.
(2) Generally accepted accounting principles, referred to as "GAAP," capital includes goodwill, intangible assets and unrealized gain (loss) on available for sale securities, net, which are not included in regulatory capital.
(3)  Assumes   net   proceeds   are   invested   in  assets  that  carry  a  50%
     risk-weighting.

(4) The difference between core capital and risk-based capital is attributable to the addition of general loan loss reserves of $1.8 million and the deduction of $644,000 of other assets required to be deducted.

                        SELECTED FINANCIAL AND OTHER DATA

         The following financial information and other data should be read together with the consolidated financial statements and the notes thereto beginning on page F-1 of this document. The data at and for the three months ended March 31, 2007 and 2006 is unaudited, however, in the opinion of management, all adjustments, consisting of normal recurring adjustments, that are necessary for a fair presentation of the interim periods have been reflected.

                                                          At December 31,
                                     At March 31, ----------------------------------------------------
                                         2007       2006       2005       2004       2003       2002
                                       --------   --------   --------   --------   --------   --------
                                                               (In thousands)
Balance Sheet Data:
Assets ...........................     $372,081   $351,864   $308,011   $315,927   $293,414   $312,402
Loans receivable, net ............      211,035    210,492    180,916    167,320    163,343    182,660
Investment securities ............       67,067     52,797     41,315     48,451     50,361     58,222
Mortgage-backed securities........       64,197     59,185     54,032     61,201     40,658     23,235
Cash and cash equivalents.........        9,026     10,618     14,031     19,760     19,448     28,729
Deposits .........................      319,998    315,962    277,544    286,611    266,895    283,732
Short-term borrowings ............       21,000      4,400          -          -          -          -
Total equity .....................       28,748     28,903     28,546     26,934     25,332     27,062


                                                           For the Year Ended December 31,
                                              --------------------------------------------------------
                                                2006        2005        2004        2003        2002
                                              --------    --------    --------    --------    --------
                                                                  (In thousands)
Summary of Operations:
Interest and dividend income ..............   $ 16,273    $ 14,221    $ 13,913    $ 14,477    $ 17,306
Interest expense ..........................      9,377       5,871       5,204       5,899       9,007
                                              --------    --------    --------    --------    --------
Net interest income .......................      6,896       8,350       8,709       8,578       8,299
Provisions for (recoveries of
   provisions for) loan losses ............       (348)       (917)        (13)      4,342       7,550
                                              --------    --------    --------    --------    --------
Net interest income after provisions for
 (recoveries of provisions for) loan losses      7,244       9,267       8,722       4,236         749
Noninterest income ........................        856         883         876         793         712
Noninterest expense .......................      7,631       7,634       7,689       7,384       6,022
                                              --------    --------    --------    --------    --------
Income (loss) before income tax
   expense (benefit) ......................        469       2,516       1,909      (2,355)     (4,561)
Income tax expense (benefit) ..............         90         893         259        (673)     (1,924)
                                              --------    --------    --------    --------    --------
Net income (loss) .........................   $    379    $  1,623    $  1,650    $ (1,682)   $ (2,637)
                                              ========    ========    ========    ========    ========


                                                            For the Three Months
                                                              Ended March 31,
                                                             2007       2006
                                                            -------    -------
                                                              (In thousands)

Summary of Operations:
Interest and dividend income .............................. $ 4,621    $ 3,645
Interest expense ..........................................   2,958      1,786
                                                            -------    -------
Net interest income .......................................   1,663      1,859
Provisions for (recoveries of provisions for) loan losses..       -       (200)
                                                            -------    -------
Net interest income after provisions for
 (recoveries of provisions for) loan losses ...............   1,663      2,058
Noninterest income ........................................     190        202
Noninterest expense .......................................   2,178      1,921
                                                            -------    -------
Income (loss) before income tax expense (benefit) .........    (325)       339
Income tax expense (benefit) ..............................    (125)       117
                                                            -------    -------
Net income (loss) ......................................... $  (200)   $   222
                                                            =======    =======


                                         At or For the
                                         Three Months                At or For the Year Ended December 31,
                                        Ended March 31,      -----------------------------------------------------
                                        2007        2006       2006       2005       2004        2003        2002
                                      -------     -------    -------    -------    -------     -------     -------
Performance Ratios:
  Return on average assets
    (net income divided by
    average total  assets) .........    (0.22)%      0.29%      0.11%      0.53%      0.54%      (0.56)%     (0.87)%

  Return on average equity
    (net income divided by
    average equity) ................    (2.78)%      3.11%      1.33%      6.04%      6.43%      (6.44)%     (8.87)%

  Net interest rate spread .........     1.83%       2.39%      2.06%      2.80%      2.98%       3.38%       2.82%

  Net interest margin on
    average interest-earning
    assets .........................     2.02%       2.58%      2.25%      2.94%      3.08%       3.33%       3.02%

  Average interest-earning
    assets to average
    interest-bearing liabilities....   105.44%     107.49%    106.20%    106.40%    105.64%      97.99%     106.16%

  Efficiency ratio (noninterest
    expense divided by the
    sum of net interest income
    and noninterest income) ........   117.54%      93.21%     98.44%     82.68%     80.22%      78.80%      66.83%

  Noninterest expense to
    average assets .................     2.42%       2.50%      2.30%      2.49%      2.52%       2.45%       1.98%

Asset Quality Ratios:
  Non-performing loans to
    total loans, net ...............     0.92%       1.51%      1.17%      1.75%      0.80%       1.46%       0.84%

  Non-performing assets to
    total assets ...................     0.70%       1.01%      0.80%      1.14%      0.58%       0.99%       0.51%

  Net loan charge-offs
    (recoveries of loans
    charged-off) to
    average loans
    outstanding ....................    (0.02)%      0.71%      0.44%      0.01%     (0.07)%      5.02%       0.35%

  Allowance for loan
    losses to total loans ..........     0.86%       1.32%      0.85%      1.65%      2.31%       2.31%       4.36%

  Allowance for loan
    losses to non-performing
    loans ..........................    92.40%      87.18%     72.99%     94.46%    290.76%     158.73%     522.19%

Capital Ratios:
  Average equity to
    average assets .................     8.01%       9.30%      8.71%      8.85%      8.48%       8.65%       9.75%

  Equity to assets
    at period end ..................     7.73%       9.21%      8.21%      9.27%      8.53%       8.63%       8.66%

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         This discussion and analysis reflects Gateway Community Financial Corp.'s consolidated financial statements and other relevant statistical data and is intended to enhance your understanding of our financial condition and results of operations. The consolidated financial condition and results of operations of Gateway Community Financial Corp. include Gloucester County Federal Savings Bank. Gateway Community Financial Corp. does not at the present time engage in any activities other than serving as a holding company for Gloucester County Federal Savings Bank. You should read the information in this section in conjunction with Gateway Community Financial Corp.'s consolidated financial statements and accompanying notes thereto beginning on page F-1 of this document, and the other statistical data provided in this prospectus.

Overview

         General. Our primary business is attracting retail deposits from the general public and using those deposits, together with funds generated from operations, principal repayments on securities and loans, and borrowed funds, for our lending and investing activities. We provide residential, consumer and commercial financing. Our securities portfolio consists of U.S. government agency securities, mortgage-backed securities and other investment grade securities.

         Our results of operations depend mainly on our net interest income, which is the difference between the interest income earned on our loan and investment portfolios and interest expense paid on our deposits and borrowed funds. Net interest income is a function of the average balances of loans and investments versus deposits and borrowed funds outstanding in any one period and the yields earned on those loans and investments and the cost of those deposits and borrowed funds. The loans we originate are generally long- term loans with fixed interest rates. At March 31, 2007, 70% of our total loans had maturities of ten years or more, and nearly 98% of loans with maturities greater than one year had fixed interest rates. The impact of having a loan portfolio consisting primarily of long term fixed rate loans is that in a period of rising interest rates, our cost of funds is expected to increase more rapidly than the yields earned on our loan portfolio because our main source of funds is deposits with generally shorter maturities or no maturity. This would cause a narrowing of our net interest rate spread and a decrease in our earnings.

         During the past several years, the operating environment for financial institutions has been challenging. Short-term interest rates, which influence the pricing of our deposits and borrowings, have been rising in conjunction with the rate increases implemented by the Federal Reserve Board since June 2004, while longer-term interest rates, which guide the pricing of our loans, have been relatively constant. This has resulted in a yield curve environment that has been flat or "inverted"; i.e. short-term interest rates have been higher than long-term interest rates. This has had a negative effect on our net interest spread, net interest margin and net interest income. While the net proceeds of the stock offering will provide increased funds for lending and investing and increased interest income in the second half of 2007, a continuation of this flat or inverted yield curve environment will continue to negatively impact our profitability.

         At March 31, 2007, one-to-four family residential real estate mortgages and home equity loans and lines of credit comprised approximately 75% of our total loans, and manufactured housing loans comprised 4% of our total loans. There has been a slowing in the housing markets, and home price appreciation has decelerated. Information provided by the Bureau of the Census and National Association of Realtors shows that the housing markets peaked in 2005 and clearly declined in 2006. These trends are expected to continue in 2007. However with the exception of the markets that experienced the most extreme price appreciation in 2005, in most cases housing prices have held up fairly well - with prices either flat or experiencing only modest declines. This appears to be true in our local New Jersey market area. During the first quarter of 2007, we did observe a modest slowdown in demand for one-to-four family residential real estate mortgages and home equity loans and lines of credit.

         The slowdown in the housing market has lead to much discussion on the credit quality of residential real estate loans. Much of the recent discussion of decreasing credit quality and increasing defaults has centered on the sub-prime mortgage market as well as adjustable rate and interest-only mortgages. We do not participate in the sub-prime market or originate interest-only mortgages. Additionally, we have limited exposure in adjustable rate mortgages. To date, we have not seen an increasing trend in delinquencies in our residential mortgage loan products, although no assurances can be given that we will not experience increased delinquencies in the future, particularly if the slowdown in the housing market persists or worsens.

         Our  results  of  operations   are  also   significantly   affected  by
non-interest income and non-interest expense. Non-interest income consists primarily of income from service fees and charges for normal banking operations. It also includes income on bank-owned life insurance. Noninterest income is affected by gains or losses on sales of securities, loans, real estate owned and other assets. Our noninterest income for 2006 totaled $856,000, as compared to $883,000 for 2005 and $875,000 for 2004.

         Non-interest expense includes compensation and benefits expense, occupancy and equipment expense and other general and administrative expenses such as data processing, professional fees and marketing/advertising costs. Noninterest expense totaled $7.6 million for 2006, nearly unchanged from 2005 and slightly lower than noninterest expense of $7.7 million for 2004.

         After the stock offering, additional annual employee compensation and benefit expenses stemming from the shares granted to employees, officers and directors under new benefit plans will increase this category of expense. We will recognize expense for our employee stock ownership plan when shares are committed to be released to participants' accounts and will recognize expenses for restricted stock awards over the vesting period of awards made to recipients. In addition, we will be required to recognize compensation expense related to stock options outstanding based upon the fair value of such awards at the date of grant over the period that such awards are earned. Additions to our lending staff are also expected to result in increases in compensation expense.

         We also expect that noninterest expense will be higher going forward as a result of the accounting, legal and various other additional noninterest expenses associated with operating as a public company, particularly as a result of the requirements of the Sarbanes-Oxley Act of 2002.

         Provisions for loan losses and recoveries of provisions for loan losses can also have a material impact on our results of operations. Gloucester County Federal Savings Bank's allowance for loans losses is established through provisions for loan losses that are charged against the Bank's income during the period the provision is made. Loans deemed to be uncollectible are charged against the allowance for loan losses, and amounts recovered on loans previously charged against the allowance are credited back to the allowance. We may also make a recovery of prior provisions for loan losses when management deems it appropriate to reduce the size of the allowance to reflect the current estimate of known and inherent losses in the portfolio. Recoveries of prior provisions for loans losses represented 36% of pre-tax income in 2005 and 74% of pre-tax income in 2006. Management does not currently anticipate further recoveries of prior provisions for loan losses.

         Past Challenges and Difficulties. Historically, we operated as a traditional thrift, with limited exposure in commercial lending. In the late
1990s, we ventured from our traditional business strategy of originating primarily one-to-four family loans and embarked on a rapid expansion of our commercial real estate and business lending. We aggressively built a commercial loan portfolio, originating a diverse mix of commercial loans, including not only commercial real estate mortgages, but also financing of the working capital needs of businesses with lines of credit and loans on accounts receivable, inventory and equipment. Our commercial portfolio grew to approximately $71.0 million and represented roughly one- third of our total loans by 2002.

         Commercial lending generally poses higher risks than the traditional lending activities of a savings bank, which primarily focus on financing non-commercial properties such as one-to-four family residential real estate. A certain level of specialized expertise is required for successful underwriting and monitoring of commercial loans, which generally requires substantially greater evaluation and oversight efforts. Unlike residential mortgage loans, which are made on the basis of the borrower's ability to make repayment from his or her employment and other income, and which are secured by real property with values that tend to be more easily ascertainable, commercial loans typically are made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial loans may be substantially dependent on the success of the business or rental property itself and the general economic environment. In addition, commercial loans generally result in larger balances to single borrowers, or related groups of borrowers, than one- to four-family loans.

         Our commercial portfolio initially appeared to be sound and was performing with only minor weaknesses, but after several years there was an increasing number of loans that exhibited weaknesses or deficiencies. In early 2003, the potential magnitude of problems in the portfolio became apparent when our commercial loan officer resigned and we discovered that our commercial loan officer had engaged in lending activities in excess of her authority, had withheld material information from the Board of Directors and management, and had not maintained important records in the loan files. The problems with the commercial portfolio included poor initial underwriting and loan structuring, pricing structures and loan terms that were inconsistent with typical banking practices, inadequate or unidentified collateral support, inadequate documentation of loans, unsupportive cash flows, loans with limited equity contribution by the borrower and loans to start-up entities and borrowers in weak financial position. There was a lack of depth in the evaluation of borrowers' creditworthiness, and a failure to base the primary credit assessment on thorough cash flow analysis of the borrowers. In addition, updated financial statements from commercial borrowers and/or updated verification of the collateral securing the loan had not been obtained.

         When we discovered the extent of the problems in our commercial loan portfolio, we promptly hired a new commercial loan officer, retained a loan workout specialist, and contracted with an outside consultant to conduct a complete review of the commercial portfolio. The first review was completed by the outside consultant for the March 31, 2003 quarter end and resulted in a material adverse change from our prior internal assessment of the portfolio. Later in the year our primary regulator, the Office of Thrift Supervision ("OTS"), evaluated our outside consultant's review and directed us to downgrade an additional $6.8 million of loans to special mention and an additional $7.6 million to substandard. The result of the loan reviews was that a total of $23.1 million of our commercial and commercial real estate loans were designated as classified assets.

         We were ordered by the OTS in 2003 to cease further commercial lending and were directed to take various corrective actions. In response to the directives of the OTS, we took the following actions to improve the operation and oversight of our lending activities:

o We revised the classification of assets policy and reconstituted the asset classification committee. Our policy previously did not have a definition of adversely classified assets that coincided with applicable regulatory definitions.

o We added new members to the board of directors. The OTS directed us to add at least three new, qualified, experienced professionals possessing relevant backgrounds and knowledge of corporate governance. This was accomplished in 2004.

o We ceased all new commercial lending while we focused on addressing weaknesses in the commercial lending program and reducing our classified asset levels. We also developed a detailed written exit strategy for all classified assets with balances greater than $250,000.

o We revised our commercial loan policy. The policy now is specific as to what constitutes an acceptable credit and what minimum financial ratios (i.e., debt service coverage) are acceptable.

         The restriction on our commercial lending was removed by the Office of Thrift Supervision in late 2004. In 2005, the OTS issued a formal order of prohibition against our former commercial loan officer. The OTS found that she had demonstrated willful or continuing disregard for the safety and soundness of Gloucester County Federal Savings Bank and barred her from further employment in any type of banking institution.

         Allowance for Loan Losses. The level of our allowance for loan losses has primarily been driven by the level of classified assets over the past five years. The increase in classified assets resulting from the generally poor quality of our commercial loan portfolio, as discussed above, necessitated material provisions to the allowance for loan losses. For the year ended December 31, 2002, we made provisions for loan losses totaling $7.5 million, which brought the allowance for loan losses as of December 31, 2002 to $8.3 million, representing 4.36% of total loans at that date. During the year ended December 31, 2003, we took charge-offs against the allowance for $8.8 million of loans we deemed uncollectible ($8.6 million of which were commercial loans), and we made another large provision for loan losses, amounting to $4.3 million, resulting in an allowance balance at year end of $3.9 million, representing 2.31% of total loans at that date.

         In 2004, 2005 and 2006, we took recoveries of loan loss provisions out of the allowance for loan losses as our level of classified assets decreased and the outstanding balance of commercial and commercial real estate loans fell. Most of the remaining classified assets consist of long-term workout arrangements with borrowers. None of those workout arrangements qualify, however, as troubled debt restructurings. Portfolio risk has also declined as the amount of higher risk loans has decreased over the past five years and recent loan growth has been centered in residential mortgage loans.

         Classified assets at year end over the last five years have steadily dropped, from $29.6 million at December 31, 2002 to $22.1 million at December 31, 2003, $16.7 million at December 31, 2004, $8.5 million at December 31, 2005 and $6.2 million at December 31, 2006. Commercial and commercial real estate loans as a percentage of total loans declined from 34% of total loans at December 31, 2002, to 23% at December 31, 2003, 17% at December 31, 2004, 11% at
December 31, 2005 and 9% at December 31, 2006. This reduction in classified loans and improved risk profile of the loan portfolio was the primary reason that we determined it appropriate to take recoveries of loan loss provisions in the amount of $13,000 in 2004, $917,000 in 2005 and $348,000 in 2006.
Charge-offs in 2005 were $77,000, and the allowance for loan losses was $3.0 million at December 31, 2005, representing 1.65% of total loans at that date. Charge-offs in 2006 were $988,000, and the allowance for loan losses stood at $1.8 million at December 31, 2006, representing 0.85% of total loans at that date. Of the $23.1 million of commercial and commercial real estates loans that were designated as classified assets when the problems in the loan portfolio first became evident, $12.6 million of those loans were subsequently paid off, while $10.5 million was charged off. At March 31, 2007, classified assets were $7.3 million, an increase of 18.9% from December 31, 2006.

         The allowance currently reflects management's best estimate of the known and inherent losses in the portfolio that are both probable and reasonable to estimate and management does not at this time anticipate further recoveries of loan loss provisions out of the allowance for loan losses.

         Current Challenges and Business Strategy. Our earnings are lower than our peers, primarily because of our low interest rate spreads and margins and low levels of noninterest income. We have experienced compression of our interest rate spread and net interest margin as a result of the flat or inverted interest rate yield curve environment during recent years. Additionally, our net interest margin has been negatively impacted by our relatively low yield on interest-earning assets. Our low yield on interest-earning assets is partially attributable to the fact that securities represent a relatively large proportion of our total assets (35% at March 31, 2007) as compared to loans, which generally earn higher yields than other interest-earning assets. Our average yield on loans for 2006 was 5.74%, while our average yield on securities and other interest-earning assets was 4.40%.

         Our profitability is also negatively impacted by our relatively low levels of noninterest income. Our high concentration of certificates of deposit as a percentage of total deposits (50% at March 31, 2007) and our low level of loans as a percentage of total assets have negatively impacted our ability to generate noninterest income from deposit account charges and loan origination fees.

         Our noninterest expense represents a high percentage of the income we are able to produce. Our cost to produce income is measured by our efficiency ratio, which is calculated as our noninterest expense divided by the sum of our net interest income and noninterest income. For the years ended December 31, 2006 and 2005, our efficiency ratio was 98.4% and 82.7%, respectively. Generally, this means that we spent approximately $0.83 to generate $1.00 of income in 2005 and approximately $0.98 to generate $1.00 of income in 2006.

Our earnings for the years ended December 31, 2005 and 2006 were aided by recoveries of loan losses. For 2005, our net income of $1.6 million included a $917,000 (pre-tax) recovery of loan losses, which more than offset a decrease in net interest income of $359,000. Net income for 2006 fell sharply by $1.2 million to $379,000 and consisted primarily of a $348,000 (pre-tax) recovery of loan losses. The lower net income for 2006 was primarily due to a $1.5 million decline in net interest income from $8.4 million for 2005 to $6.9 million for 2006, a decrease of 17.4%. Interest expense increased by $3.5 million, or 59.7%, to $9.4 million while interest income increased by $2.1 million, or 14.4%, to $16.3 million.

         For the quarter ended March 31, 2007, we reported a net loss of $200,000 as our net interest income continued to decline as a result of continued margin compression, and failed to cover our operating expenses for the quarter. We expect to report a loss for the second quarter of 2007 as well. If the current interest rate environment persists, we may not be able to achieve profitability from our core operations in the near term and we may report a loss for the year ending December 31, 2007.

         Our current strategy calls for improving our earnings profile by increasing our interest income. After a decline in loan levels from 2002 to 2003 (primarily in the commercial loan portfolio), our loan portfolio has grown consistently; total loans decreased 14% from 2002 to 2003 followed by an increase of 2% from 2003 to 2004, an increase of 7% from 2004 to 2005, and an increase of 15% from 2005 to 2006. However, as the portfolio has grown it has also shifted toward residential real estate loans, with a decrease in consumer, commercial and nonresidential loans, which typically bear higher yields than one-to four family residential lending. One-to-four family loans as a percentage of the total portfolio have increased from 26% of total loans at December 31, 2002 to 48% of total loans as of December 31, 2006, while home equity loans and lines of credit have increased from 16% to 27% of the portfolio during the same period.

         Our current strategy is to increase originations in the more profitable loan categories, including commercial lending and subcategories of consumer lending, specifically, manufactured housing and non- commercial, personal use aircraft. The size of the commercial real estate and commercial loan portfolios as a percentage of total loans decreased as we worked through problems in those portfolios. At December 31, 2006, our commercial real estate mortgage and commercial loan portfolios in aggregate amounted to $19.1 million, representing approximately 9% of our total loans, as compared to $67.1 million or 34% of our total loans at December 31, 2002. We now intend to significantly increase the size of these portfolios and have hired two commercial lenders, one in March 2007 and one in May 2007. We hired a new consumer lender in February 2007 with experience in aircraft financing and originated $1.4 million of aircraft loans during the first quarter of 2007. There is no guarantee that increasing commercial and specialized consumer lending will be profitable for the Bank, however, senior management and the Board of Directors believe that by more closely supervising these new loan officers and implementing tigher internal controls and more conservative underwriting, a recurrance of the asset quality problems and loan write-offs we experienced in the past can be prevented.

         Decreasing the level of liquid assets on our balance sheet and investing them into higher earning assets will also improve our profitability. We have made progress over the last five years in this regard as cash and cash equivalents have steadily decreased. The trend in cash and cash equivalents over the past five years has been a 32% decrease from 2002 to 2003 (used to fund the purchase of mortgage-backed securities) followed by an increase of 2% from 2003 to 2004, a decrease of 29% from 2004 to 2005 (used to fund loan originations), and a decrease of 24% from 2005 to 2006 (which funded loan originations as well as investments in securities). Cash and cash equivalents continued to decline during the first quarter of 2007 and totaled $9.0 million as of March 31, 2007.

         Another part of our current strategy is growing deposits and using those deposits to fund growth in the loan portfolio. We experienced good deposit growth in 2006 after fluctuations in deposits between 2002 and 2005. The trend in deposits over the past five years has been a 6% decline in total deposits from 2002 to 2003, an increase of 7% from 2003 to 2004, a decrease of 3% from 2004 to 2005, and then an increase of 14% from 2005 to 2006. During the first quarter of 2007, deposits increased 1%. Nearly all of the growth during 2006 was in money market accounts and certificates of deposit. Certificates of deposit increased 13% between 2005 and 2006 while money market accounts rose by 81%. The increase in money market accounts is attributable to our introduction in 2005 of a multi-tiered money market account. In late

2006, we launched a savings account product, CyberSaver, a high-yield, multi-tiered savings account accessible only via the internet and not marketed through our branches or locally. We have more recently introduced a new money market account, the CyberSaver Supreme Account, which has a minimum deposit of $100,000. Money market accounts and certificates of deposit tend to be higher costing, less stable sources of funds, and our challenge going forward will be to increase core deposits.

         We also intend to re-evaluate our existing branch network. Since opening in 2003, the Erial branch has struggled and failed to grow deposits to a point where the location would be profitable. While there is no current plan or understanding as to the closing or consolidation of the branch, management expects to make a determination about the closing or consolidation of the branch before the end of 2007. Increasing deposits at the branch or closing or consolidating the branch should positively impact our profitability in the long run. In the short term, however, our results of operations for 2007 may be adversely affected by additional marketing to improve the branch's prospects as well as any charges incurred in connection with a closing or consolidation. As a result of the difficulties we have experienced with this branch, we will be particularly cautious about evaluating the location of any new de novo branches. Our growth strategy calls for increasing deposits at our existing branches and possibly opening de novo branches, if appropriate opportunities arise. Our experience with the Erial branch, which was the last de novo branch we opened, makes this strategy particularly challenging for us.

Critical Accounting Policies

         Our accounting policies are integral to understanding the results reported and our significant policies are described in Note 1 to our consolidated financial statements beginning on page F-1 of this document. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated statements of financial condition and revenues and expenses for the periods then ended. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, the valuation allowance for deferred tax assets and other-than-temporary impairment of securities.

Allowance for Loan Losses

         The allowance for loan losses is maintained by management at a level which represents their evaluation of known and inherent losses in the loan portfolio at the consolidated balance sheet date that are both probable and reasonable to estimate. Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent losses in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change, including the amounts and timing of future cash flows expected to be received on impaired loans.

         The allowance consists of specific and general components. The specific component relates to loans that are classified as either doubtful, substandard, or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical loss experience adjusted for qualitative factors.

         Although specific and general loan loss allowances are established in accordance with management's best estimate, actual losses are dependent upon future events and, as such, further provisions for loan losses may be necessary. For example, our evaluation of the allowance includes consideration of current economic conditions, and a change in economic conditions could reduce the ability of our borrowers to make timely repayments of their loans. This could result in increased delinquencies and increased non-performing loans, and thus a need to make increased provisions to the allowance for loan losses, which would be a charge to income during the period the provision is made, resulting in a reduction to our earnings. A change in economic conditions could also adversely affect the value of the properties collateralizing our real estate loans, resulting in increased charge-offs against the allowance and reduced recoveries of loans previously charged-off, and thus a need to make increased provisions to the allowance for loan losses. Furthermore, a change in the composition of our loan portfolio or growth of our loan portfolio could result in the need for additional provisions.

Income Taxes

         The Company accounts for income taxes under the asset/liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established against deferred tax assets when, in the judgment of management, it is more likely than not that such deferred tax assets will not become available. Because the judgment about the level of future taxable income is dependent to a great extent on matters that may, at least in part, be beyond the Company's control, it is at least reasonably possible that management's judgment about the need for a valuation allowance for deferred tax assets could change in the near term.

Other-than-Temporary Investment Security Impairment

         Securities are evaluated periodically to determine whether a decline in their value is other-than- temporary. Management utilizes criteria such as the magnitude and duration of the decline, in addition to the reasons underlying the decline, to determine whether the loss in value is other-than-temporary. The term "other-than-temporary" is not intended to indicate that the decline is permanent, but indicates that the prospect for a near-term recovery of value is not necessarily favorable, or that there is a lack of evidence to support a realizable value equal to or greater than the carrying value of the investment. Once a decline in value is determined to be other-than-temporary, the value of the security is reduced and a corresponding charge to earnings is recognized.

Changes in Financial Condition during the First Quarter of 2007 and the Year Ended December 31, 2006

         Assets. During the first quarter of 2007, total assets increased by $20.2 million and totaled $372.1 million as of March 31, 2007. The increase was primarily due to increases in investment securities available for sale and mortgage-backed securities. During the year ended December 31, 2006, total assets had increased by $43.9 million, or 14.2%, primarily due to increases in investment securities available for sale and loans receivable and funded by increases in deposits and borrowings.

         Loans. During the first quarter of 2007, gross loans receivable rose by $282,000 to $214.0 million. Auto loans decreased during the quarter as we continued to reduce our indirect auto lending; this portfolio amounted to $18.7 million at March 31, 2007 compared to $21.1 million at December 31, 2006. Moderate growth in other categories offset the decrease in auto loans. Residential mortgages increased $869,000 during the quarter while home equity loans and lines of credit decreased $732,000. Our aircraft lending program commenced during the quarter and aircraft loans totaled $1.4 million as of March 31, 2007.

         During the year ended December 31, 2006, gross loans receivable had increased by $27.1 million, or 14.5%. Loan growth in residential mortgages and home equity loans and lines of credit resulted from growth in our market area and our increased marketing efforts. The increases in those loan categories offset a decrease in auto loans, which have decreased over the last several years following our decision to significantly reduce indirect auto lending because of the below market rate we were earning on that portfolio.

         One- to four-family residential mortgages were $102.8 million at December 31, 2006 compared to $74.1 million at December 31, 2005, a 38.6% increase. Home equity loans and lines of credit were $59.3 million at December 31, 2006 compared to $49.7 million at December 31, 2005, a 19.5% increase. Commercial real estate loans were $14.5 million at December 31, 2006 compared to $13.9 million at December 31, 2005, a 4.2% increase. Commercial loans were $4.6 million at December 31, 2006 compared to $6.0 million at December 31, 2006, a 24.3% decrease. We have recently hired two commercial lenders as part of our plan to diversify our loan portfolio and improve our interest rate spread and margins and we expect that the commercial real estate and commercial loan portfolios will increase and will represent a larger proportion of our total loan portfolio. We also anticipate growing the consumer loan portfolio by focusing on manufactured housing loans and aircraft loans.

         Deposits. During the first quarter of 2007, deposits increased by $4.0 million to $320.0 million. Money market deposits increased to $49.1 million at March 31, 2007 from $44.6 million at December 31, 2006. Certificates of deposit decreased to $161.5 million at March 31, 2007 from $162.1 million at December 31, 2006 and accounted for approximately 50% of total deposits at March 31, 2007 as compared to 51% at December 31, 2006. Jumbo certificates of deposit (those with a minimum balance of $100,000) comprised 34.2% of all certificates of deposit at March 31, 2007 as compared to 33.9% at December 31, 2006. Interest-bearing savings accounts increased from $63.8 million at December 31, 2006 to $66.4 million at March 31, 2007 while checking accounts decreased from $35.9 million at December 31, 2006 to $32.7 million at March 31, 2007. In December of 2006 we introduced a new product, our CyberSavings account, which is a high-yield, multi-tiered savings account that is accessible only via the internet and is not marketed through our branches or locally. We are currently promoting this product by offering the highest tier rate for the first 90 days, regardless of the account balance. CyberSavings accounts totaled approximately $17 million by the end of the first quarter of 2007. We have also recently created a CyberSaver Supreme account, which requires a minimum balance of $100,000. Unlike regular CyberSavings, the Supreme account is a money market product, as opposed to a savings account.

         During the year ended December 31, 2006, deposits had increased by $38.4 million, or 13.8%. Money market deposits increased by 81% during the year to $44.6 million at December 31, 2006. Certificates of deposit increased by $18.5 million or 12.9% to $162.1 million at December 31, 2006 and accounted for approximately 51% of our total deposits at both year-ends. Jumbo certificates of deposit (those with a minimum balance of $100,000) comprised 33.9% of all certificates of deposit as of December 31, 2006. Certificates of deposit as of December 31, 2006 that were scheduled to mature during 2007 amounted to $113.5 million. Deposits increased as a result of the offering of competitive rates and advertising. The increased deposits were used to fund loan growth and the purchase of securities during the year. The Bank does not currently utilize brokered deposits.

         Securities. During the quarter ended March 31, 2007, investment securities and mortgage-backed securities increased $19.3 million to $131.3 million at March 31, 2007. The average balance of investment securities during the quarter was $60.2 million, while the average balance of mortgage-backed securities was $61.6 million. The increase in securities was funded primarily with borrowings. During the year ended December 31, 2006, securities had increased $16.6 million, or 17.4% to $112.0 million at December 31, 2006, from $95.3 million at December 31, 2005. This increase was due primarily to our investment of funds from existing cash and cash equivalents and new deposits and borrowings in U.S. government agency securities and mortgage-backed securities.

         Cash and Cash Equivalents. Cash and cash equivalents continued to decline during the first quarter of 2007 and totaled $9.0 million as of March 31, 2007. During the year ended December 31, 2006, cash and cash equivalents had decreased to $10.6 million at December 31, 2006 from $14.0 million at December 31, 2005. The decrease was the result of the liquidity represented by these funds being used to fund loan originations and investments in securities during the year.

         Bank-Owned Life Insurance. We have purchased insurance on the lives of a group of our key employees. The policies were purchased to help offset the increase in the costs of various retirement benefits. The cash surrender value of these policies is included as an asset on our balance sheet, and any increase in the cash surrender value is recorded as noninterest income. In the event of the death of an insured individual under these policies, we would receive a death benefit, which would be recorded as noninterest income. As of March 31, 2007, bank-owned life insurance amounted to $7.5 million. During the year ended December 31, 2006, bank-owned life insurance had increased from $7.2 million at December 31, 2005 to $7.5 million at December 31, 2006, reflecting an increase in the cash surrender value of the policies.

         Borrowings. We increased our Federal Home Loan Bank borrowings during the first quarter of 2007, and they amounted to $21.0 million at March 31, 2007. The average balance of borrowings during the quarter was $9.6 million. We used borrowed funds to fund the purchase of securities during the quarter as part of a strategy to increase our interest-earning assets. Funds borrowed from the Federal Home Loan Bank of New York totaled $4.4 million at December 31, 2006, compared to no borrowings outstanding at December 31, 2005. The increase in borrowed funds, combined with the increase in deposits, was used to fund growth of the loan portfolio and the purchase of investment securities.

         Equity. At March 31, 2007, total equity was $28.7 million. The decrease from 2006 year end reflected the net loss incurred during the quarter, which was partially offset by a $45,000 decrease in accumulated other comprehensive loss.

As of March 31, 2007, the Bank exceeded all applicable regulatory capital requirements and was well-capitalized. Total equity was $28.9 million at December 31, 2006 and $28.5 million at December 31, 2005. The increase during 2006 reflected net income of $379,000 for the year, offset by a $22,000 increase in accumulated other comprehensive losses resulting from higher unrealized losses on investment securities available for sale at December 31, 2006.

Comparison of Operating Results for 2006, 2005 and 2004

         General. Net income for 2006 decreased by $1.2 million, or 76%, to $379,000 for 2006 compared to $1.6 million for 2005. Net income was significantly lower for 2006 versus 2005 primarily due to a $1.4 million, or 17.4%, decline in net interest income and a smaller recovery of loan losses, which decreased from $917,000 in 2005 to $348,000 in 2006. Net income for 2005 was slightly lower than 2004 net income of $1.7 million, as an increase in recoveries of loan losses of $904,000 in 2005 partially offset a decrease in net interest income of $359,000 and an increase in income taxes of $634,000.

         Net Interest Income. Net interest income decreased to $6.9 million for 2006 from $8.4 million for 2005 and $8.7 million for 2004. The decrease was primarily attributable to a decrease in our interest rate spread to 2.06% for 2006 from 2.80% for 2005 and 2.98% for 2004. Our interest rate spread continues to trend downward. Our interest rate spread for the first quarter of 2007 was 1.83%. The decrease in the net interest spread was due to average yields on interest-earning assets increasing at a slower pace than the cost of interest-bearing liabilities. During 2005 and 2006, the Federal Reserve Board of Governors continued to increase its target for the federal funds rate, resulting in increases in short-term interest rates while longer-term rates remained relatively stable.

         The tables on pages _____ set forth the components of our net interest income, yields on interest-earning assets and costs of interest-bearing liabilities, and the effect on net interest income attributable to changes in volumes and rates.

         Interest Income. Interest income increased $2.1 million, or 14.4%, to $16.3 million for 2006 from $14.2 million for 2005. The increase resulted from a $25.1 million increase in average interest-earning assets which had the effect of increasing interest income by $1.8 million. In addition, there was a 28 basis point increase in the overall yield on interest earning assets to 5.27% for 2006 from 4.99% for 2005, which increased interest income by $243,000. The average balance of loans outstanding increased $28.6 million from 2005 to 2006, along with an increase in the average balance of investment securities of $7.5 million and a decrease in mortgage-backed securities of $6.0 million. Other interest earning assets decreased by $5.1 million. The average yield on loans decreased to 5.74% for 2006 from 5.81% for 2005. The average yields on investment securities increased to 4.54% from 3.79% and the average yield on mortgage-backed securities increased to 4.34% from 3.93% for 2006 and 2005, respectively.

         Interest income for 2005 was $308,000 higher than 2004 interest income of $13.9 million. The increase was primarily attributable to a $1.9 million increase in average interest-earning assets, which increased interest income by $320,000. Although the average yield on total interest-earning assets increased from 4.92% to 4.99%, decreases in the average yields on loans and investment securities resulted in a decrease in interest income of $13,000.

         Interest Expense. Interest expense increased $3.5 million, or 59.7%, to $9.4 million for 2006 from $5.9 million for 2005. The increase resulted from a $24.1 million increase in average interest-bearing liabilities, which increased interest expense by $1.3 million, and a 102 basis point increase in the overall cost of interest-bearing liabilities to 3.21% for 2006 from 2.19% for 2005, which increased interest expense by $2.2 million. The average balance of savings accounts decreased by $13.1 million, while money market accounts increased by $12.1 million and certificates of deposit increased by $13.1 million from 2005 to 2006, as depositors moved funds into higher-yielding accounts in the higher interest rate environment. The cost of certificates of deposit increased to 4.17% for 2006 from 3.24% for 2005 and the average rate paid on money market accounts increased from 1.83% to 3.83%. The average balance of borrowed funds increased $12.7 million from 2005 to 2006. The cost of borrowed funds increased to 5.36% from 4.06%.

         Interest expense for 2005 was $667,000 higher than 2004 interest expense of $5.2 million. The increase was primarily attributable to an increase in the average cost of total interest-bearing liabilities from 1.94% to 2.19%, which increased interest expense by $507,000. Average rates paid on all deposit categories other than savings accounts increased during 2005, reflecting the increasing interest rate environment. As depositors shifted funds into higher-yielding accounts, the average balances of money market and savings accounts decreased in the aggregate by $8.2 million and the average balance of certificates of deposit increased by $7.8 million, which increased interest expense by $161,000.

         Provision for Loan Losses. The allowance for loan losses is a valuation account that reflects our estimation of the losses known and inherent in our loan portfolio to the extent they are both probable and reasonable to estimate. The allowance is established through provisions for loan losses that are charged to income in the period they are established. We charge losses on loans against the allowance for loan losses when we believe the collection of loan principal is unlikely. Recoveries on loans previously charged off are added back to the allowance. We may also make recoveries of prior provisions charged against income when management deems it appropriate to reduce the size of the allowance to reflect the current estimate of future losses.

         In each of the last three years, we took recoveries from the allowance for loan losses after having made provisions to the allowance of $4.3 million in 2003 and $7.6 million in 2002. As of December 31, 2006, our classified loans amounted to $6.2 million as compared to $16.7 million at December 31, 2004. This reduction in classified loans was the primary reason that we determined it appropriate to take recoveries of $13,000, $917,000 and $348,000 in 2004, 2005, and 2006, respectively. The amount recovered from the allowance each year is reflected in the net income for that year.

         Noninterest Income. Noninterest income decreased by $27,000, or 3.1%, to $856,000 for 2006 from $883,000 for 2005. Service charges and other fees increased by $71,000; nearly all of the increase was the result of fees collected from the overdraft program which we implemented in August of 2005. Earnings on bank-owned life insurance increased $11,000. These increases were offset by a decrease in other miscellaneous noninterest income of $79,000. We also incurred losses on the sale of securities of $30,000 in 2006 that were not present in 2005.

         Noninterest income for 2005 was $7,000 higher than noninterest income for 2004. Increases in income in 2005 from bank-owned life insurance and other miscellaneous non-interest income of $35,000 and $11,000, respectively, were offset by a $15,000 decrease in income from service charges and other fees and a gain of $23,000 on the sale of securities in 2004 that was not present in 2005.

         Income on bank-owned life insurance increased in each of the last three years and represented approximately 24%, 28% and 30% of total noninterest income in 2004, 2005 and 2006, respectively. Our investment in bank-owned life insurance totaled $7.5 million at December 31, 2006 versus $7.2 million a year earlier.

         Noninterest Expense. Noninterest expense was $7.6 million in both 2006 and 2005, slightly lower than $7.7 million in 2004. The largest component of noninterest expense is compensation and employee benefits, which at $4.4 million for 2006 represented 58% of total noninterest expense for the year. Other significant components of noninterest expense are occupancy and equipment expense, data processing, federal deposit insurance premiums and professional fees. Other miscellaneous noninterest expenses include costs such as advertising, printing and office supplies, insurance premiums, postage and various loan expenses.

         Compensation and benefits expense increased approximately 2% annually in 2006 and 2005 to $4.4 million in 2006, from $4.3 million in 2005 and $4.2 million in 2004. These small increases resulted from normal increases in salary and benefit levels. Compensation and benefits expense will be higher for 2007 as the result of our hiring additional personnel in our lending department and a new senior management officer to train as the replacement for our chief financial officer upon his retirement later this year. Compensation and benefits expense will increase following the completion of the stock offering as the result of increased compensation expenses associated with the purchase of shares of common stock by our employee stock ownership plan, and the adoption of one or more stock-based incentive plans or other compensation plans in lieu of equity based compensation plans. The financial reporting expense for the equity based compensation plans is not determinable with certainty at this time, however, like any expense, it will reduce our net income and adversely affect our profitability. See Future Stock Benefit Plans at page __.

         Next to compensation and employee benefits expense, the largest component of noninterest expense is occupancy and equipment expense, which totaled $1.2 million for 2006, down 3.5% from $1.3 million for 2005 and nearly equivalent to 2004. We incurred additional occupancy expense during 2005 as the result of high snow/ice removal expenses during that winter. Expenses also decreased during 2006 because we did not replace certain assets during the year that were fully depreciated during the prior year. Data processing expense over the last three years has steadily increased, from $561,000 for 2004 to $586,000 for 2005 to $608,000 for 2006. These expenses are the result of our investment in software related to an overdraft deposit program, Bank Secrecy Act compliance and loan processing. Professional fees and other noninterest expenses have decreased since 2004 as a result of improvements in asset quality since then. We expect professional fees and other noninterest expenses to increase following the offering as a result of the increased costs associated with managing a public company.

         Income Taxes. Income tax expense for 2006 was $90,000 as compared to $893,000 for 2005 and $259,000 for 2004. The reduction for 2006 reflects the much lower pre-tax income for that year as well as a reduction in the effective tax rate. The decrease in the effective tax rate was due to an increase in income from tax-exempt securities. The increase in income tax expense for 2005 as compared to 2004 reflects higher pre-tax income for 2005 compared to 2004 as well as a $273,000 valuation allowance in 2004 that had the effect of reducing taxes for that year.

Comparison of Operating Results for the Three Months Ended March 31, 2007 and March 31, 2006

         General. For the three months ended March 31, 2007 we reported a net loss of $200,000 as compared to net income of $222,000 for the three months ended March 31, 2006. Our results of operations for first quarter 2007 reflect the compression of our net interest income to a point that our income from normal operations did not cover our normal operating expenses. For the three months ended March 31, 2006, our net income of $222,000 included a $200,000 (pre-tax) recovery of loan loss provisions out of the allowance for loan losses. Without that recovery, our income for the quarter ended March 31, 2006 would have been $90,000.

         For the quarter ended March 31, 2007, our net interest income of $1.7 million and noninterest income of $190,000 did not cover our noninterest expense of $2.2 million. We expect that we may incur an operating loss for the quarter ending June 30, 2007 as well. Our income will be aided later this year as we earn income on the investment of the proceeds of the stock offering. However, we may incur charges later this year in connection with the closing or consolidation of one of our existing branches, which has been underperforming. Management expects to make a determination about the closing or consolidation of such branch before the end of 2007.

         Net Interest Income. Net interest income decreased by $196,000, or 10.5%, to $1.7 million for the three months ended March 31, 2007 from $1.9 million for the same three months in 2006. There was a 56 basis point decrease in our interest rate spread to 1.83% for the first quarter of 2007 from 2.39% for the first quarter of 2006.

         Interest Income. Interest income increased $976,000, or 26.8%, to $4.6 million for the first quarter of 2007 from $3.6 million for the first quarter of 2006. The increase resulted from a $48.7 million, or 16.9% increase in average interest-earning assets and a 47 basis point, or 9.3%, increase in the overall yield on interest earning assets to 5.54% for the first quarter of 2007, from 5.07% for the first quarter of 2006. The average balance of loans increased $25.2 million, or 13.5%, between the two periods, while the average balance of investment securities increased by $17.3 million, or 40.4%, and the average balance of mortgage-backed securities increased by $7.5 million, or 13.8%. The average balance of other interest-earning assets decreased by $1.4 million. The average yield on loans improved to 5.76% for the first quarter of 2007, from 5.57% for the first quarter of 2006. The average yield on investment securities increased to 5.68% from 3.81% and the average yield on mortgage backed securities increased to 4.73% from 4.41%.

         Interest Expense. Interest expense increased $1.2 million, or 65.6%, to $3.0 million for the first quarter of 2007 from $1.8 million for the first quarter of 2006. The increase resulted from a $51.3 million, or 19.2%, increase in average interest-bearing liabilities and a 104 basis point increase in the overall cost of interest-bearing liabilities to 3.71% for the first quarter of 2007 from 2.67% for the first quarter of 2006. Money market accounts increased by 78.2%, while savings accounts increased by 13.8% and certificates of deposits increased by 11.3%. The average balance of borrowed funds was $9.6 million during the first quarter of 2007 as compared to $2.2 million during the first quarter of 2006. The average cost of borrowed funds increased to 5.36% from 4.67%. The average cost of interest-bearing demand deposits, money market deposits, savings accounts and certificates of deposit rose by 69 basis points, 97 basis points, 137 basis points and 84 basis points, respectively.

         Provision for Loan Losses. In the first quarter of 2006, we took a $200,000 recovery of loan loss provisions out of the allowance for loan losses. We made no provisions for loan losses or recoveries of loan loss provisions during the first quarter of 2007. As of March 31, 2007, the allowance represented 0.86% of total loans as compared to 1.32% at March 31, 2006. The allowance currently reflects management's best estimate of the known and inherent losses in the portfolio that are both probable and reasonable to estimate and management does not at this time anticipate further recoveries of loan loss provisions out of the allowance for loan losses.

         Noninterest Income. Noninterest income for the first quarter of 2007 was $190,000 as compared to $202,000 for the first quarter of 2006. An $11,000 decrease in income from service charges and other fees and a $10,000 decrease in other miscellaneous noninterest income were offset by a $9,000 increase in earnings on bank-owned life insurance.

         Noninterest Expense. Non-interest expense was $257,000, or 13.4%, higher for the first quarter of 2007 as compared to the first quarter of 2006, as a result of an $88,000, or 7.7%, increase in compensation and employee benefits expense, an $81,000, or 30.0%, increase in occupancy and equipment expense, a $21,000 increase in data processing expense and a $60,000 increase in other miscellaneous noninterest expenses. Compensation and employee benefit expense rose mainly as the result of increased staffing. We added two positions in branch management and lending support as well as two new loan officers. A variety of items contributed to the increase in occupancy and equipment expense, including our remodeling of the Glassboro branch, new lending and deposit software and higher utilities expense . The increase in data processing expense was related to security features for online accounts. The largest item contributing to the increase in other noninterest expense was costs in connection with a property that became real estate owned during the quarter.

         Income Taxes. We recorded a credit to income of $125,000 as an income tax benefit for the first quarter of 2007 as a result of our net loss for the quarter. Income tax expense for the first quarter of 2006 was $117,000.

         Average Balance Sheet. The following table sets forth certain information relating to Gateway Community Financial Corp. as of December 31, 2006 and for each of the last three years. The average yields and costs are derived by dividing income or expense by the average daily balance of assets or liabilities, respectively.

                                                                           For the Year Ended December 31,
                             At December 31,      ----------------------------------------------------------------------------------
                                   2006                      2006                          2005                      2004
                             -------------------- ---------------------------- --------------------------- -------------------------
                                                                                                                             Average
                                        Average   Average            Average   Average            Average  Average            Yield/
                             Balance  Yield/Cost  Balance  Interest Yield/Cost Balance Interest Yield/Cost Balance Interest    Cost
                             -------  ----------  -------  -------- ---------- ------- -------- ---------  ------- -------- --------
                                                                      (Dollars in thousands)
Interest-earning assets:
 Loans receivable(1)....... $212,305      5.81%  $199,752   $11,474    5.74% $171,130  $ 9,940     5.81%  $165,622  $ 9,800    5.92%
 Mortgage-backed
   securities..............   59,185      4.85%    55,642     2,416    4.34%   61,596    2,423     3.93%    56,933    2,108    3.70%
 Investment securities.....   52,797      4.88%    51,845     2,285    4.54%   44,323    1,660     3.79%    48,024    1,862    3.90%
 Other interest-
   earning assets..........    1,407      5.78%     3,007        98    3.26%    8,098      197     2.43%    12,662      143    1.13%
                            --------             --------   -------          --------  -------            --------  -------
  Total interest-
    earning assets.........  325,694      5.48%   310,246    16,273    5.27%  285,147   14,220     4.99%   283,241   13,913    4.92%
                                                            -------                    -------                      -------
Noninterest-
  earning assets...........   27,983               23,643                      25,039                       26,202
Allowance for loan
  losses...................   (1,813)              (2,442)                     (3,713)                      (3,947)
                            --------             --------                    --------                     --------
  Total assets............. $351,864             $331,447                    $306,473                     $305,496
                            ========             ========                    ========                     ========
Interest-bearing
liabilities:
 Interest bearing
   demand.................. $ 35,926      1.49%  $ 35,901       373    1.04% $ 36,610      221     0.60%  $ 36,491      194    0.53%
 Money market
   deposits................   44,637      4.00%    34,959     1,342    3.84%   22,877      422     1.83%    25,837      300    1.16%
 Savings accounts..........   63,760      2.10%    55,250       587    1.06%   68,301      680     1.00%    73,552      734    1.00%
 Certificates of
   deposit.................  162,107      4.60%   153,155     6,386    4.17%  140,021    4,540     3.24%   132,238    3,975    3.01%
 Federal Home Loan
   Bank advances...........    4,400      5.33%    12,859       689    5.36%      197        8     4.06%         -        -       -%
                            --------             --------   -------          --------  -------            --------  -------
  Total interest-
    bearing liabilities....  310,830      3.65%   292,124     9,377    3.21%  268,006    5,871     2.19%   268,118    5,203    1.94%
                                                            -------                    -------                      -------
Noninterest-bearing
  liabilities..............   12,131               10,721                      11,612                       11,730
                            --------             --------                    --------                     --------
 Total liabilities.........  322,961              302,845                     279,618                      279,848
Retained earnings..........   28,903               28,602                      26,855                       25,648
                            --------             --------                    --------                     --------
 Total liabilities and
   retained earnings....... $351,864             $331,447                    $306,473                     $305,496
                            ========             ========                    ========                     ========
Net interest income........                                 $ 6,896                    $ 8,349                       $8,710
                                                              =====                      =====                        =====
Interest rate spread(2)....               1.83%                        2.06%                       2.80%                       2.98%
                                        ======                       ======                      ======                      ======
Net yield on interest-
  earning assets(3)........               2.00%                        2.25%                       2.94%                       3.08%
                                        ======                       ======                      ======                      ======
Ratio of average
  interest-earning assets
  to average interest-
  bearing liabilities......             104.78%                      106.20%                     106.40%                     105.64%
                                        ======                       ======                      ======                      ======

-----------------
(1) Non-accruing loans have been included in loans receivable, and the effect of such inclusion was not material.
(2) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(3) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

         Average Balance Sheet. The following table sets forth certain information relating to Gateway Community Financial Corp. as of March 31, 2007 and for the three month periods ended March 31, 2007 and 2006. The average yields and costs are derived by dividing income or expense by the average daily balance of assets or liabilities, respectively.

                                                                                  For the Quarter Ended March 31,
                                                   At March 31,      -------------------------------------------------------------
                                                      2007                        2007                          2006
                                                -------------------- ------------------------------- -----------------------------
                                                           Average     Average             Average   Average             Average
                                                 Balance  Yield/Cost   Balance  Interest  Yield/Cost Balance  Interest  Yield/Cost
                                                 -------  ----------   -------  --------  ---------- -------  --------  ---------
                                                                              (Dollars in thousands)
Interest-earning assets:
 Loans receivable(1)........................    $212,858    5.82%     $212,598    $3,064     5.76%  $187,364    $2,608    5.57%
 Mortgage-backed securities.................      64,197    5.25%       61,639       729     4.73%    54,175       597    4.41%
Investment securities.......................      67,067    5.38%       60,180       820     5.68%    42,850       409    3.81%
 Other interest-earning assets..............       1,908    6.75%        1,954         8     1.64%     3,319        31    3.74%
                                                --------              --------    ------            --------    ------
  Total interest-earning assets.............     346,030    5.63%      336,371     4,621     5.54%   287,708     3,645    5.07%
                                                                                  ------                        ------
Noninterest-earning assets..................      27,874                25,060                        22,426
Allowance for loan losses...................      (1,823)               (1,814)                       (2,786)
                                                --------              --------                      --------
  Total assets..............................    $372,081              $359,617                      $307,348
                                                ========              ========                      ========
Interest-bearing liabilities:
 Interest bearing demand....................     $32,708    1.27%     $ 32,800       115     1.40%  $ 33,790        60    0.71%
 Money market deposits......................      49,130    4.04%       46,280       459     3.97%    25,976       195    3.00%
 Savings accounts...........................      66,401    2.32%       68,779       405     2.36%    60,442       148    0.99%
 Certificates of deposit....................     161,497    4.45%      161,594     1,851     4.58%   145,227     1,357    3.74%
 Federal Home Loan Bank advances............      21,000    5.49%        9,557       128     5.36%     2,227        26    4.67%
                                                --------              --------    ------            --------    ------
  Total interest-bearing liabilities..... .      330,736    3.71%      319,010     2,958     3.71%   267,662     1,786    2.67%
                                                                                  ------                        ------
Noninterest-bearing liabilities.............      12,597                11,797                        11,102
                                                --------              --------                      --------
 Total liabilities..........................     343,279               330,807                       278,764
Retained earnings...........................      28,748                28,810                        28,584
                                                --------              --------                      --------
 Total liabilities and retained earnings....    $372,081              $359,617                      $307,348
                                                ========              ========                      ========
Net interest income.........................                                      $1,663                        $1,859
                                                                                   =====                         =====
Interest rate spread(2).....................                1.92%                            1.83%                        2.39%
                                                          ======                           ======                       ======

Net yield on interest-earning assets(3).....                1.92%                            2.02%                        2.58%
                                                          ======                           ======                       ======
Ratio of average interest-earning assets
  to average interest-bearing liabilities...              104.62%                          105.44%                      107.49%
                                                          ======                           ======                       ======

-----------------
(1) Non-accruing loans have been included in loans receivable, and the effect of such inclusion was not material.
(2) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(3) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

         Rate/Volume Analysis. The following table reflects the sensitivity of Gateway Community Financial Corp.'s interest income and interest expense to changes in volume and in interest rates during the periods indicated. Each category reflects the: (1) changes in volume (changes in volume multiplied by old rate); (2) changes in rate (changes in rate multiplied by old volume); and
(3) net change. The net change attributable to the combined impact of volume and rate has been allocated proportionally to the absolute dollar amounts of change in each.


                                        Quarter Ended March 31,         Year Ended December 31,         Year Ended December 31,
                                        -----------------------         -----------------------         -----------------------
                                              2007 vs. 2006                   2006 vs. 2005                   2005 vs. 2004
                                              -------------                   -------------                   -------------
                                           Increase (Decrease)             Increase (Decrease)             Increase (Decrease)
                                                Due to                          Due to                          Due to
                                                ------                          ------                          ------
                                     Volume      Rate         Net     Volume      Rate       Net       Volume      Rate       Net
                                     ------     ------       -----    ------     ------     -----      ------     ------     ----
                                                                        (In thousands)
Interest and dividend income:
 Loans receivable ................. $   361    $    95    $   456    $ 1,643    $  (109)   $ 1,534    $   313    $  (173)   $   140
 Mortgage-backed securities .......      86         46        132         95       (102)        (7)       179        136        315
 Investment securities ............     186        225        411        288        337        625       (147)       (55)      (202)
 Other interest-earning assets ....     (10)       (13)       (23)      (216)       117        (99)       (25)        80         55
                                    -------    -------    -------    -------    -------    -------    -------    -------    -------
  Total interest-earning assets ... $   624    $   352    $   976    $ 1,810    $   243    $ 2,053    $   320    $   (12)   $   308
                                    =======    =======    =======    =======    =======    =======    =======    =======    =======

Interest expense:
 Interest-bearing demands ......... $    (2)   $    57    $    55    $    (4)   $   156    $   152    $     1    $    26    $    27
 Money market deposits ............     187         77        264        302        618        920        (29)       151        122
 Savings accounts .................      23        234        257       (143)        50        (93)       (52)        (2)       (54)
 Certificates of deposit ..........     164        330        494        456      1,390      1,846        242        323        565
 Advances from Federal
   Home Loan Bank..................      98          4        102        678          3        681       --            7          7
                                    -------    -------    -------    -------    -------    -------    -------    -------    -------
   Total interest-bearing
     liabilities................... $   469    $   703    $ 1,172    $ 1,289    $ 2,217    $ 3,506    $   162    $   505    $   667
                                    =======    =======    =======    =======    =======    =======    =======    =======    =======

Change in net interest income ..... $   154    $  (350)   $  (196)   $   521    $(1,974)   $(1,453)   $   158    $  (519)   $  (361)
                                    =======    =======    =======    =======    =======    =======    =======    =======    =======

Management of Interest Rate Risk and Market Risk

         Qualitative   Analysis.   Because  the   majority  of  our  assets  and
liabilities are sensitive to changes in interest rates, a significant form of market risk for us is interest rate risk, or changes in interest rates.

         We derive our income mainly from the difference or "spread" between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. In general, the larger the spread, the more we earn. When market rates of interest change, the interest we receive on our assets and the interest we pay on our liabilities will fluctuate. This can cause decreases in our spread and can adversely affect our income.

         Several years ago market interest rates were at historically low levels. However, beginning in June 2004, the U.S. Federal Reserve steadily increased its target federal funds rate, raising it significantly. While the federal funds rate and other short-term market interest rates, which we use as a guide to our deposit pricing, have increased, intermediate- and long-term market interest rates, which we use as a guide to our loan pricing, have not increased proportionately. This has led to a "flattening" of the market yield curve, which has even "inverted" recently as short-term rates have exceeded long-term rates over an intermediate maturity horizon. The relatively flat yield curve has hurt our net interest rate spread and net interest margin because the interest rates we pay on our deposits have repriced upwards faster than the interest rates that we earn on our loans and investments.

         Quantitative Analysis. The following tables present Gloucester County Federal Savings Bank's net portfolio value as of March 31, 2007. The net portfolio values shown in these tables were calculated by the Office of Thrift Supervision, based on information provided by Gloucester County Federal Savings Bank.

                                   At March 31, 2007
                  ------------------------------------------------------------
                                                     Net Portfolio Value
                    Net Portfolio Value       as % of Present Value of Assets
                  ----------------------    ----------------------------------
  Changes in                                          Net Portfolio  Basis Point
   Rates(1)       $ Amount      $ Change    % Change   Value Ratio     Change
   --------       --------      --------    --------   -----------     ------
                 (Dollars in thousands)
+300 bp           $19,358      $(20,814)      -52%         5.41%     (506) bp
+200 bp            26,900       (13,272)      -33%         7.33%     (314) bp
+100 bp            34,013        (6,159)      -15%         9.05%     (142) bp
   0 bp            40,172              -                  10.47%        0
-100 bp            43,322          3,150        8%        11.15%       67  bp
-200 bp            43,738          3,566        9%        11.18%       71  bp

----------------
(1) The -300bp scenario is not shown due to the relatively low prevailing interest rate environment.

         Future interest rates or their effect on net portfolio value or net interest income are not predictable. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments, and deposit run-offs, and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in this type of computation. Although certain assets and liabilities may have similar maturity or periods of repricing, they may react at different times and in different degrees to changes in the market interest rates. The interest rate on certain types of assets and liabilities, such as demand deposits and savings accounts, may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable rate mortgages, generally have features which limit changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making the calculations set forth above. Additionally, an increased credit risk may result as the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

         Notwithstanding the discussion above, the quantitative interest rate analysis presented above indicates that a rapid increase in interest rates would adversely affect our net portfolio value and earnings.

Liquidity, Commitments and Capital Resources

         The Bank must be capable of meeting its customer obligations at all times. Potential liquidity demands include funding loan commitments, cash withdrawals from deposit accounts and other funding needs as they present themselves. Accordingly, liquidity is measured by our ability to have sufficient cash reserves on hand, at a reasonable cost and/or with minimum losses.

         The Asset and Liability Management Committee of the Board of Directors sets limits and controls to guide senior management's managing of our overall liquidity position and risk. This Committee, along with senior management, is responsible for ensuring that our liquidity needs are being met on both a daily and long term basis.

         Our approach to managing day-to-day liquidity is measured through our daily calculation of investable funds and/or borrowing needs to ensure adequate liquidity. In addition, we constantly evaluate our short-term and long-term liquidity risk and strategy based on current market conditions, outside investment and/or borrowing opportunities, short and long-term economic trends, and anticipated short and long-term liquidity requirements. The Bank's loan and deposit rates may be adjusted as another means of managing short and long-term liquidity needs. We do not at present participate in derivatives or other types of hedging instruments to meet liquidity demands.

         The following table discloses our contractual obligations as of March 31, 2007. Payment amounts represent the principal amounts for certificates of deposit and short-term borrowings. The Bank presently conducts business from five offices plus an administrative building, all of which are owned by the Bank. Thus, no lease obligations are shown in the following table.


                                                    Less Than                                      After
                                       Total           1 Year       1-3 Years      4-5 Years       5 Years
                                      -------         --------      ---------      ---------      --------
                                                                (In thousands)
Certificates of deposit............. $161,497        $110,002        $41,338        $4,068         $6,089
Federal Home Loan Bank advances.....   21,000          21,000              -             -              -
                                     --------        --------        -------        ------         ------
    Total........................... $182,497        $131,002        $41,338        $4,068         $6,089
                                     ========        ========        =======        ======         ======

         The following table discloses our commitments as of March 31, 2007, all of which represent amounts committed to customers.


                                                    Total
                                                   Amounts      Less Than                                 Over
                                                  Committed       1 Year      1-3 Years     4-5 Years    5 Years
                                                  ---------      --------     ---------     ---------   --------
                                                                           (In thousands)
Lines of credit...............................    $4,210            $143         $1,458        $2,609    $     -
Construction loans in process.................       700             700              -             -          -
Other commitments to extend credit............     3,638           3,638              -             -          -
Standby letters of credit.....................     1,106           1,106              -             -          -
                                                  ------          ------         ------        ------    -------
    Total.....................................    $9,654          $5,587         $1,458        $2,609    $     -
                                                  ======          ======         ======        ======    =======



         Regulatory Capital Compliance. Consistent with its goals to operate a sound and profitable financial organization, the Bank actively seeks to maintain its status as a well-capitalized institution in accordance with regulatory standards. As of March 31, 2007, the Bank exceeded all applicable regulatory capital requirements and was well-capitalized. See Note 15 to our consolidated financial statements beginning at page F-1 for more information about the Bank's regulatory capital compliance.

Off-Balance Sheet Arrangements

         We are a party to financial instruments with off-balance-sheet risk in the normal course of our business of investing in loans and securities as well as in the normal course of maintaining and improving Gloucester County Federal Savings Bank's facilities. These financial instruments include significant purchase commitments, such as commitments related to capital expenditure plans and commitments to purchase investment securities or mortgage-backed securities, and commitments to extend credit to meet the financing needs of our customers. At March 31, 2007, we had no significant off-balance sheet commitments other than commitments to extend credit totaling $9.7 million, as shown in the table above.


         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Our exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. We use the same credit policies in making commitments and conditional obligations as we do for on-balance-sheet instruments. Since a number of commitments typically expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. For additional information regarding our outstanding lending commitments at March 31, 2007, see Note 14 our consolidated financial statements beginning on page F-1.

Impact of Inflation

         The financial statements included in this document have been prepared in accordance with accounting principles generally accepted in the United States of America. These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

         Our primary assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on our performance than the effects of general levels of inflation. Interest rates, however, do not necessarily move in the same direction or with the same magnitude as the price of goods and services, since such prices are affected by inflation. In a period of rapidly rising interest rates, the liquidity and maturities of our assets and liabilities are critical to the maintenance of acceptable performance levels.

         The principal effect of inflation on earnings, as distinct from levels of interest rates, is in the area of noninterest expense. Expense items such as employee compensation, employee benefits and occupancy and equipment costs may be subject to increases as a result of inflation. An additional effect of inflation is the possible increase in the dollar value of the collateral securing loans that we have made. We are unable to determine the extent, if any, to which properties securing our loans have appreciated in dollar value due to inflation.

Recent Accounting Pronouncements

         On December 16, 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("FAS") No. 123R, Share-Based Payment, which replaces FAS No. 123, Accounting for Stock-Based Compensation and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. This statement requires that all share-based payments to employees, including grants of employee stock options, be recognized as compensation costs in the financial statements based on their fair values. The impact of the adoption of this standard will be dependent on the nature and extent of stock- based compensation granted in future periods. See Pro Forma Data on page __ for an illustration of the application of this standard.

         In February 2006, the FASB issued FAS No. 155, Accounting for Certain Hybrid Instruments, an amendment of FASB Statements No. 133 and 140. FAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. This statement is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. The adoption of this standard is not expected to have a material effect on our results of operations or financial position.

         In March 2006, the FASB issued FAS No. 156, Accounting for Servicing of Financial Assets. This statement, which is an amendment to FAS No. 140, will simplify the accounting for servicing assets and liabilities, such as those common with mortgage securitization activities. Specifically, FAS No. 156 addresses the recognition and measurement of separately recognized servicing assets and liabilities and provides an approach to simplify efforts to obtain hedge-like (offset) accounting. FAS No. 156 also clarifies when an obligation to service financial assets should be separately recognized as a servicing asset or a servicing liability; requires that a separately recognized servicing asset or servicing liability be initially measured at fair value, if practicable; and permits an entity with a separately recognized servicing asset or servicing liability to choose either of the amortization or fair value methods for subsequent measurement.

The provisions of FAS No. 156 are effective as of the beginning of the first fiscal year that begins after September 15, 2006. The adoption of this standard did not have a material effect on our results of operations or financial position.

         In September 2006, the FASB issued FAS No. 157, Fair Value Measurements, which provides enhanced guidance for using fair value to measure assets and liabilities. The standard applies whenever other standards require or permit assets or liabilities to be measured at fair value. The standard does not expand the use of fair value in any new circumstances. FAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Early adoption is permitted. The adoption of this standard is not expected to have a material effect on our results of operations or financial position.

         In September 2006, the FASB issued FAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R). FAS No. 158 requires that a company recognize the overfunded or underfunded status of its defined benefit post retirement plans (other than multiemployer plans) as an asset or liability in its statement of financial position and that it recognize changes in the funded status in the year in which the changes occur through other comprehensive income. FAS No. 158 also requires the measurement of defined benefit plan assets and obligations as of the fiscal year-end, in addition to footnote disclosures. On December 31, 2006, we adopted FAS No. 158, except for the measurement provisions, which are effective for fiscal years ending after December 15, 2008. The adoption of this standard is not expected to have a material effect on our results of operations or financial position.

         In February 2007, the FASB issued FAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115. FAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. FAS No. 159 is effective for us as of January 1, 2008. We are currently evaluating the impact the adoption of the standard will have on our results of operations and financial condition.

         In June 2006, the FASB issued FASB Interpretation No. 48 ("FIN 48"), Accounting for Uncertainty in Income Taxes. FIN 48 is an interpretation of FAS No. 109, Accounting for Income Taxes, and it seeks to reduce the diversity in practice associated with certain aspects of measurement and recognition in accounting for income taxes. This interpretation clarifies that management is expected to evaluate an income tax position taken or expected to be taken for likelihood of realization before recording any amounts for such position in the financial statement. FIN 48 also requires expanded disclosure with respect to income tax positions taken that are not certain to be realized. This interpretation is effective for fiscal years beginning after December 15, 2006, and will require management to evaluate every open tax position that exists in every jurisdiction on the date of initial adoption. We are currently evaluating the impact the adoption of the standard will have on our results of operations.

         In September 2006, the FASB reached consensus on the guidance provided by Emerging Issues Task Force Issue 06-4 ("EITF 06-4"), Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. The guidance is applicable to endorsement split-dollar life insurance arrangements, whereby the employer owns and controls the insurance policy, that are associated with a postretirement benefit. EITF 06-4 requires that for a split-dollar life insurance arrangement within the scope of the issue, an employer should recognize a liability for future benefits in accordance with FAS No. 106 (if, in substance, a postretirement benefit plan exists) or

Accounting Principles Board Opinion No. 12 (if the arrangement is, in substance, an individual deferred compensation contract) based on the substantive agreement with the employee. EITF 06-4 is effective for fiscal years beginning after December 15, 2007. We are currently evaluating the impact the adoption of the standard will have on our results of operations and financial condition.

         In September 2006, the FASB reached consensus on the guidance provided by Emerging Issues Task Force Issue 06-5 ("EITF 06-5"), Accounting for Purchases of Life Insurance-Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance. EITF 06-5 states that a policyholder should consider any additional amounts included in the contractual terms of the insurance policy other than the cash surrender value in determining the amount that could be realized under the insurance contract. EITF 06-5 also states that a policyholder should determine the amount that could be realized under the life insurance contract assuming the surrender of an individual-life by individual-life policy (or certificate by certificate in a group policy). EITF 06-5 is effective for fiscal years beginning after December 15, 2006. We are currently evaluating the impact the adoption of the standard will have on our results of operations and financial condition.

         In March 2007, the FASB ratified Emerging Issues Task Force Issue No. 06-10 ("EITF 06-10"), Accounting for Collateral Assignment Split-Dollar Life Insurance Agreements. EITF 06-10 provides guidance for determining a liability for the postretirement benefit obligation as well as recognition and measurement of the associated asset on the basis of the terms of the collateral assignment agreement. EITF 06-10 is effective for fiscal years beginning after December 15, 2007. We are currently evaluating the impact the adoption of the EITF will have on our results of operations or financial condition.


                  BUSINESS OF GATEWAY COMMUNITY FINANCIAL, MHC

         Gateway Community Financial, MHC is a federal mutual holding company and is subject to regulation by the Office of Thrift Supervision. Gateway Community Financial, MHC currently owns 100% of the outstanding common stock of Gateway Community Financial Corp. Upon completion of the offering, it will own 55%. So long as Gateway Community Financial, MHC is in existence, it will own a majority of the outstanding common stock of Gateway Community Financial Corp. If Gateway Community Financial, MHC converted to a full stock company in what is referred to as a "second-step conversion," it would cease to exist. The Board of Directors has no current plans to undertake a second- step transaction.

         The primary business activity of Gateway Community Financial, MHC going forward will continue to be owning a majority of Gateway Community Financial Corp.'s common stock. Gateway Community Financial, MHC, however, is authorized to engage in any other business activities that are permissible for mutual holding companies under federal law, including investing in loans and securities. Gateway Community Financial, MHC does not maintain offices separate from those of Gloucester County Federal Savings Bank or employ any persons other than certain Gloucester County Federal Savings Bank officers. Officers of Gateway Community Financial, MHC are not separately compensated for their service.

                  BUSINESS OF GATEWAY COMMUNITY FINANCIAL CORP.

         Gateway Community Financial Corp. is a federal mutual holding company subsidiary and is subject to regulation by the Office of Thrift Supervision. It was organized for the purpose of being a holding company for Gloucester County Federal Savings Bank.

         Gateway Community Financial Corp.'s primary activity is and will continue to be holding all of the stock of Gloucester County Federal Savings Bank. Gateway Community Financial Corp. intends to use the proceeds of the offering as discussed under Use of Proceeds. Gateway Community Financial Corp. does not maintain offices separate from those of Gloucester County Federal Savings Bank or employ any persons other than certain Gloucester County Federal Savings Bank officers. Officers of Gateway Community Financial Corp. are not separately compensated for their service.

               BUSINESS OF GLOUCESTER COUNTY FEDERAL SAVINGS BANK

General

         Gloucester County Federal Savings Bank is a federal stock savings bank. Its deposits are insured by the Federal Deposit Insurance Corporation and it is regulated by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation.


         Our primary business is attracting retail deposits from the general public and using those deposits, together with funds generated from operations, principal repayments on securities and loans, and borrowed funds, for our lending and investing activities. Our loan portfolio consists of one- to four-family residential real estate mortgages, commercial real estate mortgages, construction loans, commercial loans, home equity loans and lines of credit, and other consumer loans. We also invest in U.S. government agency securities, mortgage-backed securities and other investment grade securities. At March 31, 2007, our total assets were $372.1 million, and loans receivable, net comprised approximately 57% of our total assets while our securities portfolio amounted to approximately 35% of our total assets.

         We currently operate from five office locations plus an administrative center and have 68 employees (counted on a full-time equivalent basis). Management is currently evaluating the possible closing or consolidation of our Erial branch, which has been underperforming since its opening in 2003.


         Market Area. Our business of attracting deposits and making loans is primarily conducted within our market area. A downturn in the local economy could reduce the amount of funds available for deposit and the ability of borrowers to repay their loans. As a result, our profitability could decrease.

         We generally define the core market area for each of our offices by a number of factors, including political boundaries, natural geographic and man-made barriers, traffic patterns and the competitive situation. We currently have four offices in Gloucester County, New Jersey and one office in Camden County, New Jersey. The demographics for this area reflect an average sized market which is projected to experience growth in both population and households through 2011, growth that is projected to be slightly above the national average, but more than double the population growth of the state of New Jersey for the same time period. Population and household growth measures are projected to follow a similar trend through 2011.

         Our market has higher levels of education and white-collar jobs than the national average coupled with median household income that is above the national average. However, the per capita income of both Gloucester and Camden Counties, as well as the median household income levels are below the comparable figures for New Jersey.

         Within Gloucester County, the cities in which we have located our branch offices in general tend to be located in the more densely populated portions of the county. Moreover, these markets have a higher number of businesses per square mile when compared to the Gloucester County average. Nevertheless, this remains an average-sized market in terms of potential for retail deposits and loans with below average propensities for most deposit and loan products.

         Competition. We operate in a market area with a high concentration of banking and financial institutions, and we face substantial competition in attracting deposits and in originating loans. A number of our competitors are significantly larger institutions with greater financial and managerial resources and lending limits. Our ability to compete successfully is a significant factor affecting our growth potential and profitability.

         Our competition for deposits and loans historically has come from other insured financial institutions such as local and regional commercial banks, savings institutions, and credit unions located in our primary market area. We also compete with mortgage banking and finance companies for real estate loans, and we face competition for funds from investment products such as mutual funds, short-term money funds and corporate and government securities. There are large competitors operating throughout our market area, and we also face strong competition from other community-based financial institutions.


         Within the market areas for each of our five present locations (Erial, Glassboro, Monroe Township, Pitman and Washington Township), our deposit share as of June 30, 2006 (the most recent date for which deposit share information is available) was 1.2%, 14.1%, 9.6%, 42.8% and 9.4%, respectively.


Lending Activities

         In recent years, commercial real estate and commercial loans as a percentage of total loans have decreased as we worked through problem loans and charged off a significant amount of such loans. We had begun originating a large amount of commercial real estate and commercial loans in the late 1990s, but experienced problems with those loans. We anticipate that this segment of our loan portfolio will, however, rebound as we seek to increase commercial real estate loans and commercial loans. We have recently hired two commercial lenders as part of our plan to diversify our loan portfolio and improve our interest rate spread and margins.

         Loan Portfolio Composition. The following table shows the composition of our loan portfolio by loan category as of March 31, 2007 and at year end for the last several years.

                                                                         At December 31,
                         At March 31,    -----------------------------------------------------------------------------------------
                             2007             2006               2005            2004               2003               2002
                       ---------------   ----------------   ---------------  ---------------   ----------------   ----------------
                       Amount  Percent   Amount   Percent   Amount  Percent  Amount  Percent   Amount   Percent   Amount   Percent
                       ------  -------   ------   -------   ------  -------  ------  -------   ------   -------   ------   -------
                                                                      (Dollars in Thousands)
Type of Loans:
Real estate loans:
   One-to-four
     family......... $103,624   48.42%  $102,755   48.08% $ 74,115   39.71% $ 56,736   32.44% $ 46,638    27.20% $ 50,489    25.78%
   Home equity......   58,595   27.38     59,327   27.76    49,657    26.6    41,112   23.51    40,920    23.86    32,158    16.42
   Commercial.......   14,717    6.60     14,472    6.77    13,889    7.45    18,116   10.36    22,578    13.17    34,668    17.70
   Construction.....      942    0.71        711    0.33     1,667    0.89       776    0.44       815     0.48     2,278     1.16

Commercial..........    4,945    2.31      4,561    2.14     6,022    3.23    11,533    6.59    16,870     9.84    32,405    16.55

Consumer and
other loans:
   Auto.............   18,656    8.72     21,136    9.89    33,591   18.00    40,890   23.38    41,832    24.39    41,677    21.28
   Manufactured
     housing........    7,822    3.66      7,512    3.51     5,422    2.90     3,392    1.94         -        -         -        -
   Savings account..    1,394    0.65      1,093    0.51     1,080    0.58     1,106    0.63       948     0.55     1,183     0.60
   Other............    3,309    1.55      2,155    1.01     1,203    0.64     1,248    0.71       878     0.51     1,001     0.51
                      -------  ------    -------  ------   -------  ------   -------  ------  --------   ------  --------   ------
     Total loans.... $214,004  100.00%  $213,722  100.00% $186,646  100.00% $174,909  100.00% $171,479   100.00% $195,859   100.00%
                      =======  ======    =======  ======   =======  ======   =======  ======   =======   ======   =======   ======

Deferred loan
  fees (costs)......     (176)              (164)             (156)               (8)              200                347
Less: unearned
  income............    1,322              1,581             2,850             3,634             4,074              4,523
Less: allowance
  for possible
  loan losses.......    1,823              1,813             3,036             3,963             3,862              8,329
                     --------           --------          --------          --------           -------           --------
     Total
      loans, net.... $211,035           $210,492          $180,916          $167,320          $163,343           $182,660
                      =======            =======           =======           =======           =======            =======

          Loan Maturity Schedule. The following tables set forth the maturity of our loan portfolio as of March 31, 2007. Demand loans, loans having no stated maturity, and overdrafts are shown as due in one year or less. Loans are stated in the following tables at contractual maturity and actual maturities could differ due to prepayments.

                                                                  At March 31, 2007
                     ------------------------------------------------------------------------------------------------------------
                     Real estate
                        1-to-4      Home    Real estate                              Manufactured   Savings
                        family     equity   commercial Construction Commercial  Auto    Housing     Account     Other      Total
                        ------     ------   ---------- ------------ ----------  ----    -------     -------     -----      -----
                                                                        (In thousands)
Amounts Due:
Within 1 Year .....   $    104   $     62   $    727   $      -   $  2,875   $    575   $      -   $     43   $      7   $  4,393
                      --------   --------   --------   --------   --------   --------   --------   --------   --------   --------

After 1 year:
  1 to 3 years ....        728      1,671        812        942        256      8,084          -         86         22     12,601
  3 to 5 years ....        237      3,911      4,310          -      1,060      9,295          -        239        117     19,169
  5 to 10 years ...      5,121     18,414      1,859          -        754        663        138      1,014        292     28,255
  10 to 15 years ..     17,755     32,865      2,623          -          -         39        916         12      1,921     56,131
  Over 15 years ...     79,679      1,672      4,386          -          -          -      6,768          -        950     93,455
                      --------   --------   --------   --------   --------   --------   --------   --------   --------   --------

Total due
  after one year...    103,520     58,533     13,990        942      2,070     18,081      7,822      1,351      3,302    209,611
                      --------   --------   --------   --------   --------   --------   --------   --------   --------   --------
Total amount due ..   $103,624   $ 58,595   $ 14,717   $    942   $  4,945   $ 18,656   $  7,822   $  1,394   $  3,309   $214,004
                      ========   ========   ========   ========   ========   ========   ========   ========   ========   ========

          The following table sets forth the dollar amount of all loans as of March 31, 2007 that are due after March 31, 2008.


                                                  Floating or
                                Fixed Rates     Adjustable Rates    Total
                                -----------     ----------------    -----
                                               (In thousands)
Real estate loans:
    One-to-four family......    $101,918             $1,602       $103,520
    Home equity.............      58,533                  -         58,533
    Commercial..............      12,933              1,057         13,990
    Construction............         942                  -            942

Commercial..................       1,413                657          2,070

Consumer:
   Auto.....................      18,081                  -         18,081
   Manufactured housing.....       7,822                  -          7,822
   Savings account..........       1,351                  -          1,351
   Other....................       1,539              1,763          3,302
                                --------             ------       --------
       Total................    $204,532             $5,079       $209,611
                                ========             ======       ========


          Residential Lending. Currently, our main lending activity consists of the origination of residential real estate loans, including single family homes and residences housing up to four families. Our primary lending territory is Gloucester County and surrounding areas in southern New Jersey, however, to a lesser degree, we do originate loans throughout the entire state. We are currently exploring expanding lending into eastern Pennsylvania and northern Delaware. Although we underwrite most loans to conform to secondary market standards, we generally retain the loans we originate in our portfolio. We purchase loans to supplement our own originations and will continue to purchase loans if the rates are attractive. In 2006 and 2005 we purchased $13.7 million and $7.1 million of one-to-four family first mortgage loans in our market area from a national lender. The seller retains servicing on these loans.

          Our underwriting policies permit the origination of single family first mortgage loans, for primary residence, with a loan-to-value of up to 95%. We also offer an affordable housing/first time home buyer program, which uses the 95% loan-to-value limit but permits the borrower to have equity in the real estate of only 3%. Loans in excess of 90% loan-to-value must have private mortgage insurance. Our loan-to-value limit for non-single family first mortgage loans (on one-to-four family properties) for primary residence is 80%. We offer mortgage loans on non-owner occupied, investment properties with a 75% loan-to-value limit.

          Our fixed rate mortgage loans have terms of 10 to 30 years. Our adjustable rate mortgages have 30 year terms.

          We originate adjustable rate mortgages, or ARMs, at rates based upon the U.S. Treasury One Year Constant Maturity as an index. We currently offer either a 3/1 ARM or a 5/1 ARM. The rates on these loans reset on an annual basis, beginning either the third or the fifth year, and have a two percent annual adjustment cap, a five percent lifetime adjustment cap and a 3% floor.

          Property  appraisals  on  real  estate  securing   one-to-four  family
residential   loans  are  made  by  state  certified  or  licensed   independent
appraisers.

          Home Equity Lending. We offer home equity loans and home equity lines of credit with loan-to- value amounts up to 90% of the appraised value less the outstanding balance of the first mortgage, if the property securing the loan is the borrower's primary or secondary residence. A 70% loan-to-value limit applies otherwise. We include second mortgages within our home equity lending category.


          Our home equity loans are generally originated for terms of up to 30 years. Our home equity line of credit has a five year draw period during which the borrower may obtain advances on the line of credit, followed by a ten year repayment period. The minimum periodic payment on the home equity line of credit during the draw period is 0.56% of the outstanding principal balance plus accrued interest. A variable rate with a 5% lifetime adjustment cap but no annual adjustment cap applies to all home equity lines of credit.

          Automated Valuation Models (AVM) are used for home equity loans and lines of credit in amounts of $250,000 or less. Should the AVM not provide sufficient value to support the request, a full appraisal may be requested by the borrower at the borrower's expense.

          We have recently introduced a CyberLoan home equity product, marketed on a third party loan referral website. We pay a fee to advertise on this website. These loans will be primarily located in New Jersey, but may also be originated in eastern Pennsylvania and in northern Delaware. This program commenced in the second quarter of 2007. These loans will be originated using the services of remote closing agents.

          Commercial Lending. Our primary commercial lending area is Gloucester, Camden, Cumberland, Salem, Atlantic, Ocean, Cape May and Burlington Counties. Loans outside of these counties are permitted (i) in order to allow the Bank to follow existing customers when they may have borrowing needs outside of this defined market area, or (ii) if we believe the loan to be a high quality credit. We also will participate in loan originations with other financial institutions on loans outside of our primary commercial lending area.

          Our commercial underwriting standards require that borrowers have an established history of legal and ethical financial dealings and that careful consideration is given to the borrower's history, general background, management experience and future plans, external environment, financial condition and proposed collateral. We obtain as much specific information as possible about the borrower's business and ability to manage its business in order to be satisfied that the individuals have the capability to properly operate the business. We generally require that borrowers who are not existing customers should demonstrate at least two methods of repayment, one of which will be from cash flow (or asset conversion) and the other will be from collateral of determinable value or from a clear ability to liquidate other non-collateral assets. We attempt to structure our commercial loans to meet the needs of our customers with repayment over a period which shows a direct relationship to (i) the purpose, (ii) the cash flow capabilities of the customer, and (iii) the economic life of the collateral.

          Our commercial real estate lending consists primarily of mortgage loans for the acquisition or refinance of service/retail and mixed-use properties, churches and non-profit properties, professional facilities and other commercial real estate. The maximum loan-to-value ratio on most commercial real estate loans we originate is 75%. The maximum term is normally no more than ten years, with payments based on a twenty- five year amortization. We offer fixed and adjustable rate commercial real estate mortgages but generally will not offer a fixed rate period of more than seven years.

          We will provide financing for the owner-occupied commercial building as well as for real estate investment. We will underwrite non-recourse loans if we believe they are sufficiently supported by long-term leases with strong tenants. We offer bridge or swing loans to provide temporary financing which transfers equity from one or more parcels of real estate (present) to another (future). The maximum loan amount for a bridge or swing loan will be 90% of the appraised value of the property to be sold less all prior liens. Additional collateral may be obtained to meet this loan-to-value requirement.

          We offer non-real estate commercial loans consisting of regular lines of credit and revolving lines of credit to businesses to finance short-term working capital needs like accounts receivable and inventory. In general, lines of credit allow for intermittent borrowings and repayments, and are not usually accompanied by extensive loan agreements. They are generally priced on a floating rate basis. Our policy is for all lines of credit to be secured and, if possible, supported also by junior liens on real estate. Business assets such as accounts receivable, inventory, equipment, furniture and fixtures may be used to secure lines of credit. We generally provide regular lines of credit with a maximum term of 18 months. Revolving lines of credit generally have a maximum term of two years, but may be up to seven years if then converted to an amortizing term loan.

          We originate commercial term loans with maturities generally no longer than 18 months. We also originate commercial term loans with a monthly or quarterly amortization schedule to fund longer-term borrowing needs such as purchasing equipment, property improvements or other fixed asset needs. We fix the maturity of a term loan to correspond to the useful life of any equipment purchased, if appropriate, and generally do not exceed a ten-year term, except for certain real estate transactions. Term loans can be secured with a variety of collateral, including business assets such as accounts receivable and inventory or long-term assets such as equipment, furniture, fixtures or real estate. When the purpose of a term loan is the purchase of new equipment that will be pledged as collateral for the loan, the maximum advance is typically no more than 90% of the purchase price. Used equipment may also be used as collateral. The primary source of repayment for term loans is the global cash flow of the borrowing entity.

          Where a commercial loan is secured by "liquid collateral" (cash, marketable securities, or cash surrender value of life insurance), we will offer considerable flexibility with the repayment schedule or will underwrite these loans with no maturity, on a demand basis. The loan to value limits for loans secured by liquid collateral are:

          o        Cash - 100%
          o        United States Treasury Issues - 90%
          o Common stocks actively traded on the New York and American stock exchanges or listed on NASDAQ - 80%
          o        Municipal Bonds - 80%
          o        Mutual Funds - 70%
          o        Corporate Bonds - 75%
          o        Cash Surrender Value of Life Insurance - 90%
          o        Margin Stock - 50%.

          Our commercial loan offerings also include overdrafts of demand deposit accounts divided into four categories:

          o        Pure overdrafts
          o Overdrafts that can be covered by available funds in other deposit accounts (other than certificates of deposit) at the Bank in the name of that depositor
          o Overdrafts that can be covered by availability under pre-established credit facilities of that depositor
          o        Overdrafts of a technical nature, caused internally.

          We will also provide interim financing to commercial borrowers in anticipation of a sale of an asset or closing of a long-term refinancing.

          Unlike single-family residential mortgage loans, which generally are made on the basis of the borrower's ability to make repayment from his or her employment and other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial loans (including real estate as well as non-real estate loans) typically are made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business or rental income produced by the property. As a result, the availability of funds for the repayment of commercial loans may be substantially dependent on the success of the business or rental property itself and the general economic environment. Commercial loans, therefore, have greater credit risk than one-to-four family residential mortgages or consumer loans. In addition, commercial loans generally result in larger balances to single borrowers, or related groups of borrowers, and also generally require substantially greater evaluation and oversight efforts.

          Construction Lending. We originate construction and land acquisition loans for owner-occupied residences, and we also provide financing to builders and real estate developers for land acquisition and development and residential or commercial construction.

          Construction funds are disbursed periodically upon inspections made by our inspectors on the completion of each phase, usually in three draws. Additional draws may be made at the borrower's request, however we generally limit the funds disbursed to 80% of the appraised loan-to-value of the land and improvements at any time during construction. Commercial construction loans are limited to 75% of appraised value. Land acquisition and development loans are limited to the lower of 90% of cost or 80% of the appraised value. Land acquisition and development loans on properties with approved takeout financing may be originated at up to 90% of the appraised value. Land loans are limited to 65% of the cost or appraised value.

          Construction lending is generally considered to involve a higher degree of credit risk than residential mortgage lending. If the estimate of construction cost proves to be inaccurate, we may be compelled to advance additional funds to complete the construction with repayment dependent, in part, on the success of the ultimate project rather than the ability of a borrower or guarantor to repay the loan. If we are forced to foreclose on a project prior to completion, there is no assurance that we will be able to recover all of the unpaid portion of the loan. In addition, we may be required to fund additional amounts to complete a project and may have to hold the property for an indeterminate period of time.

          Consumer Lending. Our consumer lending products include loans for new and used autos, boats, recreational vehicles (RVs) and aircraft and loans for manufactured housing as well as secured and unsecured personal loans, account loans and overdraft lines of credit.

          The majority of the auto loans currently in our portfolio are indirect auto loans the Bank purchased from one auto leasing company with which the Bank maintained a relationship for over 20 years. Several years ago, we determined to terminate the arrangement with that company because the average rate on these loans due to the pass-through pricing resulted in a below market yield. We will continue to originate direct auto loans to customers of the Bank and a limited amount of indirect auto lending, but the overall size of the auto loan portfolio is expected to decrease significantly as the indirect loans from that particular relationship mature. We may resume a larger amount of indirect auto lending through dealers if we find more profitable arrangements.

          In 2004 we began originating loans for the purchase and refinance of manufactured housing. The majority of these loans are indirect loans generated by an independent outside source and purchased by the Bank with limited recourse. The maximum loan amount is $200,000 and the loan-to-value limit is 80% for homes on leased land (with a minimum cash deposit of 20%) and up to 90% for loans that include the land the home occupies. We require a first lien on the home and we record a first mortgage if it is a land/home loan. We currently intend to limit this portfolio to approximately $30 million.


          In 2007 we began providing financing for non-commercial use, personal airplanes. As of March 31, 2007, the outstanding balance of aircraft loans totaled $1.4 million. We anticipate growing this part of the consumer portfolio significantly as a niche lending area, with the goal of growing the portfolio to as much as $15 million in the first year. Our underwriting of these loans is done with a 90% loan-to-value and the maximum loan amount is $1 million.


          We also offer secured and unsecured personal loans with terms of up to
four  years  with  a  minimum  and  maximum   balance  of  $1,000  and  $15,000,
respectively.

          Consumer lending is generally considered to involve a higher degree of credit risk than residential mortgage lending. Consumer loan repayment is dependent on the borrower's continuing financial stability and can be adversely affected by job loss, divorce, illness or personal bankruptcy. The application of various federal laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on consumer loans in the event of a default.


          Loans to One Borrower. Under federal law, savings institutions have, subject to certain exemptions, lending limits to one borrower in an amount equal to the greater of $500,000 or 15% of the institution's unimpaired capital and surplus. Accordingly, based on our financial condition as of March 31, 2007, our loans to one borrower legal limit was approximately $4.6 million. Our largest borrower at that date had one loan outstanding with a balance at that date of $1.6 million, representing a mortgage on a vacation home on the New Jersey shore. The Bank's loans to one borrower legal lending limit will be higher following the stock offering because the stock offering proceeds will increase the Bank's capital.


          Loan Approval Procedures and Authority. Lending policies and loan approval limits are approved and adopted by the Board of Directors. Lending authority is vested primarily in a loan committee comprised of senior officers. This committee may approve loans up to $750,000. Prior Board approval is required for loans in excess of $750,000. Certain other Bank employees also have limited lending authority and may authorize first mortgage loans up to $417,000 (the current conforming limit for sale in the secondary market as a non-jumbo loan) and home equity and other secured loans up to $400,000. All loans require the approval of at least two authorized employees.

Asset Quality

          Loan Delinquencies and Collection Procedures. When a loan is 90 days delinquent, the Board may determine to refer it to an attorney for repossession or foreclosure. All reasonable attempts are made to collect from borrowers prior to referral to an attorney for collection. In certain instances, we may modify the loan or grant a limited moratorium on loan payments to enable the borrower to reorganize his or her financial affairs, and we attempt to work with the borrower to establish a repayment schedule to cure the delinquency.

          With respect to mortgage loans, if a foreclosure action is taken and the loan is not reinstated, paid in full or refinanced, the property is sold at judicial sale at which we may be the buyer if there are no adequate offers to satisfy the debt. Any property acquired as the result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned until it is sold or otherwise disposed of. When real estate owned is acquired, it is recorded at the lower of the unpaid principal balance of the related loan or its fair market value less estimated selling costs. The initial writedown of the property is charged to the allowance for loan losses. Adjustments to the carrying value of the property that result from subsequent declines in value are charged to operations in the period in which the declines occur.

          Loans are generally placed on non-accrual status when they are more than 90 days delinquent, however loans may be placed on a non-accrual status at any time if, in the opinion of management, the collection of additional interest is doubtful. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan.


          Non-Performing Assets. The following table provides information regarding our non-performing loans and other non-performing assets. We did not have any loans that would qualify as troubled debt restructurings at any of the dates shown in the following table.


                                                                                   At December 31,
                                                       At March 31, ---------------------------------------------
                                                          2007      2006      2005      2004      2003      2002
                                                         ------    ------    ------    ------    ------    ------
                                                                          (Dollars in thousands)
Loans accounted for on a non-accrual basis:
  Real Estate:
      One-to-four family .............................   $   46    $  103    $  106    $  452    $  421    $  349
      Home equity ....................................       16        16        16        16       125        88
      Commercial .....................................    1,255     1,570     1,818       829       384       557
      Construction ...................................        -         -         -         -       600         -

  Commercial .........................................      593       663     1,087        27       641       497

  Consumer:
      Auto ...........................................       31        42        24        38       231        62
      Other ..........................................        -        55        25         -         9        11
                                                         ------    ------    ------    ------    ------    ------
    Total non-accrual loans ..........................    1,941     2,449     3,076     1,362     2,411     1,564
                                                         ------    ------    ------    ------    ------    ------
Accruing loans contractually past due 90 days or more:
  Real Estate:
      One-to-four family .............................       32        32       122         -         -
                                                         ------    ------    ------    ------    ------    ------
Consumer:
      Auto ...........................................        -         -         -         -         8         -
      Other consumer .................................        -         2        16         -        14        31
                                                         ------    ------    ------    ------    ------    ------
    Total accruing loans past due 90 days or more ....       32        34       138         -        22        31
                                                         ------    ------    ------    ------    ------    ------
Total non-performing loans ...........................   $1,973    $2,483    $3,214    $1,362    $2,433    $1,595
                                                         ======    ======    ======    ======    ======    ======
Real estate owned ....................................   $  532    $  288    $  288    $  461    $  448    $    -
                                                         ======    ======    ======    ======    ======    ======
Other non-performing assets ..........................   $   98    $   49    $   11         -    $   14    $    -
                                                         ======    ======    ======    ======    ======    ======
Total non-performing assets ..........................   $2,603    $2,820    $3,513    $1,823    $2,895    $1,595
                                                         ======    ======    ======    ======    ======    ======
Total non-performing loans to total loans ............     0.92%     1.17%     1.75%     0.80%     1.46%     0.84%
                                                         ======    ======    ======    ======    ======    ======
Total non-performing loans to total assets ...........     0.53%     0.71%     1.04%     0.43%     0.83%     0.51%
                                                         ======    ======    ======    ======    ======    ======
Total non-performing assets to total assets ..........     0.70%     0.80%     1.14%     0.58%     0.99%     0.51%
                                                         ======    ======    ======    ======    ======    ======

                                       67

          Classified Assets. Management, in compliance with federal guidelines, has instituted an internal loan review program, whereby loans are classified as special mention, substandard, doubtful or loss. It is our policy to review the loan portfolio, in accordance with regulatory classification procedures, on at least a quarterly basis. When a loan is classified as substandard or doubtful, management is required to evaluate the loan for impairment. When management classifies a portion of a loan as loss, a reserve equal to 100% of the loss amount is required to be established or the loan is to be charged-off.

          An asset that does not currently expose the Bank to a sufficient degree of risk to warrant an adverse classification, but which possesses credit deficiencies or potential weaknesses that deserve management's close attention is classified as "special mention."

          An asset classified as "substandard" is inadequately protected by the current net worth and paying capacity of the obligor or the collateral pledged, if any. Assets so classified have well-defined weaknesses and are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

          An asset classified as "doubtful" has all the weaknesses inherent in a "substandard" asset with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. The possibility of a loss on a doubtful asset is high.

          That portion of an asset classified as "loss" is considered uncollectible and of such little value that its continuance as an asset, without establishment of a specific valuation or charge-off, is not warranted. This classification does not necessarily mean that an asset has absolutely no recovery or salvage value; but rather, it is not practical or desirable to defer writing off a basically worthless asset even though partial recovery may be effected in the future.


          As of March 31, 2007, all of the assets we had designated as special mention, substandard, doubtful and loss were loans. Also, as of March 31, 2007, none of the loans classified as "special mention," $1.6 million of loans classified as "substandard" and $500,000 of the loans classified as "doubtful" are included in the table of non-performing assets shown above.

          The following table discloses our designation of loans as special mention, substandard, doubtful and loss as of March 31, 2007 and at year end for the last several years.


                      At March 31,                At December 31,
                   -------------------   -------------------------------------
                       2007      2006      2005      2004      2003      2002
                     -------   -------   -------   -------   -------   -------

                                        (In thousands)

Special Mention...   $ 2,495   $ 1,954   $ 1,162   $ 3,412   $ 9,321   $15,979
Substandard ......     4,100     3,414     6,124    12,334    11,503     6,228
Doubtful .........       732       796     1,246       924     1,039     1,253
Loss .............         -         -         -         -       251     6,158
                     -------   -------   -------   -------   -------   -------
  Total ..........   $ 7,327   $ 6,164   $ 8,532   $16,670   $22,114   $29,618
                     =======   =======   =======   =======   =======   =======


          Allowance for Loan Losses. The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

          The allowance for loan losses is maintained at a level by management which represents the evaluation of known and inherent losses in the loan portfolio at the consolidated balance sheet date that are both probable and reasonable to estimate. Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent losses in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change, including the amounts and timing of future cash flows expected to be received on impaired loans.

          The allowance consists of specific and general components. The specific component related to loans that are classified as either doubtful, substandard, or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical loss experience adjusted for qualitative factors.

          A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

          Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential mortgage loans for impairment disclosures.

          Although specific and general loan loss allowances are established in accordance with management's best estimate, actual losses are dependent upon future events and, as such, further provisions for loan losses may be necessary in order to increase the level of the allowance for loan losses. For example, our evaluation of the allowance includes consideration of current economic conditions, and a change in economic conditions could reduce the ability of our borrowers to make timely repayments of their loans. This could result in increased delinquencies and increased non-performing loans, and thus a need to make increased provisions to the allowance for loan losses, which would be a charge to income during the period the provision is made, resulting in a reduction to our earnings. A change in economic conditions could also adversely affect the value of the properties collateralizing our real estate loans, resulting in increased charge-offs against the allowance and reduced recoveries, and thus a need to make increased provisions to the allowance for loan losses. Furthermore, a change in the composition of our loan portfolio or growth of our loan portfolio could result in the need for additional provisions.

          In addition, as an integral part of its regulatory examination process, the Office of Thrift Supervision periodically reviews our loan and foreclosed real estate portfolios and the related allowance for loan losses and valuation allowance for foreclosed real estate. The Office of Thrift Supervision may require the allowance for loan losses or the valuation allowance for foreclosed real estate to be increased based on their review of information available at the time of the examination, which would negatively affect our earnings.

          The following table sets forth information with respect to our provisions for loan losses, recoveries of provisions for loan losses, charge-off of loans and recoveries of loans charged-off for recent periods.

                                              For the Three Months
                                                 Ended March 31,               For the Year Ended December 31,
                                             ---------------------   ---------------------------------------------------------
                                                2007        2006        2006        2005        2004        2003        2002
                                             ---------   ---------   ---------   ---------   ---------   ---------   ---------
Allowance balance at beginning of period ... $   1,813   $   3,036   $   3,036   $   3,963   $   3,862   $   8,329   $   1,468
(Recovery of) provisions for loan losses ...         -        (200)       (348)       (917)        (13)      4,342       7,550

Loans charged-off:
  Real estate:
    One-to-four family .....................         -           -           -         (17)          -         (19)          -
    Commercial .............................         -        (304)       (531)          -           -      (1,329)          -
  Commercial ...............................         -           -        (373)        (23)       (337)     (7,313)       (544)
  Consumer .................................       (10)        (30)        (84)        (37)        (82)       (165)       (157)
                                             ---------   ---------   ---------   ---------   ---------   ---------   ---------
      Total loans charged-off ..............       (10)       (334)       (988)        (77)       (419)     (8,826)       (701)
                                             ---------   ---------   ---------   ---------   ---------   ---------   ---------

Recoveries of loans charged-off:
  Real estate:
    One-to-four family .....................         -           -           4           -          17           -           -
    Commercial .............................         -           -          33           -          85           -           -
  Commercial ...............................        20           1          74          52         402           4           -
  Consumer .................................         -           1           2          15          29          13          12
                                             ---------   ---------   ---------   ---------   ---------   ---------   ---------
      Total recoveries of loans
        charged off ........................        20           2         113          67         533          17          12
                                             ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net (loans charged-off)
  recoveries of loans charged-off...........        10        (332)       (875)        (10)        114      (8,809)       (689)
                                             ---------   ---------   ---------   ---------   ---------   ---------   ---------
Allowance balance at end of period ......... $   1,823   $   2,504   $   1,813   $   3,036   $   3,963   $   3,862   $   8,329
                                             =========   =========   =========   =========   =========   =========   =========
Total loans outstanding .................... $ 212,858   $ 189,968   $ 212,305   $ 183,952   $ 171,283   $ 167,205   $ 190,989
                                             =========   =========   =========   =========   =========   =========   =========
Average loans outstanding .................. $ 210,784   $ 185,945   $ 199,752   $ 171,130   $ 165,622   $ 175,412   $ 196,541
                                             =========   =========   =========   =========   =========   =========   =========
Allowance for loan losses as a
  percentage of
  total loans outstanding ..................      0.86%       1.32%       0.85%       1.65%       2.31%       2.31%       4.36%
                                             =========   =========   =========   =========   =========   =========   =========
Net loans charge-offs
  (recoveries of loans charged-off)
  as a percentage of average loans
  outstanding ..............................     (0.02)%      0.71%       0.44%       0.01%      (0.07)%      5.02%       0.35%
                                             =========   =========   =========   =========   =========   =========   =========

          Allocation of Allowance for Loan Losses. The following table sets forth the allocation of our allowance for loan losses by loan category and the percent of loans in each category to total loans receivable, net, as of March 31, 2007 and at year end for the last several years. The portion of the loan loss allowance allocated to each loan category does not represent the total amount available for losses within that category since the total loan loss allowance is a valuation reserve applicable to the entire loan portfolio.


                                                             At December 31,
                          At March 31,       -------------------------------------------------
                               2007                   2006                       2005
                      ---------------------- ------------------------ ----------------------
                                     Loan                     Loan                    Loan
                      Amount of    Category   Amount of     Category    Amount of   Category
                      Allowance      as a     Allowance       as a      Allowance     as a
                    Allocated to  Percentage Allocated to  Percentage Allocated to Percentage
                        Loan       of Total      Loan       of Total      Loan      of Total
                      Category      Loans      Category       Loans     Category      Loans
                      --------     -------     --------      -------    --------     -------
                                                               (Dollars in thousands)
Real estate:
   One-to-
     four family....  $  223       48.42%     $  245         48.08%     $  270       39.71%
   Home equity......     113       27.38         115         27.76         150       26.60
   Commercial.......     805        6.60         800          6.77         940        7.12
   Construction.....       4        0.71           4          0.33          17        1.21

Commercial..........     394        2.31         425          2.14       1,230        3.23

Consumer:
   Auto.............      70        8.72         108          9.89         250       18.00
   Manufactured
     housing........      66        3.66          60          3.51          75        2.90
   Savings
     account........       -        0.65           -          0.51           -        0.58
   Other............      27        1.55           4          1.01          10        0.64
Unallocated.........     121                      52                        94
                      ------      ------      ------        ------      ------      ------
     Total..........  $1,823      100.00%     $1,813        100.00%     $3,036      100.00%
                      ======      ======      ======        ======      ======      ======

                                                At December 31,
                    -------------------------------------------------------------------------
                                 2004                    2003                    2002
                    ------------------------ ------------------------ -----------------------
                                      Loan                    Loan                    Loan
                        Amount of   Category   Amount of    Category    Amount of   Category
                        Allowance     as a     Allowance      as a      Allowance     as a
                      Allocated to Percentage Allocated to Percentage Allocated to Percentage
                          Loan      of Total      Loan      of Total      Loan      of Total
                        Category     Loans      Category     Loans      Category     Loans
                        --------    -------     --------    -------     --------    ------

Real estate:
   One-to-
     four family....    $  340      32.44%     $  259       27.20%      $  236      25.78%
   Home equity......       153      23.51         116       23.86          107      16.42
   Commercial.......       948      10.36         897       13.17        1,397      17.70
   Construction.....        40       0.44           4        0.48            7       1.16

Commercial..........     1,824       6.59       2,050        9.84        6,250      16.55

Consumer:
   Auto.............       248      23.38         243       24.39          309      21.28
   Manufactured
     housing........         9       1.94           -           -            -          -
   Savings
     account........         -       0.63           -        0.55            -       0.60
   Other............         2       0.71           2        0.51            2       0.51
Unallocated.........       399                    291                       21
                        ------     ------      ------      ------       ------     ------
     Total..........    $3,963     100.00%     $3,862      100.00%      $8,329     100.00%
                        ======     ======      ======      ======       ======     ======


Securities Portfolio

          Our investment policy is designed to foster earnings and manage cash flows within prudent interest rate risk and credit risk guidelines. Generally, our investment policy is to invest funds in various categories of securities and maturities based upon our liquidity needs, asset/liability management policies, pledging requirements, investment quality, marketability and performance objectives.

          All of our securities carry market risk insofar as increases in market rates of interest may cause a decrease in their market value. Prior to investing, consideration is given to the interest rate environment, tax considerations, market volatility, yield, settlement date and maturity of the security, our liquidity position, and anticipated cash needs and sources. The effect that the proposed security would have on our credit and interest rate risk and risk-based capital is also considered.

          Federally chartered savings banks have the authority to invest in various types of liquid assets. The investments authorized under the Bank's investment policy include U.S. government and government agency securities, municipal securities (consisting of bond obligations of state and local governments), mortgage-backed securities, collateralized mortgage obligations and corporate bonds. On a short-term basis, our investment policy authorizes investment in federal funds, certificates of deposit and money market investments with insured institutions and with brokerage firms.

          Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, requires that securities be categorized as "held to maturity," "trading securities" or "available-for-sale," based on management's intent as to the ultimate disposition of each security. Statement No. 115 allows debt securities to be classified as "held to maturity" and reported in financial statements at amortized cost only if the reporting entity has the positive intent and ability to hold these securities to maturity. Securities that might be sold in response to changes in market interest rates, changes in the security's prepayment risk, increases in loan demand, or other similar factors cannot be classified as "held to maturity."

          We do not currently use or maintain a trading account. Securities not classified as "held to maturity" are classified as "available-for-sale." These securities are reported at fair value, and unrealized gains and losses on the securities are excluded from earnings and reported, net of deferred taxes, as a separate component of stockholders' equity.

          We do not currently participate in hedging programs, interest rate caps, floors or swaps, or other activities involving the use of off-balance sheet derivative financial instruments, however, we may in the future utilize such instruments if we believe it would be beneficial for managing our interest rate risk. Further, we do not purchase securities which are not rated investment grade.

          Actual maturities of the securities held by us may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without prepayment penalties. Callable securities pose reinvestment risk because we may not be able to reinvest the proceeds from called securities at an equivalent or higher interest rate.

         Mortgage-backed Securities and Collateralized Mortgage Obligations. Mortgage-related securities represent a participation interest in a pool of one- to four-family or multi-family mortgages. We primarily invest in mortgage-backed securities secured by one- to four-family mortgages. Our mortgage-related
securities  portfolio  includes   mortgage-backed   securities  issued  by  U.S.
government
agencies or government-sponsored entities, such as Freddie Mac, Ginnie Mae, and Fannie Mae, and collateralized mortgage obligations issued by private, non-government, corporate issuers.

         The mortgage originators use intermediaries (generally government agencies and government-sponsored enterprises, but also a variety of private corporate issuers) to pool and repackage the participation interests in the form of securities, with investors such as us receiving the principal and interest payments on the mortgages. Securities issued or sponsored by U.S. government agencies and government-sponsored entities are guaranteed as to the payment of principal and interest to investors. Privately issued non-government, corporate issuers' securities typically offer rates above those paid on government agency issued or sponsored securities, but present higher risk than government agency issued or sponsored securities because they lack the guaranty of those agencies and are generally less liquid investments.

          Mortgage-backed securities are pass-through securities typically issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that are within a specific range and have varying maturities. The life of a mortgage-backed security thus approximates the life of the underlying mortgages. Mortgage-backed securities generally yield less than the mortgage loans underlying the securities. The characteristics of the underlying pool of mortgages, i.e., fixed-rate or adjustable-rate, as well as prepayment risk, are passed on to the certificate holder. Mortgage-backed securities are generally referred to as mortgage participation certificates or pass-through certificates.

          Collateralized mortgage obligations are mortgage-derivative products that aggregate pools of mortgages and mortgage-backed securities and create different classes of securities with varying maturities and amortization schedules as well as a residual interest with each class having different risk characteristics. The cash flows from the underlying collateral are usually divided into "tranches" or classes whereby tranches have descending priorities with respect to the distribution of principal and interest repayment of the underlying mortgages and mortgage-backed securities as opposed to pass through mortgage-backed securities where cash flows are distributed pro rata to all security holders. Unlike mortgage-backed securities from which cash flow is received and risk is shared pro rata by all securities holders, cash flows from the mortgages and mortgage-backed securities underlying collateralized mortgage obligations are paid in accordance with a predetermined priority to investors holding various tranches of the securities or obligations.

          The following table sets forth certain information regarding the amortized cost, weighted average yields and maturities of our securities portfolio at March 31, 2007. This table shows contractual maturities and does not reflect repricing or the effect of prepayments. Actual maturities may differ.


                                                                   At March 31, 2007
                             -------------------------------------------------------------------------------------------------------
                                                                       Maturing          Maturing
                                Maturing           Maturing            2012-2016         after 2016
                               Within 2007         2008-2011           (Five to          (More than
                               (One Year)      (One to Five Years)     Ten Years)        Ten Years)      Total Investment Securities
                           ------------------ -------------------- ----------------- ------------------ ----------------------------
                            Amortized   Avg.   Amortized    Avg.   Amortized   Avg.   Amortized    Avg.  Amortized     Avg.    Fair
                              Cost     Yield     Cost      Yield      Cost    Yield      Cost     Yield     Cost      Yield    Value
                             -----    -------   ------    -------    ------  -------    ------   -------   ------    -------   -----
                                                                 (Dollars in thousands)

Corporate securities........ $    -       -%    $ 1,025     5.65%   $     -       -%   $     -       -%  $  1,025     5.65% $  1,006
U.S. government agency
   securities...............      -       -      15,814     4.11      6,486    5.88     34,882     6.14    57,182     5.55    56,975
Obligations of state and
   political subdivisions...  6,071    3.87         406     4.27          -       -        625     4.00     7,102     3.90     7,111
Government National
   Mortgage Association.....      -       -           -        -         24    5.38      4,131     5.51     4,155     5.51     4,158
Federal Home Loan
   Mortgage Corporation.....    309    4.50       1,216     4.50          -       -      8,594     3.84    10,119     3.94    10,081
Federal National Mortgage
   Association..............      -       -       5,059     4.29      4,342    4.55      8,221     4.98    17,622     4.68    17,330
Collateralized mortgage
   obligations..............      -       -           -        -          -       -     32,300     4.91    32,300     4.91    31,879
                             ------    ----     -------     ----    -------    ----    -------     ----  --------     ----  --------

  Total..................... $6,380    3.90%    $23,520     4.24%   $10,852    5.34%   $88,753     5.29% $129,505     4.98% $128,540
                             ======    ====     =======     ====    =======    ====    =======     ====  ========     ====  ========

          The following table sets forth the carrying value of our securities portfolio as of March 31, 2007 and at year end for the last several years.

                                                                                            At December 31,
                                                        At March 31,  ------------------------------------------------------------
                                                           2007         2006         2005         2004         2003         2002
                                                         --------     --------     -------      --------     -------      -------
                                                                                      (In thousands)
Investment Securities Available for Sale:
---------------------------------------
Equity securities..................................      $  1,759     $  1,718     $ 1,729      $  1,689     $ 1,144      $ 1,148
U.S. government agency securities..................        11,485       12,434           -             -           -            -
Corporate securities...............................             -            -           -             -       3,208        3,303
                                                         --------     --------     -------      --------     -------      -------
       Total investment securities
           available for sale......................        13,244       14,152       1,729         1,689       4,352        4,451
                                                         --------     --------     -------      --------     -------      -------
Mortgage-Backed Securities Available for Sale:
---------------------------------------------
Government National Mortgage Association...........           180          200         324           514         719        1,002
                                                         --------     --------     -------      --------     -------      -------

Investment Securities Held to Maturity:
--------------------------------------
U.S. government agency securities..................        45,696       32,067      35,351        33,364      16,998       13,910
Corporate securities...............................         1,025        1,028       3,059        12,846      28,460       38,959
Obligations of states and political subdivisions...         7,102        5,550       1,176           552         552          902
                                                         --------     --------     -------      --------     -------      -------
      Total investment securities
           held to maturity........................        53,823       38,645      39,586        46,762      46,010       53,771
                                                         --------     --------     -------      --------     -------      -------

Mortgage-Backed Securities Held to Maturity:
-------------------------------------------
Government National Mortgage Association...........         3,975        4,488       7,266        11,493      15,682       12,659
Federal Home Loan Mortgage Corporation.............        10,120        3,351       2,983         3,991       3,271        3,085
Federal National Mortgage Association..............        17,622       16,793      18,810        21,493      19,777        6,489
Collateralized mortgage obligations................        32,300       34,353      24,649        23,710       1,208            -
                                                         --------     --------     -------      --------     -------      -------
      Total mortgage-backed securities
           held to maturity........................        64,017       58,985      53,708        60,687      39,938       22,233
                                                         --------     --------     -------      --------     -------      -------
Total..............................................      $131,264     $111,982     $95,348      $109,652     $91,019      $81,457
                                                         ========     ========     =======      ========     =======      =======


Sources of Funds

          General. Deposits are our major source of funds for lending and other investment purposes. We also have the ability to borrow funds from the Federal Home Loan Bank to supplement deposits as a source of funds.

          In addition, we derive funds from loan and mortgage-backed securities principal repayments, and proceeds from the maturity and call of investment securities. Loan and securities payments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by pricing strategies and money market conditions.

          Deposits. Our current deposit products include checking and savings accounts, certificates of deposit and fixed or variable rate individual retirement accounts (IRAs). Deposit account terms vary, primarily as to the required minimum balance amount, the amount of time, if any, that the funds must remain on deposit and the applicable interest rate. The determination of deposit and certificate interest rates is based upon a number of factors, including: (1) need for funds based on loan demand, current maturities of deposits and other cash flow needs; (2) a current survey of a selected group of competitors' rates for similar products; (3) economic conditions; and (4) business plan projections.

          We traditionally have obtained deposits primarily from within New Jersey. We recently introduced a new product, our CyberSavings account, which has brought deposits into the Bank from throughout the United States. This product is a high-yield, multi-tiered savings account that is accessible only via the internet and is not marketed through our branches or locally. To grow these deposits, we pay a fee to a third party referral website which advertises financial products. We are currently promoting this product by offering the highest tier rate for the first 90 days, regardless of the account balance. We launched this product in December 2006 and CyberSavings accounts grew quickly, totaling approximately $17 million by the end of the first quarter of 2007. We have also recently created a CyberSaver Supreme account, which requires a minimum balance of $100,000. Unlike regular CyberSavings, the Supreme account is a money market product, as opposed to a savings account.

          We do not at this time utilize the services of deposit brokers. Premiums or incentives for opening accounts are offered. We periodically select particular certificate of deposit maturities for promotion in connection with asset/liability management and interest rate risk concerns.


          The following table sets forth the distribution of deposits by account type as of March 31, 2007 and at year end for the last several years. The increase in money market accounts from 2005 to 2006 is attributable to our introduction in 2005 of a multi-tiered money market account we call the "Money Maker."

                                                   At December 31,
                              At March 31, ------------------------------
                                 2007        2006       2005       2004
                               --------    --------   --------   --------
                                               (In thousands)

Noninterest-bearing deposits   $ 10,262    $  9,532   $ 12,123   $  8,634
Savings ....................     66,401      63,760     62,551     72,074
NOW checking ...............     32,708      35,926     34,560     38,641
Money market ...............     49,130      44,637     24,662     24,349
Certificates of deposit ....    161,497     162,107    143,648    142,913
                               --------    --------   --------   --------
  Total ....................   $319,998    $315,962   $277,544   $286,611
                               ========    ========   ========   ========


          As shown above, $161.5 million of our deposits as of March 31, 2007, representing 50% of total deposits at that date, were certificates of deposit. The inflow of certificates of deposit and the retention of such deposits upon maturity are significantly influenced by general interest rates and money market conditions, making certificates of deposit traditionally a more volatile source of funding than core deposits. Our liquidity could be reduced if a significant amount of certificates of deposit maturing within a short period of time were not renewed. To the extent that such deposits do not remain with us, they may need to be replaced with borrowings, which could increase our cost of funds and negatively impact our net interest rate spread and our financial condition.

          The following table sets forth certificates of deposit classified by interest rate as of March 31, 2007 and at year end for the last several years.

                                                             At December 31,
                                At March 31,     ------------------------------------------
                                   2007             2006            2005             2004
                               ----------        --------        ---------          -------
                                                      (In thousands)
Interest Rate
-------------
2.00% or less...........         $      -        $      -         $  3,328         $ 41,278
2.01-4.00%..............           28,149          29,261           83,200           74,964
4.01-6.00%..............          132,389         131,207           55,560           14,693
6.01-8.00%..............              959           1,638            1,559           11,978
                                 --------        --------         --------         --------
  Total.................         $161,497        $162,107         $143,648         $142,913
                                 ========        ========         ========         ========


          As of March 31, 2007, the amount and maturities of our certificates of deposit were as follows:

                                                          At March 31, 2007
                                                             Amount Due
                      ------------------------------------------------------------------------------------------
                         Within                                                               After
                         1 year      1-2 years    2-3 years      3-4 years      4-5 years    5 years       Total
                         ------      ---------    ---------      ---------      ---------    -------       -----
                                                           (In thousands)
Interest Rate
-------------
2.01-4.00%........     $ 17,292      $ 5,210       $3,912        $ 1,385        $   349      $    -       $ 28,148
4.01-6.00%........       91,751       13,625        5,918         11,288          3,719       6,089        132,390
6.01-8.00%........          959            -            -              -              -           -            959
                       --------      -------       ------        -------         ------      ------       --------
  Total...........     $110,002      $18,835       $9,830        $12,673         $4,068      $6,089       $161,497
                       ========      =======       ======        =======         ======      ======       ========


As of March 31, 2007, our certificates of deposit of $100,000 or more were scheduled to mature as follows:


                                                    At March 31, 2007
                                                    -----------------
                                                     (In thousands)
Maturity Period
---------------
Within three months................                     $20,059
Three through six months...........                       9,480
Six through twelve months..........                      10,764
Over twelve months.................                      14,919
                                                        -------
                                                        $55,222
                                                        =======

          Borrowings. We periodically borrow funds from the Federal Home Loan Bank to supplement deposits as a source of funds. As of March 31, 2007, our borrowings consisted of $21.0 million of Federal Home Loan Bank overnight repurchase agreements.

         Short-term Federal Home Loan Bank advances generally have original maturities of less than one year. The details of our short-term advances during recent periods are shown in the table below. During these periods, we did not have any borrowings (short-term or long-term) other than as shown in the following table.

                                                          At or For the Three                    At or For the
                                                          Months Ended March 31,             Year Ended December 31,
                                                          ----------------------      -----------------------------------
                                                          2007            2006            2006          2005         2004
                                                          ----            ----            ----          ----         ----
                                                                                  (Dollars in thousands)
Federal Home Loan Bank Advances:
   Balance outstanding at end of period........         $21,000          $6,900        $  4,400        $   -      $    -
   Average balance outstanding.................           9,557           2,227          12,859          197           -
   Maximum amount outstanding
      at any month-end during the period.......          21,000           6,900          24,100            -           -
   Average interest rate during the year.......            5.42%           4.72%           5.36%        4.03%          -
   Weighted average rate at end of year........            5.49%           5.17%           5.33%           -           -

          Additional information regarding our borrowings is included under Note 10 to our consolidated financial statements beginning on page F-1.

Properties and Equipment

          As of March 31, 2007, our investment in property and equipment, net of depreciation and amortization, totaled $6.5 million. We currently operate from five offices , plus an administrative center, and we own each of those locations. We are in the process of renovating our Pitman branch office. The total cost of that project is anticipated to be between $250,000 and $300,000.

Legal Proceedings

          Gloucester County Federal Savings Bank, from time to time, is a party to routine litigation which arises in the normal course of business, such as claims to enforce liens, condemnation proceedings on properties in which it holds security interests, claims involving the making and servicing of real property loans, and other issues incident to its business. There were no lawsuits pending or known to be contemplated against Gateway Community Financial Corp. or Gloucester County Federal Savings Bank as of March 31, 2007 that were expected to have a material effect on operations or income.

                                   REGULATION

          Gloucester County Federal Savings Bank and Gateway Community Financial Corp. operate in a highly regulated industry. This regulation establishes a comprehensive framework of activities in which a savings and loan holding company and federal savings bank may engage and is intended primarily for the protection of the deposit insurance fund and consumers. Set forth below is a brief description of certain laws that relate to the regulation of Gloucester County Federal Savings Bank and Gateway Community Financial Corp. The description does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations.


          Regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of an institution and its holding company, the classification of assets by the institution and the adequacy of an institution's allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, including changes in the regulations governing mutual holding companies, could have a material adverse impact on Gateway Community Financial Corp., Gloucester County Federal Savings Bank, and their operations. The adoption of regulations or the enactment of laws that restrict the operations of Gloucester County Federal Savings Bank and/or Gateway Community Financial Corp. or impose burdensome requirements upon one or both of them could reduce their profitability and could impair the value of Gloucester County Federal Savings Bank's franchise, resulting in negative effects on the trading price of Gateway Community Financial Corp. common stock.

Regulation of Gloucester County Federal Savings Bank

          General. As a federally chartered, Federal Deposit Insurance Corporation-insured savings bank, Gloucester County Federal Savings Bank is subject to extensive regulation by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. This regulatory structure gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies regarding the classification of assets and the level of the allowance for loan losses. The activities of federal savings banks are subject to extensive regulation, including restrictions or requirements with respect to loans to one borrower, the percentage of non-mortgage loans or investments to total assets, capital distributions, permissible investments and lending activities, liquidity, transactions with affiliates and community reinvestment. Federal savings banks are also subject to reserve requirements imposed by the Federal Reserve System. A federal savings bank's relationship with its depositors and borrowers is regulated by both state and federal law, especially in such matters as the ownership of savings accounts and the form and content of the bank's mortgage documents.

          Gloucester County Federal Savings Bank must file reports with the Office of Thrift Supervision concerning its activities and financial condition, and must obtain regulatory approvals prior to entering into certain transactions, such as mergers with or acquisitions of other financial institutions. The Office of Thrift Supervision regularly examines Gloucester County Federal Savings Bank and prepares reports to the Bank's Board of Directors on deficiencies, if any, found in its operations. The Office of Thrift Supervision has substantial discretion to impose enforcement action on an institution that fails to comply with applicable regulatory requirements, particularly with respect to its capital requirements. In addition, the Federal Deposit Insurance Corporation has the authority to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular federal savings bank and, if action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take such action under certain circumstances.

          Insurance of Deposit Accounts. The Bank's deposits are insured to applicable limits by the Federal Deposit Insurance Corporation ("FDIC"). Although the FDIC is authorized to assess premiums under a risk-based system for such deposit insurance, most insured depository institutions have not been required to pay premiums for the last ten years. The Federal Deposit Insurance Reform Act of 2005 (the "Reform Act") resulted in significant changes to the federal deposit insurance program: (i) effective March 31, 2006, the Bank Insurance Fund and the Savings Association Insurance Fund were merged into a new combined fund, called the Deposit Insurance Fund; (ii) the current $100,000 deposit insurance coverage will be indexed for inflation (with adjustments every five years, commencing January 1, 2011); and (iii) deposit insurance coverage for retirement accounts was increased to $250,000 per participant subject to adjustment for inflation. In addition, the Reform Act gave the FDIC greater latitude in setting the assessment rates for insured depository institutions, which could be used to impose minimum assessments.

          The FDIC is authorized to set the reserve ratio for the Deposit Insurance Fund annually at between 1.15% and 1.5% of estimated insured deposits. If the Deposit Insurance Fund's reserves exceed the designated reserve ratio, the FDIC is required to pay out all or, if the reserve ratio is less than 1.5%, a portion of the excess as a dividend to insured depository institutions based on the percentage of insured deposits held on December 31, 1996 adjusted for subsequently paid premiums. Insured depository institutions that were in existence on December 31, 1996 and paid assessments prior to that date (or their successors) are entitled to a one-time credit against future assessments based on the amount of their assessable deposits on that date. The Bank anticipates that it will be able to offset its deposit insurance premium for 2007 with the $245,000 special one-time assessment credit it will receive during 2007.

          Pursuant to the Reform Act, the FDIC has determined to maintain the designated reserve ratio at 1.25%. The FDIC has also adopted a new risk-based premium system that provides for quarterly assessments based on an insured institution's ranking in one of four risk categories based on their examination ratings and capital ratios. Beginning in 2007, well-capitalized institutions with the CAMELS ratings of 1 or 2 will be grouped in Risk Category I and will be assessed for deposit insurance at an annual rate of between five and seven basis points, with the assessment rate for an individual institution to be determined according to a formula based on a weighted average of the institution's individual CAMEL component ratings plus either five financial ratios or the average ratings of its long-term debt. Institutions in Risk Categories II, III and IV will be assessed at annual rates of 10, 28 and 43 basis points, respectively.

          In addition, all FDIC-insured institutions are required to pay assessments to the FDIC to fund interest payments on bonds issued by the Financing Corporation ("FICO"), an agency of the Federal government established to recapitalize the predecessor to the SAIF. The FICO assessment rates, which are determined quarterly, averaged 0.013% of insured deposits in fiscal 2006. These assessments will continue until the FICO bonds mature in 2017.

          Regulatory Capital Requirements. Office of Thrift Supervision capital regulations require savings institutions to meet three minimum capital standards: (1) tangible capital equal to 1.5% of total adjusted assets, (2) "Tier 1" or "core" capital equal to at least 4% (3% if the institution has received the highest possible rating on its most recent examination) of total adjusted assets, and (3) risk-based capital equal to 8% of total risk-weighted assets. At December 31, 2006, Gloucester County Federal Savings Bank was in compliance with the minimum capital standards and qualified as "well capitalized." For Gloucester County Federal Savings Bank's compliance with these regulatory capital standards, see Historical and Pro Forma Capital Compliance as well as Note 15 to the consolidated financial statements. In assessing an institution's capital adequacy, the Office of Thrift Supervision takes into consideration not only these numeric factors but also qualitative factors, and has the authority to establish higher capital requirements for individual institutions where necessary.

          The Office of Thrift Supervision may require any savings institution that has a risk-based capital ratio of less than 8%, a ratio of Tier 1 capital to risk-weighted assets of less than 4% or a ratio of Tier 1 capital to total adjusted assets of less than 4% (3% if the institution has received the highest rating on its most recent examination) to take certain action to increase its capital ratios. If the savings institution's capital is significantly below the minimum required levels of capital or if it is unsuccessful in increasing its capital ratios, the institution's activities may be restricted.

          For purposes of the capital regulations, tangible capital is defined as core capital less all intangible assets except for certain mortgage servicing rights. Tier 1 or core capital is defined as common stockholders' equity, non-cumulative perpetual preferred stock and related surplus, minority interests in the equity accounts of consolidated subsidiaries, and certain non-withdrawable accounts and pledged deposits of mutual savings banks. Gloucester County Federal Savings Bank does not have any non-withdrawable accounts or pledged deposits. Tier 1 and core capital are reduced by an institution's intangible assets, with limited exceptions for certain mortgage and non-mortgage servicing rights and purchased credit card relationships. Both core and tangible capital are further reduced by an amount equal to the savings institution's debt and equity investments in "non-includable" subsidiaries engaged in activities not permissible for national banks other than subsidiaries engaged in activities undertaken as agent for customers or in mortgage banking activities and subsidiary depository institutions or their holding companies.


          The risk-based capital standard for savings institutions requires the maintenance of total capital of 8% of risk-weighted assets. Total capital equals the sum of core and supplementary capital. The components of supplementary capital include, among other items, cumulative perpetual preferred stock, perpetual subordinated debt, mandatory convertible subordinated debt, intermediate-term preferred stock, the portion of the allowance for loan losses not designated for specific loan losses and up to 45% of unrealized gains on equity securities. The portion of the allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, supplementary capital is limited to 100% of core capital. For purposes of determining total capital, a savings institution's assets are reduced by the amount of capital instruments held by other depository institutions pursuant to reciprocal arrangements and by the amount of the institution's equity investments (other than those deducted from core and tangible capital) and its high loan-to-value ratio land loans and non-residential construction loans.


          A savings institution's risk-based capital requirement is measured against risk-weighted assets, which equal the sum of each on-balance-sheet asset and the credit-equivalent amount of each off-balance-sheet item after being multiplied by an assigned risk weight. These risk weights range from 0% for cash to 100% for delinquent loans, property acquired through foreclosure, commercial loans, and certain other assets.

          Dividend and Other Capital Distribution Limitations. A savings institution, like Gloucester County Federal Savings Bank, that is a subsidiary of a savings and loan holding company must file an application or a notice with the Office of Thrift Supervision at least thirty days before making a capital distribution, such as paying a dividend to Gateway Community Financial Corp. The Office of Thrift Supervision imposes various restrictions or requirements on the ability of savings institutions to make capital distributions, including cash dividends. A savings institution must file an application for prior approval of a capital distribution if: (i) it is not eligible for expedited treatment under the applications processing rules of the Office of Thrift Supervision; (ii) the total amount of all capital distributions, including the proposed capital distribution, for the applicable calendar year would exceed an amount equal to the savings institution's net income for that year to date plus the institution's retained net income for the preceding two years; (iii) it would not adequately be capitalized after the capital distribution; or (iv) the distribution would violate an agreement with the Office of Thrift Supervision or applicable regulations. The Office of Thrift Supervision may disapprove a notice or deny an application for a capital distribution if: (i) the savings institution would be undercapitalized following the capital distribution; (ii) the proposed capital distribution raises safety and soundness concerns; or (iii) the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

         Capital distributions by Gateway Community Financial Corp., as a savings and loan holding company, are not subject to the Office of Thrift Supervision capital distribution rules. Because Gateway Community Financial Corp. will retain 50% of the net proceeds of the stock offering, the possibility that Gloucester County Federal Savings Bank would need to file an application rather than a notice for capital distributions is not expected to affect the payment of cash dividends by Gateway Community Financial Corp. to its stockholders or the amount of such dividends.

          Safety and Soundness Standards. As required by statute, the federal banking agencies have adopted guidelines establishing general standards relating to internal controls, information and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings and compensation, fees and benefits. The guidelines require, among other things, the implementation of appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. If it is determined that a savings institution has failed to meet any standard prescribed by the guidelines, the institution may be required to submit an acceptable plan to achieve compliance with the standard.

          Qualified Thrift Lender Test. Savings institutions must meet a qualified thrift lender test or they become subject to the business activity restrictions and branching rules applicable to national banks. To qualify as a qualified thrift lender, a savings institution must either (i) be deemed a "domestic building and loan association" under the Internal Revenue Code by maintaining at least 60% of its total assets in specified types of assets, including cash, certain government securities, loans secured by and other assets related to residential real property, educational loans and investments in premises of the institution or (ii) satisfy the statutory qualified thrift lender test set forth in the Home Owners' Loan Act by maintaining at least 65% of its portfolio assets in qualified thrift investments (defined to include residential mortgages and related equity investments, certain mortgage-related securities, small business loans, student loans and credit card loans). For purposes of the statutory qualified thrift lender test, portfolio assets are defined as total assets minus goodwill and other intangible assets, the value of property used by the institution in conducting its business, and specified liquid assets up to 20% of total assets. A savings institution must maintain its status as a qualified thrift lender on a monthly basis in at least nine out of every twelve months. Gloucester County Federal Savings Bank met the qualified thrift lender test as of December 31, 2006 and in each of the last twelve months and, therefore, qualifies as a qualified thrift lender.

          A savings bank that fails the qualified thrift lender test and does not convert to a bank charter generally will be prohibited from: (1) engaging in any new activity not permissible for a national bank, (2) paying dividends not permissible under national bank regulations, and (3) establishing any new branch office in a location not permissible for a national bank in the institution's home state. In addition, if the institution does not requalify under the qualified thrift lender test within three years after failing the test, the institution would be prohibited from engaging in any activity not permissible for a national bank and would have to repay any outstanding advances from the Federal Home Loan Bank as promptly as possible.

          Community Reinvestment Act. Under the Community Reinvestment Act, every insured depository institution, including Gloucester County Federal Savings Bank, has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community. The Community Reinvestment Act requires the depository institution's record of meeting the credit needs of its community to be assessed and taken into account in the evaluation of certain applications by such institution, such as a merger or the establishment of a branch office by Gloucester County Federal Savings Bank. An unsatisfactory Community Reinvestment Act examination rating may be used as the basis for

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

the denial of an application. Gloucester County Federal Savings Bank received a "satisfactory" rating in its most recent Community Reinvestment Act examination.

          Federal Home Loan Bank System. Gloucester County Federal Savings Bank is a member of the Federal Home Loan Bank of New York, which is one of twelve regional federal home loan banks. Each federal home loan bank serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by financial institutions and proceeds derived from the sale of consolidated obligations of the Federal Home Loan Bank System. It makes loans to members pursuant to policies and procedures established by its board of directors.

          As a member, Gloucester County Federal Savings Bank is required to purchase and maintain stock in the Federal Home Loan Bank of New York in an amount equal to the greater of 1% of our aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year or 5% of our outstanding Federal Home Loan Bank advances.

          The Federal Home Loan Banks are required to provide funds for the resolution of troubled savings institutions and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of Federal Home Loan Bank dividends paid and could continue to do so in the future. In addition, these requirements could result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members.

          The USA Patriot Act. Gloucester County Federal Savings Bank is subject to regulations implementing the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA Patriot Act. The USA Patriot Act gives the federal government powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing and broadened anti-money laundering requirements. By way of amendments to the Bank Secrecy Act, Title III of the USA Patriot Act takes measures intended to encourage information sharing among bank regulatory agencies and law enforcement bodies. Further, certain provisions of Title III impose affirmative obligations on a broad range of financial institutions, including banks, thrifts, brokers, dealers, credit unions, money transfer agents and parties registered under the Commodity Exchange Act.

          Among other requirements, Title III of the USA Patriot Act and the related regulations impose the following requirements with respect to financial institutions:

          o Establishment of anti-money laundering programs that include, at minimum: (i) internal policies, procedures, and controls;
                  (ii) specific designation of an anti-money laundering compliance officer; (iii) ongoing employee training programs; and (iv) an independent audit function to test the anti-money laundering program.

          o Establishment of a program specifying procedures for obtaining identifying information from customers seeking to open new accounts, including verifying the identity of customers within a reasonable period of time.

          o Establishment of appropriate, specific, and, where necessary, enhanced due diligence policies, procedures, and controls designed to detect and report money laundering.

          o       Prohibitions on  establishing,  maintaining,  administering or
                  managing   correspondent  accounts  for  foreign  shell  banks
                  (foreign banks that do not have a physical presence in any

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



                  country),   and   compliance   with  certain   record  keeping
                  obligations with respect to correspondent accounts of foreign banks.

          Bank   regulators  are  directed  to  consider  a  holding   company's
effectiveness in combating money laundering when ruling on applications under the Federal Reserve Act and the Bank Merger Act.

Regulation of Gateway Community Financial Corp.

          General. Gateway Community Financial Corp. is a savings and loan holding company within the meaning of Section 10 of the Home Owners' Loan Act. It is required to file reports with the Office of Thrift Supervision and is subject to regulation and examination by the Office of Thrift Supervision. Gateway Community Financial Corp. must also obtain regulatory approval from the Office of Thrift Supervision before engaging in certain transactions, such as mergers with or acquisitions of other financial institutions. In addition, the Office of Thrift Supervision has enforcement authority over Gateway Community Financial Corp. and any non-savings institution subsidiaries. This permits the Office of Thrift Supervision to restrict or prohibit activities that it determines to be a serious risk to Gloucester County Federal Savings Bank. This regulation is intended primarily for the protection of the depositors and not for the benefit of stockholders of Gateway Community Financial Corp.


          Activities Restrictions. As a savings and loan holding company and a subsidiary holding company of a mutual holding company, Gateway Community Financial Corp. is subject to statutory and regulatory restrictions on its business activities. The non-banking activities of Gateway Community Financial Corp. and its non-savings institution subsidiaries are restricted to certain activities specified by Office of Thrift Supervision regulation, which include performing services and holding properties used by a savings institution subsidiary, activities authorized for savings and loan holding companies as of March 5, 1987, and non-banking activities permissible for bank holding companies pursuant to the Bank Holding Company Act of 1956 or authorized for financial holding companies pursuant to the Gramm-Leach-Bliley Act. Before engaging in any non-banking activity or acquiring a company engaged in any such activities, Gateway Community Financial Corp. must obtain prior Office of Thrift Supervision approval of such planned activity or acquisition.


          Mergers and Acquisitions. Gateway Community Financial Corp. must obtain approval from the Office of Thrift Supervision before acquiring, directly or indirectly, more than 5% of the voting stock of another savings institution or savings and loan holding company or acquiring such an institution or holding company by merger, consolidation or purchase of its assets. Federal law also prohibits a savings and loan holding company from acquiring more than 5% of a company engaged in activities other than those authorized for savings and loan holding companies by federal law or acquiring or retaining control of a depository institution that is not insured by the Federal Deposit Insurance Corporation. In evaluating an application for Gateway Community Financial Corp. to acquire control of a savings institution, the Office of Thrift Supervision would consider the financial and managerial resources and future prospects of Gateway Community Financial Corp. and the target institution, the effect of the acquisition on the risk to the insurance funds, the convenience and the needs of the community and competitive factors.


          Waivers of Dividends by Gateway Community Financial, MHC. Gateway Community Financial, MHC is required to provide prior notice to the Office of Thrift Supervision of any proposed waiver of its receipt of dividends from Gateway Community Financial Corp. The Office of Thrift Supervision reviews dividend waiver notices on a case-by-case basis, and, in general, does not object to any such waiver if: (i) the waiver would not be detrimental to the safe and sound operations of the subsidiary savings association and (ii) the mutual holding company's board of directors determines that such waiver is consistent with such directors' fiduciary duties to the mutual holding company's members. Subject to the non-objection of the Office of Thrift Supervision, we anticipate that Gateway Community Financial, MHC will waive the receipt of any dividends paid by Gateway Community Financial Corp.

          Conversion of Gateway Community Financial, MHC to Stock Form. Office of Thrift Supervision regulations permit Gateway Community Financial, MHC to convert from the mutual form of organization to the capital stock form of organization, commonly referred to as a second step conversion. In a second step conversion, a new holding company would be formed as the successor to Gateway Community Financial Corp., Gateway Community Financial, MHC's corporate existence would end, and certain depositors of Gloucester County Federal Savings Bank would receive the right to subscribe for shares of the new holding company. In a second step conversion, each share of common stock held by stockholders other than Gateway Community Financial, MHC would be automatically converted into shares of common stock of the new holding company.

          Acquisition of Control. Under the federal Change in Bank Control Act, a notice must be submitted to the Office of Thrift Supervision if any person (including a company), or group acting in concert, seeks to acquire "control" of a savings and loan holding company or savings association. An acquisition of "control" can occur upon the acquisition of 10% or more of the voting stock of a savings and loan holding company or savings institution or as otherwise defined by the Office of Thrift Supervision. Under the Change in Bank Control Act, the Office of Thrift Supervision has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that so acquires control would then be subject to regulation as a savings and loan holding company.

Federal Securities Laws

          General. Gateway Community Financial Corp. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the common stock to be issued pursuant to the offering. Upon completion of the offering, Gateway Community Financial Corp. common stock will continue to be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Gateway Community Financial Corp. will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

          Sarbanes-Oxley Act of 2002. The Sarbanes-Oxley Act of 2002 implemented various legislative reforms addressing, among other matters, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by Section 302(a) of Sarbanes-Oxley Act and the implementing rules of the Securities and Exchange Commission, Gateway Community Financial Corp.'s Chief Executive Officer and Chief Financial Officer each will be required to certify that its quarterly and annual reports do not contain any untrue statement of a material fact. The rules have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal controls; they have made certain disclosures to our auditors and the audit committee of the Board of Directors about our internal controls; and they have included information in our quarterly and annual reports about their evaluation and whether there have been significant changes in our internal controls or in other factors that could significantly affect internal controls.

                                    TAXATION

Federal Taxation

          Savings institutions are subject to the Internal Revenue Code of 1986, as amended, in the same general manner as other corporations.

          All thrift institutions are now subject to the same provisions as banks with respect to deductions for bad debts. Thrift institutions that are treated as "small banks" (the average adjusted bases for all assets of such institution equals $500 million or less) under the Internal Revenue Code may account for bad debts by using the experience method for determining additions to their bad debt reserve. Thrift institutions that are not treated as small banks must now use the specific charge-off method.

          Gateway Community Financial Corp. may exclude from its income 100% of dividends received from Gloucester County Federal Savings Bank as a member of the same affiliated group of corporations. A 70% dividends received deduction generally applies with respect to dividends received from corporations that are not members of such affiliated group.

          Gateway Community Financial, MHC, Gateway Community Financial Corp. and Gloucester County Federal Savings Bank file separate federal tax returns. The Bank's income tax return was audited by the IRS in 2002.

State Taxation

          Gateway Community Financial, MHC, Gateway Community Financial Corp. and Gloucester County Federal Savings Bank file New Jersey income tax returns and are subject to a 9% state income tax that is calculated based on federal taxable income, subject to certain adjustments.

          The state income tax returns of Gateway Community Financial, MHC, Gateway Community Financial Corp. and Gloucester County Federal Savings Bank have not been audited during the past five years. For additional information, see Note 11 to the consolidated financial statements beginning on page F-1.

                                   MANAGEMENT

General

          Gateway Community Financial Corp.'s Board of Directors is currently composed of seven members, with each director serving for a term of three years in accordance with the requirement in Gateway Community Financial Corp.'s bylaws that directors be divided into three classes, as nearly equal in number as possible, with one class elected annually. Each director of Gateway Community Financial Corp. also serves as a director of Gateway Community Financial, MHC and Gloucester County Federal Savings Bank. Gateway Community Financial Corp.'s and Gloucester County Federal Savings Bank's officers are appointed annually by the Board of Directors and serve at the Board's discretion.


                                                                                         Director        Term
Directors:                  Age    Position                                              Since (1)      Expires
---------                   ---    --------                                              ---------      -------
John S. Gligor, Sr.          66    Chairman of the Board                                   1996         2007
Walter N. Friedrich          57    Vice Chairman of the Board                              1993         2008
Robert C. Ahrens             56    President, Chief Executive Officer and Director         1998         2009
Scott P. Newman              39    Director                                                2004         2009
Dennis L. King               60    Director                                                1988         2007
Frank D. Wilson              59    Director                                                2004         2007
Robert A. Jones              84    Director                                                1963         2009

----------------------
(1) Indicates the year the individual first became a director of Gloucester County Federal Savings Bank. Upon the formation of Gateway Community Financial Corp. in 2001, each person serving at that time as a director of Gloucester County Federal Savings Bank became a director of Gateway Community Financial Corp.


Senior Management:           Age    Position
------------------           ---    --------
Timothy P. Hand               42    Executive Vice President and Chief Operating Officer
Bruce E. Haines               55    Senior Vice President and Chief Lending Officer
Francis J. Walsh              64    Vice President and Chief Financial Officer
Kristin T. McIlvaine          43    Vice President of Finance



Biographical Information

         John S. Gligor, Sr. is Vice President and Partner of Concord Truss Company in Woodbury Heights, New Jersey.

         Walter N. Friedrich joined Friedrich Heating & Air Conditioning Inc. in 1972 and became president of the company in 1982.

          Robert C. Ahrens joined Gloucester County Federal Savings Bank in June 1973. In March 1997, Mr. Ahrens was appointed president of the Bank and, in January 1998, Mr. Ahrens also became a director of the Bank. Prior to becoming president, Mr. Ahrens held numerous positions with the Bank, including Assistant Treasurer, Treasurer, Chief Lending Officer, Senior Vice President and Executive Vice President.

          Scott P. Newman is Vice President of American Title Abstract Corp in Turnersville, New Jersey.

          Dennis L. King is currently an adjunct professor at Camden County College. He was previously employed by the Bank as vice president and chief financial officer from 1996 to 1999 and as senior vice president and chief financial officer from 1999 to 2002. Prior to his employment with the Bank, Mr. King was the owner and president of Far Horizons Travel in Blackwood, New Jersey and an adjunct professor a Camden County College.

          Frank D. Wilson is owner and president of S.J. Graphics (t/a Kiva Printing & Graphics), a small commercial printer on the cutting edge of modern digital technology, located in Westville, New Jersey.


          Robert A. Jones is retired from Campbell Soup Company where he was employed from 1947 through 1986 in various positions, including fieldman, purchasing agent and Director of Agricultural Purchasing.

          Timothy P. Hand joined Gloucester County Federal Savings Bank in 1990. Mr. Hand was appointed Assistant Vice President/Compliance Officer in 1998 and Senior Vice President/Chief Lending Officer in 2002. In 2004, Mr. Hand was appointed to his current position of Executive Vice President/Chief Operating Officer. Prior to joining the Bank, Mr. Hand worked for Dun and Bradstreet.

          Bruce E. Haines joined Gloucester County Federal Savings Bank in January 2003 as Manager of Commercial Lending. In January 2004, he was promoted to Vice President and Chief Lending Officer. In January 2006, he was promoted to Senior Vice President and Chief Lending Officer. Prior to joining the Bank, Mr. Haines served as Executive Vice President of Equity Bank in Marlton, New Jersey.

          Francis J. Walsh joined Gloucester County Federal Savings Bank as Comptroller in 1990. In 2004 he was promoted to Chief Financial Officer. Prior to joining the Bank, Mr. Walsh was employed as the chief financial officer of the Burlington County Bridge Commission in Palmyra, New Jersey.

          Kristin T. McIlvaine joined Gloucester County Federal Savings Bank as a member of the Board of Directors in 2004. In April 2007, she resigned her seat as a director in order to join the Bank as an employee at that time. This transition from a director to an employee is to allow for a transition period while the Bank prepares for the anticipated third quarter 2007 retirement of its current Chief Financial Officer, Francis Walsh. Ms. McIlvaine is a certified public accountant. Prior to joining the Bank as an employee, Ms. McIlvaine was a partner in the firm of Fitzpatrick & McIlvaine, CPA's, PC in Sewell, New Jersey. She specialized in tax and financial planning for businesses and individuals.

Compensation Discussion and Analysis

          The following section is intended to provide an understanding of our overall compensation program for our senior management. Specific information about the compensation paid to the executives for 2006 follows this section.


          Our compensation program is designed to reward our executive officers' contributions and the teamwork they instill throughout our employee divisions. It is our core philosophy that the compensation of our executive officers should reflect their success as a management team in attaining key operating objectives. Our desire is to attract and retain highly qualified executives, motivating them to achieve performance that is consistent with our corporate goals and objectives and rewarding them for superior performance. Our goal is for executive compensation to be competitive with those of our peers, with additional compensation opportunities to reward attainment of higher levels of performance results.


          We do not intend, after the stock offering, to make our stock price a significant factor in determining annual compensation because the price of our stock is subject to a number of factors outside the control of our management. Over time, we believe that good operational results will be reflected in our stock price, but we do not wish to encourage or reward a short-term focus on our stock price to the potential detriment of achieving longer-term corporate goals and objectives, including enhancing long-term shareholder value.


          A committee of independent directors, comprised of our Human Resources Committee, oversees the establishment of the components and amount of compensation paid to our senior management. The current elements of our compensation program are not specifically tied to corporate performance, except for the awards under the Executive Incentive Retirement Plan, but the committee does of course consider measures of general corporate performance in making decisions regarding compensation, such as whether business plan objectives for the year were obtained and whether budget levels were met or exceeded.

         Utilizing available market surveys, the committee reviews the market competitiveness of our overall compensation program and makes changes as it determines are appropriate from time to time. The committee also utilizes the services of compensation consultants in analyzing the competitiveness of our compensation programs. The committee looks at various factors in evaluating senior management compensation, including:

          o    How much experience does the executive have?
          o How has the executive's performance been for both the current year and prior years?
          o    What is the executive's potential for future development?
          o    What is the executive's immediate level of responsibility?
          o How does the executive contribute to the effectiveness of the management team?

          The  compensation   programs  for  our  executive  officers  currently
consists of the following material elements:

          1.      Base Salary

          Base salaries are established by the committee by comparing our executives' qualifications, experience and responsibilities with similar positions at similarly sized financial companies and industrial companies in the market areas from which we attract our senior management personnel. We review available market survey information and seek to establish and maintain our base salaries at market competitive levels. Internal equity is also a consideration. Annual increases in base salary reflect the committee's overall assessment of the competitive labor market conditions as well as the committee's assessment of the individual's job performance and the individual's contribution to overall corporate performance.

          2.      Retirement Plan

          We sponsor a trusteed, defined benefit pension plan covering substantially all employees and officers. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon the number of years of service and compensation rates near retirement. This pension plans currently serves as the primary form of retirement income for our longer service employees.

          3.      401(k) Match

          We offer a 401K plan which encourages employees to supplement their retirement income with tax-deferred savings. We offer an employer match of $0.50 for each $1 of employee savings to a maximum matching contribution of 3% of employee salary to encourage individual savings for retirement.

          4.      Executive Incentive Retirement Plan

          We also provide long term savings and retirement benefits to executive officers under the Executive Incentive Retirement Plan. The annual awards made to the executives under this plan are based upon a deferred bonus award. The amount of such annual deferred bonus award is determined each year by the committee as a percentage of base salary for senior management based upon attainment of year-end net income targets. The higher the actual net income amount for the year, the higher the deferred bonus award as a percentage of base salary. The committee determines the target bonus percentages at the beginning of each year based upon net income targets, and such deferred bonus awards are made at the end of the year based upon actual net income results. The committee retains the authority to modify the bonus awards at the end of the period within its discretion based upon its evaluation of unanticipated events or occurrences impacting overall corporate performance during the year or unique individual job performance or contribution during the year. Such deferred bonus awards are held under the Executive Incentive Retirement Plan until the retirement or termination of the executive.

          We have recently implemented Employment Agreements for Robert C. Ahrens, President and CEO, Timothy P. Hand, EVP and COO, and Bruce E. Haines, SVP and CLO. The purpose of such agreements is to encourage the long term retention of members of our senior management team by giving them assurances that their long term retention is desired by the Board, and to insure that these senior executives will receive appropriate severance payments in the event of job elimination, including any such job elimination following a future change of control transaction.

          We do not currently have stock-based compensation available to us as a component of our compensation program, and officers and directors do not currently have an equity ownership interest in us. Upon completion of the stock offering, our compensation program will include an employee stock ownership plan, which serves as a means of increasing ownership of Gateway Community Financial Corp.'s common stock by our employees, including our senior management. This employee stock ownership plan will supplement our existing retirement program comprised of the pension plan and the 401(k) plan with an employer matching contribution. Implementation of the employee stock ownership plan may increase the long-term retirement benefits for all employees. The financial reporting expense associated with the benefits that may be provided to employees under the employee stock ownership plan will be based upon (1) the fair market value of the stock benefits allocated to participant accounts each year and (2) the interest expense associated with the employee stock ownership plan debt incurred in the acquisition of the stock held by the employee stock ownership plan. The financial reporting expense for the employee stock ownership plan is not determinable with certainty at this time, however, like any expense, it will reduce our net income. Periodically, we will review the benefits that will be provided to our employees under the employee stock ownership plan and make adjustments in benefits under the employee stock ownership plan, or changes in benefits provided under our other retirement programs, as we deem appropriate from time to time. We do not at this point anticipate specifically tying the allocation of benefits under the employee stock ownership plan to corporate performance, but we would expect to consider corporate performance in making decisions regarding the amount of benefits allocated from time to time. Furthermore, the additional compensation expense that will result from the employee stock ownership plan may result in a modification of other compensation and benefit programs in order to mitigate increases in overall operating expenses.
                                       91

         We also anticipate implementing a stock option plan and a restricted stock bonus plan in the future (not sooner than six months from the closing of the stock offering ) which will help us maintain the market competitiveness of our compensation programs. Providing compensation programs that will increase the stock ownership of our senior management will supplement the stock purchased by our directors and officers in this offering and will further align the interests of our senior management with the stockholders' interests, motivating our executives to continue building long-term stockholder value by guiding corporate performance to achieve our annual and long term strategic planning goals. The financial reporting expense associated with the stock option plan and the restricted stock plan will be based upon a number of factors including the amount of awards granted, the timing of such awards, the vesting schedule and other terms of such awards, and the market price of the stock at the time of each award or the vesting of certain awards. No determinations have been made yet which respect to such matters. The financial reporting expense for the stock option plan and restricted stock plan is not determinable with certainty at this time, however, like any expense, it will reduce our net income. Periodically, we will review the benefits that will be provided to our directors and officers under the stock option plan and restricted stock plan and make adjustments in such plan benefits or expenses, or changes in the benefits provided under other retirement programs of the company as we deem appropriate from time to time. We do not at this point anticipate specifically tying the allocation of benefits under the stock option plan or restricted stock plan to corporate performance, but we would expect to consider corporate performance in making decisions regarding the amount of benefits allocated from time to time. Furthermore, the additional compensation expenses that will result from the anticipated future implementation of the stock option plan and the restricted stock plan may also result in a modification of other compensation and benefit programs in order to mitigate increases in overall operating expenses.


          The compensation actions by the committee include input from Robert C. Ahrens, President and CEO, however, Mr. Ahrens is not a member of the committee. The committee also has access to the annual performance reviews conducted by Mr. Ahrens with the other senior managers. We do not set compensation for positions specifically based upon benchmarking and do not have a fixed list of component companies. We do not currently have any guidelines or policies regarding stock ownership by executive officers or directors. We anticipate that all of our current compensation is deductible for tax purposes when actually paid, but we may determine at a future time that non-deductible compensation may be appropriate based upon the circumstances.

Compensation of Executive Officers

          The following table summarizes all compensation during 2006 for our principal executive officer, Robert C. Ahrens, our principal financial officer, Francis J. Walsh, and certain other senior executive officers.

                      Compensation for the Year Ended December 31, 2006
                      -------------------------------------------------
                                                            Change
                                        Non-Equity            in               All
                                      Incentive Plan       Pension            Other
                       Salary         Compensation(1)      Value(2)      Compensation(3)       Total
                       ------         ---------------      --------      ------------          -----
Robert C. Ahrens      $200,000           $7,071            $75,000           $6,998           $289,069
President and CEO

Timothy P. Hand       $125,000           $4,365            $20,000           $4,510           $153,875
EVP and COO

                                 Compensation for the Year Ended December 31, 2006
                                 -------------------------------------------------
                                                            Change
                                        Non-Equity            in               All
                                      Incentive Plan       Pension            Other
                       Salary         Compensation(1)      Value(2)      Compensation(3)       Total
                       ------         ---------------      --------      ------------          -----
Bruce E. Haines       $105,000           $3,680            $18,000           $3,788           $130,468
SVP and CLO

Francis J.  Walsh     $100,000           $3,570            $82,000           $3,610           $189,180
VP and CFO

-----------------
(1) Represents the award made to the individual for 2006 under the Bank's Executive Incentive Retirement Plan as well as the interest earned during 2006 on the individual's account balance under the plan.
(2) Represents the increase in the present value of the individual's accumulated benefit between December 31, 2005 and December 31, 2006.
(3) Represents the Bank's matching contributions to the 401(k) Plan and life insurance premiums paid on behalf of the individuals.

          Executive Incentive Retirement Plan. The Bank's Executive Incentive Retirement Plan provides for either a lump sum payment or equal annual installments for a period of 15 years commencing on the first day of the calendar month following the termination of employment due to retirement, resignation, disability or death. All payments under the plan are in accordance with Code Section 409A. The amount payable is based on the vested balance of the executive's accumulated awards plus interest at the prime rate published in The Wall Street Journal, credited annually. The annual awards are based upon a deferred bonus award as a percentage of base salary calculated based upon attainment of targeted annual Bank net income amounts. Such deferred bonus awards vest at the rate of 20% per full year of employment from the date of each award. The participant becomes fully vested in plan awards at age 65 or upon a change in control. Upon the death of the participant, the beneficiary shall receive the remaining balance paid in a lump sum.


                                        Interest Earned           Account
                         2006         on Account Balance        Balance at
                        Awards            During 2006        December 31, 2006
                        ------            -----------        -----------------

Robert C. Ahrens        $4,000              $3,071                $45,748

Timothy P. Hand         $2,500              $1,865                $27,849

Bruce E.  Haines        $2,100              $1,580                $23,585

Francis J. Walsh        $2,000              $1,570                $23,339

          401(k) Savings and Profit Sharing Plan. The Gloucester County Federal Savings Bank 401(k) Savings and Profit Sharing Plan is a tax-qualified defined contribution savings plan with a profit sharing component for the benefit of all eligible employees. In addition, employees may also voluntarily elect to defer between 1% and 50% of their compensation as 401(k) savings under the plan, not to exceed applicable limits under federal tax laws. In calendar year 2007, an employee could defer up to the lower of $15,500 or 50% of his salary. Employees age 50 and over may make catch-up contributions ($5,000 in 2007). The plan also provides for matching contributions up to a maximum of 50% of the first 6% of a person's salary for each participant. Employee contributions are immediately fully vested. Matching contributions are immediately vested.

          The Bank's  employees  may use their  account  balances  in the 401(k)
Savings and Profit Sharing Plan to pay for shares of stock in the stock offering. Employees do not have special rights, however, to subscribe for stock in the offering. Their orders will be allocated under the normal order of subscription rights priority in the same manner as all other eligible depositors. Following the stock offering, Bank employees may purchase additional shares of Gateway Community Financial Corp. common stock through the plan using funds in their Gloucester County Federal Savings Bank 401(k) Savings and Profit Sharing Plan accounts. The plan trustee will purchase such shares in regular open market stock transactions at market prices.

          Pension Plan. The Bank maintains a qualified noncontributory defined benefit plan ("Retirement Plan") for employees. All employees who have worked for a period of six month of service and attainment of age 21 are eligible to accrue benefits under the Retirement Plan. Annual contributions to the Retirement Plan are made in order to satisfy the actuarially determined minimum funding requirements in accordance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

          At the normal retirement age of 65, the plan is designed to provide a single life annuity with no ancillary benefits. For a married participant, the normal form of benefit is an actuarially reduced joint and survivor annuity where, upon the participant's death, the participant's spouse is entitled to receive a benefit equal to 50% of the amount paid during the participant's lifetime. The joint and survivor annuity will be actuarially equivalent to the single life annuity. If a member dies in active service, after having become fully or partially vested, his beneficiary would be entitled to a lump sum death benefit equal to the commuted value of 84 monthly retirement allowance installments, which would have been payable had his allowance commenced as of the first day of the month in which he died. The regular form of all retirement benefits (normal, early or disability) is guaranteed for the life of the retiree but not less than 84 monthly installments. If a retiree dies before 84 monthly installments have been paid, his beneficiary would be entitled to the commuted value of such unpaid installments paid in a lump sum. Either the member or beneficiary may elect to have this benefit paid in the form of installments.

          The annual retirement benefit provided is an amount equal to the sum of 2.75% times years of benefit service (not to exceed 25) times the average annual salary for five consecutive years of highest salary. Retirement benefits are also payable upon retirement due to early and late retirement, disability or death. An early retirement benefit is available beginning at age 55 for a benefit of 2.75% times years of benefit service (not to exceed 25) times the average annual salary for five consecutive years of highest salary. This early retirement benefit is reduced if payments begin before age 65. A reduced benefit is payable upon early retirement at or after age 55. Benefits are payable in various annuity forms.

          The following table provides information with respect payments or other benefits at, following, or in connection with retirement under the Pension Plan.

                             Number of     Present value of     Payments During
                         Years Credited      Accumulated          Last Fiscal
                             Service          Benefit(1)             Year
                             -------          ----------             ----

Robert C. Ahrens                33              $539,000              $0

Timothy P. Hand                 16              $ 87,000              $0

Bruce E.  Haines                 3              $ 49,000              $0

Francis J. Walsh                16              $403,000              $0

----------------
(1) Assumptions used: half of the qualified benefits valued at 7.75% and the other half valued at 5.00%, discounted to current age at 7.75%, no pre-retirement decrements.

         Employment Agreements and Potential Payments Upon Termination or Change in Control. The Bank has entered into employment agreements with Messrs. Ahrens, Hand and Haines. Mr. Ahrens', Mr Hand's and Mr. Haines' current base salaries are $225,000, $145,000 and $120,000, respectively. Mr. Ahrens' employment agreements has a term of three years while Mr. Hand's and Mr. Haines' agreements have terms of one year. Each of the agreements provides for an annual one-year extension of the term of the agreement upon determination of the Board of Directors that the executive's performance has met the requirements and standards of the Board, so that the remaining term of the agreement continues to be three years, in the case of Mr. Ahrens, and one year, in the case of Messrs. Hand and Haines. If the Bank terminates Messrs. Ahrens, Hand or Haines without "just cause" as defined in the agreement, they will be entitled to a continuation of their salary from the date of termination through the remaining term of their agreement, but in no event for a period of less than 12 months and during the same period, the cost of obtaining all health, life, disability, and other benefits at levels substantially equal to those being provided on the date of termination of employment. Messrs. Ahrens', Hand's and Haines' employment agreements provide that if their employment is terminated without just cause within one year of a change in control, they will be paid an amount equal to approximately three times their base salary for Mr. Ahrens and one year in the case of Messrs. Hand and Haines.

Compensation of Directors

          The following table summarizes compensation to our directors during 2006. Currently each director of the Bank also serves on the Boards of Gateway Community Financial Corp. or Gateway Community Financial, MHC. At this time, no additional compensation is paid for service on those Boards; the directors are compensated only by the Bank. Mr. Ahrens, who is the only director at this time who is also an employee, is not compensated for serving as a director.


                                        Total Director Compensation
                                     for the Year Ended December 31, 2006
                                ---------------------------------------------
                                Cash Fees for
                                  Board and
                                  Committee           Change in
                                   Meeting             Pension
                                  Attendance           Value(1)      Total
                                  ----------           -----        -------


John S. Gligor, Sr.                $37,350             $15,624      $52,974
Walter N. Friedrich                $29,950              $4,468      $34,418
Robert A. Jones                    $23,750              $7,736      $31,486
Dennis L. King                     $25,050              $4,752      $29,802
Scott P. Newman                    $23,350                $783      $24,133
Frank D. Wilson                    $23,850              $1,623      $25,473
Kristin T. McIlvaine(2)            $25,900                $930      $26,830

----------------
(1) Represents increase in the aggregate present value of the accrued benefit under the Director Fee Continuation Plan for between December 31, 2005 and December 31, 2006.
(2) Ms. McIlvaine served as a director during 2006. In April 2007, she resigned from the Board and became an employee of the Bank.

          As shown in the above table, there was no compensation to the directors during 2006 other than (i) the cash fees paid for board meeting and committee meeting attendance and (ii) accruals under our Director Fee Continuation Plan. Directors currently are paid a fee of $1,200 per board meeting attended. The higher amount of 2006 cash fees for Board and committee meeting attendance shown in the above table for Messrs. Gligor and Friedrich is because they served as Chairman and Vice Chairman, respectively, of the Board of Directors during 2006 and the Chairman and Vice Chairman currently are paid a fee of $2,100 and $1,600, respectively, per board meeting attended, as compared to $1,200 paid to the other directors. The aggregate amount of cash fees for Board and committee meeting attendance varies from year to year and varies among the individual directors because fees are only paid for meetings attended and some directors may attend more meetings than others. Also, the directors generally rotate committee assignments and the committees do not all meet the same number of times each year. Committee chairman and directors are currently paid $300 and $250, respectively, per committee meeting attended.

          Director Fee Continuation Plan. Gloucester County Federal Savings Bank's Director Fee Continuation Plan provides retirement benefits to the directors of Gloucester County Federal Savings Bank. The retirement benefit is calculated as 50% of the average of the three years highest years of the director's total compensation. The benefit is payable upon normal retirement age of 80 or upon attainment of age 65 and ten years of service as a director. Such benefit is payable annually for 10 years. If the director dies prior to receiving the 10 annual payments, the remaining payments may be made in a lump sum or annual installments to his beneficiary. If the director dies prior to normal retirement age, the benefit is payable in either a lump sum or 10 annual installments to his beneficiary.

          Vesting in this plan is 10% for each full year of service. If the director terminates service prior to normal retirement date, the director will receive the accrued balance of the account multiplied by the vested percentage. This severance compensation shall be paid in 10 equal annual payments.

          Upon a change in control, if the director suffers a termination of service, then the director shall receive the normal retirement benefits, as if the director had been serving the Bank until the normal retirement age.

Future Stock Benefit Plans

          Employee Stock Ownership Plan. The Bank intends to establish the Gloucester County Federal Savings Bank Employee Stock Ownership Plan for the exclusive benefit of participating employees of Gloucester County Federal Savings Bank, to be implemented prior to the completion of the offering. Participating employees are salaried, full-time employees who have completed at least one year of service and have attained the age of 21. An application for a letter of determination as to the tax-qualified status of the Gloucester County Federal Savings Bank Employee Stock Ownership Plan will be submitted to the IRS. Although no assurances can be given, we expect that a favorable letter of determination will be received from the IRS.

          The Gloucester County Federal Savings Bank Employee Stock Ownership Plan is to be funded by contributions made by Gloucester County Federal Savings Bank in cash or common stock. Benefits may be paid either in shares of the common stock or in cash. The Gloucester County Federal Savings Bank Employee Stock Ownership Plan will borrow funds with which to acquire up to 8% of the shares sold in the offering.

          The Gloucester County Federal Savings Bank Employee Stock Ownership Plan may elect, in whole or in part, to fill its order through open market purchases subsequent to the closing of the offering, subject to any required regulatory approval. It intends to borrow funds from Gateway Community Financial Corp. The loan is expected to be for a term of ten years at an annual interest rate equal to the prime rate published in The Wall Street Journal. Presently it is anticipated that the Gloucester County Federal Savings Bank Employee Stock Ownership Plan will purchase up to 8% of the shares sold in the offering. The loan will be secured by the shares purchased and earnings of employee stock ownership plan assets. Shares purchased with loan proceeds will be held in a suspense account for allocation among participants as the loan is repaid. It is anticipated that all contributions will be tax-deductible.

          Contributions to the Gloucester County Federal Savings Bank Employee Stock Ownership Plan and shares released from the suspense account will be allocated annually among participants on the basis of total taxable cash compensation. All participants must have completed a year of service during the plan year, or have terminated employment following death, disability or retirement, in order to receive an allocation. Employment service before the adoption of the Gloucester County Federal Savings Bank Employee Stock Ownership Plan shall be credited for the purposes of vesting. Contributions to the Gloucester County Federal Savings Bank Employee Stock Ownership Plan by
Gloucester County Federal Savings Bank are discretionary and as a result benefits payable under the Gloucester County Federal Savings Bank Employee Stock Ownership Plan cannot be estimated.

          The Board of Directors has appointed the non-employee directors to a committee that will administer the Gloucester County Federal Savings Bank Employee Stock Ownership Plan and serve as its trustees. The trustees must vote all allocated shares as directed by plan participants. Unallocated shares and allocated shares for which no timely direction is received will be voted as directed by the Board of Directors or the Gloucester County Federal Savings Bank Employee Stock Ownership Plan's committee, subject to the trustees' fiduciary duties.

          Stock Option Plan. We intend to adopt a stock option plan for the benefit of directors and officers after the passage of at least six months following the completion of the offering. Up to 4.9% of the total number of shares of common stock outstanding after the offering, including shares held by Gateway Community Financial, MHC, will be reserved for issuance under the stock option plan. No determinations have been made as to any specific grants to be made under the stock option plan or the terms thereof.

          The purpose of the stock option plan will be to attract and retain qualified personnel in key positions, provide officers and directors with a proprietary interest in Gateway Community Financial Corp. as an incentive to contribute to our success and reward directors and officers for outstanding performance. Although the terms of the stock option plan have not yet been determined, it is expected that the stock option plan will provide for the grant of: (1) options to purchase the common stock intended to qualify as incentive stock options under the Internal Revenue Code (incentive stock options); and (2) options that do not so qualify (non-incentive stock options). The exercise price of any options will be not less than the fair market value of the common stock on the date of grant. Any stock option plan would be in effect for up to 10 years following the earlier of adoption by the Board of Directors or approval by the stockholders. Options would expire no later than 10 years following the date granted and would expire earlier if the option committee so determines or in the event of termination of employment. Options would be granted based upon several factors, including seniority, job duties and responsibilities and job performance.

          Restricted Stock Plan. We also intend to establish a restricted stock plan to provide our officers and directors with a proprietary interest in Gateway Community Financial Corp. after the passage of at least six months following the completion of the offering. The restricted stock plan is expected to provide for the award of common stock, subject to vesting restrictions, to eligible officers and directors.

          We expect to contribute funds to the restricted stock plan to acquire, in the aggregate, up to 1.96% of the total number of shares of common stock outstanding after the offering, including shares held by Gateway Community Financial, MHC. Shares used to fund the restricted stock plan may be acquired through open market purchases or provided from authorized but unissued shares. No determinations have been made as to the specific terms of the restricted stock plan.

          If we implement the restricted stock plan within one year of the offering and Gloucester Count Federal Savings Bank's tangible capital following the stock offering is less than 10%, then the number of shares that may be awarded under the restricted stock plan will be reduced and may not exceed 1.47% of the total shares outstanding rather than 1.96%. If, at our discretion, we further reduce the restricted stock plan to 1.3%, we may keep the number of shares in the employee stock ownership plan at 3.6%. If we reduce the restricted stock plan to only 1.47% of the outstanding shares, however, then the employee stock ownership plan would also be reduced, to 3.4%.

          Dilution. While our intention is to fund the stock option plan and restricted stock plan through open market purchases, stockholders will experience a reduction or dilution in ownership interest if the plans are instead funded with newly-issued shares.

          The issuance of authorized but unissued shares of stock to the restricted stock plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 1.9%.

          The issuance of authorized but unissued shares of stock to the stock option plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 4.7%.

          Stockholder Approval of Stock Options and Restricted Stock. The stock option plan and restricted stock plan will comply with all applicable Office of Thrift Supervision regulations in effect at the time the plans are adopted. Those regulations are subject to change. We will submit the stock options plan and restricted stock plan to stockholders for their approval, at which time we will provide stockholders with detailed information about the plans and the required approval. Under current Office of Thrift Supervision Regulations, the plans must be approved by a majority of the total votes eligible to be cast by our stockholders, other than Gateway Community Financial, MHC. The Office of Thrift Supervision has proposed changes to its regulations regarding equity incentive plans that would eliminate the requirement to obtain the separate vote of minority stockholders for the plans if they are implemented more than one year after completion of a minority stock offering. In the event that the proposed Office of Thrift Supervision regulations are adopted in final form, Gateway Community Financial, MHC, as the holder of a majority of the shares of Gateway Community Financial Corp. would control the outcome of any vote to approve an equity incentive plan that occurs more than one year after the completion of the offering.

Transactions with Management and Others


          No directors, executive officers or their immediate family members were engaged, directly or indirectly, in transactions with Gateway Community Financial Corp. or Gloucester County Federal Savings Bank during 2006, 2005 or 2004 that exceeded $120,000 (excluding loans with the Bank).


          Gloucester County Federal Savings Bank makes loans to its officers, directors and employees in the ordinary course of business. Such loans do not include more than the normal risk of collectibility or present other unfavorable features. Such loans are made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to Gloucester County Federal Savings Bank.

Director Independence

          Other than Mr. Robert C. Ahrens, who is our President and Chief Executive Officer, each member of our Board of Directors is an outside director independent of management, Gateway Community Financial Corp. and Gloucester County Federal Savings Bank. Each is free of any relationship that would interfere with the exercise of independent judgment in carrying out their duties as directors. The Board of Directors carefully monitors any situation that could cause a member to cease to be independent under the requirements of the NASDAQ Stock Market. Each director, other than Mr. Ahrens, currently qualifies as independent under the rules of the NASDAQ Stock Market.

Proposed Stock Purchases by Management

          Preliminary indications from our directors and executive officers and their associates are that they will subscribe for an aggregate of approximately 215,000 shares in the stock offering. If 2,700,000 shares are sold (the midpoint of the offering range), their anticipated purchases would represent 8.0% of the shares sold in the offering and 3.6% of the 6,000,000 total shares outstanding after the offering, including shares issued to Gateway Community Financial, MHC. At the maximum of the offering range, these percentages decrease to 6.9% and 3.1%.

          The following table sets forth the amount of stock that our directors and executive officers have indicated that they intend to purchase in the offering. The intended purchases of each director's or officer's associates are included in that director's or officer's total. Employees of Gloucester County Federal Savings Bank will be able to use their account balances in the Bank's 401(k) Savings and Profit Sharing Plan to pay for shares of stock purchased in the offering, and shares that the executive officers intend to purchase through this plan are included in the amounts shown below. Directors do not participate in the Bank's 401(k) plan.


                                               Number of
                  Name                           Shares
                  ----                           ------

John S. Gligor, Sr.......................        25,000
Walter N. Friedrich......................        20,000
Robert C. Ahrens.........................        15,000
Scott P. Newman..........................        25,000
Dennis L. King...........................        25,000
Frank D. Wilson..........................        25,000
Robert A. Jones..........................        10,000
Timothy P. Hand..........................        20,000
Bruce E. Haines..........................        15,000
Francis J. Walsh.........................        20,000
Kristin T. McIlvaine.....................        15,000
                                                -------
     Total...............................       215,000
                                                =======

          The purchases by the Gloucester County Federal Savings Bank Employee Stock Ownership Plan and any stock benefit plans to be adopted following the stock offering will increase the insiders' ownership of shares.

          Purchases of common stock in the offering by directors and executive officers and their associates will be counted toward the minimum of 2,295,000 shares required to be sold to public stockholders to complete the offering. Management may, but is not required to, purchase additional shares in the offering to satisfy this minimum, subject to the limitation on the individual maximum share purchase limitations and the requirement that directors, executive officers and their associates may not purchase, in the aggregate, more than 30% of the shares sold in the offering.

                                  THE OFFERING


          The Board of Directors adopted the plan authorizing the stock offering on January 29, 2007, subject to the approval of the Office of Thrift Supervision. We received authorization from the Office of Thrift Supervision to conduct the stock offering on ___________, 2007. Office of Thrift Supervision authorization does not constitute a recommendation or endorsement of an investment in our stock by the Office of Thrift Supervision.


General

          Gateway Community Financial Corp. will sell its common stock to eligible depositors of Gloucester County Federal Savings Bank in a subscription offering and, if shares are available, to the general public in a community offering and/or a syndicated community offering. The stock offering will be accomplished in accordance with the procedures set forth in the plan, the requirements of applicable laws and regulations, and the policies of the Office of Thrift Supervision.

          We are offering for sale between 2,295,000 shares at the minimum and 3,105,000 shares at the maximum of the offering range (3,570,750 shares at the adjusted maximum. The minimum purchase is 25 shares of common stock (minimum investment of $250). Our common stock is being offered at a fixed price of $10.00 per share in the offering. Interest will be paid on subscription funds from the date the payment is received until the offering is either completed or terminated.

          We may cancel the offering at any time prior to completion. If we do, orders for common stock already submitted will be canceled and subscribers' funds will be returned with interest.

          In accordance with Rule 15c2-4 of the Securities Exchange Act of 1934, pending completion or termination of the offering, subscription funds received by us will be invested only in investments permissible under Rule 15c2-4.

Purposes of the Stock Offering

          The proceeds from the sale of common stock of Gateway Community Financial Corp. will provide Gloucester County Federal Savings Bank with new equity capital, which will support future growth and expanded operations. While Gloucester County Federal Savings Bank currently exceeds all regulatory capital requirements to be considered well capitalized, the sale of stock, coupled with the accumulation of earnings, less dividends or other reductions in capital, from year to year, provides a means for the orderly preservation and expansion of Gloucester County Federal Savings Bank's capital base.

          The offering will afford our directors, officers and employees the opportunity to become stockholders, which we believe to be an effective performance incentive and an effective means of attracting and retaining qualified personnel. The offering also will provide our customers and local community members with an opportunity to acquire our stock.

Conduct of the Offering

          Subject to the limitations of the plan of stock issuance adopted by our Board of Directors, shares of common stock are being offered in descending order of priority in the subscription offering to:

o Eligible Account Holders (depositors at the close of business on December 31, 2005 with deposits of at least $50.00);

o         the Gloucester  County Federal  Savings Bank Employee Stock  Ownership
          Plan;

o Supplemental Eligible Account Holders (depositors at the close of business on March 31, 2007 with deposits of at least $50.00); and


o Other Eligible Account Holders (depositors at the close of business on _________, 2007 with deposits of at least $50.00).


          To the extent that shares remain available and depending on market conditions at or near the completion of the subscription offering, we may conduct a community offering and possibly a syndicated community offering. The community offering, if any, may commence at any time during or subsequent to the completion of the subscription offering. A syndicated community offering, if we conduct one, would commence just prior to, or as soon as practicable after, the termination of the subscription offering. In any community offering or syndicated community offering, we will fill orders for our common stock in an equitable manner as determined by the Board of Directors in order to achieve a wide distribution of the stock.

          Any shares sold above the maximum of the offering range may be sold to the Gloucester County Federal Savings Bank Employee Stock Ownership Plan before satisfying remaining unfilled orders of Eligible Account Holders to fill the plan's subscription, or the plan may purchase some or all of the shares covered by its subscription after the offering in the open market, subject to any required regulatory approval.

Subscription Offering

          Subscription Rights. Non-transferable subscription rights to subscribe for the purchase of common stock have been granted under the plan of stock issuance to the following persons in the following order of priority:

          Priority 1: Eligible Account Holders. Each Eligible Account Holder shall be given the opportunity to purchase, subject to the overall limitations described under Limitations on Purchases of Common Stock, up to the greater of
(i) the maximum purchase limitation in the community offering (i.e., 15,000 shares), (ii) one-tenth of 1% of the total shares of common stock offered in the subscription and community offering, and (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock offered in the subscription and community offering by a fraction, of which the numerator is the total amount of the qualifying deposits of the Eligible Account Holder and the denominator is the total amount of all qualifying deposits of all Eligible Account Holders.

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If there are  insufficient  shares  available  to satisfy all  subscriptions  of
Eligible Account Holders, shares will be allocated to Eligible Account Holders so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares ordered. Thereafter, unallocated shares will be allocated to remaining subscribing Eligible Account Holders whose subscriptions remain unfilled in the same proportion that each subscriber's qualifying deposit bears to the total amount of qualifying deposits of all subscribing Eligible Account Holders, in each case measured as of December 31, 2005, whose subscriptions remain unfilled. Subscription rights received by officers and directors of Gateway Community Financial Corp. or Gloucester County Federal Savings Bank, and such persons' associates, based on their increased deposits in Gloucester County Federal Savings Bank in the one year preceding December 31, 2005 will be subordinated to the subscription rights of the Eligible Account Holders. To ensure proper allocation of stock, each Eligible Account Holder must list on his order form all accounts in which he had an ownership interest as of the Eligibility Record Date. Failure to list an account, or providing incorrect information, could result in the loss of all or a part of the subscriber's allocation.

          Priority 2: The Employee Stock Ownership Plan. If there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the Gloucester County Federal Savings Bank Employee Stock Ownership Plan may be given the opportunity to purchase in the aggregate up to but less than 5% of the total number of shares of common stock issued in the offering to public stockholders and to Gateway Community Financial, MHC. It is expected that the Gloucester County Federal Savings Bank Employee Stock Ownership Plan will purchase up to 8% of the shares sold in the offering. To the extent that it does not purchase shares in the offering, it intends to purchase shares in the open market purchases subsequent to the closing of the offering, subject to any required regulatory approval.

          Priority 3: Supplemental Eligible Account Holders. If there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the employee stock ownership plan, each Supplemental Eligible Account Holder shall be given the opportunity to purchase, subject to the overall limitations described under Limitations on Purchases of Common Stock, up to the greater of (i) the maximum purchase limitation in the community offering (i.e., 15,000 shares), (ii) one-tenth of 1% of the total shares of common stock offered in the subscription and community offering, and (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock offered in the subscription and community offering by a fraction, of which the numerator is the amount of the qualifying deposits of the Supplemental Eligible Account Holder and the denominator is the total amount of all qualifying deposits of all Supplemental Eligible Account Holders. If Supplemental Eligible Account Holders subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders and the employee stock ownership plan, is in excess of the total number of shares offered in the offering, the shares of common stock will be allocated among subscribing Supplemental Eligible Account Holders first so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares ordered. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holder whose subscription remains unfilled in the same proportion that each subscriber's qualifying deposit bear to the total amount of qualifying deposits of all subscribing Supplemental Eligible Account Holders, in each case measured as of March 31, 2007, whose subscriptions remain unfilled. To ensure proper allocation of stock, each Supplemental Eligible Account Holder must list on his order form all accounts in which he had an ownership interest as of the Supplemental Eligibility Record Date. Failure to list an account, or providing incorrect information, could result in the loss of all or a part of the subscriber's allocation.

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          Priority 4: Other Eligible  Account  Holders.  If there are sufficient shares  remaining  after  satisfaction  of  subscriptions  by  Eligible  Account
Holders, the employee stock ownership plan and Supplemental Eligible Account Holders, each Other Eligible Account Holder shall be given the opportunity to purchase, subject to the overall limitations described under Limitations on Purchases of Common Stock, up to the greater of (i) the maximum purchase limitation in the community offering (i.e., 15,000 shares), (ii) one-tenth of 1% of the total shares of common stock offered in the subscription and community offering, and (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock offered in the subscription and community offering by a fraction, of which the numerator is the amount of the qualifying deposits of the Other Eligible Account Holder and the denominator is the total amount of all qualifying deposits of all Other Eligible Account Holders. If Other Eligible Account Holders subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, the employee stock ownership plan and Supplemental Eligible
Account Holders, is in excess of the total number of shares offered in the offering, the shares of common stock will be allocated among subscribing Other Eligible Account Holders first so as to permit each subscribing Other Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares ordered. Thereafter, unallocated shares will be allocated to each subscribing Other Eligible Account Holder whose subscription remains unfilled in the same proportion that each subscriber's qualifying deposit bear to the total amount of qualifying deposits of all subscribing Other Eligible Account Holders, in each case measured as of _________, 2007, whose subscriptions remain unfilled. To ensure proper allocation of stock, each Other Eligible Account Holder must list on his order form all accounts in which he had an ownership interest as of _________, 2007. Failure to list an account, or providing incorrect information, could result in the loss of all or a part of the subscriber's allocation.


          Joint Accounts. Subscription rights in connection with a joint account must be shared with the other persons on the joint account; a joint account entitles the holders thereof to submit orders for up to an aggregate of 15,000 shares if that is the only account under which they have subscription rights. Joint account holders are not entitled to place multiple orders that would in the aggregate exceed 15,000 shares. If, however, persons with a joint account have one or more other accounts at Gloucester County Federal Savings Bank (including a second joint account that is identical to the first joint account), they may place orders using those accounts in order to exceed the 15,000 individual purchase limit, subject to the overall limitations described under Limitations on Purchases of Common Stock.

          Restrictions on Transfer of Subscription Rights and Shares. Applicable regulations and the plan of stock issuance prohibits any person with subscription rights, including Eligible Account Holders, Supplemental Eligible Account Holders and Other Eligible Account Holders, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights or the shares of common stock to be issued when subscription rights are exercised. Subscription rights may be exercised only by the person to whom they are granted. Each person subscribing for shares will be required to certify that such person is purchasing shares solely for his own account and that he has no agreement or understanding regarding the sale or transfer of the shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock before the completion of the offering.

          We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders which we determine involve the transfer of subscription rights.

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Deadlines for Purchasing Stock

          The subscription offering will terminate at __:__ _.m., Eastern time, on ____________, 2007. We may extend this expiration date without notice to you for up to 45 days, until ____________, 2007. Once submitted, your order is irrevocable unless the offering is extended beyond ____________, 2007. We may request permission from the Office of Thrift Supervision to extend the offering beyond ____________, 2007, and the Office of Thrift Supervision may grant one or more extensions of the offering of up to 90 days per extension, but in no event may the offering be extended beyond ____________, 2009. If the offering is extended beyond ____________, 2007, we will notify each subscriber and subscribers will have the right to confirm, modify or rescind their subscriptions. If an affirmative response is not received prior to the expiration of the resolicitation period, a subscriber's subscription will be canceled and funds will be returned with interest.

          A community offering and a syndicated community offering, if such offerings are conducted, may terminate at any time without notice but no later than ____________, 2007.

Community Offering

          If less than the total number of shares of common stock to be subscribed for in the offering are sold in the subscription offering then shares remaining unsubscribed may be made available for purchase in the community offering to certain members of the general public. The maximum amount of common stock that any one person may purchase in the community offering is 15,000 shares, or $150,000.

          Preference in the community shall be given first to natural persons and trusts of natural persons residing in Gloucester and Camden Counties, New Jersey and second to other natural persons and trusts of natural persons residing in New Jersey. If shares are available for these "preferred purchasers" in the community offering but there are insufficient shares to satisfy all orders, the available shares will be allocated first to each preferred purchasers whose order we accept in an amount equal to the lesser of 100 shares or the number of shares ordered by each such subscriber, if possible. After that, unallocated shares will be allocated among the remaining preferred purchasers whose orders remain unsatisfied in the same proportion that the unfilled order of each such subscriber bears to the total unfilled orders of all such subscribers. If, after filling the orders of the first group of preferred purchasers (natural persons and trusts of natural persons residing in Gloucester and Camden Counties, New Jersey) and then the orders of the second group of preferred purchasers (natural persons and trusts of natural persons residing in New Jersey), shares are available for other subscribers in the community offering but there are insufficient shares to satisfy all orders, shares will be allocated in the same manner as for preferred purchasers.

          We will consider persons residing in one of the specified counties if they occupy a dwelling in the county and establish an ongoing physical presence in the county that is not merely transitory in nature. We may utilize depositor or loan records or other evidence provided to us to make a determination as to whether a person is a resident in one of the specified counties. In all cases, the determination of residence status will be made by us in our sole discretion.

          The community offering, if any, may commence at any time during or subsequent to the completion of the subscription offering. The community offering, if any, must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the Office of Thrift Supervision.

          If we receive regulatory approval for an extension, all subscribers will be notified of the extension and of the duration of any extension that has been granted, and will have the right to confirm, increase,

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decrease or rescind their orders.  If we do not receive an affirmative  response from a subscriber to any resolicitation, the subscriber's order will be rescinded and all funds received will be promptly returned with interest.

          The opportunity to subscribe for shares of common stock in the community offering is subject to our right to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Syndicated Community Offering

          The plan of stock issuance provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Sandler O'Neill & Partners, L.P., acting as our agent. In such capacity, Sandler O'Neill may form a syndicate of other broker-dealers.
Alternatively, we may sell any remaining shares in an underwritten public offering. Neither Sandler O'Neill nor any registered broker- dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Sandler O'Neill has agreed to use its best efforts in the sale of shares in any syndicated community offering. The syndicated community offering would terminate no later than 45 days after the expiration of the subscription offering, unless extended by us, with approval of the Office of Thrift Supervision. See - Community Offering above for a discussion of rights of subscribers in the event an extension is granted.

          The opportunity to subscribe for shares of common stock in the syndicated community offering is subject to our right to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

          The maximum amount of common stock that any one person may purchase in the syndicated community offering is 15,000 shares, or $150,000. We may begin the syndicated community offering or underwritten public offering at any time following the commencement of the subscription offering.

          If we are unable to find purchasers from the general public for all unsubscribed shares, we will make other purchase arrangements, if feasible. Other purchase arrangements must be approved by the Office of Thrift Supervision and may provide for purchases by directors, officers, their associates and other persons in excess of the limitations provided in the plan of stock issuance and in excess of the proposed director purchases discussed earlier, although no purchases are currently intended. If other purchase arrangements cannot be made, we may do any of the following: terminate the stock offering and promptly return all funds; return all funds, then set a new offering range and notify all subscribers to give them the opportunity to confirm, cancel or change their orders; or take such other actions as may be permitted by the Office of Thrift Supervision.

Limitations on Purchases of Common Stock

          The following additional limitations have been imposed on purchases of shares of common stock:

          1. The maximum purchase of common stock by an individual is $150,000. This limit applies to stock purchases in total in the subscription, community and/or syndicated community offerings. A joint account entitles the holders thereof to submit orders for up to an

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               aggregate of 15,000 shares;  they may not exceed 15,000 shares if that is the only account under which they have subscription rights. Persons with a joint account must have one or more other accounts at Gloucester County Federal Savings Bank (including a second joint account that is identical to the first joint account) in order to exceed the 15,000 share individual purchase limit.

          2. The purchases of individuals who are considered to be associates of each other or who are deemed to be acting in concert with each other will be limited so that no more than 25,000 shares in aggregate are purchased by such individuals. Persons with joint account relationships are presumed to be acting in concert with each other. Persons or entities having the same address on any account or stock order form will be considered to be acting in concert. This limit applies to stock purchases in total in the subscription, community and syndicated community offerings. This limit does not apply to the Gloucester County Federal Savings Bank Employee Stock Ownership Plan which may subscribe for up to but less than 5% of the total number of shares of common stock issued in the offering to public stockholders and to Gateway Community Financial, MHC.

          3. The maximum number of shares which may be purchased in all categories in the offering by our officers and directors and their associates in the aggregate shall not exceed 30% of the total number of shares sold in the offering.

          4.   The minimum order is 25 shares, or $250.

          5. If the number of shares otherwise allocable to any person or that person's associates would be in excess of the maximum number of shares permitted as set forth above, the number of shares allocated to that person shall be reduced to the lowest limitation applicable to that person, and then the number of shares allocated to each group consisting of a person and that person's associates shall be reduced so that the aggregate allocation to that person and his associates complies with the above maximums, and the maximum number of shares shall be reallocated among that person and his associates in proportion to the shares subscribed by each (after first applying the maximums applicable to each person, separately).

          6. Depending upon market or financial conditions, with the approval of the Office of Thrift Supervision and without notice to subscribers, we may decrease or increase the purchase and ownership limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be given the opportunity to increase their subscriptions up to the then applicable limit. We also may, in our sole discretion, contact other large subscribers to give them the same opportunity. The effect of this type of resolicitation will be an increase in the number of shares owned by subscribers who increase their subscriptions.

          7. If the total number of shares offered increases in the offering due to an increase in the maximum of the estimated valuation range of up to 15% (the adjusted maximum) the additional shares will generally be issued in the following order of priority: (a) to fill the employee stock ownership plan's subscription; (b) if there is an oversubscription at the Eligible Account Holder level, to fill unfilled subscriptions of Eligible Account Holders; (c) if there is an oversubscription at the Supplemental Eligible Account Holder level, to fill unfilled subscriptions of Supplemental Eligible Account Holders; (d) if there is an oversubscription at the Other Eligible Account Holder level, to fill unfilled subscriptions of Other Eligible Account Holders;
               (e) to fill orders received in a community offering, with

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               preference given to persons who live in the local community;  and
               (f) to fill orders received in the syndicated community offering.
               The  Gloucester   County  Federal  Savings  Bank  Employee  Stock
               Ownership Plan may, however, elect to fill part or all of its stock order in the open market, after completion of the stock offering.

          8. No person will be allowed to purchase any stock if that purchase would be illegal under any federal or state law or regulation or would violate regulations or policies of the National Association of Securities Dealers. We and/or our representatives may ask for an acceptable legal opinion from any purchaser regarding the legality of the purchase and may refuse to honor any purchase order if that opinion is not timely furnished.

          9. We have the right to reject any order submitted by a person whose representations we believe are untrue or who we believe is violating, circumventing or intends to violate, evade or circumvent the terms and conditions of the plan of stock issuance, either alone or acting in concert with others.

          10. The above restrictions also apply to purchases by persons acting in concert under applicable regulations of the Office of Thrift Supervision. Under regulations of the Office of Thrift Supervision, our directors are not considered to be affiliates or a group acting in concert with other directors solely as a result of membership on our Board of Directors.

          11. In addition, in any community offering or syndicated community offering, we must first fill orders for our common stock up to a maximum of 2% of the total shares issued in the offering in a manner that will achieve a wide distribution of the stock, and thereafter any remaining shares will be allocated on an equal number of shares per order basis, until all orders have been filled or the shares have been exhausted.

          The term "associate" of a person is defined in the plan of stock issuance pursuant to the regulations of the Office of Thrift Supervision to mean:

          (1) any corporation or organization of which that person is a senior officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

          (2) any trust or other estate in which that person has a substantial beneficial interest or as to which that person serves as trustee or in a similar fiduciary capacity; or

          (3) an individual who is related by blood or marriage to that person if they live in the same home as that person.

          For example, a corporation for which a person serves as an officer would be an associate of that person and all shares purchased by that corporation would be included with the number of shares which that person individually could purchase under the above limitations.

          In addition, pursuant to the regulations of the Office of Thrift Supervision, directors or senior officers of Gloucester County Federal Savings Bank and Gateway Community Financial Corp. who are related by blood or marriage will be considered associates of each other.

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          The term "acting in concert" means:

          (1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

          (2) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

          A person or company which acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party. We will presume that certain persons are acting in concert based upon various facts, including the fact that persons have joint account relationships or the fact that such persons have filed joint Schedules 13D with the Securities and Exchange Commission with respect to other companies. We reserve the right to make an independent investigation of any facts or circumstances brought to our attention that indicate that one or more persons acting independently or as a group acting in concert may be attempting to violate or circumvent the regulatory prohibition on the transferability of subscription rights.

          We have the right, in our sole discretion, to determine whether prospective purchasers are "associates" or "acting in concert." These determinations are in our sole discretion and may be based on whatever evidence we believe to be relevant, including joint account relationships or shared addresses on the records of Gloucester County Federal Savings Bank.

          Each person purchasing shares of the common stock in the offering will be considered to have confirmed that his purchase does not conflict with the maximum purchase limitation. If the purchase limitation is violated by any person or any associate or group of persons affiliated or otherwise acting in concert with that person, we will have the right to purchase from that person at the $10.00 purchase price per share all shares acquired by that person in excess of that purchase limitation or, if the excess shares have been sold by that person, to receive the difference between the purchase price per share paid for the excess shares and the price at which the excess shares were sold by that person. Our right to purchase the excess shares will be assignable.

          Common stock purchased pursuant to the offering will be freely transferable, except for shares purchased by our directors and executive officers. For certain restrictions on the common stock purchased by our directors and executive officers, see The Offering - Restrictions on Transferability by Directors and Executive Officers.

Ordering and Receiving Common Stock

          Use of Order Forms. Rights to subscribe may only be exercised by completion of an order form. Any person receiving an order form who desires to subscribe for shares of common stock must do so prior to the applicable expiration date by delivering by mail or in person a properly executed and completed order form, together with full payment of the purchase price for all shares for which subscription is made or include appropriate authorization in the space provided on the order form for withdrawal of full payment from a deposit account at Gloucester County Federal Savings Bank; provided, however, that if the Gloucester County Federal Savings Bank Employee Stock Ownership Plan subscribes for shares during the subscription offering, it will not be required to pay for the shares at the time it subscribes but rather may pay for the shares upon completion of the offering. All subscription rights will expire on the expiration date, whether or not we have been able to locate each person entitled to subscription rights. To place an order

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in the community offering, an investor must complete an order form and return it prior to the applicable expiration date. Once submitted, subscription orders cannot be revoked without our consent.

          We may, in our sole discretion, permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for such shares of common stock for which they subscribe in the community offering at any time before the 48 hours prior to the completion of the offering. This payment may be made by wire transfer. Our interpretation of the terms and conditions of the plan of stock issuance and of the acceptability of the order forms will be final.

          To ensure that your stock purchase eligibility and priority are properly identified, you must list all accounts on the order form, giving all names in each account and the account number as of the appropriate eligibility date. We will strive to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you have an ownership interest.

          If a stock order form:

o is not delivered to a subscriber and is returned to us by the United States Postal Service or we are unable to locate the addressee;

o is not received by us or is received after the applicable expiration date;

o         is not completed correctly or executed; or

o         is not  accompanied  by the  full  required  payment  for  the  shares subscribed  for,  including  instances  where  a  savings  account  or certificate balance from which withdrawal is authorized is unavailable, uncollected or insufficient to fund the required payment, but excluding subscriptions by the employee stock ownership plan;

then the subscription rights for that person will lapse as though that person failed to return the completed order form within the time period specified.

          However, we may, but will not be required to, waive any irregularity on any order form or require the submission of corrected order forms or the remittance of full payment for subscribed shares by a date that we may specify. The waiver of an irregularity on an order form in no way obligates us to waive any other irregularity on any other order form. Waivers will be considered on a case by case basis. We are not required to accept orders received on photocopies or facsimile order forms, or for which payment is to be made by wire transfer or payment from private third parties. Our interpretation of the terms and conditions of the plan of stock issuance and of the acceptability of the order forms will be final, subject to the authority of the Office of Thrift Supervision.

          The reverse side of the order form contains a certification form mandated by regulation. We will not accept order forms where the certification form is not executed. By executing and returning the certification form, you will be certifying that you received this prospectus and acknowledging that the common stock is not a deposit account and is not insured or guaranteed by the federal government. You also will be acknowledging that you received disclosure concerning the risks involved in this offering. The certification form could be used as support to show that you understand the nature of this investment.

          To ensure that each purchaser receives a prospectus at least 48 hours before the applicable expiration date, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.

          Payment for Shares. For subscriptions to be valid, payment for all subscribed shares will be required to accompany all properly completed order forms, on or prior to the expiration date specified on the order form unless we extend the date. The Gloucester County Federal Savings Bank Employee Stock Ownership Plan may pay for the shares it subscribes for upon completion of the offering. Payment for shares of common stock may be made:

o         in cash, if delivered in person;

o         by check or money order made  payable to Gateway  Community  Financial
          Corp.; or

o         for  shares   subscribed  for  in  the   subscription   offering,   by
          authorization of withdrawal from deposit accounts maintained with Gloucester County Federal Savings Bank.

          If you choose to pay by cash, you must deliver the stock order and certification form and payment in person to any branch office of Gloucester County Federal Savings Bank and it will be exchanged for a bank check or money order. Please do not send cash in the mail.

          In accordance with Rule 15c2-4 of the Securities Exchange Act of 1934, subscribers' checks must be made payable to Gateway Community Financial Corp., and checks received by the stock information center will be deposited directly to the segregated deposit account at Gloucester County Federal Savings Bank established to hold funds received as payment for shares. Interest will be paid on payments made by cash, check or money order at Gloucester County Federal Savings Bank's regular passbook savings rate of interest from the date payment is received until the offering is completed or terminated. We may decide during the offering also to hold funds received with orders in a deposit account at another insured depository institution. In either case, we will pay interest on all funds received at a rate equal to Gloucester County Federal Savings Bank's regular passbook savings rate.

          The Gloucester County Federal Savings Bank Employee Stock Ownership Plan will not be required to pay for the shares subscribed for at the time it subscribes, but rather may pay for shares of common stock subscribed for upon the completion of the offering; provided that there is in force from the time of its subscription until the completion of the offering a loan commitment from an unrelated financial institution or from us to lend to the employee stock ownership plan, at that time, the aggregate purchase price of the shares for which it subscribed.

          Appropriate means by which account withdrawals may be authorized are provided on the order form. If a subscriber authorizes us to withdraw the amount of the purchase price from his or her deposit account, we will do so as of the completion of the offering, though the account must contain the full amount necessary for payment at the time the subscription is received. Once a withdrawal has been authorized, none of the designated withdrawal amount may be used by a subscriber for any purpose other than to purchase the common stock for which a subscription has been made until the offering has been completed or terminated. In the case of payments authorized to be made through withdrawal from savings accounts, all sums authorized for withdrawal will continue to earn interest at the applicable account rate until the offering has been completed or terminated. Sums authorized for withdrawal from a certificate of deposit will continue to earn interest at the contract rate on the certificate until the offering has been completed or terminated. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares. However, if a partial withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will be converted into a savings account and will earn interest at the regular passbook savings rate subsequent to the withdrawal. In the case of payments made in cash or by check or money order, funds will be placed in a segregated account and interest will be paid by Gloucester County Federal Savings Bank at the regular passbook savings rate from the date payment is received until the offering is completed or terminated. An executed order form, once we receive it, may not be modified, amended, or rescinded without our consent, unless the offering is not completed within 45 days after the conclusion of the subscription offering, in which event subscribers may be given the opportunity to increase, decrease, or rescind their subscription for a specified period of time. If the offering is not completed for any reason, all funds submitted pursuant to the offerings will be promptly refunded with interest as described above.

          A subscriber interested in using funds in an individual retirement account to purchase common stock must do so through a self-directed IRA account. Gloucester County Federal Savings Bank IRA accounts are not self-directed accounts. To use funds in an IRA account at Gloucester County Federal Savings Bank, a subscriber must make a trustee-to-trustee transfer of the IRA funds held at Gloucester County Federal Savings Bank to a trustee offering a self-directed IRA program with the agreement that the funds will be used to purchase shares in the offering. There will be no early withdrawal or Internal Revenue Service interest penalties for transfers. The new trustee would hold the common stock in a self-directed account in the same manner as we now hold the depositor's IRA funds. An annual administrative fee may be payable to the new trustee. Subscribers interested in using funds in a Gloucester County Federal Savings Bank IRA account to purchase common stock should contact the stock information center as soon as possible so that the necessary forms may be forwarded for execution and returned before the subscription offering ends. In addition, federal laws and regulations require that officers, directors and 10% stockholders who use self-directed IRA funds to purchase shares of common stock in the subscription offering, make purchases for the exclusive benefit of IRA accounts.

          Federal regulations prohibit Gloucester County Federal Savings Bank from lending funds or extending credit to any person to purchase the common stock in the offering.

          Stock Information Center. Our stock information center is located at ___________________, New Jersey. The phone number is (___) ___-____. The stock information center's hours of operation are __:__ a.m. to __:__ p.m., Eastern time, Monday through Friday.

          Delivery of Stock Certificates. Certificates representing common stock issued in the offering will be mailed by our transfer agent to the persons entitled thereto at the address noted on the order form, as soon as practicable following completion of the offering. Any certificates returned as undeliverable will be held until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the common stock are available and delivered to subscribers, subscribers may not be able to sell the shares of stock for which they subscribed, even though trading of our common stock may have commenced.

Restrictions on Repurchase of Shares

          Under Office of Thrift Supervision regulations, we may not, for a period of one year from the date of the completion of the offering, repurchase any of our common stock from any person, except (1) in an offer made to all stockholders to repurchase the common stock on a pro rata basis, approved by the Office of Thrift Supervision, (2) the repurchase of qualifying shares of a director, or (3) repurchases to fund restricted stock plans or tax-qualified employee stock benefit plans, including the employee stock ownership plan. Where extraordinary circumstances exist, the Office of Thrift Supervision may approve the open market repurchase of up to 5% of our common stock during the first year following the offering. To receive such approval, we must establish compelling and valid business purposes for the repurchase to the satisfaction of the Office of Thrift Supervision. Furthermore, repurchases of any common stock are prohibited if they would cause Gloucester County Federal Savings Bank's regulatory capital to be reduced below the amount required under the regulatory capital requirements imposed by the Office of Thrift Supervision. If, in the future, the rules and regulations regarding the repurchase of stock are liberalized, we may utilize the rules and regulations then in effect.


The Offering Range

         The plan of stock issuance requires that the amount of stock offered must be based on the estimated pro forma market value of Gateway Community Financial Corp. as determined by an independent appraisal. Our independent appraiser, Feldman Financial Advisors, based its appraisal on the following factors, among others:

o the present and projected operating results and financial condition of Gloucester County Federal Savings Bank ;

o the economic and demographic conditions in Gloucester County Federal Savings Bank's existing market area;

o certain historical and financial information relating to Gloucester County Federal Savings Bank ;

o the estimated impact of the stock offering as well as the estimated expense of the stock benefit plans on our net worth and earnings potential.

         Feldman Financial Advisors advised in its opinion, dated May 25, 2007, that the estimated pro forma market value of Gateway Community Financial Corp. on a fully- converted basis ranged from a minimum of $51 million to a maximum of $69 million with a midpoint of $60 million. The Board of Directors determined that 45% of the total shares of common stock to be outstanding upon completion of the offering should be sold. Based on the estimated valuation and the $10.00 per share price, the total number of shares of common stock that Gateway
Community  Financial  Corp.  will  issue,  including  shares  issued to  Gateway
Community Financial, MHC, will range from a minimum of 2,295,000 shares to a maximum of 3,105,000 shares, with a midpoint of 2,700,000 shares. The shares of Gateway Community Financial Corp. stock that are not offered for sale in the offering will be issued to Gateway Community Financial, MHC, which will own 55% of the total outstanding common stock upon completion of the offering.

          Feldman Financial Advisors' valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing Gateway Community Financial Corp.'s shares. Feldman Financial Advisors did not independently verify the consolidated financial statements and other information provided by us, nor did Feldman Financial Advisors value independently our assets or liabilities. The valuation considers us as a going concern and should not be considered as an indication of our liquidation value. Moreover, because this valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing common stock in the offerings will thereafter be able to sell such shares at prices at or above the purchase price or in the range of the valuation described above.

          No sale of shares of common stock in the stock offering may be completed unless Feldman Financial Advisors confirms that nothing of a material nature has occurred which would cause it to conclude that the aggregate value of the common stock to be issued is materially incompatible with the estimate of the aggregate consolidated pro forma market value of Gateway Community Financial Corp. and Gloucester County Federal Savings Bank. If this confirmation is not received, we may cancel the stock offering, extend the offering period and establish a new estimated valuation and offering range and/or estimated price range, extend, reopen or hold a new offering or take any other action the Office of Thrift Supervision may permit.

         Depending upon market or financial conditions following the start of the subscription offering, the total number of shares of common stock to be issued may be increased or decreased without a resolicitation of subscribers, provided that the product of the total number of shares issued times the purchase price is not below the minimum or more than 15% above the maximum of the estimated valuation range. If market or financial conditions change so as to cause the aggregate value of the common stock to be issued to be below the minimum of the estimated valuation range or more than 15% above the maximum of this range, purchasers will be resolicited and be permitted to continue their orders, in which case they will need to reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest, or be permitted to modify or rescind their subscriptions. Any change in the estimated valuation range must be approved by the Office of Thrift Supervision.

          An increase in the number of shares of common stock to be issued as a result of an increase in the estimated pro forma market value would decrease both a subscriber's ownership interest and Gateway Community Financial Corp.'s pro forma net income and stockholders' equity on a per share basis while increasing pro forma net income and stockholders' equity on an aggregate basis. A decrease in the number of shares of common stock to be issued would increase both a subscriber's ownership interest and Gateway Community Financial Corp.'s pro forma net income and stockholders' equity on a per share basis while decreasing pro forma net income and stockholders' equity on an aggregate basis.

          Copies of the appraisal report of Feldman Financial Advisors, including any amendments, and the detailed report of the appraiser setting forth the method and assumptions for the appraisal are available for inspection at the Bank's main office and the other locations specified under Where You Can Find More Information. The appraisal report is an exhibit to the registration statement filed with the Securities and Exchange Commission.

          For its services in making this appraisal, Feldman Financial Advisors' fees and out-of-pocket expenses are estimated to total approximately $47,500. We have agreed to indemnify Feldman Financial Advisors and any employees of Feldman Financial Advisors who act for or on behalf of Feldman Financial Advisors in connection with the appraisal against any and all loss, cost, damage, claim, liability or expense of any kind, including claims under federal and state securities laws, arising out of any misstatement, untrue statement of a material fact or omission to state a material fact in the information supplied by us to Feldman Financial Advisors, unless Feldman Financial Advisors is determined to be negligent or otherwise at fault.

         Methodology of the Appraisal. Consistent with Office of Thrift Supervision appraisal guidelines, Feldman Financial Advisors relied primarily on the comparative market value methodology in determining the pro forma market value. In applying this methodology, Feldman Financial Advisors analyzed financial and operational comparisons of Gloucester County Federal Savings Bank with a selected peer group of publicly traded mutual holding companies. Consistent with Office of Thrift Supervision appraisal guidelines, Feldman Financial Advisors selected the peer group companies on the basis of their comparability to Gateway Community Financial Corp. using the following criteria:

          o Publicly traded thrift - stock-form thrift whose shares are traded on a major stock exchange or listed on NASDAQ.

          o Non-acquisition target - company is not subject to a pending acquisition.

          o Mutual holding company - company's stock ownership interest is held in whole or in part by a mutual holding company, and is not currently undertaking a "second-step" conversion offering.

          o    Current  financial  data  -  publicly  reported   financial  data
               available for the most recent last twelve months ("LTM") ending March 31, 2007.

          o Asset size - total assets of between $250 million and $750 million.

          o Geographic location - emphasis on institutions located in the Northeast and Mid-Atlantic.

          o Capitalization - equity to assets ratio greater than or equal to 6.5%.

          o Profitability measure - net income above 0.00% but less than 0.75% relative to average assets for the LTM period ending March 31, 2007.

         Utilizing the criteria listed above, a peer group of 10 companies was established. The peer group companies that were selected were all publicly traded, non-acquisition targets in mutual holding company form, located in New Jersey, Connecticut, Illinois, Pennsylvania, New York and Massachusetts. The peer group companies conducted their initial public offerings over a wide time range, with the first being November 1995 and the most recent being April 2006. Those companies in the peer group that conducted their initial public offering as early as 1995, 1998 or 2001 were chosen to be in the peer group on the basis of their comparability to Gateway Community Financial Corp. with regard to the criteria listed above. Consistent with Office of Thrift Supervision appraisal guidelines, the initial public offering date was not considered in selecting the peer group companies as it does not have any bearing on determining whether a company would provide a suitable comparison in terms of market value.

          As of March 31, 2007, the peer group companies had:

          o assets ranging from a low of $268.5 million to a high of $574.5 million;

          o non-performing assets to total assets ratios ranging from a low of 0.05% to a high of 0.90%;

          o loans to total assets ratios ranging from a low of 48.9% to a high of 81.0%;

          o equity to assets ratios ranging from a low of 6.6% to a high of 16.2%; and

          o net interest margin ratios ranging from a low of 2.35% to a high of 3.54%.

          The following table shows the names of the peer group companies as well as their locations, initial public offering date, asset size as of March 31, 2007 and market value data, based on market prices as of May 25, 2007.

                                                        Headquarters         Total         Market
Company (Market/Symbol/IPO Date)                        Location             Assets        Value
--------------------------------                        --------             ------        -----
                                                                               (In millions)
Lake Shore Bancorp, Inc. (Nasdaq: LSBK 04/04/06)       Dunkirk, NY          $352.0       $81.7
Magyar Bancorp, Inc. (Nasdaq: MGYR 01/24/06)           New Brunswick, NJ    $468.1       $87.0
Colonial Bankshares, Inc. (Nasdaq: COBK 06/30/05)      Bridgeton, NJ        $412.4       $67.6
FedFirst Financial Corp. (Nasdaq: FFCO 04/07/05)       Monessen, PA         $285.1       $62.0
Ocean Shore Holding Co. (Nasdaq: OSHC 12/22/04)        Ocean City, NJ       $574.5      $113.7
PSB Holdings, Inc. (Nasdaq: PSBH 10/05/04)             Putnam, CT           $483.0       $72.8
Naugatuck Valley Financial (Nasdaq: NVSL 10/01/04)     Naugatuck, CT        $424.1       $88.8
AJS Bancorp, Inc. (OTCBB: AJSB 12/17/01)               Midlothian, IL       $268.5       $53.2
Service Bancorp, Inc. (OTCBB: SERC 10/08/98)           Medway, MA           $409.7       $54.0
Pathfinder Bancorp, Inc. (Nasdaq: PBHC 11/16/95)       Oswego, NY           $317.2       $29.7

Average - peer group                                                        $399.5       $71.1
Median - peer group                                                         $411.0       $70.2


         Pricing Ratios. Consistent with Office of Thrift Supervision appraisal guidelines, Feldman Financial Advisors utilized the average and median price-to-earnings and price-to-book value ratios of the peer group companies, based on their current stock trading prices, to establish appropriate pro forma pricing ratios for Gateway Community Financial Corp. The estimated pro forma market value was established by working backwards from the pro forma pricing ratios once Feldman Financial Advisors determined appropriate ratios for Gateway Community Financial Corp. based on how Gloucester County Federal Savings Bank compares to the peer group companies on a financial and operational basis. In that comparison, Feldman Financial Advisors made a downward adjustment to our pro forma pricing based on their belief that our profitability after the offering is expected to trail behind the performance of the peer group. Feldman Financial Advisors also made an upward adjustment to our pro forma pricing based on the recent after-market performance of mutual holding company stock offerings, particularly those of New Jersey companies, such as us.

         The ratio of "price-to-earnings" measures the stock's cost relative to the company's earnings. It is the price of one share of stock divided by the earnings per share. It represents how much an investor is paying for a company's earnings ability; a high ratio means the stock is priced high relative to how much the company earns. To illustrate: at the maximum of the offering range, there will be 6,900,000 shares of Gateway Community Financial Corp. common stock outstanding (this includes 3,105,000 shares sold in the offering and 3,795,000 shares held by the mutual holding company parent Gateway Community Financial,
MHC). Gateway Community Financial Corp. reported earnings for 2006 of $379,000. That is the historical net income amount. On a pro forma fully converted basis, the estimated earnings are $977,000 at the maximum of the offering range. "Pro forma fully converted" means we assume that all 6,900,000 shares were sold in the offering, so that the company is fully converted without a mutual holding company parent, and it also means that we add to the historical net income amount ($379,000) an estimate of the additional income we would have earned on the net proceeds of the sale of 6,900,000 shares ($1.8 million) and subtract the estimated costs of the employee stock ownership plan ($331,000), restricted stock plan ($331,000) and stock option plan ($524,000). On a per share basis, the pro forma fully converted earnings per share are approximately $0.15 at the maximum of the offering range. The price per share in the offering is $10.00. Divided by $0.15, that results in a pro forma fully converted price-to-earnings ratio of 66.7x at the maximum of the offering range. In other words, the $10.00 per share price for the stock is over sixty-six times the estimated pro forma $0.15 per share earnings for the stock. See Pro Forma Data for a full discussion of these projections. For each peer group company, the price-to-earnings ratio is calculated using the trading price of the company's stock divided by the company's per share earnings for the last twelve months.

         The ratio of "price-to-book value" measures the stock's cost relative to the company's equity. Book value per share is another way of saying equity per share. The company's total equity divided by the number of shares outstanding is the equity per share. The price-to-book value ratio represents how much an investor is paying for the stock relative to the net worth of the company. To illustrate: at the maximum of the offering range, there will be 6,900,000 shares of Gateway Community Financial Corp. common stock outstanding (this includes 3,105,000 shares sold in the offering and 3,795,000 shares held by the mutual holding company parent Gateway Community Financial, MHC). Gateway Community Financial Corp. had total equity at December 31, 2006 of $28.9 million. That is the historical net worth of the company. On a pro forma fully converted basis, the estimated total equity at the maximum of the offering range is $88.4 million. "Pro forma fully converted" means we assume that all 6,900,000 shares were sold in the offering, so that the company is fully converted without a mutual holding company parent, thus we add to the historical equity of $28.9 million the estimated net proceeds of the sale of 6,900,000 shares ($67.8 million) and subtract the estimated costs of purchasing shares for the employee stock ownership plan ($5.5 million) and the restricted stock plan ($2.8 million). No adjustment to equity is made for the stock option plan because the accounting rules are different for grants of options compared to grants of stock. On a per share basis, the pro forma fully converted equity per share is approximately $12.81 at the maximum of the offering range. Thus, the pro forma fully converted price-to-book value ratio is 78.1% because the $10.00 per share price for the stock is 78.1% of the estimated pro forma book value per share. See Pro Forma Data for a full discussion of these projections. For each peer group company, the price-to-book value ratio is calculated using the trading price of the company's stock divided by the company's current equity per share.

         The following table presents the pricing ratios for the peer group companies on a fully-converted basis and the pro forma fully-converted pricing ratios for Gateway Community Financial Corp. The calculations of the fully-converted pricing ratios for the peer group companies assume the pro forma impact of selling the mutual holding company shares of each of the peer group companies at their respective trading prices as of May 25, 2007.

                                                                Price-to-earnings   Price-to-book
                                                                   multiple            value ratio
                                                                   --------            -----------

Pricing ratios for peer group on a fully-converted basis:
    Average........................................................  33.6x                91.6%
    Median.........................................................  30.5x                95.3%
    High...........................................................  52.1x                98.2%
    Low............................................................  23.4x                79.8%


                                                                Price-to-earnings   Price-to-book
                                                                   multiple            value ratio
                                                                   --------            -----------
Pro forma pricing ratios for Gateway Community
Financial Corp. on a fully-converted basis:
    Minimum......................................................    58.8x                70.1%
    Midpoint.......................................................  62.5x                74.5%
    Maximum.....................................................     66.7x                78.1%
    Maximum, as adjusted......................................       66.7x                81.5%

         The estimated pro forma market values for mutual holding company stock offerings as well as full conversion stock offerings are generally set at a level that results in the company's pro forma price-to-book ratio being less than the price-to-book ratio of the peer group. The converting company's value is discounted relative to the peer group because the company's return on equity (which is a measure of how much the company earns relative to its amount of capital) following the offering is generally expected to be lower than the peer group's return on equity until the company is able to profitably deploy the new capital from the offering. Mutual holding company offerings during 2006 had a median pro forma price-to- book ratio that was 43.6% lower than the price-to-book ratio for the thrift industry during that time. The practice of setting the estimated pro forma market value to reflect the uncertainty about the company's ability to profitably deploy its new capital is called the "new issue discount." Feldman Financial Advisors determined on the basis of the after-market performance of recent mutual holding company offerings, particularly offerings by companies that operate in the same market area as Gloucester County Federal Savings Bank, that the pro forma estimated market value of Gateway Community Financial Corp. should reflect a smaller than normal new issue discount. Thus, Gateway Community Financial Corp.'s pro forma estimated market value was adjusted upward so that at the maximum of the range Gateway Community Financial Corp.'s pro forma price-to-book ratio of 78.1% is only 15% lower than the average price-to-book ratio for the peer group of 91.6%.

         Gateway Community Financial Corp.'s pro forma estimated market value was adjusted downward slightly because of the lower profitability of Gloucester County Federal Savings Bank versus the comparative group. Its lower than average earnings are reflected in its high price-to-earnings ratios and are the reason that at the maximum of the range Gateway Community Financial Corp.'s pro forma price-to-earnings ratio of 66.7x is 96% higher than the average price-to-earnings ratio for the peer group of 33.6x.

Plan of Distribution and Marketing Arrangements

         We have engaged Sandler O'Neill & Partners, L.P., a broker-dealer registered with the National Association of Securities Dealers, as a financial and marketing advisor in connection with the offering of our common stock. In its role as financial and marketing advisor, Sandler O'Neill will assist us in the offering as follows:

o consulting as to the securities marketing implications of any aspect of the plan of stock issuance;

o reviewing with our Board of Directors the financial impact of the offering based upon the independent appraiser's appraisal of the common stock;

o reviewing all offering documents, including the prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

o assisting in the design and implementation of a marketing strategy for the offering;

o assisting us in scheduling and preparing for meetings with potential investors and broker-dealers; and

o providing such other general advice and assistance we may request to promote the successful completion of the offering.

         For these services, Sandler O'Neill will receive a fee of 1.0% of the aggregate dollar amount of the common stock sold in the subscription and community offerings if the stock issuance is consummated, excluding in each case shares purchased by the Gloucester County Federal Savings Bank Employee Stock Ownership Plan and shares purchased by our directors, officers and employees and their immediate families. We have made an advance payment of $25,000 to Sandler O'Neill for expenses. Any unused portion of this advance will be refunded if the offering is not consummated.

         The plan of stock issuance provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Sandler O'Neill. In such capacity, Sandler O'Neill may form a syndicate of other broker-dealers. Neither Sandler O'Neill nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Sandler O'Neill has agreed to use its best efforts in the sale of shares in any syndicated community offering. If there is a syndicated community offering, Sandler O'Neill will receive a management fee of 1.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering. The total fees payable to Sandler O'Neill and other National Association of Securities Dealers member firms in the syndicated community offering shall not exceed 6.5% of the aggregate dollar amount of the common stock sold in the syndicated community offering.

         We also will reimburse Sandler O'Neill for its reasonable out-of-pocket expenses (including legal fees and expenses) associated with its marketing effort, up to a maximum of $60,000. If the plan of stock issuance is terminated or if Sandler O'Neill terminates its agreement with us in accordance with the provisions of the agreement, Sandler O'Neill will only receive reimbursement of its reasonable out-of-pocket expenses. We will indemnify Sandler O'Neill against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the common stock, including liabilities under the Securities Act of 1933.

         We have also engaged Sandler O'Neill to act as our records management agent in connection with the offering. In its role as records management agent, Sandler O'Neill will assist us in the offering as follows: (1) consolidation of accounts and development of a central file; (2) preparation of order forms; (3) organization and supervision of the stock information center; and (4) subscription services. For these services, Sandler O'Neill will receive a fee of $24,000 and reimbursement for its reasonable out-of-pocket expenses, up to a maximum of $26,000. We have made an advance payment of $5,000 to Sandler O'Neill for these services.

         Sandler O'Neill has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for our common stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the common stock offered for sale. Sandler O'Neill expresses no opinion as to the prices at which the common stock, once issued, may trade.

         Our directors and executive officers may participate in the solicitation of offers to purchase common stock. Other trained employees may participate in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Other questions of prospective purchasers will be directed to executive officers or registered representatives of Sandler O'Neill. We will rely on Rule 3a4-1 of the Securities Exchange Act of 1934 so as to permit officers, directors and employees to participate in the sale of our common stock. No officer, director or employee will be compensated for his or her participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock.

Restrictions on Transferability by Directors and Executive Officers

         Shares of the common stock purchased by our directors or executive officers cannot be sold for a period of one year following completion of the offering, except for a disposition of shares after death. To ensure this restriction is upheld, shares of the common stock issued to directors and executive officers will bear a legend restricting their sale. Appropriate instructions will be issued to the transfer agent with respect to applicable restrictions on transfer of such stock. Any shares issued to directors and executive officers as a stock dividend, stock split or otherwise with respect to restricted stock will be subject to the same restriction.

         For a period of three years following the offering, our directors and executive officers and their associates may not, without the prior approval of the Office of Thrift Supervision, purchase our common stock except from a broker or dealer registered with the SEC. This prohibition does not apply to negotiated transactions including more than 1% of our common stock or purchases made by tax qualified or non-tax qualified employee stock benefit plans which may be attributable to individual directors or executive officers.

         We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the common stock to be issued in the offering. This registration does not cover the resale of the shares. Shares of common stock purchased by persons who are not affiliates of us may be resold without registration. Shares purchased by an affiliate of us will have resale restrictions under Rule 144 of the Securities Act. If we meet the current public information requirements of Rule 144, each affiliate of ours who complies with the other conditions of Rule 144, including those that require the affiliate's sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of

1% of our outstanding shares or the average weekly volume of trading in the shares during the preceding four calendar weeks. We may make future provisions to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

Restrictions on Agreements or Understandings Regarding Transfer of Common Stock to be Purchased in the Offering

         Before the completion of the offering, no depositor may transfer or enter into an agreement or understanding to transfer any subscription rights or the legal or beneficial ownership of the shares of common stock to be purchased in the offering. Depositors who submit an order form will be required to certify that their purchase of common stock is solely for their own account and there is no agreement or understanding regarding the sale or transfer of their shares. We intend to pursue any and all legal and equitable remedies after we become aware of any agreement or understanding, and will not honor orders we reasonably believe to involve an agreement or understanding regarding the sale or transfer of shares.

Effects of the Stock Offering

         General. The stock offering will not have any effect on Gloucester County Federal Savings Bank's present business of accepting deposits and investing its funds in loans and other investments permitted by law. The stock offering will not result in any change in the existing services provided to depositors and borrowers, or in existing offices, management, and staff. After the stock offering, Gloucester County Federal Savings Bank will continue to be subject to regulation, supervision, and examination by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation.

         Deposits and Loans. Each holder of a deposit account in Gloucester County Federal Savings Bank at the time of the stock offering will continue as an account holder in Gloucester County Federal Savings Bank after the stock offering, and the stock offering will not affect the deposit balance, interest rate or other terms. Each deposit account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the stock offering. Depositors will continue to hold their existing certificates, savings records, checkbooks and other evidence of their accounts. The stock offering will not affect the loans of any borrower from Gloucester County Federal Savings Bank. The amount, interest rate, maturity, security for, and obligations under each loan will remain contractually fixed as they existed prior to the stock offering.

         Voting Rights. As a stock savings bank, all voting rights of Gloucester County Federal Savings Bank are held solely by its sole stockholder, Gateway Community Financial Corp. All voting rights of Gateway Community Financial Corp. are held solely by its sole stockholder, Gateway Community Financial, MHC. All voting rights of Gateway Community Financial, MHC are held by the Board of Directors of Gateway Community Financial, MHC. After the stock offering, the voting rights of Gateway Community Financial Corp. will be held by its stockholders. Gateway Community Financial, MHC will own a majority of the outstanding common stock of Gateway Community Financial Corp., and thus the Board of Directors of Gateway Community Financial, MHC, which is comprised of the same individuals who are directors of Gateway Community Financial Corp., will control the affairs of Gateway Community Financial Corp., including the election of directors of Gateway Community Financial Corp.

         Material Federal and State Tax Consequences of the Offering. We have received an opinion from Malizia Spidi & Fisch, PC on the material federal tax consequences of the stock offering to Gateway Community Financial Corp., the purchasers of its common stock and the recipients of subscription rights to purchase such common stock. The opinion has been filed as an exhibit to the registration statement of which this prospectus is a part and covers those federal tax matters that are material to the transaction. Such opinion is made in reliance upon various statements, representations and declarations as to matters of fact made by us, as detailed in the opinion. The opinion provides that:

         o we will recognize no gain or loss upon the receipt of money in exchange for shares of common stock; and

         o no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Eligible Account Holders upon the distribution to them of the nontransferable subscription rights to purchase shares of common stock.

         The opinion in the second bullet above is predicated on representations from Gloucester County Federal Savings Bank, Gateway Community Financial Corp. and Gateway Community Financial, MHC that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. The opinion in the second bullet above is also based on the position that the subscription rights to purchase shares of common stock received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Eligible Account Holders have a fair market value of zero. In reaching their opinion stated in the second bullet above, Malizia Spidi & Fisch, PC has noted that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipients with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. Malizia Spidi & Fisch, PC believes that it is more likely than not that the fair market value of the subscription rights to purchase common stock is zero. Malizia Spidi & Fisch, PC has noted in its opinion that they are not aware of the Internal Revenue Service claiming in any similar transaction that subscription rights have any market value. In that there are no judicial opinions or official Internal Revenue Service positions on this issue, however, such position related to subscription rights comes to a reasoned conclusion instead of an absolute conclusion on these issues. Such conclusion of counsel is supported by a letter from Feldman Financial Advisors furnished to us which states that the subscription rights do not have any value when they are distributed or exercised. If the Internal Revenue Service disagrees with this valuation of subscription rights and determines that such subscription rights have value, income may be recognized by recipients of these rights, in certain cases whether or not the rights are exercised. This income may be capital gain or ordinary income, and Gateway Community Financial Corp. could recognize gain on the distribution of these rights. Based on the foregoing, Malizia Spidi & Fisch, PC believes that it is more likely than not that the nontransferable subscription rights to purchase our common stock have no value.

         We are also subject to New Jersey income taxes and have received an opinion from S.R. Snodgrass, A.C. that the stock offering will be treated for New Jersey state tax purposes similar to the treatment of the stock offering for federal tax purposes.

         Unlike a private letter ruling from the IRS, the federal and state tax opinions have no binding effect or official status, and no assurance can be given that the conclusions reached in any of those opinions would be sustained by a court if contested by the IRS or the New Jersey tax authorities. Eligible Account Holders, Supplemental Eligible Account Holders and Other Eligible Account Holders are encouraged to consult with their own tax advisers as to the tax consequences in the event the subscription rights are determined to have any market value.

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

Interpretation, Amendment or Termination of the Plan of Stock Offering

         If determined to be necessary or desirable by the Board of Directors, the plan may be amended by a two-thirds vote of the full Board, with the concurrence of the Office of Thrift Supervision. To the extent permitted by law, all interpretations by us of the plan of stock issuance will be final; however, such interpretations have no binding effect on the Office of Thrift Supervision. The plan of stock issuance provides that, if deemed necessary or desirable, we may substantively amend the plan of stock issuance as a result of comments from regulatory authorities or otherwise.

         Completion of the offering requires the sale of all shares of the common stock within ninety days following approval of the plan of stock issuance by the Office of Thrift Supervision, unless an extension is granted by the Office of Thrift Supervision. If this condition is not satisfied, the plan of stock issuance will be terminated and we will continue our business. We may terminate the plan of stock issuance at any time.

Conditions to the Offering

         Completion of the offering is subject to several factors, including:

1. the receipt of all the required approvals of the Office of Thrift Supervision for the issuance of common stock in the offering, and

2.       the sale of 2,295,000 shares of common stock.

         If such conditions are not met before we complete the offering, all funds received will be promptly returned with interest and all withdrawal authorizations will be canceled. The stock purchases of our officers and directors will be counted for purposes of meeting the minimum number of shares.

        RESTRICTIONS ON ACQUISITION OF GATEWAY COMMUNITY FINANCIAL CORP.

General

         The principal federal regulatory restrictions which affect the ability of any person, firm or entity to acquire Gateway Community Financial Corp., Gloucester County Federal Savings Bank or their respective capital stock are described below. Also discussed are certain provisions in Gateway Community Financial Corp.'s charter and bylaws which may be deemed to affect the ability of a person, firm or entity to acquire Gateway Community Financial Corp.

Statutory and Regulatory Restrictions on Acquisition

         The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the Office of Thrift Supervision has been given 60 days prior written notice. The Home Owners' Loan Act provides that no company may acquire "control" of a savings institution without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the Office of Thrift Supervision. Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock of a savings institution, where certain enumerated "control factors" are also present in the acquisition.

         The Office of Thrift Supervision may prohibit an acquisition of control if:

o         it would result in a monopoly or substantially lessen competition;

o the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

o the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person.

         These restrictions do not apply to the acquisition of a savings institution's capital stock by one or more tax-qualified employee stock benefit plans, provided that the plans do not have beneficial ownership of more than 25% of any class of equity security of the savings institution.

         For a period of three years following completion of the stock issuance, Office of Thrift Supervision regulations generally prohibit any person from acquiring or making an offer to acquire beneficial ownership of more than 10% of the stock of Gateway Community Financial Corp. or Gloucester County Federal Savings Bank without Office of Thrift Supervision approval.

         Current Office of Thrift Supervision regulations permit a mutual holding company to be acquired by a mutual institution or in a remutualization transaction. However, the Office of Thrift Supervision has issued a policy statement indicating that it views remutualization transactions as raising significant issues concerning disparate treatment of minority stockholders and mutual members of the target entity and raising issues concerning the effect on the mutual members of the acquiring entity. Under certain circumstances, the Office of Thrift Supervision intends to give these issues special scrutiny and reject applications providing for the remutualization of a mutual holding company unless the applicant can clearly demonstrate that the Office of Thrift Supervision's concerns are not warranted.

Charter and Bylaws of Gateway Community Financial Corp.

         The following discussion is a summary of certain provisions of the charter and bylaws of Gateway Community Financial Corp. that relate to corporate governance. The description is necessarily general and qualified by reference to the charter and bylaws.

         Classified Board of Directors. The Board of Directors of Gateway Community Financial Corp. is required by the bylaws to be divided into three staggered classes as equal in size as is possible, with one class elected annually by stockholders for three-year terms. A classified Board promotes continuity and stability of management of Gateway Community Financial Corp., but makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur. Directors are elected by a plurality of votes cast, and because Gateway Community Financial, MHC will own a majority of the common stock, it will control the election of directors.

         Limitation of Beneficial Ownership and Voting. For a period of three years following the offering, Office of Thrift Supervision regulations generally prohibit any person from acquiring or making an offer to

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

acquire beneficial ownership of more than 10% of the then-outstanding shares of Gateway Community Financial Corp. common stock without Office of Thrift Supervision prior approval.

         Additionally, our charter includes a provision that limits the voting rights of a single stockholder to no more than 10% of the then-outstanding shares, including shares held by Gateway Community Financial, MHC, for a period of five years from the date this stock offering is completed.

         Authorized but Unissued Shares of Capital Stock. Following the stock offering, Gateway Community Financial Corp. will have authorized but unissued shares of preferred stock and common stock. See Description of Capital Stock. Although these shares could be used by the Board of Directors of Gateway Community Financial Corp. to make it more difficult or to discourage an attempt to obtain control of Gateway Community Financial Corp. through a merger, tender offer, proxy contest or otherwise, it is unlikely that we would use or need to use shares for these purposes because Gateway Community Financial, MHC will own a majority of the common stock.

         Special Meetings of Stockholders. Gateway Community Financial Corp.'s bylaws provide that special meetings of stockholders may be called only by the chairman of the Board, the president, or a majority of the Board of Directors, or upon the written request of the holders of not less than one-tenth of all of the outstanding stock of Gateway Community Financial Corp.

         How Shares are Voted. Gateway Community Financial Corp.'s bylaws provide that there will not be cumulative voting by stockholders for the election of Gateway Community Financial Corp.'s directors. No cumulative voting rights means that Gateway Community Financial, MHC, as the holder of a majority of the shares eligible to be voted at a meeting of stockholders, may elect all directors of Gateway Community Financial Corp. to be elected at that meeting. This could prevent minority stockholder representation on Gateway Community Financial Corp.'s Board of Directors.

         Procedures for Stockholder Nominations. Gateway Community Financial Corp.'s bylaws provide that any stockholder wanting to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must send written notice to the Secretary of Gateway Community Financial Corp. at least five days before the date of the annual meeting. The bylaws further provide that if a stockholder wanting to make a nomination or a proposal for new business does not follow the prescribed procedures, the proposal will not be considered until an adjourned, special, or annual meeting of the stockholders taking place thirty days or more thereafter. Management believes that it is in the best interests of Gateway Community Financial Corp. and its stockholders to provide enough time for management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations if management thinks it is in the best interest of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted.

         Indemnification. Gateway Community Financial Corp.'s bylaws provide for indemnification of its officers, directors and employees to the fullest extent authorized by the regulations of the Office of Thrift Supervision.

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                          DESCRIPTION OF CAPITAL STOCK

General

         Gateway Community Financial Corp. is authorized to issue 25,000,000 shares of common stock, par value $0.10 per share and 5,000,000 shares of serial preferred stock, no par value. Upon completion of the stock offering, we will have between 2,295,000 shares of common stock at the minimum and 3,105,000 shares of common stock at the maximum of the offering range outstanding (3,570,750 shares at the adjusted maximum), including shares that will be held by Gateway Community Financial, MHC. Upon payment of the purchase price shares of common stock issued in the offering will be fully paid and non- assessable. Each share of common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. The common stock will represent non-withdrawable capital, will not be an account of insurable type and will not be insured by the Federal Deposit Insurance Corporation or any other governmental agency. The Board of Directors can, without stockholder approval, issue additional shares of common stock, although Gateway Community Financial, MHC, so long as it is in existence, must own a majority of Gateway Community Financial Corp.'s outstanding shares of common stock.

Common Stock

         Distributions. Gateway Community Financial Corp. can pay dividends if, as and when declared by its Board of Directors, subject to compliance with limitations which are imposed by law. See Our Policy Regarding Dividends. The holders of common stock of Gateway Community Financial Corp. will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of Gateway Community Financial Corp. out of funds legally available therefor. If Gateway Community Financial Corp. issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

         Voting Rights. The holders of common stock will possess exclusive voting rights in Gateway Community Financial Corp. The holder of shares of common stock will be entitled to one vote for each share held on all matters subject to stockholder vote and will not have any right to cumulate votes in the election of directors.

         Liquidation Rights. In the event of any liquidation, dissolution, or winding-up of Gateway Community Financial Corp., the holders of the common stock generally would be entitled to receive, after payment of all debts and liabilities of Gateway Community Financial Corp. (including all debts and liabilities of Gloucester County Federal Savings Bank), all assets of Gateway Community Financial Corp. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

         Preemptive Rights; Redemption. Because the holders of the common stock do not have any preemptive rights with respect to any shares Gateway Community Financial Corp. may issue, the Board of Directors may sell shares of capital stock of Gateway Community Financial Corp. without first offering such shares to existing stockholders. The common stock will not be subject to any redemption provisions.

Preferred Stock

         We are authorized to issue up to 5,000,000 shares of serial preferred stock and to fix and state voting powers, designations, preferences, or other special rights of preferred stock and the qualifications, limitations and restrictions of those shares as the Board of Directors may determine in its discretion. Preferred stock may be issued in distinctly designated series, may be convertible into common stock and may rank prior to the common stock as to dividends rights, liquidation preferences, or both, and may have full or limited voting rights. The issuance of preferred stock could adversely affect the voting and other rights of holders of common stock.

         The authorized but unissued shares of preferred stock and the authorized but unissued and unreserved shares of common stock will be available for issuance in future mergers or acquisitions, in future public offerings or private placements. Except as otherwise required to approve the transaction in which the additional authorized shares of preferred stock would be issued, no stockholder approval generally would be required for the issuance of these shares.

                          TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for Gateway Community Financial Corp.'s common stock will be Registrar and Transfer Company, Cranford, New Jersey.

                             LEGAL AND TAX OPINIONS

         The legality of the issuance of the common stock being offered and certain matters relating to the stock offering and federal taxation will be passed upon for us by Malizia Spidi & Fisch, PC, Washington, D.C. Matters relating to state taxation will be passed upon for us by S.R. Snodgrass, A.C., Wexford, Pennsylvania. Certain legal matters will be passed upon for Sandler O'Neill & Partners, L.P. by Muldoon Murphy & Aguggia LLP, Washington, D.C.

                                     EXPERTS

         The consolidated financial statements of Gateway Community Financial Corp. at December 31, 2006 and 2005 and for each of the years in the three year period ended December 31, 2006 have been included in this prospectus in reliance upon the report of S.R. Snodgrass, A.C., appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

         Feldman Financial Advisors, Inc. has consented to the publication in this document of a summary of its letter to Gateway Community Financial Corp. setting forth its conclusion as to the estimated pro forma market value of the common stock and has also consented to the use of its name and statements with respect to it appearing in this document.

                            REGISTRATION REQUIREMENTS

         Prior to completion of the offering, we will register our common stock with the SEC pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended. We will be subject to the information, proxy solicitation, insider trading restrictions, tender offer rules, periodic reporting and other requirements of the SEC under the Securities Exchange Act of 1934. We will not deregister the common stock under the Securities Exchange Act of 1934 for a period of at least three years following the stock offering.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the common stock offered in this document. As permitted by the rules and regulations of the SEC, this document does not contain all the information set forth in the registration statement. The statements contained in this document as to the contents of any contract or other document filed as an exhibit to the Form S-1 are, of necessity, brief descriptions. The registration statement and exhibits can be examined without charge at the public reference facilities of the SEC located at 100 F Street, N.E., Washington, D.C. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including Gateway Community Financial Corp., that file electronically with the SEC. The address for this web site is http://www.sec.gov.

         We have filed an application for approval of the stock issuance with the Office of Thrift Supervision. This prospectus omits certain information contained in that application. That information can be examined without charge at the public reference facilities of the Office of Thrift Supervision located at 1700 G Street, N.W., Washington, D.C. 20552.

         A copy of our charter and bylaws, filed as exhibits to the registration statement as well as those of Gloucester County Federal Savings Bank and Gateway Community Financial, MHC, are available without charge from Gateway Community Financial Corp. Copies of the plan of stock issuance are also available without charge.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS






Report of Independent Registered Public Accounting Firm.....................F-1

Consolidated Balance Sheet
         as of December 31, 2006 and 2005 ................................. F-2

Consolidated Statement of Income
         for the Years Ended December 31, 2006, 2005 and 2004...............F-3

Consolidated Statement of Changes in Stockholders' Equity
         for the Years Ended December 31, 2006, 2005 and 2004...............F-4

Consolidated Statement of Cash Flows
         for the Years Ended December 31, 2006, 2005 and 2004.............. F-5

Notes to Consolidated Financial Statements................................. F-7



         All schedules are omitted as the required information either is not applicable or is included in the consolidated financial statements or related notes.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
             -------------------------------------------------------



Board of Directors
Gateway Community Financial Corp.

We have audited the consolidated balance sheet of Gateway Community Financial Corp. and subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Gateway Community Financial Corp. and subsidiary as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.



/s/S.R. Sndograss, A.C.

Wexford, PA
March 20, 2007

                        GATEWAY COMMUNITY FINANCIAL CORP.
                           CONSOLIDATED BALANCE SHEET


                                                                         March 31,              December 31,
                                                                           2007             2006             2005
                                                                      -------------   -------------    -------------
                                                                         (Unaudited)
ASSETS
       Cash and due from banks                                        $   8,447,634   $   9,792,977    $   7,094,534
       Interest-bearing deposits in other banks                             578,653         825,203        1,636,118
       Federal funds sold                                                         -               -        5,300,000
                                                                      -------------   -------------    -------------
          Cash and cash equivalents                                       9,026,287      10,618,180       14,030,652

       Investment securities available for sale                          13,244,385      14,151,943        1,729,053
       Investment securities held to maturity
          (fair value $53,605,953, $38,404,079, and $38,955,768)         53,823,006      38,645,234       39,586,162
       Mortgage-backed securities available for sale                        179,861         200,059          324,314
       Mortgage-backed securities held to maturity
          (fair value $63,268,159, $58,002,971, and $52,771,675)         64,016,994      58,984,533       53,708,105
       Loans receivable                                                 212,858,113     212,305,275      183,951,358
       Less allowance for loan losses                                     1,822,637       1,813,469        3,035,676
                                                                      -------------   -------------    -------------
          Net loans                                                     211,035,476     210,491,806      180,915,682
       Accrued interest receivable                                        1,887,134       1,733,571        1,106,854
       Real estate owned                                                    532,431         287,592          287,592
       Premises and equipment                                             6,465,734       6,468,933        6,549,886
       Federal Home Loan Bank stock                                       1,328,600         581,600          355,000
       Bank-owned life insurance                                          7,532,530       7,462,020        7,205,131
       Other assets                                                       3,008,146       2,238,354        2,212,379
                                                                      -------------   -------------    -------------

           TOTAL ASSETS                                               $ 372,080,584   $ 351,863,825    $ 308,010,810
                                                                      =============   =============    =============

LIABILITIES
       Deposits                                                       $ 319,997,667   $ 315,962,427    $ 277,544,217
       Short-term borrowings                                             21,000,000       4,400,000
       Advances by borrowers for taxes and insurance                        592,593         514,511          474,957
       Accrued interest payable and other liabilities                     1,742,135       2,083,690        1,445,686
                                                                      -------------   -------------    -------------

           TOTAL LIABILITIES                                            343,332,395     322,960,628      279,464,860
                                                                      -------------   -------------    -------------

       Commitments and Contingencies (Note 14)                                    -               -                -

STOCKHOLDERS' EQUITY
       Preferred stock, par value $.10; 5,000,000 shares authorized
         no shares issued and outstanding                                         -               -                -
       Common stock, par value $.10; 25,000,000 shares authorized;
         10,000 shares issued and outstanding                                 1,000           1,000            1,000
       Additional paid-in capital                                           249,000         249,000          249,000
       Retained earnings                                                 28,486,093      28,685,843       28,306,369
       Accumulated other comprehensive income (loss)                         12,096         (32,646)         (10,419)
                                                                      -------------   -------------    -------------

           TOTAL STOCKHOLDERS' EQUITY                                    28,748,189      28,903,197       28,545,950
                                                                      -------------   -------------    -------------

           TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                 $ 372,080,584   $ 351,863,825    $ 308,010,810
                                                                      =============   =============    =============

See accompanying notes to the consolidated financial statements.

                                               GATEWAY COMMUNITY FINANCIAL CORP.
                                               CONSOLIDATED STATEMENT OF INCOME

                                                    Three Months Ended March 31,            Year Ended December 31,
                                                       2007            2006            2006             2005           2004
                                                    ----------      ----------      -----------      -----------   ----------
                                                             (Unaudited)
INTEREST AND DIVIDEND INCOME
       Loans receivable                              3,064,170      $2,607,677      $11,474,291      $ 9,940,497  $ 9,800,017
       Interest-bearing deposits in other banks          7,796          30,754           97,856          196,997      142,910
         and federal funds sold
       Investment securities
           Taxable                                     753,141         396,347        2,149,634        1,621,073    1,837,680
           Exempt from federal income tax               66,984          12,347          135,502           38,799       24,388
       Mortgage-backed securities                      729,155         597,451        2,416,192        2,423,423    2,108,277
                                                    ----------      ----------      -----------      -----------   ----------
           Total interest and dividend income        4,621,246       3,644,576       16,273,475       14,220,789   13,913,272
                                                    ----------      ----------      -----------      -----------   ----------

INTEREST EXPENSE
       Deposits                                      2,829,976       1,760,427        8,688,512        5,863,428    5,203,667
       Short-term borrowings                           127,797          25,924          688,692            7,937            -
                                                    ----------      ----------      -----------      -----------   ----------
            Total interest expense                   2,957,773       1,786,351        9,377,204        5,871,365    5,203,667
                                                    ----------      ----------      -----------      -----------   ----------

NET INTEREST INCOME                                 1,663,473        1,858,225        6,896,271        8,349,424    8,709,605
       Recovery of loan losses                              -        (199,640)        (348,444)        (916,695)     (12,766)
                                                   ----------      ----------      -----------      -----------   ----------

NET INTEREST INCOME AFTER
       RECOVERY OF LOAN LOSSES                      1,663,473       2,057,865        7,244,715        9,266,119    8,722,371
                                                  -----------     -----------     ------------     ------------  -----------

NONINTEREST INCOME
       Service charges and other fees                  98,955         109,673          445,954          375,439      390,570
       Investment securities gains (losses), net            -               -         (30,145)                -       22,788
       Earnings on bank-owned life insurance           70,510          61,594          256,889          245,689      211,060
       Other                                           20,978          30,480          182,953          262,031      251,155
                                                   ----------      ----------      -----------      -----------   ----------
           Total noninterest income                   190,443         201,747          855,651          883,159      875,573
                                                   ----------      ----------      -----------      -----------   ----------

NONINTEREST EXPENSE
       Compensation and employee benefits           1,237,980       1,149,738        4,427,176        4,336,167    4,265,410
       Occupancy and equipment                        351,871         270,771        1,247,148        1,292,666    1,253,504
       Data processing                                171,362         150,615          608,416          586,478      560,825
       Federal insurance premiums                       8,951           8,833           35,228           80,828      121,071
       Professional fees                               77,758          71,109          235,151          238,834      321,988
       Other                                          330,744         269,856        1,077,773        1,099,110    1,166,343
                                                   ----------      ----------      -----------      -----------   ----------
           Total noninterest expense                2,178,666       1,920,924        7,630,892        7,634,083    7,689,141
                                                   ----------      ----------      -----------      -----------   ----------

       Income (loss) before income tax expense       (324,750)        338,688          469,474        2,515,195    1,908,803

       Income tax expense (benefit)                  (125,000)        116,617           90,000          892,597      258,570
                                                   ----------      ----------      -----------      -----------   ----------

NET INCOME (LOSS)                                  $ (199,750)     $  222,071      $   379,474      $ 1,622,598   $1,650,233
                                                   ==========      ==========      ===========      ===========   ==========


See accompanying notes to the consolidated financial statements.

                                   GATEWAY COMMUNITY FINANCIAL CORP.
                       CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                     Accumulated
                                                      Additional                        Other         Total
                                          Common      Paid-in         Retained       Comprehensive  Stockholders'    Comprehensive
                                          Stock       Capital         Earnings       Income (Loss)    Equity         Income (Loss)
                                          ------      --------      -----------       --------      -----------       ------------

  Balance, December 31, 2003              $1,000      $249,000      $25,033,538       $ 48,018      $25,331,556

  Net income                                                          1,650,233                       1,650,233       $1,650,233
  Other comprehensive loss:
    Unrealized loss on available-
       for-sale securities, net of
       reclassification adjustment,
       net of tax benefit of $24,427                                                   (47,418)         (47,418)         (47,418)
                                                                                                                      ----------
  Comprehensive income                                                                                                $1,602,815
                                          ------      --------      -----------       --------      -----------       ==========

  Balance, December 31, 2004               1,000       249,000       26,683,771            600       26,934,371

  Net income                                                          1,622,598                       1,622,598       $1,622,598
  Other comprehensive loss:
    Unrealized loss on available-
       for-sale securities, net of
       reclassification adjustment,
       net of tax benefit of $5,676                                                    (11,019)         (11,019)         (11,019)
                                                                                                                      ----------
  Comprehensive income                                                                                                $1,611,579
                                          ------      --------      -----------       --------      -----------       ==========

  Balance, December 31, 2005               1,000       249,000       28,306,369        (10,419)       8,545,950

  Net income                                                            379,474                         379,474       $  379,474
  Other comprehensive loss:
    Unrealized loss on available-
       for-sale securities, net of
       reclassification adjustment,
       net of tax benefit of $11,450                                                   (22,227)         (22,227)         (22,227)
                                                                                                                      ----------
  Comprehensive income                                                                                                $  357,247
                                          ------      --------      -----------       --------      -----------       ==========

  Balance, December 31, 2006              $1,000      $249,000      $28,685,843       $(32,646)     $28,903,197
                                          ======      ========      ===========       ========      ===========

  Balance, December 31, 2005              $1,000      $249,000      $28,306,369       $(10,419)     $28,545,950

  Net income (unaudited)                                                222,071                         222,071       $  222,071
  Other comprehensive loss:
    Unrealized loss on available-
       for-sale securities,
       net of tax benefit of $19,138                                                   (37,150)         (37,150)         (37,150)
                                                                                                                      ----------
  Comprehensive income (unaudited)                                                                                    $  184,921
                                          ------      --------      -----------       --------      -----------       ==========

 Balance, March 31, 2006 (unaudited)      $1,000      $249,000      $28,528,440       $(47,569)     $28,730,871
                                          ======      ========      ===========       ========      ===========

 Balance, December 31, 2006               $1,000      $249,000      $28,685,843       $(32,646)     $28,903,197

 Net loss (unaudited)                                                  (199,750)                       (199,750)      $ (199,750)
 Other comprehensive loss:
   Unrealized gain on available-
      for-sale securities,
      net of taxes of $23,049                                                           44,742           44,742           44,742
                                          ------      --------      -----------       --------      -----------       ----------
 Comprehensive loss (unaudited)                                                                                       $ (155,008)
                                                                                                                      ==========
 Balance, March 31, 2007 (unaudited)      $1,000      $249,000      $28,486,093       $ 12,096      $28,748,189
                                          ======      ========      ===========       ========      ===========

                                                          Three Months Ended March 31,               Year Ended December 31,
                                                                2007          2006           2006            2005            2004
                                                              -------       --------       --------        --------        --------
                                                            (Unaudited)
Components of other comprehensive income (loss):
    Changes in net unrealized gain (loss) on
      investment securities available for sale                $44,742       $(37,150)      $(42,123)       $(11,019)       $(32,378)
      Realized losses (gains) included in net income,
      net of tax (expense) benefit of $0, $0, $10,249,
      $0, and $(7,748)                                              -              -         19,896               -         (15,040)
                                                              -------       --------       --------        --------        --------

Total                                                         $44,742       $(37,150)      $(22,227)       $(11,019)       $(47,418)
                                                              =======       ========       ========        ========        ========

See accompanying notes to the consolidated financial statements.

                                             GATEWAY COMMUNITY FINANCIAL CORP.
                                           CONSOLIDATED STATEMENT OF CASH FLOWS

                                                       Three Months Ended March 31,             Year Ended December 31,
                                                          2007            2006            2006            2005            2004
                                                       ------------    ------------    ------------    ------------    ------------
                                                               (Unaudited)
OPERATING ACTIVITIES
   Net income (loss)                                  $   (199,750)   $    222,071    $    379,474    $  1,622,598    $  1,650,233
   Adjustments to reconcile net income (loss) to
     net cash provided by (used for)
     operating activities:
       Depreciation                                        113,285         119,679         457,255         508,915         502,102
       Provision (recovery) of loan losses                     426        (199,640)       (348,444)       (916,695)        (12,766)
       Amortization of discounts, premiums,
         and loan origination fees, net                     11,322          30,883          42,925         303,788          85,503
       Deferred income taxes                                61,372          60,329         329,257         341,072        (236,453)
       Earnings on bank-owned life insurance               (70,510)        (61,594)       (256,889)       (245,689)       (211,060)
       Gain on sale of premises and equipment                    -               -          (6,000)        (88,086)              -
       Gain on sale of other assets, net                         -               -         (74,994)              -               -
       Loss (gain) on sales of real estate owned                 -               -               -          10,233         (91,344)
       Investment securities (gains) losses, net                 -               -          30,145               -         (22,788)
       Decrease (increase) in accrued interest
         receivable                                       (153,563)       (209,812)       (626,717)         87,851         157,014
       Increase (decrease) in accrued interest
         payable                                          (204,609)        140,235         453,063          48,381          42,221
       Decrease (increase) in prepaid income taxes         248,478          55,622         (53,871)       (589,922)      1,294,808
       Increase (decrease) in accounts payable            (194,924)        (79,595)        151,663          34,804         (19,124)
       Decrease (increase) in investment principal
         receivable                                       (264,996)        (14,806)        (16,744)          1,323          65,067
       Other, net                                         (779,717)       (216,205)       (257,973)        363,239         312,904
                                                      ------------    ------------    ------------    ------------    ------------
          Net cash provided by (used for)
            operating activities                        (1,433,186)       (152,833)        202,150       1,481,812       3,516,317
                                                      ------------    ------------    ------------    ------------    ------------

INVESTING ACTIVITIES
   Investment securities available for sale:
       Purchases                                                 -      (5,500,000)    (13,391,659)              -        (571,271)
       Maturities and repayments                           976,697               -         992,332               -       3,168,374
   Investment securities held to maturity:
       Purchases                                       (26,559,000)     (1,976,406)    (16,602,852)     (5,604,188)    (25,430,000)
       Maturities and repayments                        11,374,000       1,000,000      13,527,685      12,603,000      24,451,993
       Proceeds from sales                                       -               -       3,969,812               -               -
   Mortgage-backed securities available for sale:
       Maturities and repayments                            20,116          33,935         123,083         188,325         198,147
   Mortgage-backed securities held to maturity:
       Purchases                                        (9,155,134)     (3,513,860)    (18,482,000)    (15,121,550)    (39,634,113)
       Maturities and repayments                         4,113,927       3,015,664      13,104,583      21,881,669      19,008,580
   Net increase in loans receivable                       (785,549)     (2,432,773)    (15,517,336)     (5,542,077)     (4,431,856)
   Purchase of loans                                             -      (3,921,386)    (13,741,460)     (7,100,406)              -
   Purchase of premises and equipment                     (110,086)        (54,102)       (383,302)       (452,670)       (234,674)
   Proceeds from sale of premises and equipment                  -               -          13,000         184,478               -
   Purchase of Federal Home Loan Bank stock              1,570,500         567,000      (4,897,600)       (304,100)       (210,500)
   Redemption of Federal Home Loan Bank stock           (2,317,500)       (877,500)      4,671,000       1,227,700               -
   Proceeds from sales of real estate owned                      -               -         142,328         163,011         606,137
                                                      ------------    ------------    ------------    ------------    ------------
          Net cash provided by (used for)
            investing activities                       (20,872,029)    (13,659,428)    (46,472,386)      2,123,192     (23,079,183)
                                                      ------------    ------------    ------------    ------------    ------------

FINANCING ACTIVITIES
   Net increase (decrease) in deposits                   4,035,240        (351,212)     38,418,210      (9,310,154)     19,776,004
   Net increase in short-term borrowings                16,600,000       6,900,000       4,400,000               -               -
   Net increase (decrease) in advances by
     borrowers for taxes and insurance                      78,082          59,888          39,554         (24,379)         99,308
                                                      ------------    ------------    ------------    ------------    ------------
          Net cash provided by (used for)
            financing activities                        20,713,322       6,608,676      42,857,764      (9,334,533)     19,875,312
                                                      ------------    ------------    ------------    ------------    ------------

          Increase (decrease) in cash and
            cash equivalents                            (1,591,893)     (7,203,585)     (3,412,472)     (5,729,529)        312,446

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR          10,618,180      14,030,652      14,030,652      19,760,181      19,447,735
                                                      ------------    ------------    ------------    ------------    ------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD            $  9,026,287    $  6,827,067    $ 10,618,180    $ 14,030,652    $ 19,760,181
                                                      ============    ============    ============    ============    ============

See accompanying notes to the consolidated financial statements.

                GATEWAY COMMUNITY FINANCIAL CORP. AND SUBSIDIARY
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

          (All information relating to March 31, 2007 and 2006, and the three-month periods then ended are unaudited)


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of significant accounting and reporting policies applied in the presentation of the accompanying consolidated financial statements follows:

     Nature of Operations and Basis of Presentation
     ----------------------------------------------

     Gateway Community Financial Corp. (the "Company"), a federally chartered corporation whose principal activity is the ownership and management of its wholly owned subsidiary, Gloucester County Federal Savings Bank (the "Bank"). The Bank generates commercial, residential, and consumer loans and receives deposits from customers located primarily in Gloucester County, New Jersey, and surrounding areas. The Bank operates under a federal bank charter and provides full banking services. The Company and the Bank are subject to regulations by the Office of Thrift Supervision.

     The consolidated financial statements of the Company include the accounts of the Bank. All intercompany transactions have been eliminated in consolidation.

     The accounting principles followed by the Company and the methods of applying these principles conform to U.S. generally accepted accounting principles and to general practice within the banking industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and related revenues and expenses for the period. Actual results could differ significantly from those estimates.

     Investment and Mortgage-Backed Securities
     -----------------------------------------

     Investment and mortgage-backed securities are classified at the time of purchase, based on management's intention and ability, as securities held to maturity or securities available for sale. Debt securities, acquired with the intent and ability to hold to maturity are stated at cost and adjusted for amortization of premium and accretion of discount, which are computed using a level yield method and are recognized as adjustments of interest income over the period to maturity. Certain other debt and equity securities have been classified as available for sale to serve principally as a source of liquidity. Unrealized holding gains and losses for available-for-sale securities are reported as a separate component of stockholders' equity, net of tax, until realized. Realized securities gains and losses are computed using the specific identification method. Interest and dividends on investment securities are recognized as income when earned.

     Common stock of the Federal Home Loan Bank of New York ("FHLB") represents ownership in an institution which is wholly owned by other financial institutions. This equity security is accounted for at cost and classified separately on the accompanying Consolidated Balance Sheet.

     Loans Receivable
     ----------------

     Loans receivable are stated at their unpaid principal amounts net of any unearned income, deferred loan fees, and the allowance for loan losses. Interest on consumer loans is credited to operations over the term of each loan using the interest method. Interest on all other loans is recognized as income when earned on the accrual method. Interest accrued on loans more than 90 days delinquent is generally offset by a reserve for uncollected interest and is not recognized as income.

     The accrual of interest is generally discontinued when management has serious doubts about further collectibility of principal or interest, even though the loan may be currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest is charged against income. Interest received on nonaccrual loans is either applied to principal or reported as interest income, according to management's judgment as to the collectibility of principal.

     Loan origination fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment of the related loan's yield. The Company is amortizing these amounts over the contractual life of the related loans using the interest method.

     Allowance for Loan Losses
     -------------------------

     The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

     The allowance for loan losses is maintained at a level by management which represents the evaluation of known and inherent losses in the loan portfolio at the consolidated balance sheet date. Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent losses in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change, including the amounts and timing of future cash flows expected to be received on impaired loans.

     The allowance consists of specific and general components. The specific component related to loans that are classified as either doubtful, substandard, or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassfied loans and is based on historical loss experience adjusted for qualitative factors.

     -------------------------

     A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

     Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential mortgage loans for impairment disclosures.

     Premises and Equipment
     ----------------------

     Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is principally computed on the straight-line method over the estimated useful lives of the related assets, which range from 3 to 10 years for furniture and equipment and 25 to 50 years for building premises. Expenditures for maintenance and repairs are charged against income as incurred. Costs of major additions and improvements are capitalized.

     Real Estate Owned
     -----------------

     Real estate owned acquired in settlement of foreclosed loans is carried at the lower of cost or fair value minus estimated cost to sell. Valuation allowances for estimated losses are provided when the carrying value exceeds the fair value. Direct costs incurred on such properties are recorded as expenses of current operations.

     Income Taxes
     ------------

     The Company and the Bank file separate federal income tax returns. Deferred tax assets or liabilities are computed based on the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rates. Deferred income tax expenses or benefits are based on the changes in the deferred tax asset or liability from period to period.

     Bank-Owned Life Insurance
     -------------------------

     The Bank owns insurance on the lives of a certain group of key employees. The policies were purchased to help offset the increase in the costs of various fringe benefit plans including healthcare. The cash surrender value of these policies is included as an asset on the Consolidated Balance Sheet, and any increases in the cash surrender value is recorded as noninterest income on the Consolidated Statement of Income. In the event of the death of an insured individual under these policies, the Bank would receive a death benefit, which would be recorded as noninterest income.

     Defined Benefit Plan
     --------------------

     The Bank sponsors a trusteed, defined benefit pension plan covering all eligible employees. The Bank's funding policy is to make annual contributions, as needed, based upon the funding formula developed by the plan's actuary.

     Comprehensive Income (Loss)
     ---------------------------

     The Company is required to present comprehensive income (loss) and its components in a full set of general-purpose financial statements for all periods presented. Other comprehensive income (loss) is composed exclusively of unrealized holding gains and losses on the available-for-sale securities portfolio. The Company has elected to report the effects of other comprehensive income (loss) as part of the Consolidated Statement of Changes in Stockholders' Equity.

     Cash Flow Information
     ---------------------

     Management has defined cash and cash equivalents as "Cash and due from banks," "Interest-bearing deposits in other banks," and "Federal funds sold." Cash payments for interest for the three months ended March 31, 2007 and 2006, and the years ended December 31, 2006, 2005, and 2004, were $3,163,043, $1,646,771, $8,924,141, $5,822,984, and $5,161,446,
     respectively. Cash payments for income taxes for the three months ended March 31, 2006, and for the year ended December 31, 2006 and 2005, were $20,000, $40,000, and $1,327,577, respectively. There were no cash payments for income taxes in 2007 or 2004.

     Reclassification of Comparative Amounts
     ---------------------------------------

     Certain comparative account balances for the prior periods have been reclassified to conform to the current period's classifications. Such reclassifications did not affect retained earnings or net income.

     Recent Accounting Pronouncements
     --------------------------------

     On December 16, 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("FAS") No. 123R, Share-Based Payment, which replaces FAS No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. This statement requires that all share-based payments to employees, including grants of employee stock options, be recognized as compensation costs in the financial statements based on their fair values. The impact of the adoption of this standard will be dependent on the nature and extent of stock-based compensation granted in future periods.

     In February 2006, the FASB issued FAS No. 155, Accounting for Certain Hybrid Instruments, an amendment of FASB Statements No. 133 and 140. FAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. This statement is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

     In March 2006, the FASB issued FAS No. 156, Accounting for Servicing of Financial Assets. This statement, which is an amendment to FAS No. 140, will simplify the accounting for servicing assets and liabilities, such as those common with mortgage securitization activities. Specifically, FAS No. 156 addresses the recognition and measurement of separately recognized servicing assets and liabilities and provides an approach to simplify efforts to obtain hedge-like (offset) accounting. FAS No. 156 also clarifies when an obligation to service financial assets should be separately recognized as a servicing asset or a servicing liability; requires that a separately recognized servicing asset or servicing liability be initially measured at fair value, if practicable; and permits an entity with a separately recognized servicing asset or servicing liability to choose either of the amortization or fair value methods for subsequent measurement. The provisions of FAS No. 156 are effective as of the beginning of the first fiscal year that begins after September 15, 2006. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

     In September 2006, the FASB issued FAS No. 157, Fair Value Measurements, which provides enhanced guidance for using fair value to measure assets and liabilities. The standard applies whenever other standards require or permit assets or liabilities to be measured at fair value. The standard does not expand the use of fair value in any new circumstances. FAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Early adoption is permitted. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

     In September 2006, the FASB issued FAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R). FAS No. 158 requires that a company recognize the overfunded or underfunded status of its defined benefit post retirement plans (other than multiemployer plans) as an asset or liability in its statement of financial position and that it recognize changes in the funded status in the year in which the changes occur through other comprehensive income. FAS No. 158 also requires the measurement of defined benefit plan assets and obligations as of the fiscal year-end, in addition to footnote disclosures. On December 31, 2006, the Company adopted FAS No. 158, except for the measurement provisions, which are effective for fiscal years ending after December 15, 2008. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

     In February 2007, the FASB issued FAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115, which provides all entities with an option to report selected financial assets and liabilities at fair value. The objective of the FAS No. 159 is to improve financial reporting by providing entities with the opportunity to mitigate volatility in earnings caused by measuring related assets and liabilities differently without having to apply the complex provisions of hedge accounting. FAS No. 159 is effective as of the beginning of an entity's first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of FAS No. 157, Fair Value Measurements. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

     In June 2006, the FASB issued FASB Interpretation No. 48 ("FIN 48"), Accounting for Uncertainty in Income Taxes. FIN 48 is an interpretation of FAS No. 109, Accounting for Income Taxes, and it seeks to reduce the diversity in practice associated with certain aspects of measurement and recognition in accounting for income taxes. This interpretation clarifies that management is expected to evaluate an income tax position taken or expected to be taken for likelihood of realization before recording any amounts for such position in the financial statement. FIN 48 also requires expanded disclosure with respect to income tax positions taken that are not certain to be realized. This interpretation is effective for fiscal years beginning after December 15, 2006, and will require management to evaluate every open tax position that exists in every jurisdiction on the date of initial adoption. The Company is currently evaluating the impact the adoption of the standard will have on the Company's results of operations.

     In September 2006, the FASB reached consensus on the guidance provided by Emerging Issues Task Force Issue 06-4 ("EITF 06-4"), Accounting for
     Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. The guidance is applicable to endorsement split-dollar life insurance arrangements, whereby the employer owns and controls the insurance policy, that are associated with a postretirement benefit. EITF 06-4 requires that for a split-dollar life insurance arrangement within the scope of the issue, an employer should recognize a liability for future benefits in accordance with FAS No. 106 (if, in substance, a postretirement benefit plan exists) or Accounting Principles Board Opinion No. 12 (if the arrangement is, in substance, an individual deferred compensation contract) based on the substantive agreement with the employee. EITF 06-4 is effective for fiscal years beginning after December 15, 2007. The Company is currently evaluating the impact the adoption of the standard will have on the Company's results of operations or financial condition.

     In September 2006, the FASB reached consensus on the guidance provided by Emerging Issues Task Force Issue 06-5 ("EITF 06-5"), Accounting for Purchases of Life Insurance--Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance. EITF 06-5 states that a policyholder should consider any additional amounts included in the contractual terms of the insurance policy other than the cash surrender value in determining the amount that could be realized under the insurance contract. EITF 06-5 also states that a policyholder should determine the amount that could be realized under the life insurance contract assuming the surrender of an individual-life by individual-life policy (or certificate by certificate in a group policy). EITF 06-5 is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact the adoption of the standard will have on the Company's results of operations or financial condition.

     In March 2007, the FASB ratified Emerging Issues Task Force Issue No. 06-10 ("EITF 06-10"), Accounting for Collateral Assignment Split-Dollar Life Insurance Agreements. EITF 06-10 provides guidance for determining a liability for the postretirement benefit obligation as well as recognition and measurement of the associated asset on the basis of the terms of the collateral assignment agreement. EITF 06-10 is effective for fiscal years beginning after December 15, 2007. The Company is currently evaluating the impact the adoption of the EITF will have on the Company's results of operations or financial condition.


2.   INVESTMENT SECURITIES

     The amortized cost and fair values of investment securities available for sale and held to maturity are summarized as follows:


                                                       March 31, 2007
                                    ------------------------------------------------------
                                     (Unaudited)
                                                     Gross         Gross
                                     Amortized     Unrealized    Unrealized        Fair
                                       Cost          Gains         Losses          Value
                                    -----------   -----------   -----------    -----------
Available for Sale
U.S. government agency securities   $11,414,953   $    83,606   $   (12,976)   $11,485,583
Equity securities                     1,812,828             -       (54,026)     1,758,802
                                    -----------   -----------   -----------    -----------
               Total                $13,227,781   $    83,606   $   (67,002)   $13,244,385
                                    ===========   ===========   ===========    ===========

Held to Maturity
U.S. government agency securities   $45,696,572   $    19,102   $  (225,934)   $45,489,740
Corporate securities                  1,024,678             -       (19,261)     1,005,417
Obligations of state and
   political subdivisions             7,101,756         9,040             -      7,110,796
                                    -----------   -----------   -----------    -----------

                 Total              $53,823,006   $    28,142   $  (245,195)   $53,605,953
                                    ===========   ===========   ===========    ===========


                                                               2006
                                    ------------------------------------------------------
                                                      Gross         Gross
                                     Amortized      Unrealized    Unrealized         Fair
                                       Cost           Gains         Losses           Value
                                    ------------   ------------   ------------    ------------
Available for Sale
U.S. government agency securities   $ 12,404,579   $     63,466   $    (33,860)   $ 12,434,185
Equity securities                      1,798,599              -        (80,841)      1,717,758
                                    ------------   ------------   ------------    ------------
               Total                $ 14,203,178   $     63,466   $   (114,701)   $ 14,151,943
                                    ============   ============   ============    ============

Held to Maturity
U.S. government agency securities   $ 32,066,989   $      5,672   $   (229,778)   $ 31,842,883
Corporate securities                   1,028,378              -        (26,896)      1,001,482
Obligations of state and
   political subdivisions              5,549,867          9,847              -       5,559,714
                                    ------------   ------------   ------------    ------------

                 Total              $ 38,645,234   $     15,519   $   (256,674)   $ 38,404,079
                                    ============   ============   ============    ============

                                                               2005
                                    ------------------------------------------------------
                                                      Gross         Gross
                                     Amortized      Unrealized    Unrealized         Fair
                                       Cost           Gains         Losses           Value
                                    ------------   ------------   ------------    ------------
Available for Sale
Equity securities                   $  1,746,053   $          -  $    (17,000)   $  1,729,053
                                    ============   ============  ============    ============


Held to Maturity
U.S. government agency securities   $ 35,350,766   $        776  $   (607,118)   $ 34,744,424
Corporate securities                   3,059,088          4,841       (35,141)      3,028,788
Obligations of state and
   political subdivisions              1,176,308          6,248          --         1,182,556
                                    ------------   ------------  ------------    ------------

                 Total              $ 39,586,162   $     11,865  $   (642,259)   $ 38,955,768
                                    ============   ============  ============    ============


As of March 31, 2007 and December 31, 2006, the amortized cost and fair value of investments in debt securities, by contractual maturity, are shown below.

March 31, 2007                                  Available for Sale          Held to Maturity
---------------------------------------     --------------------------  ------------------------
(Unaudited)                                 Amortized          Fair      Amortized       Fair
                                              Cost             Value       Cost         Value
                                           -----------     -----------  -----------  -----------
Due within one year                        $         -     $         -  $ 6,071,060  $ 6,071,181
Due after one year through five years                -               -   17,243,995   17,161,862
Due after five years through ten years       1,500,000       1,499,851    2,979,161    2,987,064
Due after ten years                          9,914,953       9,985,732   27,528,790   27,385,846
                                           -----------     -----------  -----------  -----------

          Total                            $11,414,953     $11,485,583  $53,823,006  $53,605,953
                                           ===========     ===========  ===========  ===========


December 31, 2006                               Available for Sale          Held to Maturity
---------------------------------------     --------------------------  ------------------------
                                            Amortized          Fair      Amortized       Fair
                                              Cost             Value       Cost         Value
                                           -----------     -----------  -----------  -----------
Due within one year                        $         -     $         -  $ 4,519,094  $ 4,519,317
Due after one year through five years                -               -   19,241,392   19,075,194
Due after five years through ten years       3,500,000       3,503,768    7,978,651    7,952,188
Due after ten years                          8,904,579       8,930,417    6,906,097    6,857,380
                                            ----------      ----------   ----------   ----------

          Total                            $12,404,579     $12,434,185  $38,645,234  $38,404,079
                                            ==========      ==========   ==========   ==========


     At March 31, 2007, December 31, 2006, and 2005, the carrying value of securities pledged to secure public funds totaled $1,546,440, $1,682,677, and $2,160,459, respectively.

     As of December 31, 2006, proceeds from the sale of investment securities of $3,969,812 resulted in the recognition of a loss of $30,145. These securities were sold within three months of maturity. There were no investment sales during 2005. As of December 31, 2004, proceeds from a called investment security of $1,291,763 resulted in the recognition of a gain of $22,788.

3.   MORTGAGE-BACKED SECURITIES

     The amortized cost and fair value of mortgage-backed securities available for sale and held to maturity are summarized as follows:



                                                                March 31, 2007
                                             ------------------------------------------------------
                                                                  (Unaudited)
                                                              Gross         Gross
                                              Amortized     Unrealized    Unrealized        Fair
                                                Cost          Gains         Losses          Value
                                             -----------   -----------   -----------    -----------
Available for Sale
       Government National
           Mortgage Association              $   178,138   $     1,723   $         -    $   179,861
                                             ===========   ===========   ===========    ===========

Held to Maturity
       Government National
           Mortgage Association              $ 3,974,942   $    21,790   $   (18,916)   $ 3,977,816
       Freddie Mac                            10,119,784        29,878       (68,450)    10,081,212
       Fannie Mae                             17,621,827        69,956      (361,496)    17,330,287
       Collateralized mortgage obligations    32,300,441        64,538      (486,135)    31,878,844
                                             -----------   -----------   -----------    -----------

                      Total                  $64,016,994   $   186,162   $  (934,997)   $63,268,159
                                             ===========   ===========   ===========    ===========


                                                                    2006
                                         ----------------------------------------------------------
                                                              Gross         Gross
                                               Amortized    Unrealized    Unrealized       Fair
                                                 Cost         Gains         Losses         Value
                                             -----------   -----------   -----------    -----------
Available for Sale
       Government National
           Mortgage Association              $   198,288   $     1,771   $         -    $   200,059
                                             ===========   ===========   ===========    ===========

Held to Maturity
       Government National
           Mortgage Association              $ 4,488,561   $    15,594   $   (22,913)   $ 4,481,242
       Freddie Mac                             3,350,639         5,425       (42,324)     3,313,740
       Fannie Mae                             16,792,592        33,732      (417,578)    16,408,746
       Collateralized mortgage obligations    34,352,741        25,635      (579,133)    33,799,243
                                             -----------   -----------   -----------    -----------

                      Total                  $58,984,533   $    80,386   $(1,061,948)   $58,002,971
                                             ===========   ===========   ===========    ===========

                                                                       2005
                                              -----------------------------------------------------
                                                              Gross         Gross
                                               Amortized    Unrealized    Unrealized       Fair
                                                 Cost         Gains         Losses         Value
                                             -----------   -----------   -----------    -----------
Available for Sale
       Government National
           Mortgage Association              $   323,101   $     1,213   $         -    $   324,314
                                             ===========   ===========   ===========    ===========

Held to Maturity
       Government National
           Mortgage Association              $ 7,266,072   $    14,598   $   (59,612)   $ 7,221,058
       Freddie Mac                             2,982,953         2,609       (67,470)     2,918,092
       Fannie Mae                             18,809,993        20,897      (398,665)    18,432,225
       Collateralized mortgage obligations    24,649,087        31,133      (479,920)    24,200,300
                                             -----------   -----------   -----------    -----------

                      Total                  $53,708,105   $    69,237   $(1,005,667)   $52,771,675
                                             ===========   ===========   ===========    ===========


     The collateralized mortgage obligations contain both fixed and adjustable-rate classes of securities which are repaid in accordance with a predetermined priority. These mortgage-related securities relate primarily to securities issued by Fannie Mae, Freddie Mac, and private institutions.

     As of March 31, 2007 and December 31, 2006, the amortized cost and fair value of mortgage-backed securities, by contractual maturity, are shown below. Mortgage-backed securities provide for periodic payments of principal and interest and have contractual lives ranging from 2 to 30 years. Due to expected repayment terms being significantly less than the underlying mortgage loan pool contractual maturities, the estimated lives of these securities could be significantly shorter.

March 31, 2007                    Available for Sale           Held to Maturity
-----------------------------  -------------------------   -------------------------
(Unaudited)
                                Amortized       Fair        Amortized        Fair
                                  Cost          Value          Cost          Value
                               -----------   -----------   -----------   -----------

Due within one year            $         -   $         -   $   309,164   $   297,735
Due after one year through
  five years                             -             -     6,275,545     6,041,739
Due after five years through
  ten years                              -             -     4,366,135     4,270,439
                               -----------   -----------   -----------   -----------
Due after ten years                178,138       179,861    53,066,150    52,658,246
                               -----------   -----------   -----------   -----------

               Total           $   178,138   $   179,861   $64,016,994   $63,268,159
                               ===========   ===========   ===========   ===========


December 31, 2006                  Available for Sale          Held to Maturity
-----------------------------  -------------------------   -------------------------
                                Amortized       Fair        Amortized       Fair
                                   Cost         Value         Cost          Value
                               -----------   -----------   -----------   -----------
Due after one year through
   five years                  $         -   $         -   $ 6,848,554   $ 6,579,264
Due after five years through
   ten years                             -             -     4,634,845     4,528,314
Due after ten years                198,288       200,059    47,501,134    46,895,393
                               -----------   -----------   -----------   -----------

               Total           $   198,288   $   200,059   $58,984,533   $58,002,971
                               ===========   ===========   ===========   ===========

4.   UNREALIZED LOSSES ON SECURITIES

     The following table shows the Company's fair value and gross unrealized losses, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, at March 31, 2007 and December 31, 2006 and 2005.

                                                                   March 31, 2007
                               --------------------------------------------------------------------------------------------
                                 Less than Twelve Months         Twelve Months or Greate                Total
                               ----------------------------    ----------------------------    ----------------------------
                                                  Gross                           Gross                           Gross
                                  Fair          Unrealized        Fair          Unrealized        Fair          Unrealized
                                  Value           Losses          Value           Losses          Value           Losses
                               ------------    ------------    ------------    ------------    ------------    ------------
                                                                    (Unaudited)
U.S. government agency
  securities                   $ 16,023,315    $    (91,285)   $ 26,167,723    $   (147,625)   $ 42,191,038    $   (238,910)
Corporate securities                      -               -       1,005,416         (19,261)      1,005,416         (19,261)
Government National
    Mortgage Association                  -               -       1,910,655         (18,916)      1,910,655         (18,916)
Freddie Mac                       3,250,721         (29,654)      1,824,904         (38,796)      5,075,625         (68,450)
Fannie Mae                                -               -      12,147,637        (361,496)     12,147,637        (361,496)
Collateralized mortgage
  obligations                     2,968,914         (20,029)     19,732,559        (466,106)     22,701,473        (486,135)
                               ------------    ------------    ------------    ------------    ------------    ------------
       Total debt securities     22,242,950        (140,968)     62,788,894      (1,052,200)     85,031,844      (1,193,168)

       Equity securities                  -               -       1,758,803          (1,479)      1,758,803          (1,479)
                               ------------    ------------    ------------    ------------    ------------    ------------
                               $ 22,242,950    $   (140,968)   $ 64,547,697    $ (1,053,679)   $ 86,790,647    $ (1,194,647)
                               ============    ============    ============    ============    ============    ============


                                                                         2006
                               --------------------------------------------------------------------------------------------
                                 Less than Twelve Months         Twelve Months or Greater               Total
                               ----------------------------    ----------------------------    ----------------------------
                                                  Gross                           Gross                           Gross
                                  Fair          Unrealized        Fair          Unrealized        Fair          Unrealized
                                  Value           Losses          Value           Losses          Value           Losses
                               ------------    ------------    ------------    ------------    ------------    ------------
U.S. government agency
  securities                   $ 15,702,902    $    (82,162)   $ 18,617,933    $   (181,476)   $ 34,320,835    $   (263,638)
Corporate securities                      -               -       1,001,483         (26,896)      1,001,483         (26,896)
Government National
  Mortgage Association              373,717          (1,486)      2,153,967         (21,427)      2,527,684         (22,913)
Freddie Mac                               -               -       1,593,564         (42,324)      1,593,564         (42,324)
Fannie Mae                          276,353          (2,127)     12,679,336        (415,451)     12,955,689        (417,578)
Collateralized mortgage
  obligations                    10,042,798         (29,669)     18,512,258        (549,464)     28,555,056        (579,133)
                               ------------    ------------    ------------    ------------    ------------    ------------
       Total debt securities     26,395,770        (115,444)     54,558,541      (1,237,038)     80,954,311      (1,352,482)

       Equity securities                  -               -       1,717,758         (80,841)      1,717,758         (80,841)
                               ------------    ------------    ------------    ------------    ------------    ------------
                               $ 26,395,770    $   (115,444)   $ 56,276,299    $ (1,317,879)   $ 82,672,069    $ (1,433,323)
                               ============    ============    ============    ============    ============    ============

                                                                         2005
                               --------------------------------------------------------------------------------------------
                                 Less than Twelve Months         Twelve Months or Greater               Total
                               ----------------------------    ----------------------------    ----------------------------
                                                  Gross                           Gross                           Gross
                                  Fair          Unrealized        Fair          Unrealized        Fair          Unrealized
                                  Value           Losses          Value           Losses          Value           Losses
                               ------------    ------------    ------------    ------------    ------------    ------------
U.S. government agency
  securities                   $ 24,013,919    $   (351,499)   $  9,730,349    $   (255,619)   $ 33,744,268    $   (607,118)
Corporate securities              1,000,666             (29)      1,008,121         (35,112)      2,008,787         (35,141)
Government National
    Mortgage Association          1,150,717          (1,462)      3,491,265         (58,150)      4,641,982         (59,612)
Freddie Mac                         717,024          (6,238)      2,015,443         (61,232)      2,732,467         (67,470)
Fannie Mae                       10,741,656        (242,500)      5,245,759        (156,165)     15,987,415        (398,665)
Collateralized mortgage
  obligations                    10,941,672        (180,309)     12,160,252        (299,611)     23,101,924        (479,920)
                               ------------    ------------    ------------    ------------    ------------    ------------
       Total debt securities     48,565,654        (782,037)     33,651,189        (865,889)     82,216,843      (1,647,926)

       Equity securities                  -               -         483,000         (17,000)        483,000         (17,000)
                               ------------    ------------    ------------    ------------    ------------    ------------
                               $ 48,565,654    $   (782,037)   $ 34,134,189    $   (882,889)   $ 82,699,843    $ (1,664,926)
                               ============    ============    ============    ============    ============    ============


     The policy of the Company is to recognize an other-than-temporary impairment of equity securities where the fair value has been significantly below cost for three consecutive quarters. For fixed maturity investments with unrealized losses due to interest rates where the Company has the positive intent and ability to hold the investment for a period of time sufficient to allow a market recovery, declines in value below cost are not assumed to be other than temporary. There are 102 and 100 positions that are temporarily impaired at March 31, 2007 and December 31, 2006. The Company reviews its position quarterly and has asserted that at March 31, 2007 and December 31, 2006, the declines outlined in the above table represent temporary declines and the Company does have the intent and ability either to hold those securities to maturity or to allow a market recovery.

     The Company has concluded that any impairment of its investment securities portfolio is not other than temporary but is the result of interest rate changes that are not expected to result in the noncollection of principal and interest during the period.

5.   LOANS RECEIVABLE

Loans receivable consist of the following:


                                       March 31,              December 31,
                                         2007             2006             2005
                                    -------------    -------------    -------------
Real estate loans:                    (Unaudited)
       1 - 4 family                 $ 103,624,068    $ 102,754,981    $  74,115,053
       Home equity                     58,595,461       59,327,434       49,656,695
       Commercial                      14,716,960       14,472,039       13,889,193
       Construction                       942,200          710,700        1,666,900
                                    -------------    -------------    -------------
                                      177,878,689      177,265,154      139,327,841

Commercial                              4,945,018        4,561,481        6,022,416

Consumer and other loans
       Auto loans                      18,656,163       21,135,672       33,591,356
       Manufactured housing loans       7,821,848        7,512,182        5,422,063
       Savings account loans            1,393,562        1,093,176        1,079,574
       Other                            3,308,804        2,154,123        1,203,032
                                    -------------    -------------    -------------
                                       31,180,377       31,895,153       41,296,025
                                    -------------    -------------    -------------

Less:
       Deferred loan costs               (175,968)        (164,153)        (154,968)
       Unearned income                  1,321,939        1,580,666        2,849,892
       Allowance for loan losses        1,822,637        1,813,469        3,035,676
                                    -------------    -------------    -------------
                                        2,968,608        3,229,982        5,730,600
                                    -------------    -------------    -------------

                      Total         $ 211,035,476    $ 210,491,806    $ 180,915,682
                                    =============    =============    =============

     The Company's primary activity is with customers located within Gloucester County and surrounding areas. Commercial, residential, and personal loans are granted. Although the Company has a diversified loan portfolio at March 31, 2007, and December 31, 2006 and 2005, repayment of these loans is dependent upon the local economic conditions in its immediate trade area.

     Activity in the allowance for loan losses is as follows:

                             Three Months Ended March 31,            Years Ended December 31,
                                  2007           2006           2006           2005           2004
                              -----------    -----------    -----------    -----------    -----------
                                     (Unaudited)
Balance, January 1            $ 1,813,469    $ 3,035,676    $ 3,035,676    $ 3,962,656    $ 3,861,946

Loans charged off                 (10,436)      (334,560)      (988,259)       (76,832)      (418,797)
Recoveries                         19,604          1,585        114,496         66,547        532,273
                              -----------    -----------    -----------    -----------    -----------

Net loans charged off               9,168       (332,975)      (873,763)       (10,285)       113,476
Recovery of  loan losses                -       (199,640)      (348,444)      (916,695)       (12,766)
                              -----------    -----------    -----------    -----------    -----------

Total                         $ 1,822,637    $ 2,503,061    $ 1,813,469    $ 3,035,676    $ 3,962,656
                              ===========    ===========    ===========    ===========    ===========

     The Company had nonaccrual loans, inclusive of impaired loans, of $1,915,937, $3,806,606, $2,313,789, $3,370,443, and $1,487,893 at March 31,
     2007 and 2006, and December 31, 2006, 2005, and 2004, respectively. Interest income on loans would have increased by $36,651, $57,968, $116,810, $140,779, and $125,218 during the three months ended March 31, 2007 and 2006, and the years ended December 31, 2006, 2005, and 2004, respectively, if these loans had performed in accordance with their original terms.

5.   LOANS RECEIVABLE

     Information with respect to impaired loans as of and for the periods ended is as follows:

                                              Three Months Ended March 31,      Years Ended December 31,
                                                    2007         2006         2006         2005         2004
                                                 ----------   ----------   ----------   ----------   ----------
                                                      (Unaudited)
Impaired loans with a related
  allowance for loan losses                      $1,847,940   $3,503,346   $2,125,398   $3,148,515   $  855,687
Impaired loans without a related
  allowance for loan losses                               -            -            -            -            -
                                                 ----------   ----------   ----------   ----------   ----------
Related allowance for loan losses                   518,463    1,089,760      561,767    1,138,231      125,673
Average recorded balance of impaired loans        2,157,642    1,819,335    2,449,032    1,852,937    1,301,632
Interest income recognized on impaired loans         32,026       41,156       62,397        3,277       19,389


     In the normal course of business, loans are extended to directors, executive officers, and their associates. A summary of loan activity for those directors, executive officers, and their associates with aggregate balances of $120,000 or more for the periods ended is as follows:

                                                                      (Unaudited)
                                                          ------------------------------------
    2005        Additions    Repayments     2006           Additions   Repayments       2007
-----------    -----------   ----------  -----------      ----------   ----------   ----------

$   581,539    $   146,526   $   77,632  $   650,435      $        -   $   8,590   $   641,845


6.   ACCRUED INTEREST RECEIVABLE

     Accrued interest receivable consists of the following:


                                                     March 31,         December 31,
                                                       2007            2006            2005
                                                   ------------    ------------    ------------
                                                    (Unaudited)
Investment securities                              $    820,202    $    714,889    $    343,283
Mortgage-backed securities                              278,347         234,134         204,432
Loans receivable                                        788,585         784,548         559,139
                                                   ------------    ------------    ------------

             Total                                 $  1,887,134    $  1,733,571    $  1,106,854
                                                   ============    ============    ============


7.   PREMISES AND EQUIPMENT

     Premises and equipment consist of the following:


                                                     March 31,         December 31,
                                                       2007            2006            2005
                                                   ------------    ------------    ------------
                                                    (Unaudited)
Land and improvements                              $    762,703    $    762,703    $    770,627
Buildings and improvements                            6,950,126       6,897,076       6,871,116
Furniture and equipment                               2,932,778       2,891,096       2,842,409
Construction in progress                                149,708         134,354          30,036
Automobiles                                              46,395          46,395          35,000
                                                   ------------    ------------    ------------
                                                     10,841,710      10,731,624      10,549,188
Less accumulated depreciation                        (4,375,976)     (4,262,691)     (3,999,302)
                                                   ------------    ------------    ------------

               Total                               $  6,465,734    $  6,468,933    $  6,549,886
                                                   ============    ============    ============

     Depreciation expense for the three months ended March 31, 2007 and 2006, and the years ended December 31, 2006, 2005, and 2004, was $113,286, $119,679, $457,255, $508,915, and $502,102, respectively.

8.   FEDERAL HOME LOAN BANK STOCK

     The Bank is a member of the FHLB system. As a member, the Bank maintains an investment in the capital stock of the FHLB, at cost, in an amount not less than the greater of 1 percent of its outstanding home loans or 5 percent of its outstanding notes payable to the FHLB as calculated at December 31 of each year.

9.   DEPOSITS

     Comparative details of deposits are as follows:


                                      March 31, 2007               December 31, 2006              December 31, 2005
                                 -----------------------         ----------------------         ---------------------
                                    Amount           %              Amount          %              Amount         %
                                 ------------      -----         ------------     -----         ------------    -----
                                         (Unaudited)
Non-interest-bearing             $ 10,262,547        3.2%        $  9,532,029       3.0%        $ 12,123,517      4.4%
                                 ------------      -----         ------------     -----         ------------    -----
Interest-bearing:
       Savings                     66,400,573       20.8           63,761,165      20.2           62,551,038     22.5
       NOW checking                32,707,544       10.2           35,926,129      11.4           34,560,371     12.5
       Money market                49,130,000       15.4           44,636,577      14.1           24,661,590      8.9
                                 ------------      -----         ------------     -----         ------------    -----
                                  148,238,117       46.4          144,323,871      45.7          121,772,999     43.9
                                 ------------      -----         ------------     -----         ------------    -----

Time certificates of deposit:
       2.00% or less                        -                                                      3,327,749      1.2
                                                       -                    -         -
       2.01 - 4.00%                28,148,627        8.8           29,261,168       9.3           83,200,209     30.0
       4.01 - 6.00%               132,389,226       41.4          131,207,362      41.5           55,560,420     20.0
       6.01 - 8.00%                   959,150        0.2            1,637,997       0.5            1,559,323      0.5
                                 ------------      -----         ------------     -----         ------------    -----
                                  161,497,003       50.4          162,106,527      51.3          143,647,701     51.7
                                 ------------      -----         ------------     -----         ------------    -----
                 Total           $319,997,667      100.0%        $315,962,427     100.0%        $277,544,217    100.0%
                                 ============      =====         ============     =====         ============    =====


     The scheduled maturities of time certificates of deposits at March 31, 2007 and December 31, 2006, are as follows:

                      Period Ending
                        March 31,
       --------------------------------------------
                       (Unaudited)
                          2008                               $110,002,109
                          2009                                 18,835,405
                          2010                                  9,829,904
                          2011                                 12,672,694
                          2012                                  4,068,252
                       Thereafter                               6,088,639
                                                             ------------
                                             Total           $161,497,003
                                                             ============

                       Year Ending
                      December 31,
       --------------------------------------------

                          2007                               $113,516,368
                          2008                                 16,089,264
                          2009                                  6,943,370
                          2010                                 11,588,833
                          2011                                  6,538,663
                       Thereafter                               7,430,029
                                                             ------------
                                             Total           $162,106,527
                                                             ============

     The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $55,222,292, $55,010,327 and $47,379,397 at March 31, 2007,
     December 31, 2006, and 2005, respectively. Deposits in excess of $100,000 are not federally insured.

     Maturities on time deposits of $100,000 or more at March 31, 2007, and December 31, 2006 are as follows:

                                            March 31, 2007         December 31, 2006
                                            --------------         -----------------
                                               (Unaudited)
       Within three months                    $20,058,849             $18,344,635
       Beyond three but within six months       9,479,737              14,714,662
       Beyond six but within twelve months     10,764,632              10,329,691
       Beyond one year                         14,919,074              11,621,339
                                              -----------             -----------

              Total                           $55,222,292             $55,010,327
                                              ===========             ===========


     Interest expense by deposit category is as follows:


                               Three Months Ended March 31,                  Years Ended December 31,
                                  2007              2006              2006              2005              2004
                               ----------        ----------        ----------        ----------        ----------
                                       (Unaudited)
Savings                        $  405,400        $  148,310        $  587,347        $  680,234        $  733,973
NOW and money market              573,835           255,044         1,714,798           642,697           494,708
Time certificates of deposit    1,850,741         1,357,073         6,386,367         4,540,497         3,974,986
                               ----------        ----------        ----------        ----------        ----------

                               $2,829,976        $1,760,427        $8,688,512        $5,863,428        $5,203,667
                               ==========        ==========        ==========        ==========        ==========


10.  SHORT-TERM BORROWINGS

     Short-term borrowings include overnight repurchase agreements through the FHLB. The outstanding balances and related information for short-term borrowings are summarized as follows:


                                               Three Months Ended
                                                     March 31,                  Years Ended December 31,
                                               2007          2006           2006          2005        2004
                                           -----------    ----------    -----------    ---------   ------------
                                                  (Unaudited)
Balance at period-end                      $21,000,000    $6,900,000    $ 4,400,000    $           $          -
                                                                                              -
Average balance outstanding                  9,556,667     2,226,667     12,859,178     196,986               -
Maximum month-end balance                   21,000,000     6,900,000     24,100,000                           -
                                                                                              -
Weighted-average rate at period-end              5.42%         4.72%          5.33%                           -
                                                                                              -
Weighted-average rate during the period          5.49%         5.17%          5.36%       4.03%               -


     The Bank has a credit arrangement with the FHLB with a total available borrowing limit of approximately $102.8 and $101.5 million at March 31, 2007, and December 31, 2006. This credit arrangement is subject to annual renewal, incurs no service charges, and is secured by the Bank's FHLB stock, mortgage-backed securities, and qualifying first-mortgage loans.

11.  INCOME TAXES

     The components of the income tax expense are summarized as follows:

                                Three Months Ended March 31,           Years Ended December 31,
                                     2007          2006             2006         2005         2004
                                   ---------    ---------         ---------    ---------    ---------
                                         (Unaudited)
Current:
       Federal                     $(201,372)   $  30,972         $(239,257)   $ 381,976    $ 481,230
       State                          15,000       25,316                 -      169,549       13,793
                                   ---------    ---------         ---------    ---------    ---------
                                    (186,372)      56,288          (239,257)     551,525      495,023
Deferred                              26,760       60,329           271,784      417,152       99,981
Valuation allowance                   34,612            -            57,473      (76,080)    (336,434)
                                   ---------    ---------         ---------    ---------    ---------

                           Total   $(125,000)   $ 116,617         $  90,000    $ 892,597    $ 258,570
                                   =========    =========         =========    =========    =========


     The following temporary differences gave rise to the net deferred tax assets:


                                                            Three Months
                                                               Ended            Years Ended December 31,
                                                           March 31, 2007         2006         2005
                                                             ----------        ----------   ----------
                                                             (Unaudited)
Deferred tax assets:
       Allowance for loan losses                             $  718,207        $  873,255   $1,170,062
       Net operating loss carryforward                          429,688           310,586      253,113
       Net unrealized loss on securities                              -            16,818        5,367
       Other                                                    361,041           351,855      403,905
                                                             ----------        ----------   ----------
       Total gross deferred tax assets                        1,508,936         1,552,514    1,832,447
       Less valuation allowance                                 345,198           310,586      253,113
                                                             ----------        ----------   ----------
             Deferred tax assets after valuation allowance    1,163,738         1,241,928    1,579,334
                                                             ----------        ----------   ----------
Deferred tax liabilities:
       Premises and equipment                                    40,839            40,839       60,439
       Net unrealized gain on securities                          6,231
                                                             ----------        ----------   ----------
       Total gross deferred tax liabilities                      47,070            40,839       60,439
                                                             ----------        ----------   ----------

            Net deferred tax assets                          $1,116,668        $1,201,089   $1,518,895
                                                             ==========        ==========   ==========

     At December 31, 2006, the Company has an available net operating loss carryforward of $3,450,951 for state tax purposes that will begin to expire in 2013. For the periods ended, a valuation allowance has been established for 100 percent of the state net operating loss carryforwards that management believes may not be realizable.

     The reconciliation of the federal statutory rate and the Company's effective income tax rate is as follows:


                                                               Three Months Ended March 31,
                                                          2007                               2006
                                                 ---------------------            -------------------------
                                                                  % of                              % of
                                                                 Pretax                            Pretax
                                                   Amount        Income              Amount        Income
                                                 ---------      --------            ----------    --------
                                                                        (Unaudited)
Tax expense (benefit) at statutory rate          $(110,415)      (34.0)%          $    115,154       34.0%
State income tax, net of
  federal tax                                        9,900         3.0                  16,709        4.9
Effect of tax free income                          (43,233)      (13.3)                (24,864)      (7.3)
Other, net                                          18,748         5.8                   9,618        2.8
                                                 ---------       -----            ------------       ----
Actual tax expense (benefit)
  and effective rate                             $(125,000)      (38.5)%          $    116,617       34.4%
                                                 =========       =====            ============       ====


                                                           Years Ended December 31,
                                          2006                      2005                     2004
                                 -----------------------   -----------------------   ---------------------
                                                  % of                     % of                     % of
                                                 Pretax                   Pretax                   Pretax
                                   Amount        Income       Amount      Income       Amount      Income
                                 ---------      --------   ----------    --------     --------    --------
Tax expense at statutory rate    $ 159,621        34.0%     $855,166      34.0%      $ 648,993      34.0  %
State income tax, net of
  federal tax                       46,200         9.8       111,902       4.4           9,103       0.5
Effect of tax free income         (126,909)      (27.0)      (95,621)     (3.8)        (79,412)     (4.2)
Valuation allowance                      -           -             -         -        (273,118)    (14.3)
Other, net                          11,088         2.4        21,150       0.9         (46,996)     (2.5)
                                 ---------        ----      --------      ----       ---------      ----

Actual tax expense
  and effective rate             $  90,000        19.2%     $892,597      35.5%      $ 258,570      13.5  %
                                 =========        ====      ========      ====       =========      ====

12.  REGULATORY MATTERS

     Cash and Due from Banks
     -----------------------

     The Bank is required to maintain reserve funds in cash or on deposit with the Federal Reserve Bank. As of March 31, 2007, December 31, 2006, and
     2005, the Bank had required reserves of $3,429,000, $1,129,000, and $994,000, respectively, composed principally of vault cash and a depository amount held with the Federal Reserve Bank.


13.  EMPLOYEE BENEFITS

     Defined Benefit Plan
     --------------------

     The Bank sponsors a trusteed, defined benefit pension plan covering substantially all employees and officers. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service with the Bank and compensation rates near retirement. The Bank's funding policy is to make annual contributions as needed based upon the funding formula developed by the plan's actuary. This plan is considered a multi-employer plan for which the Bank makes contributions, when necessary, to provide benefits to eligible employees upon their retirement. Pension contributions to this plan amounted to $181,364, $204,473, $787,517, $836,355, and $381,678 for the three months ended March 31, 2007 and 2006, and the years ended December 31, 2006, 2005, and 2004, respectively.

     Defined Contribution Plan
     -------------------------

     The Bank sponsors a thrift plan with a 401(k) option. The Bank matches up to 6 percent of each eligible employee's contribution to the plan. Employees are eligible after one year of service. Employer contributions to this plan amounted to $14,160, $10,847, $50,121, $44,334, and $41,808 for
     the three months ended March 31, 2007 and 2006, and the years ended December 31, 2006, 2005, and 2004, respectively.

     Supplemental Retirement Plans
     -----------------------------

     The Bank maintains a Director Fee Continuation Agreement ("Director Plan") to provide benefits to eligible directors. The Director Plan provides benefits to eligible directors upon their retirement from the Board and a preretirement death benefit. Each eligible director will receive an annual benefit equal to fifty percent of the average of the three highest Director's total compensation prior to the Director's retirement for a period of ten years.

     The following table sets forth the change in plan assets and benefit obligation at March 31 and December 31:

                                                  Director Plan                  Director Plan
                                           ----------------------------      ------------------------
                                           Three Months Ended March 31,      Years Ended December 31,
                                           ----------------------------      ------------------------
                                                2007           2006             2006           2005
                                             ---------      ---------        ---------      ---------
                                                  (Unaudited)
Change in benefit obligation:
Benefit obligation at beginning of year      $ 673,561      $ 700,146        $ 700,146      $ 659,734
Service cost                                     8,010          8,979           35,916         43,086
Interest cost                                    9,495         14,685           58,739         52,722
Benefits paid                                  (15,450)       (25,558)        (121,240)       (55,396)
                                             ---------      ---------        ---------      ---------
Benefit obligation at end of period            675,616        698,252          673,561        700,146

Fair value of plan assets at end of period           -              -                -              -
                                             ---------      ---------        ---------      ---------

Funded status                                $(675,616)     $(698,252)       $(673,561)     $(700,146)
                                             =========      =========        =========      =========


     Components of Net Periodic Benefit Cost
     ---------------------------------------

                                                  Director Plan                           Director Plan
                                           ----------------------------      ------------------------------------
                                           Three Months Ended March 31,              Years Ended December 31,
                                           ----------------------------      ------------------------------------
                                                2007           2006             2006           2005       2004
                                             ---------      ---------        ---------      ---------  ----------
                                                  (Unaudited)
Net periodic benefit cost:
Service cost                                 $ 8,010         $ 8,979          $35,916      $43,086     $ 102,886
Interest cost                                  9,495          14,685           58,739       52,722        38,775
                                              -------        --------          -------      -------     ---------

Net periodic benefit cost                    $17,505         $23,664          $94,655      $95,808     $ 141,661
                                              =======        ========          =======      =======     =========


     The discount rate used to determine benefit obligations for the Director Plan at the measurement dates was 7.50 percent for each of the periods ended March 31, 2007 and 2006, and December 31, 2006, 2005, and 2004.

     At December 31, 2006, the projected benefit payments for the Plans are as follows:

                                                                  Director
                                                                    Plan
                                                                 ---------
                     2007                                        $ 54,017
                     2008                                          54,017
                     2009                                          54,017
                     2010                                          54,017
                     2011                                          54,017
                     2012 - 2016                                  139,879
                                                                 --------

                                        Total                    $409,964
                                                                 ========


     The Bank also maintains an Executive Incentive Retirement Plan Agreement ("Executive Plan") with executives of the Bank. The Executive Plan provides the executives with supplemental retirement benefits based upon current salary and percentage award and a preretirement death benefit. The award covered under the agreement shall be paid to the executive for the executive's services as determined at the sole discretion of the Board of Directors, based upon net income. The executives shall be vested in each award individually at a rate of twenty percent per full year of employment with the Bank from the date of each such award. The executives are 100 percent vested after obtaining age 65. Payments to the executives will be in either equal annual installments for fifteen years or in a lump sum. The costs recognized by the Bank were $11,558, $8,191, $32,764, $43,551, and $14,220, for the three months ended March 31, 2007 and 2006, and for the years ended December 31, 2006, 2005, and 2004, respectively.

     The Bank is the beneficiary of life insurance policies with a cash surrender value at March 31, 2007, and December 31, 2006, of $7,532,530 and $7,462,020, respectively, that have been purchased as a method of financing benefits under these Plans.

14.  COMMITMENTS AND CONTINGENT LIABILITIES

     Commitments
     -----------

     In the normal course of business, the Bank makes various commitments which are not reflected in the accompanying consolidated financial statements. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Balance Sheet. The Bank's exposure to credit loss in the event of nonperformance by the other parties to the financial instruments is represented by the contractual amounts as disclosed. The Bank minimizes its exposure to credit loss under these commitments by subjecting them to credit approval and review procedures and collateral requirements as deemed necessary. Commitments generally have fixed expiration dates within one year of their origination.

     Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Performance letters of credit represent conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. These instruments are issued primarily to support bid or performance-related contracts. The coverage period for these instruments is typically a one-year period with an annual renewal option subject to prior approval by management. Fees earned from the issuance of these letters are recognized over the coverage period. For secured letters of credit, the collateral is typically Bank deposit instruments or customer business assets.

     The off-balance sheet commitments consisted of the following:


                                              2007            2006            2005
                                           ----------       ----------     ----------
                                      (Unaudited)
     Commitment to extend credit           $8,547,196       $7,011,038     $9,284,878
     Standby letters of credit              1,105,909        1,205,909        401,325


     Commitments to extend credit consist of fixed-rate commitments with interest rates ranging from 5.375 to 6.50 at March 31, 2007, and 5.375 percent to 6.75 percent at December 31, 2006. The commitments outstanding at March 31, 2007 and December 31, 2006, contractually mature in less than one year.

     Contingent Liabilities
     ----------------------

     In 2003, three lawsuits were filed by the Bank against a land developer for damages resulting from unpaid commercial loans and two foreclosure actions. The contractor has filed counterclaims in all instances. In addition, one lawsuit includes as defendants all contract purchasers of lots in a development who may claim vendees' liens for deposits given to the developer. Numerous contract purchasers have or will file answers to the foreclosure action, including counterclaims against the Bank for compensatory damages representing monies paid by the contract purchasers to the land developer. The counterclaims are premised upon alleged improper allocation of loan payments by the Bank and the alleged failure of the Bank to maintain deposits in escrow accounts. The contractor is seeking compensatory and punitive damages in an unspecified amount, as well as to invalidate the Bank's liens on the subject property. All pending Law Division matters in New Jersey State Court have been stayed due to the land developer's filing in bankruptcy court. At this time, outside counsel for the Bank cannot offer an opinion as to the probable outcome. The Bank believes the suit is without merit and is vigorously defending its position.

     In the normal course of business, the Company and its subsidiaries are involved in various legal proceedings primarily involving the collection of outstanding loans. None of these proceedings are expected to have a material effect on the financial position or results of operations of the Company.

15.  REGULATORY CAPITAL REQUIREMENTS

     Federal regulations require the Bank to maintain certain minimum amounts of capital. Specifically, the Bank is required to maintain certain minimum dollar amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average total assets.

     In addition to the capital requirements, the Federal Deposit Insurance Corporation Improvement Act ("FDICIA") established five capital categories ranging from "well capitalized" to "critically undercapitalized." Should any institution fail to meet the requirements to be considered "adequately capitalized," it would become subject to a series of increasingly restrictive regulatory actions. Management believes as of March 31, 2007 and December 31, 2006, the Bank met all capital adequacy requirements to which they are subject.

     As of March 31, 2007, and December 31, 2006, and 2005, the OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Total risk-based, Tier 1 risk-based, core capital, and tangible equity capital ratios must be at least 10 percent, 6 percent, 5 percent, and 1.5 percent, respectively. There have been no conditions or events since the notification that management believes have changed the Bank's category.

     The following table reconciles capital under U.S. generally accepted accounting principles.


                                                  March 31,            December 31,
                                                    2007            2006            2005
                                                ------------    ------------    ------------
                                                 (Unaudited)
Total stockholders' equity                      $ 28,472,251    $ 28,635,072    $ 28,280,488
Other disallowed assets                           (1,089,000)     (1,167,044)       (918,679)
Nonqualifying equity instruments                      (1,000)         (1,000)         (1,000)
Accumulated other comprehensive (income) loss        (47,753)        (20,709)         10,419
                                                ------------    ------------    ------------

Tier I, core, and tangible capital                27,334,498      27,446,319      27,371,228

Allowance for loan losses                          1,304,600       1,750,068       2,311,533
Other assets required to be deducted                (125,933)       (126,717)       (188,326)
                                                ------------    ------------    ------------

Total risk-based capital                        $ 28,513,165    $ 29,069,670    $ 29,494,435
                                                ============    ============    ============


     The following table reflects the Bank's capital ratios and minimum requirements at March 31, 2007, and December 31, 2006 and 2005.

                                                  March 31,                             December 31,
                                              -------------------       -----------------------------------------------
                                                     2007                       2006                      2005
                                              -------------------       --------------------        -------------------
                                              Amount        Ratio       Amount         Ratio        Amount        Ratio
                                              ------        -----       ------         -----        ------        -----
                                                      (Unaudited)
Total Capital
  (to Risk-Weighted Assets)
---------------------------
Actual                                     $28,513,165      13.8%     $29,069,670      14.2%     $29,494,435      16.1%
For Capital Adequacy Purposes               16,481,393       8.0       16,337,680       8.0       14,735,882       8.0
To Be Well Capitalized                      20,601,741      10.0       20,422,110      10.0       18,419,853      10.0

Tier I Capital
  (to Risk-Weighted Assets)
---------------------------
Actual                                     $27,334,498      13.3%     $27,446,319      13.4%     $27,371,228      14.9%
For Capital Adequacy Purposes                8,240,696       4.0        8,168,840       4.0        7,367,941       4.0
To Be Well Capitalized                      12,361,045       6.0       12,253,260       6.0       11,051,912       6.0

Core Capital
  (to Adjusted Assets)
---------------------------

Actual                                     $27,334,498       7.4%     $27,446,319       7.8%     $27,371,228       8.9%
For Capital Adequacy Purposes               11,127,547       3.0       10,520,036       3.0        9,215,572       3.0
To Be Well Capitalized                      18,545,912       5.0       17,533,393       5.0       15,359,287       5.0

Tangible Capital
  (to Adjusted Assets)
---------------------------

Actual                                     $27,334,498       7.4%     $27,446,319       7.8%     $27,371,228       8.9%
For Capital Adequacy Purposes                5,563,773       1.5        5,260,018       1.5        4,607,786       1.5
To Be Well Capitalized                      N/A                         N/A                       N/A



     Prior to the enactment of the Small Business Job Protection Act, the Bank accumulated approximately $2,855,000 of retained earnings, which represents allocations of income to bad debt deductions for tax purposes only. Since this amount represents the accumulated bad debt reserves prior to 1988, no provision for federal income tax has been made for such amount. If any portion of this amount is used other than to absorb loan losses (which is not anticipated), the amount will be subject to federal income tax at the current corporate rate.

16.  FAIR VALUE DISCLOSURE

     The estimated fair values of the Company's financial instruments at March 31, 2007 and December 31, 2006 and 2005, are as follows:

                                             March 31,                                  December 31,
                                               2007                           2006                        2005
                                    ---------------------------   ---------------------------------------------------------
                                      Carrying         Fair         Carrying          Fair        Carrying         Fair
                                       Value           Value         Value            Value        Value           Value
                                    ------------   ------------   ------------   ------------   ------------   ------------
                                              (Unaudited)
Financial assets:
      Cash and cash
         equivalents                $  9,026,287   $  9,026,287   $ 10,618,180   $ 10,618,180   $ 14,030,652   $ 14,030,652
      Investment securities:
         Available for sale           13,244,385     13,244,385     14,151,943     14,151,943      1,729,053      1,729,053
         Held to maturity             53,823,006     53,605,953     38,645,234     38,404,079     39,586,162     38,955,768
      Mortgage-backed securities:
         Available for sale              179,861        179,861        200,059        200,059        324,314        324,314
         Held to maturity             64,016,994     63,268,159     58,984,533     58,002,971     53,708,105     52,771,675
      Loans receivable, net          211,035,476    208,994,804    210,491,806    205,707,806    180,915,682    178,929,682
      Accrued interest receivable      1,887,134      1,887,134      1,733,571      1,733,571      1,106,854      1,106,854
      FHLB stock                       1,328,600      1,328,600        581,600        581,600        355,000        355,000
      Bank-owned life insurance        7,532,530      7,532,530      7,462,020      7,462,020      7,205,131      7,205,131

Financial liabilities:
      Deposits                      $319,997,667   $319,567,667   $315,962,427   $314,266,427   $277,544,217   $275,398,061
      Short-term borrowings           21,000,000     21,000,000      4,400,000      4,400,000              -              -

      Advances by borrowers
         for taxes and insurance         592,593        592,593        514,511        514,511        474,957        474,957
      Accrued interest payable           368,917        368,917        573,526        573,526        120,463        120,463



     Financial instruments are defined as cash, evidence of an ownership interest in an entity, or a contract which creates an obligation or right to receive or deliver cash or another financial instrument from/to a second entity on potentially favorable or unfavorable terms.

     Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. If a quoted market price is available for a financial instrument, the estimated fair value would be calculated based upon the market price per trading unit of the instrument.

     If no readily available market exists, the fair value estimates for financial instruments are based upon manage-ment's judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses, and other factors as determined through various option pricing formulas or simulation modeling. As many of these assumptions result from judgments made by management based upon estimates which are inherently uncertain, the resulting estimated fair values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in the assumptions on which the estimated fair values are based may have a significant impact on the resulting estimated fair values.

     As certain assets, such as deferred tax assets and premises and equipment, are not considered financial instruments, the estimated fair value of financial instruments would not represent the full value of the Company.

     The Company employed simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available based upon the following assumptions:

     Cash  and  Cash  Equivalents,  Accrued  Interest  Receivable,  FHLB  Stock,
     ---------------------------------------------------------------------------
     Short-Term Borrowings,  Advances by Borrowers for Taxes and Insurance,  and
     ---------------------------------------------------------------------------
     Accrued Interest Payable
     ------------------------

     The fair value is equal to the current carrying value.

     Investment and Mortgage-Backed Securities
     -----------------------------------------

     The fair value of these securities is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities.

     Loans Receivable, net and Deposits
     ----------------------------------

     The fair value of loans is estimated by discounting the future cash flows using a simulation model which estimates future cash flows based upon current market rates adjusted for prepayment risk and credit quality. Savings, checking, and money market deposit accounts are valued at the amount payable on demand as of year-end. Fair values for time deposits are estimated using a discounted cash flow calculation that applies contractual costs currently being offered in the existing portfolio to current market rates being offered for deposits of similar remaining maturities.

     Bank-Owned Life Insurance
     -------------------------

     The fair value is equal to the cash surrender value of the life insurance policies.

     Commitments to Extend Credit
     ----------------------------

     These financial instruments are generally not subject to sale, and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment, and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments are presented in Note 14.

17.  STOCK OFFERING

     On January 29, 2007, the Board of Directors of the Company and the Bank unanimously adopted a Plan of Stock Issuance (the "Plan") pursuant to which the Company will offer shares of its common stock of up to but less than 50 percent of its total outstanding common stock to eligible depositors of the Bank in a subscription offering and, if necessary, to the general public of the community and/or in a syndicated offering. The majority of the common stock will continue to be owned by the Company. The Plan is subject to the approval of the Office of Thrift Supervision ("OTS").

     The regulations of the OTS prohibit the Bank from declaring or paying a cash dividend if the effect thereof would cause the Bank's regulatory capital to be reduced below the federal regulatory capital requirement in section 567.2 of the Rules and Regulations of the OTS.

     Costs associated with the conversion will be deferred and deducted from the proceeds of the stock offering. If, for any reason, the offering is not successful, the deferred costs will be charged to operations. As of March 31, 2007, and December 31, 2006, there was approximately $211,453 and $48,000, respectively, of costs incurred with the conversion.

18.  PARENT COMPANY

     Condensed financial information of Gateway Community Financial Corp. is as follows:


                                                    CONDENSED BALANCE SHEET

                                            March 31,         December 31,
                                              2007          2006          2005
                                          -----------   -----------   -----------
                                          (Unaudited)
ASSETS
     Cash and due from banks              $   268,786   $   268,125   $   265,460
     Investment in subsidiary, the Bank    28,472,252    28,635,072    28,280,490
                                          -----------   -----------   -----------

TOTAL ASSETS                              $28,741,038   $28,903,197   $28,545,950
                                          ===========   ===========   ===========

STOCKHOLDERS' EQUITY                      $28,741,038   $28,903,197   $28,545,950
                                          ===========   ===========   ===========

                                                            CONDENSED STATEMENT OF INCOME

                                         Three Months Ended March 31,          Year Ended December 31,
                                             2007           2006           2006           2005          2004
                                         -----------    -----------    -----------    -----------    -----------
                                                (Unaudited)
Interest income                          $       661    $       655    $     2,665    $     2,638    $     2,619

Equity in undistributed
      earnings of subsidiary                (200,411)       221,416        376,809      1,619,960      1,647,614
                                         -----------    -----------    -----------    -----------    -----------

NET INCOME (LOSS)                        $  (199,750)   $   222,071    $   379,474    $ 1,622,598    $ 1,650,233
                                         ===========    ===========    ===========    ===========    ===========



                                                          CONDENSED STATEMENT OF CASH FLOWS

                                         Three Months Ended March 31,          Year Ended December 31,
                                             2007           2006           2006           2005          2004
                                         -----------    -----------    -----------    -----------    -----------
                                                (Unaudited)
OPERATING ACTIVITIES
      Net income                         $  (199,750)   $   222,071    $   379,474    $ 1,622,598    $ 1,650,233
      Equity in undistributed earnings
        of subsidiary                        200,411       (221,416)      (376,809)    (1,619,960)    (1,647,614)
                                         -----------    -----------    -----------    -----------    -----------

           Net cash provided by                  661            655          2,665          2,638          2,619
                                         -----------    -----------    -----------    -----------    -----------
             operating activities

           Increase in cash and                  661            655          2,665          2,638          2,619
             cash equivalents

CASH AT BEGINNING OF YEAR                    268,125        265,460        265,460        262,822        260,203
                                         -----------    -----------    -----------    -----------    -----------

CASH AT END OF PERIOD                    $   268,786    $   266,115    $   268,125    $   265,460    $   262,822
                                         ===========    ===========    ===========    ===========    ===========


You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which the offer or solicitation would be unlawful. The affairs of Gateway Community Financial Corp. and its subsidiaries may change after the date of this prospectus. Delivery of this document and the sales of shares made hereunder does not mean otherwise.



                        Gateway Community Financial Corp.
           Holding Company for Gloucester County Federal Savings Bank



                     Up to 3,105,000 Shares of Common Stock
                 (Subject to Increase to Up to 3,570,750 Shares)




                                   ----------

                                   PROSPECTUS

                                   ----------







                        Sandler O'Neill + Partners, L.P.


                               ____________, 2007




Until the later of ______________ __, 2007, or 25 days after commencement of the syndicated community offering, if any, whichever is later, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.      Exhibits and Financial Statement Schedules.

      The exhibits and financial statement schedules filed as part of this Registration Statement are as follows:

      (a) Exhibits:

      1        Form of Sales Agency Agreement with Sandler O'Neill & Partners, L.P.*
      2        Plan of Stock Issuance, as amended*
      3.1      Charter of Gateway Community Financial Corp.*
      3.2      Bylaws of Gateway Community Financial Corp.*
      4        Specimen Stock Certificate of Gateway Community Financial Corp.*
      5        Opinion of Malizia Spidi & Fisch, PC regarding legality of securities registered *
      8.1      Federal Tax Opinion of Malizia Spidi & Fisch, PC*
      8.2      State Tax Opinion of S.R. Snodgrass, A.C. *
      10.1     Employment Agreement with Robert C. Ahrens *
      10.2     Employment Agreement with Bruce E. Haines *
      10.3     Employment Agreement with Timothy P. Hand *
      10.4     Executive Incentive Retirement Plan Agreement *
      10.5     Director Fee Continuation Agreement *
      10.4     Executive Incentive Retirement Plan Agreement *
      10.5     Director Fee Continuation Agreement *
      23.1     Consent of S.R. Snodgrass, A.C.
      23.2     Consent of Feldman Financial Advisors, Inc.*
      23.3     Consent of Malizia Spidi & Fisch, PC (contained in its opinions filed as Exhibits 5 and
               8.1)
      24       Power of Attorney (set forth on the signature page) *
      99.1     Letter of Feldman Financial Advisors, Inc. as to the value of subscription rights *
      99.2     Conversion Valuation Appraisal Report prepared by Feldman Financial Advisors, Inc. *
      99.3     Marketing Materials and Stock Order Form *
--------------
*     Previously filed.

      (b) Financial Statement Schedules:

               No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or the notes thereto.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this aamended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Sewell, New Jersey on June 18, 2007.

                                GATEWAY COMMUNITY FINANCIAL CORP.

                                By:      /s/Robert C. Ahrens
                                         ---------------------------------------
                                         Robert C. Ahrens
                                         President and Chief Executive Officer
                                         (Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, this amended registration statement has been signed below by the following persons in the capacities indicated on June 18, 2007.

/s/Robert C. Ahrens                                           /s/ John S. Gligor, Sr. *
-----------------------------------------------------         -----------------------------------------------------
Robert C. Ahrens                                              John S. Gligor, Sr.
President, Chief Executive Officer and Director               Chairman of the Board
(Principal Executive Officer)


/s/ Walter N. Friedrich *                                     /s/ Robert A. Jones *
-----------------------------------------------------         -----------------------------------------------------
Walter N. Friedrich                                           Robert A. Jones
Vice Chairman of the Board                                    Director


/s/ Dennis L. King *                                          s/ Scott P. Newman*
-----------------------------------------------------         -----------------------------------------------------
Dennis L. King                                                Scott P. Newman
Director                                                      Director


/s/ Frank D. Wilson *                                        /s/ Francis J. Walsh*
-----------------------------------------------------         -----------------------------------------------------
Frank D. Wilson                                               Francis J. Walsh
Director                                                      Chief Financial Officer
                                                              (Principal Financial and Accounting Officer)


* By:   /s/Robert C. Ahrens
        ----------------------------------------------------
        Robert C. Ahrens
        Attorney-in-Fact
